AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 2, 2003

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY CAPITAL CORPORATION

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

South Carolina	6022	57-0866395
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NUMBER)

Post Office Box 218

1402-C Highway 72

Greenwood, South Carolina 29649

(864) 941-8200

(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF

REGISTRANT’S PRINCIPAL EXECUTIVE OFFICES)

William G. Stevens

President and Chief Executive Officer

Community Capital Corporation

Post Office Box 218

1402-C Highway 72

Greenwood, South Carolina 29649

(864) 941-8200

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,

OF AGENT FOR SERVICE)

WITH COPIES TO:

Julian Hennig III	Thomas D. Sherard, Jr.	George S. King, Jr.
Nexsen Pruet Jacobs & Pollard, LLC	President	Haynsworth Sinkler Boyd, P.A.
P.O. Drawer 2426	Abbeville Capital Corporation	P.O. Box 11889
1441 Main Street, Suite 1500	203 S. Main Street	1201 Main Street
Columbia, South Carolina 29202	Abbeville, South Carolina 29620	Columbia, South Carolina 29211
(803) 771-8900	(864) 366-9676	(803) 540-7818

Approximate date of commencement of proposed sale of securities to the public:    Upon effectiveness of the merger described in this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $1.00 par value per share	564,559	$19.95	$11,262,952.05	$911.17

(1)	The amount of common stock of Community Capital Corporation to be registered by this registration statement represents the estimated maximum number of shares of common stock issuable by Community Capital Corporation in connection with completion of the merger described in this registration statement. Pursuant to Rule 416, in connection with the shares being registered by this registration statement, this amount also covers an indeterminate number of shares of common stock as may be issuable as a result of stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales price on the American Stock Exchange on November 25, 2003.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 2, 2003

Abbeville Capital Corporation

TO THE SHAREHOLDERS OF ABBEVILLE CAPITAL CORPORATION:

Abbeville Capital Corporation (“Abbeville Capital”) and Community Capital Corporation (“Community Capital”) entered into a merger agreement on October 15, 2003. This agreement calls for a merger of Abbeville Capital and Community Capital, with Community Capital surviving the merger.

You, as shareholders of Abbeville Capital, are being asked to vote upon and approve this merger at a shareholder meeting to be held on                                                  , 2004. The approval of the holders of at least two-thirds of the shares of Abbeville Capital common stock outstanding as of                                                  , 2004, which is the record date for the Abbeville Capital shareholder meeting, is required to complete the merger. We urge you to read the following proxy statement/prospectus carefully, including the risk factors beginning on page 14, before making your decision about how to vote on the merger.

Under the merger agreement and plan of merger, you will receive one of the following forms of payment in exchange for each of your shares of Abbeville Capital common stock:

•	$63.13 of cash;

•	a number of shares of Community Capital common stock as determined by the exchange ratio described below; or

•	a combination of cash and shares of Community Capital common stock.

Cash will be paid in lieu of any fractional share interest of Community Capital common stock.

The exchange ratio will fluctuate, depending on the market price of Community Capital common stock. The exchange ratio will be 4.6419 shares of Community Capital common stock for each share of Abbeville Capital common stock if the average daily closing trading price per share of Community Capital common stock for the twenty consecutive trading days ending on the third trading day immediately preceding the merger is less than or equal to $13.60. The exchange ratio will be 3.0946 shares of Community Capital common stock for each share of Abbeville Capital common stock if the average daily closing trading price per share of Community Capital common stock for this period is greater than or equal to $20.40. If the average daily closing trading price per share of Community Capital common stock for this time period is between $13.60 and $20.40, the number of shares of Community Capital common stock exchangeable for each share of Abbeville Capital common stock will be determined by dividing $63.13 by the average daily trading price.

You may elect the form of payment to receive for each of your shares of Abbeville Capital common stock, subject to a maximum of 564,559 shares of Community Capital common stock and $7.5 million of cash to be issued and paid to the Abbeville Capital shareholders as merger consideration. Abbeville Capital shareholders are unlikely to elect this exact mix of merger consideration. As a result, the merger agreement provides rules, which are described in the proxy statement/prospectus, to allocate the stock and cash forms of consideration based on the elections made by Abbeville Capital shareholders. Accordingly, you probably will not receive a portion of the merger consideration in the form you elect.

In order for the merger to qualify as a tax-free reorganization for federal tax purposes and to permit delivery of the requisite tax opinion pursuant to the merger agreement and plan of merger, the aggregate amount of cash (i) paid to all Abbeville Capital shareholders including dissenters, (ii) paid in lieu of fractional shares, and (iii) distributed by Abbeville Capital to the Abbeville Capital shareholders between August 18, 2003 and the date the merger is completed, cannot exceed 50% of the total fair market value of all of the shares of Community Capital common stock and cash delivered by Community Capital to Abbeville Capital’s shareholders. As a result, all elections by Abbeville Capital shareholders are subject to an additional adjustment by Community Capital to reduce the total amount of cash to be received in the merger to the extent necessary to preserve this reorganization status and not exceed the 50% threshold. If the tax-related adjustment were necessary, the amount of cash an Abbeville Capital shareholder would have received, after taking into account such holder’s election and any proration, will be reduced and the shareholder will receive additional Community Capital common stock instead. Whether the tax-related adjustment will be made, and the magnitude of the adjustment, if made, will be based on a number of factors, including the trading price per share of Community Capital common stock at the time the merger is completed (which may be different from the average daily ending trade price per share of Community Capital common stock used for calculating the exchange ratio), the amount of cash paid in lieu of fractional shares, the number of shares for which dissenters’ rights are exercised, and the amount of cash distributed to the Abbeville Capital shareholders by Abbeville Capital between August 18, 2003 and the date the merger is completed. Due to these limitations on the amount of stock and cash to be paid as merger consideration, we cannot ensure that you will receive the form of merger consideration you elect.

Because the merger will qualify as a tax-free reorganization for federal tax purposes, you will not be subject to federal income tax liability on the stock you receive in the merger. Nevertheless, you will be subject to federal income tax liability to the extent you receive cash as merger consideration. These general federal income tax consequences associated with the merger are described in more detail in the proxy statement/prospectus and have been opined on by the accounting firm of Elliott Davis, LLC. You will, however, need to consult your own tax advisor to determine the specific tax consequences to you.

Community Capital common stock is listed on the American Stock Exchange under the trading symbol “CYL.” On August 15, 2003, which was the last trading day prior to the initial announcement of the merger, the price of Community Capital common stock closed at $17.10 per share, and on                     , 2004, the price of Community Capital common stock closed at $                        . The price of Community Capital common stock, however, may fluctuate before you receive the stock merger consideration after completion of the merger. Any fluctuation will change the value of the shares of Community Capital common stock that you receive in the merger.

Please carefully consider the risk factors outlined under “Risk Factors” beginning on page 14.

Your vote is very important. The board of directors of Abbeville Capital has unanimously adopted the merger agreement and recommends that you vote FOR approval of the merger.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Community Capital common stock to be issued under the proxy statement/prospectus or determined if the proxy statement/prospectus is accurate, adequate, or complete. Any representation to the contrary is a criminal offense.

This document serves as a prospectus of the offering of Community Capital common stock to the Abbeville Capital shareholders in exchange for their Abbeville Capital shares. You should note that the securities that Community Capital is offering are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated                                                  , 2004, and was first mailed or otherwise delivered to Abbeville Capital shareholders on or about                                                  , 2004.

Abbeville Capital Corporation

203 S. Main Street

Abbeville, South Carolina 29260

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON                                              , 2004

Abbeville Capital Corporation will hold a special meeting of its shareholders at                             ,                 , South Carolina, at              p.m., local time, on                                              , 2004 for the following purposes:

(1) Approval of Merger Agreement and Plan of Merger. To consider and vote on a proposal to approve the merger agreement dated October 15, 2003, between Community Capital Corporation and Abbeville Capital Corporation, and the related plan of merger, pursuant to which Abbeville Capital Corporation will merge into Community Capital Corporation, with Community Capital Corporation being the surviving corporation.

(2) Other Business. To transact such other business as may properly come before the shareholder meeting or any adjournments of the meeting.

The merger is described more fully in the proxy statement/prospectus attached to this notice.

Record holders of Abbeville Capital common stock at the close of business on                                              , 2004 will receive notice of and may vote at the shareholder meeting, including any adjournments of the meeting. Approval of the merger agreement and plan of merger at the shareholder meeting will require the affirmative vote of the holders of at least two-thirds of the Abbeville Capital common stock outstanding on the record date.

Abbeville Capital shareholders will have dissenters’ rights under Article 13 of the South Carolina Business Corporation Act of 1988 with respect to the proposed merger. The procedures to exercise dissenters’ rights are summarized in, and a copy of Article 13 of the South Carolina Business Corporation Act of 1988 is attached as Appendix D to, the proxy statement/prospectus. Strict compliance with Article 13 of the South Carolina Business Corporation Act of 1988 is required to exercise dissenters’ rights.

Your vote is very important. Whether or not you plan to attend the shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date, and mail your proxy card without indicating how you want to vote, we will vote your proxy in favor of the merger agreement and plan of merger. If you do not either return your signed proxy card or attend and vote in favor of the merger agreement and plan of merger at the shareholder meeting, the effect will be the same as a vote against the merger.

By Order of the Board of Directors

Thomas D. Sherard, Jr. President

                                             , 2004

Your board of directors unanimously recommends

that you vote FOR approval of the merger agreement and plan of merger.

PLEASE NOTE

No one has been authorized to provide you with any information other than the information included in this proxy statement/prospectus and the documents that are referred to herein, and you should not rely on other information as being authorized by Community Capital or Abbeville Capital.

This proxy statement/prospectus has been prepared as of                                              , 2004. Changes in the affairs and business of Community Capital Corporation and Abbeville Capital may have occurred since that date and are not reflected in this proxy statement/prospectus.

When used in this proxy statement/prospectus, references to:

•	Community Capital and Abbeville Capital mean the bank holding companies that are parties to the merger agreement; and

•	CapitalBank and The Bank of Abbeville mean the banking subsidiaries of Community Capital and Abbeville Capital, respectively.

OTHER INFORMATION ABOUT THE PARTIES

IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT COMMUNITY CAPITAL IS CONTAINED IN DOCUMENTS THAT HAVE BEEN INCORPORATED BY REFERENCE INTO BUT NOT DELIVERED WITH THIS PROXY STATEMENT/PROSPECTUS. THESE DOCUMENTS ARE DESCRIBED UNDER THE SECTION ENTITLED “WHERE YOU CAN FIND MORE INFORMATION” ON PAGE 81 AND ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

YOU CAN OBTAIN ADDITIONAL, FREE COPIES OF THE INFORMATION DESCRIBED ABOVE OR ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS, OR YOU CAN ASK QUESTIONS ABOUT THE MERGER, BY WRITING OR CALLING:

COMMUNITY CAPITAL CORPORATION

POST OFFICE BOX 218

1402-C HIGHWAY 72

GREENWOOD, SOUTH CAROLINA 29649

TELEPHONE: (864) 941-8290

ATTENTION: R. WESLEY BREWER

ABBEVILLE CAPITAL CORPORATION

203 S. MAIN STREET

ABBEVILLE, SOUTH CAROLINA 29620

TELEPHONE: (864) 366-9676

ATTENTION: THOMAS D. SHERARD, JR.

TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST THE INFORMATION BY                                      , 2004.

i

Page
SUMMARY TERM SHEET	vi
QUESTIONS AND ANSWERS ABOUT THE MERGER	viii
SUMMARY	1
The Parties	1
The Merger	2
What Abbeville Capital Shareholders Will Receive in the Merger	2
Dissenters’ Rights	3
Abbeville Capital Recommendation to Shareholders	3
Opinion of The Orr Group that the Merger is Fair, from a Financial Point of View, to Abbeville Capital’s Shareholders	3
Expected Federal Tax Consequences of the Merger	3
Expected Community Capital Corporation Dividend Policy after the Merger	3
Management of Community Capital Corporation after the Merger	3
Interests of Abbeville Capital’s Executive Officers and Directors in the Merger	4
Ownership of Abbeville Capital Common Stock	4
Regulatory Approval and Other Conditions to the Merger	4
Termination of the Merger Agreement; Termination Fee	5
Differences in Shareholders’ Rights	6
Share Information and Price of Common Stock	6
Community Capital’s Recent Operating Results	7
Community Capital Selected Financial Data	8
Community Capital Corporation Selected Historical Financial Data	8
Abbeville Capital’s Recent Operating Results	9
Abbeville Capital Selected Financial Data	10
Abbeville Capital Selected Historical Financial Data	10
Unaudited Pro Forma Combined Financial Data	11
Community Capital Corporation Unaudited Pro Forma Condensed Balance Sheet	12
Community Capital Corporation Unaudited Pro Forma Condensed Income Statement 9/30/03	13
Community Capital Corporation Unaudited Pro Forma Condensed Income Statement 12/31/02	13
RISK FACTORS	14
You may not receive the form of merger consideration you elect	14
The value of your stock merger consideration will vary with changes in Community Capital Corporation’s stock price	14
The value of shares of Community Capital common stock may decline after the merger is completed before you receive your shares of Community Capital common stock	14
A lack of acquisition history could cause Community Capital to have difficulty in integrating Abbeville Capital into its operations	14
A loss of services of Thomas D. Sherard, Jr. and Patricia P. Howie, or other key personnel could have a material negative impact upon the future success of the acquired operations of Abbeville Capital	15
Directors and executive officers of Abbeville Capital may have interests that are different from or in addition to your interests as a shareholder of Abbeville Capital	15
You will have less influence as a shareholder of Community Capital than as a shareholder of Abbeville Capital	15
Changes in Interest Rates Could Adversely Affect Community Capital’s Results of Operations and Financial Condition	15
Community Capital could sustain losses if its asset quality declines	15
The Banking Industry is Highly Competitive	16
Changes in Economic Conditions Could Adversely Affect Community Capital’s Results of Operation and Financial Condition	16
Community Capital Relies Heavily on the Services of Key Personnel	16
Community Capital Could be Adversely Affected by Government Regulation	17

Appendices

Appendix A —	Merger Agreement, dated as of October 15, 2003, between Community Capital Corporation and Abbeville Capital Corporation	A-1

Appendix B —	Fairness Opinion of The Orr Group.	B-1

Appendix C —	Tax Opinion of Elliott Davis, LLC.	C-1

Appendix D —	Article 13 of the South Carolina Business Corporation Act of 1988.	D-1

v

SUMMARY TERM SHEET

Aggregate Merger Consideration: (See pages 20 to 22)	564,559 shares of Community Capital common stock and $7,500,000 of cash. The aggregate amount of stock merger consideration may be increased and the aggregate amount of cash merger consideration decreased to the extent necessary for the merger to qualify as a tax-free reorganization.

Form of Merger Consideration: (See pages 20 to 22)	Abbeville Capital shareholders will receive one of the following forms of payment of the merger consideration for each share of Abbeville Capital common stock:

• $63.13 in cash;

• a number of shares of Community Capital common stock as determined by the exchange ratio described below; or

• a combination of cash and shares of Community Capital common stock.

Cash will be paid in lieu of any fractional share interest of Community Capital common stock.

The exchange ratio will fluctuate, depending on the market price of Community Capital common stock. The exchange ratio will be 4.6419 shares of Community Capital common stock for each share of Abbeville Capital common stock if the average daily closing trading price per share of Community Capital common stock for the twenty consecutive trading days ending on the third trading day immediately preceding the merger is less than or equal to $13.60. The exchange ratio will be 3.0946 shares of Community Capital common stock for each share of Abbeville Capital common stock if the average daily closing trading price per share of Community Capital common stock for this period is greater than or equal to $20.40. If the average daily closing trading price per share of Community Capital common stock for this time period is between $13.60 and $20.40, the number of shares of Community Capital common stock exchangeable for each share of Abbeville Capital common stock will be determined by dividing $63.13 by the average daily trading price.

You may elect the form of payment to receive for each of your shares of Abbeville Capital common stock, subject to a maximum of 564,559 shares of Community Capital common stock and $7.5 million of cash to be issued and paid as merger consideration. Abbeville Capital shareholders are unlikely to elect this exact mix of merger consideration. As a result, the merger agreement provides rules, which are described in the proxy statement/prospectus, to allocate the stock and cash forms of consideration based on the elections made by Abbeville Capital shareholders. Accordingly, you probably will not receive a portion of the merger consideration in the form you elect.

Surviving Corporation:	Abbeville Capital will merge into Community Capital, with Community Capital being the surviving corporation. (See page 20)

Headquarters after Merger:	Greenwood, South Carolina (See page 67)

Abbeville Capital Representation on Board of Directors of Community Capital Corporation:	One director (See page 33)

Pro Forma Ownership of Community Capital Common Stock by Abbeville Capital Shareholders:	Approximately 10.844%, as of November 11, 2003 (See page 11)

Expected Closing:	First quarter of 2004 (See page 29)

Required Approvals: (See pages 30 to 31)	Community Capital – Regulatory Abbeville Capital – Shareholder and Regulatory

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I being asked to vote on at the meeting of Abbeville Capital shareholders?

A.	As an Abbeville Capital shareholder, you are being asked to:

•	approve the merger agreement and related plan of merger pursuant to which Abbeville Capital will merge into Community Capital, with Community Capital surviving the merger; and

•	take action upon any other business as may properly come before the meeting or any adjournments of the meeting.

Abbeville Capital’s board of directors is not aware of any other business to be considered at the meeting.

Q:	What shareholder approvals are needed?

A.	The merger cannot be completed unless the holders of at least a two-thirds of the outstanding shares of Abbeville Capital common stock vote in favor of the merger agreement and plan of merger. The Abbeville Capital board of directors unanimously recommends that you vote FOR approval of the merger agreement and plan of merger. If you do not either return your signed proxy card or attend and vote in favor of the merger agreement and plan of merger at the shareholder meeting, the effect will be the same as a vote against the merger.

Q:	Who is eligible to vote at the shareholder meeting?

A.	Holders of Abbeville Capital common stock are eligible to vote their shares of Abbeville Capital common stock at the shareholder meeting if they were holders of record of those shares at the close of business on , 2004.

Q:	What is the purpose of this proxy statement/prospectus?

A:	This document serves as Abbeville Capital’s proxy statement and as Community Capital’s prospectus. As a proxy statement, this document is being provided to Abbeville Capital shareholders because Abbeville Capital’s board of directors is soliciting their proxies to vote to approve the merger agreement and plan of merger. As a prospectus, this document is being provided to Abbeville Capital shareholders by Community Capital because Community Capital is offering them shares of Community Capital common stock, in addition to cash, in exchange for their shares of Abbeville Capital common stock if the merger is completed.

Q:	Is there other information I should consider?

A:	Yes. Much of the business and financial information about Community Capital that may be important to you is not included directly in this document. Instead, that information is incorporated into this document by reference to documents separately filed by Community Capital with the Securities and Exchange Commission. Incorporation by reference means that Community Capital may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See “Where You Can Find More Information” beginning on page 81 for a list of documents that Community Capital has incorporated by reference into this proxy statement/prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

Q:	What if I choose not to read the documents incorporated by reference?

A:	Information contained in a document that is incorporated into this proxy statement/prospectus by reference is part of this proxy statement/prospectus, unless it is superseded by information contained directly in this proxy statement/prospectus or in documents filed by Community Capital with the SEC after the date of this proxy statement/prospectus. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

Q:	What will I receive in connection with the merger?

A:	You may elect to receive cash, shares of Community Capital common stock, or a combination of cash and shares of Community Capital common stock. For each share of Abbeville Capital common stock, you will receive one of the following forms of payment of the merger consideration:

•	$63.13 in cash;

•	a number of shares of Community Capital common stock as determined by the exchange ratio described below; or

•	a combination of cash and shares of Community Capital common stock.

Cash will be paid in lieu of any fractional share interest of Community Capital common stock.

The exchange ratio will fluctuate, depending on the market price of Community Capital common stock. The exchange ratio will be 4.6419 shares of Community Capital common stock for each share of Abbeville Capital common stock if the average daily closing trading price per share of Community Capital common stock for the twenty consecutive trading days ending on the third trading day immediately preceding the merger is less than or equal to $13.60. The exchange ratio will be 3.0946 shares of Community Capital common stock for each share of Abbeville Capital common stock if the average daily closing trading price per share of Community Capital common stock for this period is greater than or equal to $20.40. If the average daily closing trading price per share of Community Capital common stock for this time period is between $13.60 and $20.40, the number of shares of Community Capital common stock exchangeable for each share of Abbeville Capital common stock will be determined by dividing $63.13 by the average daily trading price.

You may elect the form of payment to receive for each of your shares of Abbeville Capital common stock, subject to a maximum of 564,559 shares of Community Capital common stock and $7.5 million of cash to be issued and paid to the Abbeville Capital shareholders as merger consideration. Abbeville Capital shareholders are unlikely to elect this exact mix of merger consideration. As a result, the merger agreement provides rules, which are described in the proxy statement/prospectus, to allocate the stock and cash forms of consideration based on the elections made by Abbeville Capital shareholders. Accordingly, you probably will not receive a portion of the merger consideration in the form you elect.

It may also be necessary to adjust the total amount of cash to be received by Abbeville Capital shareholders in order for the merger to qualify as a tax-free reorganization for federal tax purposes and to permit delivery of the requisite tax opinion pursuant to the merger agreement and plan of merger. See “Description of the Merger – Allocation of the Merger Consideration.”

Q:	What are the tax consequences of the merger to me?

A:	If you exchange your shares of Abbeville Capital common stock solely for Community Capital common stock, you should not recognize any gain or loss (except with respect to the cash you receive instead of a fractional share) for U.S. federal income tax purposes. If you exchange your shares of Abbeville Capital common stock solely for cash, you should recognize gain or loss on the exchange. If you exchange your shares of Abbeville Capital common stock for a combination of Community Capital common stock and cash, you should recognize gain, but not loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. See “Description of the Merger – Expected Federal Tax Consequences of the Merger” beginning on page 35 of the proxy statement/prospectus.

THIS TAX TREATMENT MAY NOT APPLY TO ALL ABBEVILLE CAPITAL SHAREHOLDERS. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER’S TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU.

Q:	Are Community Capital shareholders required to approve the merger?

A:	No. Community Capital shareholders are not required to approve the merger.

Q:	When will the merger be completed?

A.	If the merger agreement and the plan of merger are approved by Abbeville Capital shareholders, the merger will be completed as soon as possible after the satisfaction or waiver of the conditions to the merger, which are described in this proxy statement/prospectus. Community Capital and Abbeville Capital currently anticipate that the merger will be completed during the first quarter of 2004.

Q:	What should I do now?

A.	Unless you will be attending and voting in person at the shareholder meeting, you should indicate on your proxy card how you want to vote and sign, date, and mail the proxy card in the enclosed envelope as soon as possible.

If you sign, date, and mail your proxy card and do not indicate how you want to vote, your proxy card will be voted FOR approval of the merger agreement and plan of merger. Failing to sign and send in your proxy card or attend and vote in person at the meeting will have the same effect as a vote against the merger.

Q:	If my shares are held by a broker, will the broker vote my shares for me?

A.	Your broker will vote your shares of stock only if you provide instructions to the broker about how to vote. You should instruct your broker how to vote your shares in accordance with the directions your broker provides. Failure to provide instructions to your broker will result in your shares not being voted, which will have the same effect as a vote against the merger.

Q:	Can I change my vote after I mail my proxy card?

A.	Yes. If you mailed your proxy card, you can change your vote in any of the following ways:

•	by sending a written notice to the corporate secretary of Abbeville Capital that is received prior to the shareholder meeting stating that you revoke your proxy;

x

•	by signing, dating, and mailing a new proxy card so that it is received by Abbeville Capital prior to the shareholder meeting; or

•	by attending the shareholder meeting and voting in person.

All written notices of revocation and other communications with respect to revocation of proxies should be sent to:

Abbeville Capital Corporation

203 S. Main Street

Abbeville, South Carolina 29620

Telephone: (864) 366-9676

Attention: Corporate Secretary

Q:	Should I send in my stock certificates now?

A.	No. After the merger is completed, Community Capital will send you written instructions and transmittal materials for exchanging your Abbeville Capital stock certificates for the merger consideration of cash and/or shares of Community Capital common stock. You should carefully review those materials and return them as instructed, together with your stock certificates representing Abbeville Capital common stock. You should not send your stock certificates to Abbeville Capital, Community Capital, or Community Capital’s exchange agent until you receive those written materials.

Q:	Can I exercise dissenters’ rights?

A.	Yes. If you vote against or abstain from voting on the merger and properly exercise your dissenters’ rights prior to the shareholder meeting, you will have the right to receive a cash payment equal to the fair value of your shares of Abbeville Capital common stock. To exercise this right, you must strictly comply with Article 13 of the South Carolina Business Corporation Act of 1988, a copy of which is attached as Appendix D to this proxy statement/prospectus and which is summarized below in “Dissenters’ Rights.” If you wish to exercise dissenters’ rights, please read this information carefully. You must take affirmative steps to preserve these rights.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus relating to the merger and may not include all of the information that is important to you. To get a more complete description of the proposed merger, you should carefully read this entire document and the documents delivered with it. For more information about Community Capital and Abbeville Capital, see “Where You Can Find More Information” on page 81. We have included page references in this summary to the headings later in this proxy statement/prospectus where you can find more detailed information about the topics summarized below.

The Parties (see pages 65 and 67)

COMMUNITY CAPITAL CORPORATION

Community Capital Corporation

Post Office Box 218

1402-C Highway 72

Greenwood, South Carolina 29649

Telephone: (864) 941-8200

Community Capital is a South Carolina corporation formed in 1988 as a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. Community Capital currently has no operations and conducts no business other than ownership and operation of CapitalBank, a state bank chartered under the laws of South Carolina, headquartered in Greenwood, South Carolina.

For the year ended December 31, 2002, Community Capital’s net income and diluted earnings per share totaled approximately $4,602,000 and $1.26, respectively, compared to approximately $4,478,000 and $1.26 per share, respectively, for the year ended December 31, 2001. At December 31, 2002, Community Capital had total assets of $380,765,000 loans of $288,842,000 deposits of $276,561,000 and stockholders’ equity of $44,408,000 compared to total assets of $340,682,000 loans of $248,390,000 deposits of $258,330,000 and stockholders’ equity of $39,273,000 at December 31, 2001.

For the nine months ended September 30, 2003, Community Capital’s net income and diluted earnings per share were approximately $3,976,000 and $1.08, respectively, compared to approximately $3,329,000 and $.91 per share, respectively, for the nine months ended September 30, 2002. At September 30, 2003, Community Capital had total assets of $394,847,000 loans of $308,884,000 deposits of $301,700,000 and stockholders’ equity of $44,616,000.

For a more detailed description of Community Capital and its business, please see the section of this document entitled “Where You Can Find More Information.”

ABBEVILLE CAPITAL CORPORATION

Abbeville Capital Corporation

203 S. Main Street

Abbeville, South Carolina 29620

Telephone: (864) 366-9676

Abbeville Capital is a South Carolina corporation formed in 1997 to serve as the holding company for The Bank of Abbeville. Abbeville Capital is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. Abbeville Capital currently has no operations and conducts no business other than ownership and operation of The Bank of Abbeville, a state bank chartered under the laws of South Carolina, located in Abbeville, South Carolina.

For the year ended December 31, 2002, Abbeville Capital’s net income and diluted earnings per share totaled $917,000 and $3.86, respectively, compared to $735,000 and $3.09 per share, respectively, for the year ended December 31, 2001. At December 31, 2002, Abbeville Capital had total assets of $68,030,000, loans of $38,230,000, deposits of $53,043,000, and stockholders’ equity of $7,478,000 compared to total assets of $67,713,000, loans of $36,347,000, deposits of $50,620,000 and stockholders’ equity of $6,737,000 at December 31, 2001.

For the nine months ended September 30, 2003, Abbeville Capital’s net income and diluted earnings per share for the period were $689,000 and $2.90, respectively, compared to $711,000 and $2.99 per share, respectively, for the nine months ended September 30, 2002. At September 30, 2003, Abbeville Capital had total assets of $69,923,000, loans of $38,565,000, deposits of $53,238,000 and stockholders’ equity of $7,705,000.

For a more detailed description of Abbeville Capital and its business, please see the sections of this document entitled “Abbeville Capital Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information about Abbeville Capital.”

The Merger (see page 20)

Pursuant to the merger agreement and related plan of merger, Abbeville Capital will merge into Community Capital, with Community Capital being the surviving corporation. After the merger, the combined company will conduct its business under the name “Community Capital Corporation.” Additionally, after completion of the merger, Community Capital intends to merge The Bank of Abbeville into CapitalBank.

What Abbeville Capital Shareholders Will Receive in the Merger (see page 20)

Under the merger agreement and plan of merger, you will receive one of the following forms of payment of the merger consideration in exchange for each of your shares of Abbeville Capital common stock:

•	$63.13 of cash,

•	a number of shares of Community Capital Corporation common stock as determined by the exchange ratio described below; or

•	a combination of cash and shares of Community Capital Corporation common stock.

The exchange ratio will fluctuate, depending on the market price of Community Capital common stock. The exchange ratio will be 4.6419 shares of Community Capital common stock for each share of Abbeville Capital common stock if the average daily closing trading price per share of Community Capital common stock for the twenty consecutive trading days ending on the third trading day immediately preceding the merger is less than or equal to $13.60. The exchange ratio will be 3.0946 shares of Community Capital common stock for each share of Abbeville Capital common stock if the average daily closing trading price per share of Community Capital common stock for this period is greater than or equal to $20.40. If the average daily closing trading price per share of Community Capital common stock for this time period is between $13.60 and $20.40, the number of shares of Community Capital common stock exchangeable for each share of Abbeville Capital common stock will be determined by dividing $63.13 by the average daily trading price.

You may elect the form of payment to receive for each of your shares of Abbeville Capital common stock, subject to a maximum of 564,559 shares of Community Capital common stock and $7.5 million of cash to be issued and paid to the Abbeville Capital shareholders as merger consideration. Abbeville Capital shareholders are unlikely to elect this exact mix of merger consideration. As a result, the merger agreement provides rules, which are described in the proxy statement/prospectus, to allocate the stock and cash forms of consideration based on the elections made by Abbeville Capital shareholders. Accordingly, you probably will not receive a portion of the merger consideration in the form you elect.

Elections by Abbeville Capital shareholders are also subject to possible adjustment in order for the merger to qualify as a tax-free reorganization for federal tax purposes and to permit delivery of the requisite tax opinion pursuant to the merger agreement and plan of merger. See “Description of the Merger – Allocation of the Merger Consideration.”

No fractional shares of Community Capital common stock will be issued in connection with the merger. Instead, cash will be paid in lieu of any fractional share of Community Capital common stock to which any Abbeville Capital shareholder would be entitled upon completion of the merger. The cash paid will be an amount equal to the shareholder’s fractional interest multiplied by the exchange ratio.

Community Capital common stock, which has a par value of $1.00, is listed on the American Stock Exchange under the symbol “CYL.” On August 15, 2003, which was the last trading day prior to the initial announcement of the merger of the price of Community Capital common stock closed at $17.10 per share, and on                     , 2004, the price of Community Capital common stock closed at $                    . The price of Community Capital stock, however, may fluctuate before you receive the stock merger consideration after completion of the merger. Any fluctuation will change the value of the shares of Community Capital common stock that you receive in the merger.

Dissenters’ Rights (see page 38)

Abbeville Capital shareholders who vote against or abstain from voting on the merger and properly exercise their dissenters’ rights prior to the shareholder meeting will have the right to receive a cash payment equal to the fair value of their shares of Abbeville Capital common stock. Any payment of fair value will be in lieu of the merger consideration provided for in the merger agreement and could be more than, the same as, or less valuable than the agreed upon merger consideration. To exercise these rights, you must strictly comply with Article 13 of the South Carolina Business Corporation Act of 1988, a copy of which is attached as Appendix D to this proxy statement/prospectus and which is summarized below in “Dissenters’ Rights.” If you wish to exercise dissenters’ rights, please read this information carefully. You must take affirmative steps to preserve these rights.

Abbeville Capital Recommendation to Shareholders (see page 25)

The Abbeville Capital board of directors has unanimously adopted the merger agreement and the related plan of merger and believes that the proposed merger is fair to the Abbeville Capital shareholders and is in their best interests. The Abbeville Capital board unanimously recommends that you vote FOR approval of the merger agreement and related plan of merger.

Opinion of The Orr Group that the Merger is Fair, from a Financial Point of View, to Abbeville Capital’s Shareholders (see page 25)

In deciding to approve the merger agreement and plan of merger, Abbeville Capital’s board of directors considered an oral opinion from its financial advisor, The Orr Group, that the merger consideration is fair, from a financial point of view, to the Abbeville Capital shareholders. The updated opinion of The Orr Group, dated December 2, 2003, is attached as Appendix B and incorporated by reference into this proxy statement/prospectus. We encourage you to read this opinion in its entirety. Pursuant to The Orr Group’s engagement agreement, Abbeville Capital agreed to pay The Orr Group a fee in the amount of $150,000 in connection with the proposed merger, of which $37,500 Abbeville Capital paid to The Orr Group upon execution of the merger agreement. The balance of the fee is due at the time the merger is consummated and is contingent upon the consummation of the merger. Further, Abbeville Capital has agreed to reimburse The Orr Group for legal and other reasonable expenses incurred in connection with its engagement and to indemnify The Orr Group and its affiliates, directors, agents, employees and controlling persons in connection with certain matters related to rendering its opinion, including liabilities under securities laws.

Expected Federal Tax Consequences of the Merger (see page 35)

Because the merger will qualify as a tax-free reorganization for federal income tax purposes, you will not be subject to federal income tax liability on the stock you receive in this merger. Nevertheless, you will be subject to federal income tax liability to the extent you receive cash as merger consideration. These general federal income tax consequences associated with the merger are described in more detail below and have been opined over by the accounting firm of Elliott Davis, LLC. This tax opinion has been delivered to Abbeville Capital and Community Capital and is included as Appendix C to this proxy statement/prospectus. You will, however, need to consult your own tax advisor to determine the specific tax consequences to you.

Expected Community Capital Dividend Policy after the Merger (see page 33)

Community Capital currently pays quarterly dividends at an annualized rate of $.48 per share of Community Capital common stock. Community Capital, however, may change this policy at any time, based upon business conditions, its financial condition and earnings, or other factors. Abbeville Capital currently pays annual dividends of $1.50 per share of Abbeville Capital common stock.

Management of Community Capital after the Merger (see page 33)

The persons who were directors and executive officers of Community Capital before the merger will continue as directors and executive officers after the merger. In addition, Thomas D. Sherard, Jr., President and a director of Abbeville Capital, and Patricia P. Howie, an executive officer and director of Abbeville Capital, will all enter into employment agreements with, and become officers of CapitalBank.

After the merger is completed, Joseph L. Savitz, Jr., a current member of the board of directors of Abbeville Capital, is also expected to be elected as a member of the board of directors of Community Capital.

Interests of Abbeville Capital’s Executive Officers and Directors in the Merger (see page 33)

Abbeville Capital’s executive officers and directors have certain interests in the merger that are in addition to their interests as shareholders of Abbeville Capital generally. Abbeville Capital’s board of directors was aware of these interests and considered them, among other matters, in approving and recommending for shareholder approval the merger agreement and plan of merger.

Ownership of Abbeville Capital Common Stock (see page 34)

On the record date for the Abbeville Capital shareholder meeting, executive officers and directors of Abbeville Capital and their immediate family members and affiliated entities had voting power over                      outstanding shares of Abbeville Capital common stock, which constitutes                     % of the outstanding shares of Abbeville Capital common stock and                     % of the outstanding shares necessary to approve the merger. The affirmative vote of two-thirds of the shares of Abbeville Capital common stock outstanding as of the record date is required to complete the merger. It is expected that the executive officers and directors of Abbeville Capital will vote their shares in favor of the merger agreement and plan of merger, but they have not contractually agreed to do so.

On the record date, Community Capital’s executive officers and directors owned                      shares of Abbeville Capital common stock. On the record date, Community Capital owned                      shares of Abbeville Capital common stock, other than in a fiduciary capacity for others. This total of                      shares constitutes                     % of the outstanding shares of Abbeville Capital common stock and                     % of the outstanding shares necessary to approve the merger.

Regulatory Approval and Other Conditions to the Merger (see pages 30 and 75)

Community Capital and Abbeville Capital have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the Federal Reserve Board, the Federal Deposit Insurance Company, and the South Carolina State Board of Financial Institutions. Community Capital filed applications with these regulatory bodies seeking such approval in __________ 2003. The merger cannot proceed in the absence of these regulatory approvals. Although Community Capital and Abbeville Capital expect to obtain these required regulatory approvals, there can be no assurance as to if and when they will be obtained.

Community Capital and Abbeville Capital are not aware of any other material governmental approvals or actions that are required prior to the parties’ consummation of the merger. If any additional governmental approvals or actions are required, the parties currently contemplate seeking such approvals or taking such actions.

In addition to the required regulatory approvals, the merger can be completed only if certain other conditions, including the following, are met or waived:

•	Abbeville Capital shareholders have approved the merger agreement and related plan of merger;

•	dissenters’ rights have not been exercised with respect to more than 10% of Abbeville Capital’s common stock;

•	Community Capital and Abbeville Capital have complied with their covenants made in the merger agreement;

•	neither Community Capital nor Abbeville Capital has breached any of its representations and warranties contained in the merger agreement; and

•	Mr. Sherard, Ms. Howie, and other key personnel have executed and delivered their respective employment agreements substantially in the forms attached as exhibits to the merger agreement.

Community Capital and Abbeville Capital have agreed to use their reasonable efforts to obtain the required regulatory consents and satisfy all closing conditions to the merger.

Termination of the Merger Agreement; Termination Fee (see page 31)

Abbeville Capital and Community Capital may mutually agree to terminate the merger agreement and not proceed with the merger. In addition, either Abbeville Capital or Community Capital may terminate the merger agreement, without the consent of the other, upon the occurrence of the following events:

•	if any law, regulation, judgment, order, injunction, or decree makes it illegal to complete the merger or the parties fail to complete the merger by August 31, 2004 (unless the order or the failure is due to the terminating party’s failure to fulfill its obligations under the merger agreement);

•	the Abbeville Capital shareholders fail to approve the merger agreement and plan of merger; and

•	the other party breaches any representations and warranties or, in any material respect, any covenants made in the merger agreement.

Community Capital also may terminate the merger agreement if:

•	the holders of more than 10% of the outstanding shares of Abbeville Capital common stock exercise dissenters’ rights;

•	Abbeville Capital’s board of directors fails to recommend or withdraws, modifies, or qualifies its recommendation of the merger for approval by its shareholders;

•	Abbeville Capital does not timely hold a shareholder meeting to vote on the merger; or

•	a third-party tender offer or exchange offer relating to securities of Abbeville Capital or any of its subsidiaries is made by a person unaffiliated with Abbeville Capital or its subsidiaries, and Abbeville Capital does not send a statement to the Abbeville Capital shareholders within 10 business days that Abbeville Capital’s board of directors recommends rejection of such tender or exchange offer;

•	Abbeville Capital’s board of directors determines that another acquisition proposal constitutes a superior proposal to the merger from a financial point of view.

Abbeville Capital also may terminate the merger agreement if its board of directors determines, based upon the advice of counsel, that another acquisition proposal involving Abbeville Capital or any of its subsidiaries constitutes a superior proposal to the merger, from a financial point of view, and Abbeville Capital thereafter enters into a definitive agreement for the consummation of the superior acquisition proposal, provided that Abbeville Capital may terminate the merger agreement for this reason only if it complies with certain prior notice conditions.

Abbeville Capital has agreed to pay a termination fee to Community Capital of $450,000 plus certain out-of-pocket expenses of Community Capital described in the merger agreement that is attached as Appendix A to this proxy statement/prospectus. This fee is payable by Abbeville Capital to Community Capital if either party terminates the merger agreement upon the determination, that another acquisition proposal involving Abbeville Capital or any of its subsidiaries constitutes a superior proposal to the merger, from a financial point of view, and Abbeville Capital then within one year enters into a definitive agreement for the consummation of the superior proposal. Alternatively, in the event Abbeville Capital or any of its subsidiaries receives another acquisition proposal and Abbeville Capital’s board of directors fails to recommend or continue recommending approval of the merger with Community Capital to Abbeville Capital’s shareholders, resulting in a failure to obtain the required shareholder approval, and within one year Abbeville Capital then enters into a definitive agreement for the consummation of the other acquisition, Abbeville Capital has agreed to pay a fee of $450,000 to Community Capital, plus certain out-of-pocket expenses of Community Capital described in the merger agreement that is attached as Appendix A to this proxy statement/prospectus.

Additionally, if the merger agreement is terminated by either Community Capital or Abbeville Capital due to a breach by the other party of any of its representations and warranties or, in any material respect, its covenants contained in the merger agreement, the terminating party will be entitled to reimbursement from the other party of its costs and expenses relating to the merger and entering into the merger agreement.

Differences in Shareholders’ Rights (see page 40)

Upon completion of the merger, shareholders of Abbeville Capital will become shareholders of Community Capital. Community Capital’s articles of incorporation, as amended, and bylaws will govern shareholder rights as Community Capital shareholders. Because of differences in the articles of incorporation and bylaws of Community Capital and Abbeville Capital, your rights as an Abbeville Capital shareholder prior to completion of the merger will not be the same as your rights as a Community Capital shareholder after completion of the merger. In particular, Community Capital offers anti-takeover protections to its shareholders that you do not have as an Abbeville Capital shareholder.

Share Information and Price of Common Stock (see page 48)

Shares of Community Capital common stock are listed on the American Stock Exchange under the symbol “CYL.” On August 15, 2003, which was the last trading day prior to the initial announcement of the merger, the price of Community Capital common stock closed at $17.10 per share, and on                     , 2004, Community Capital common stock closed at $                     per share. Of course the market price of Community Capital common stock will fluctuate prior to and after completion of the merger. You should obtain current stock price quotations for Community Capital common stock.

There is no established public trading market for shares of Abbeville Capital common stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the price at which shares of Abbeville Capital common stock have been bought or sold.

SELECTED FINANCIAL DATA

Community Capital’s Recent Operating Results

The following consolidated financial data for the nine months ended September 30, 2003 and 2002 is derived from Community Capital’s consolidated financial statements and other data. The selected consolidated financial data should be read in conjunction with our consolidated financial statements, including the accompanying notes, included elsewhere herein.

	Nine months ended September 30,
(Dollars in thousands)	2003	2002
Income Statement Data:
Interest income	$15,964	$16,728
Interest expense	5,027	5,884

Net interest income	10,937	10,844
Provision for loan losses	243	663

Net interest income after provision for loan losses	10,694	10,181
Net securities gains (losses)	1,374	106
Noninterest income	4,094	3,098
Noninterest expense	10,711	8,806

Income before income taxes	5,451	4,579
Income tax expense	1,475	1,250

Net income	$3,976	$3,329

Balance Sheet Data:
Assets	$394,847	$378,777
Earning assets	358,623	356,358
Securities(1)	46,756	56,157
Loans(2)	308,884	290,027
Allowance for loan losses	4,372	4,282
Deposits	301,700	274,063
Federal Home Loan Bank advances	32,450	31,165
Shareholders’ equity	44,616	44,137
Per Share Data:
Basic Earnings per share	1.14	0.97
Diluted earnings per share	1.08	0.91
Book value (period end)	12.75	12.53
Tangible book value (period end)	11.68	11.38
Performance Ratios:
Return on average assets	1.35%	1.26%
Return on average equity	11.99	13.14
Net interest margin(3)	4.22	4.56
Efficiency(4)	63.64	61.00
Allowance for loan losses to loan	1.42	1.48
Net charge-offs to average loans	0.05	0.29
Nonperforming assets to period end loans(2)(5)	0.54	0.65
Capital and Liquidity Ratios:
Average equity to average assets	11.29	11.65
Leverage (4.00% required minimum)	10.14	10.69
Tier 1 risk-based capital ratio	13.83	13.97
Total risk-based capital ratio	15.09	15.23
Average loans to average deposits	105.96	104.12

(1)	Securities held-to-maturity are stated at amortized cost, and securities available-for-sale are stated at fair value.

(2)	Loans are stated before the allowance for loan losses.

(3)	Net interest income divided by average earning assets.

(4)	Noninterest expense divided by the sum of net interest income and noninterest income, excluding gains and losses on sales of assets and the writedown of intangible assets related to the sale of those assets.

(5)	Nonperforming loans and nonperforming assets do not include loans past due 90 days or more that are still accruing interest.

Community Capital Selected Financial Data

The following tables present selected consolidated historical financial data for Community Capital as of and for each of the years in the five-year period ended December 31, 2002. This selected financial data are based on the audited consolidated financial statements of Community Capital contained in its Annual Reports on Form 10-K for each of the years in the five-year period ended December 31, 2002. You should read the following financial data in conjunction with the audited consolidated financial statements of Community Capital, including the notes thereto, being delivered with and incorporated by reference into this proxy statement/prospectus.

Community Capital Corporation Selected Historical Financial Data

Year Ended December 31, (Dollars in thousands, except per share)	2002	2001	2000	1999	1998
Income Statement Data:
Interest income	$22,204	$26,961	$29,722	$23,199	$21,043
Interest expense	7,793	13,675	16,636	11,850	11,198

Net interest income	14,411	13,286	13,086	11,349	9,845
Provision for loan losses	773	1,920	471	1,037	1,836

Net interest income after provision for loan losses	13,638	11,366	12,615	10,312	8,009
Net securities gains	106	290	—	175	220
Noninterest income	4,433	9,824	3,303	3,005	2,797
Noninterest expense	11,892	15,102	13,976	12,014	10,228

Income before income taxes	6,285	6,378	1,942	1,478	798
Income tax expense	1,683	1,900	290	150	34

Net income	$4,602	$4,478	$1,652	$1,328	$764

Balance Sheet Data:
Assets	$380,765	$340,682	$422,250	$359,668	$321,031
Earning assets	347,377	314,769	387,146	328,478	295,213
Securities (1)	55,812	62,806	106,041	108,926	120,695
Loans (2)	288,842	248,390	280,506	219,054	172,545
Allowance for loan losses	4,282	4,103	3,060	2,557	2,399
Deposits	276,561	258,330	332,976	257,247	260,120
Federal Home Loan Bank advances	31,140	31,270	32,399	20,729	9,434
Shareholders’ equity	44,408	39,273	35,144	31,218	33,430
Per Share Data (3):
Basic earnings per share	$1.34	$1.31	$0.48	$0.40	$0.24
Diluted earnings per share	1.26	1.26	0.48	0.40	0.23
Book value (period end) (4)	12.71	11.66	10.79	10.10	10.81
Tangible book value (period end) (4)	11.57	10.37	8.72	8.48	9.01
Cash dividends	0.17	0.06	—	—	—
Performance Ratios:
Return on average assets	1.28%	1.19%	0.41%	0.40%	0.27%
Return on average equity	11.11	11.68	4.57	3.90	2.33
Net interest margin (5)	4.50	4.08	3.83	3.96	3.77
Efficiency (6)	61.45	72.71	81.75	79.55	78.50
Allowance for loan losses to loan	1.48	1.65	1.09	1.17	1.39
Net charge-offs to average loans	0.22	0.34	0.12	0.47	0.62
Nonperforming assets to period end loans (2)(7)	0.71	0.68	0.25	0.56	0.78
Capital and Liquidity Ratios:
Average equity to average assets	11.71	10.22	9.07	10.22	11.47
Leverage (4.00% required minimum)	10.59	10.21	7.02	8.37	8.89
Tier 1 risk-based capital ratio	14.16	14.26	10.05	11.85	13.78
Total risk-based capital ratio	15.41	15.53	11.12	12.90	15.00
Average loans to average deposits	103.86	90.03	86.46	72.97	69.65

Securities held-to-maturity are stated at amortized cost, and securities available-for-sale are stated at fair value.

Loans are stated before the allowance for loan losses and include loans held for sale.

All share and per-share data have been adjusted to reflect the 5% common stock dividends in September 1998, June 2000 and June 2001.

Excludes the effect of any outstanding stock options.

Tax equivalent net interest income divided by average earning assets.

Noninterest expense divided by the sum of tax equivalent net interest income and noninterest income, excluding gains and losses on sales of assets and the writedown of intangible assets related to the sale of those assets.

Nonperforming loans and nonperforming assets do not include loans past due 90 days or more that are still accruing interest.

Abbeville Capital’s Recent Operating Results

The following consolidated financial data for the nine months ended September 30, 2003 and 2002 is derived from Abbeville Capital’s unaudited consolidated financial statements and other data. The selected consolidated financial data should be read in conjunction with our consolidated financial statements, including the accompanying notes, included elsewhere herein.

	Nine months ended September 30,
(Dollars in thousands, except per share)	2003	2002
Income Statement Data:
Interest income	$2,840	$3,091
Interest expense	961	1,134

Net interest income	1,879	1,957
Provision for loan losses	—	55

Net interest income after provision for loan losses	1,879	1,902
Net securities gains (losses)	21	1
Noninterest income	524	442
Noninterest expense	1,491	1,371

Income before income taxes	933	974
Income tax expense	244	263

Net income	$689	$711

Balance Sheet Data:
Assets	$69,923	$68,622
Earning assets	66,587	64,406
Securities(1)	17,858	21,526
Loans(2)	38,565	38,325
Allowance for loan losses	375	372
Deposits	53,238	52,773
Federal Home Loan Bank advances	3,000	3,000
Shareholders’ equity	7,705	7,281
Per Share Data:
Basic Earnings per share	2.90	2.99
Diluted earnings per share	2.90	2.99
Book value (period end)	32.43	30.64
Tangible book value (period end)	32.43	30.64
Performance Ratios:
Return on average assets	1.31%	1.39%
Return on average equity	12.60	14.17
Net interest margin(3)	3.80	4.06
Efficiency(4)	61.50	57.13
Allowance for loan losses to loan	0.97	0.97
Net charge-offs to average loans	0.04	0.26
Nonperforming assets to period end loans(2)(5)	0.06	0.09
Capital and Liquidity Ratios:
Average equity to average assets	10.40	9.81
Leverage (4.00% required minimum)	10.56	10.14
Tier 1 risk-based capital ratio	17.07	15.89
Total risk-based capital ratio	17.91	16.75
Average loans to average deposits	71.35	71.28

(1)	Securities held-to-maturity are stated at amortized cost, and securities available-for-sale are stated at fair value.

(2)	Loans are stated before the allowance for loan losses.

(3)	Net interest income divided by average earning assets.

(4)	Noninterest expense divided by the sum of net interest income and noninterest income, excluding gains and losses on sales of assets and the writedown of intangible assets related to the sale of those assets.

(5)	Nonperforming loans and nonperforming assets do not include loans past due 90 days or more that are still accruing interest.

Abbeville Capital Selected Financial Data

The following consolidated financial data for the five years ended December 31, 2002 is derived from Abbeville Capital’s consolidated financial statements and other data. The financial statements for the year ended December 31, 2002 were audited by Elliott Davis, LLC, independent auditors. The financial statements for the years ended December 31, 2001, 2000, 1999, and 1998 were audited by other auditors whose reports expressed unqualified opinions on those statements. The selected consolidated financial data should be read in conjunction with Abbeville Capital’s consolidated financial statements, including the accompanying notes, included in pages F-1 through F-27 of this proxy statement/prospectus.

Abbeville Capital Selected Historical Financial Data

	Years ended December 31,
(Dollars in Thousands except per share)	2002	2001	2000	1999	1998
Income Statement Data:
Interest income	$4,091	$4,663	$4,568	$4,146	$3,976
Interest expense	1,488	2,327	2,346	2,061	2,059

Net interest income	2,603	2,336	2,222	2,085	1,917
Provision for loan losses	86	31	80	90	41

Net interest income after provision for loan losses	2,517	2,305	2,142	1,995	1,876
Net securities gains (losses)	1	—	(10)	(3)	—
Noninterest income	643	407	393	382	352
Noninterest expense	1,904	1,632	1,528	1,443	1,348

Income before income taxes	1,257	1,080	997	931	880
Income tax expense	340	345	276	298	259

Net income	$917	$735	$721	$633	$621

Balance Sheet Data:
Assets	$68,030	$67,713	$63,438	$59,538	$58,541
Earning assets	64,414	63,769	58,530	54,855	55,047
Securities(1)	21,060	21,180	21,866	21,889	19,303
Loans (2)	38,230	36,347	33,868	31,995	28,444
Allowance for loan losses	387	373	350	310	315
Deposits	53,043	50,620	48,091	44,597	44,463
Federal Home Loan Bank advances	3,000	3,000	3,000	3,000	3,000
Shareholders’ equity	7,478	6,737	6,002	5,324	5,073
Per Share Data:
Basic earnings per share	3.86	3.09	3.04	2.67	2.61
Diluted earnings per share	3.86	3.09	3.04	2.67	2.61
Book value (period end)	31.48	28.35	25.26	22.41	21.37
Tangible book value (period end)	31.48	28.35	25.26	22.41	21.37
Performance Ratios:
Return on average assets	1.35%	1.11%	1.15%	1.06%	1.08%
Return on average equity	13.46	12.04	12.82	11.89	12.23
Net interest margin (3)	3.71	3.21	3.18	3.58	3.40
Efficiency (4)	58.65	59.51	58.44	58.50	59.42
Allowance for loan losses to loan	1.01	1.03	1.03	0.97	1.11
Net charge-offs to average loans	0.19	0.02	0.12	0.32	0.17
Nonperforming assets to period end loans (2)(5)	0.08	0.14	0.23	0.25	0.88
Capital and Liquidity Ratios:
Average equity to average assets	10.00	9.20	8.94	8.93	8.79
Leverage (4.00% required minimum)	10.74	10.41	9.49	9.05	8.85
Tier 1 risk-based capital ratio	16.73	16.64	16.37	16.58	16.05
Total risk-based capital ratio	17.62	17.57	17.33	17.53	17.05
Average loans to average deposits	71.46	70.77	70.03	65.72	70.94

(1)	Securities held-to-maturity are stated at amortized cost, and securities available-for-sale are stated at fair value.

(2)	Loans are stated before the allowance for loan losses.

(3)	Net interest income divided by average earning assets.

(4)	Noninterest expense divided by the sum of net interest income and noninterest income, excluding gains and losses on sales of assets and the writedown of intangible assets related to the sale of those assets.

(5)	Nonperforming loans and nonperforming assets do not include loans past due 90 days or more that are still accruing interest.

Unaudited Pro Forma Combined Financial Data

The following unaudited pro forma combined condensed balance sheet as of September 30, 2003 and unaudited pro forma combined statements of income for the nine months ended September 30, 2003 and the year ended December 31, 2002 combine the historical financial statements of Community Capital and Abbeville Capital. The pro forma combined condensed statements give effect to the proposed merger of Abbeville Capital into Community Capital as if the merger occurred on September 30, 2003 with respect to the balance sheet and on January 1, 2003 or January 1, 2002, respectively, with respect to the statements of income for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively. The pro forma combined condensed statements give effect to the proposed merger under the purchase method of accounting.

The purchase method of accounting requires that all of Abbeville Capital assets and liabilities be adjusted to their estimated fair market values as of the date of acquisition. For purposes of the pro forma combined condensed statements, fair market value of September 30, 2003 assets and liabilities has been estimated by management of Community Capital using market information on September 30, 2003. Accordingly, these adjustments are only approximations. Upon consummation of the merger, Community Capital will make adjustments as of the date of consummation based on more precise appraisals and estimates.

The pro forma combined condensed statements also contain adjustments based on assumed interest rates and estimates by Community Capital management regarding changes in revenues and expenses that management believes will be achieved after consummation of the merger. Of course, there can be no assurance that such changes will be of the magnitude estimated or that they will occur at all.

The pro forma financial statements are provided for informational purposes. The pro forma combined condensed statements of income are not necessarily indicative of actual results that would have been achieved had the merger been consummated at the beginning of the periods presented, and is not indicative of future results.

Unaudited Pro Forma Combined Condensed Balance Sheet

September 30, 2003

(Dollars in thousands)

	Actual				Pro Forma
	Community Capital	Abbeville Capital	Adjustments		September 30, 2003
Assets
Cash and cash equivalents	$12,476	$10,527	(8,379	)(1)	14,624
Investment securities	46,756	17,858	494	(2)	65,108
Loans held for sale	2,980	—			2,980
Loans, net of allowance	304,512	38,190	78	(2)	342,780
Premises and equipment, net	9,609	1,246	118	(2)	10,973
Goodwill	—	—	6,672	(4)	6,672
Core Deposit Premium	—	—	1,334	(3)	1,334
Other assets	18,511	2,102			20,613

Total assets	$394,844	$69,923	$317		$465,084

Liabilities
Deposits	301,700	53,238	453	(2)	355,391
Federal funds purchased and securities held under agreement to repurchase	13,494	5,587			19,081
Advances from Federal Home Loan Bank	32,450	3,000	69	(2)	35,519
Other liabilities	2,584	393			2,977

Total liabilities	350,228	62,218	522		412,968

Shareholders’ equity
Shareholders’ equity	44,616	7,705	(205	)(5)	52,116

Total liabilities and shareholders’ equity	$394,844	$69,923	$317		$465,084

1.	To reflect the $7.5 million cash payment made by Community Capital to Abbeville Capital shareholders net of estimated transaction costs of $879. These costs include brokerage and consulting fees, legal and accounting and an adjustment for Bank Owned Life Insurance liability.

2.	To reflect market value adjustment for Abbeville Capital.

3.	To reflect Abbeville Capital’s Core Deposit Premium amount.

4.	To reflect the excess of Community Capital’s purchase price of $15,000 over the fair value of Abbeville Capital’s identifiable net assets of $9,207. Goodwill is determined as follows:

Purchase price: Cash	$7,500
Stock	7,500
Estimated transaction costs	879

Total purchase price		$15,879
Fair value of assets – identifiable	71,947
Fair value of liabilities	62,740

Fair value of identifiable net assets		9,207

Goodwill		$6,672

5.	To reflect the elimination of Abbeville Capital’s equity of $7,705 and the issuance of common stock of $7,500 by Community Capital to Abbeville Capital’s shareholders. Determined as follows:

Community Capital equity issued	$7,500
Abbeville Capital equity	(7,705)

Adjustment	$(205)

Unaudited Pro Forma Combined Condensed Statement of Income

Nine months ended September 30, 2003

(Dollars in thousands)

	Actual (Unaudited)				Pro Forma
	Community Capital	Abbeville Capital	Adjustments		September 30, 2003
Interest income	$15,964	$2,840	(59	)(1)	$18,745
Interest expense	5,027	961			5,988

Net interest income	10,937	1,879			12,757
Provision for loan losses	43	—			243

Net interest income after provision for loan losses	10,694	1,879			12,514
Noninterest income	5,468	546			6,014
Noninterest expense	10,711	1,491	(197	)(2)	12,005

Income before income taxes	5,451	934			6,523
Income tax expense	1,475	245	39	(3)	1,759

Net income	$3,976	$689	$99		$4,764

Basic net income per share	$1.14	$2.90			$1.23	(4)
Diluted net income per share	$1.08	2.90			$1.17	(4)
Weighted average number of common shares outstanding
Basic	3,499,320	237,615			3,866,983
Diluted	3,687,374	237,615			4,055,037

1.	To record the opportunity cost of $7.9 million in cash disbursed at an assumed federal funds rate of 1%

2.	To record an estimated $297,000 reduction in operating expenses subsequent to the merger based on 20% of Abbeville Capital’s overhead adjusted for the amortization of the core deposit premium based on 10 year straight line amortization of $100,050.

3.	To record the estimated tax effects of the above adjustments based on a 28% effective tax rate.

4.	Pro forma earnings per share are based upon an exchange ratio of 3.0946 or the issuance of 367,663 shares.

Unaudited Pro Forma Combined Condensed Statement of Income

Year ended December 31, 2002

(Dollars in thousands)

	Actual				Pro Forma
	Community Capital	Abbeville Capital	Adjustments		December 31, 2002
Interest income	$22,204	$4,091	(97	)(1)	$26,198
Interest expense	7,793	1,488			9,281

Net interest income	14,411	2,603			16,917
Provision for loan losses	773	86			859

Net interest income after provision for loan losses	13,638	2,517			16,058
Noninterest income	4,539	644			5,183
Noninterest expense	11,892	1,904	(247	)(2)	13,549

Income before income taxes	6,285	1,257			7,692
Income tax expense	1,683	340	42	(3)	2,065

Net income	$4,602	$917	$108		$5,627

Basic net income per share	$1.34	$3.86			$1.47	(4)
Diluted net income per share	$1.26	$3.86			$1.40	(4)
Weighted average number of common shares outstanding
Basic	3,477,395	237,615			3,815,058
Diluted	3,648,300	237,615			4,015,963

1.	To record the opportunity cost of $7.9 million in cash disbursed at an assumed federal funds rate of 1.24%

2.	To record an estimated $380,400 reduction in operating expenses subsequent to the merger based on 20% of Abbeville Capital’s overhead adjusted for the amortization of the core deposit premium based on 10 year straight line amortization of $133,400.

3.	To record the estimated tax effects of the above adjustments based on a 28% effective tax rate.

4.	Pro forma earnings per share are based upon an exchange ratio of 3.0946 or the issuance of 367,663 shares.

RISK FACTORS

Each Abbeville Capital shareholder who votes in favor of the merger may be choosing to invest in Community Capital common stock. You should consider the following matters in deciding how to vote. You also should consider the other information included or incorporated by reference in this document.

You may not receive the form of merger consideration you elect.

The merger agreement provides that shareholders of Abbeville Capital may elect to receive cash, Community Capital common stock, or a combination of cash and Community Capital common stock, as calculated in accordance with the merger agreement. The elections made by Abbeville Capital shareholders will be subject to adjustment in accordance with the allocation and proration procedures set forth in the merger agreement. Accordingly, a shareholder of Abbeville Capital may not be sure, at the time the shareholder votes on whether to adopt the merger agreement, of the exact consideration the shareholder will receive in exchange for the shareholder’s shares of Abbeville Capital common stock. These adjustments could result in, among other things, tax consequences that differ from those that would have resulted had you received the exact form of merger consideration you elect.

The value of your stock merger consideration will vary with changes in Community Capital’s common stock price.

Each share of Abbeville Capital common stock will be converted into the right to receive cash and/or shares of Community Capital common stock. The price of Community Capital common stock when the merger takes place may vary from its price on the date of this proxy statement/prospectus and on the date of Abbeville Capital’s shareholder meeting. Changes in the price of Community Capital common stock may result from changes in the business, operations, or prospects of Community Capital or Abbeville Capital, regulatory considerations, general market and economic conditions, and other factors. At the time of Abbeville Capital’s shareholder meeting, you will not know the exact value of the stock merger consideration you will receive when the merger is completed.

The value of shares of Community Capital common stock may decline after the merger is completed before you receive your shares of Community Capital common stock.

There will be a time period after the merger is completed before you receive certificates representing any Community Capital common stock to be paid to you as merger consideration. Until you receive your certificates, you will not be able to sell your shares of Community Capital common stock on the open market and thus will not be able to avoid losses resulting from any decline in the price of Community Capital common stock during this interim period.

A lack of acquisition history could cause Community Capital to have difficulty in integrating Abbeville Capital into its operations.

The merger will be the first acquisition of another banking institution by Community Capital in its history. Thus, anticipating all of the challenges that will be presented by the integration of another banking institution into Community Capital’s operations may be more difficult. The successful integration of the management and staff, as well as the technical operations such as reporting systems and data processing, will be important to the future operations of the combined entity that will result from the merger. Substantial difficulties could be encountered, including the following:

•	the loss of key employees and customers;

•	the disruption of operations and business;

•	possible inconsistencies in standards, control procedures, and policies;

•	unexpected problems with costs, operations, personnel, technology, and credit; and

•	problems with the assimilation of new operations, sites, and personnel, which could divert resources from regular banking operations.

A loss of services of Thomas D. Sherard, Jr., Patricia P. Howie, or other key personnel could have a material negative impact upon the future success of the acquired operations of Abbeville Capital.

The success of Community Capital after the merger in growing its business profitably in the Abbeville, South Carolina market will be highly dependent upon the business relationships established there by Mr. Sherard, Ms. Howie, and other current employees of Abbeville Capital. Although Community Capital will enter into employment agreements with Mr. Sherard and Ms. Howie, and will offer employment to other key employees of Abbeville Capital, there can be no assurance that the services of these individuals will be available to Community Capital for any specified period. The loss of Mr. Sherard, Ms. Howie, or a significant number of other Abbeville Capital employees could materially and adversely affect Community Capital’s ability to operate successfully in the Abbeville, South Carolina market.

Directors and executive officers of Abbeville Capital and The Bank of Abbeville may have interests that are different from or in addition to your interests as a shareholder of Abbeville Capital.

When considering the recommendations of the board of directors of Abbeville Capital, you should be aware that some members of the Abbeville Capital board of directors and some executive officers of Abbeville Capital may have interests in the merger that are different from, or in addition to, your interests as shareholders.

For example, Mr. Sherard and Ms. Howie will become officers of, and will enter into employment agreements with, CapitalBank that provide them with significant benefits, including base salary and stock options over several years. Mr. Sherard and Ms. Howie will also receive bonuses for services to Abbeville Capital in connection with the merger. Mr. Sherard and Ms. Howie have previously entered into Salary Continuation Agreements and Split Dollar Agreements with Bank of Abbeville that will be assumed in the merger by Community Capital. Additionally, Joseph L. Savitz, Jr., who is currently a member of the Abbeville Board of Directors will become a member of the Board of Directors of Community Capital. See “Description of the Merger – Interests of Abbeville Capital’s Executive Officers and Directors in the Merger.”

You will have less influence as a shareholder of Community Capital than as a shareholder of Abbeville Capital.

The shareholders of Abbeville Capital currently have the right to control Abbeville Capital through their ability to elect the board of directors of Abbeville Capital and vote on other matters affecting Abbeville Capital. The merger will transfer control of Abbeville Capital to Community Capital. After completion of the merger, the shares of Community Capital common stock received by former Abbeville Capital shareholders will total             % of Community Capital’s outstanding common stock. Consequently, the Abbeville Capital shareholders who become shareholders of Community Capital will exercise much less influence over the management and policies of Community Capital than they currently exercise over the management and policies of Abbeville Capital.

Changes in Interest Rates Could Adversely Affect Community Capital’s Results of Operations and Financial Condition.

Like most banks, Community Capital’s earnings depend substantially on “rate differentials,” which are the differences between the rates it earns on loans, securities, and other earning assets, and the interest rates it pays on deposits and other borrowings. These rates are highly sensitive to many factors that are beyond Community Capital’s control, including general economic conditions and the policies of various governmental and regulatory authorities. Frequently the maturities of assets and liabilities are not balanced, and an increase or decrease in interest rates could have a material adverse effect Community Capital’s net interest margin, results of operations, and financial condition.

Changes in interest rates can have differing effects on our volume of mortgage loans originated. In periods of declining interest rates, such as have occurred recently, demand for mortgage loans typically increases, particularly for mortgage loans related to refinancing of existing loans. The refinancing of existing loans currently comprises approximately 41% of Community Capital’s loan volume. In periods of rising interest rates, demand for mortgage loans typically declines. Community Capital’s income from our mortgage banking division would significantly decrease following a decline in demand for mortgage loans in South Carolina, which is the area in which we originate our mortgage loans.

Community Capital could sustain losses if its asset quality declines.

As with Abbeville Capital, Community Capital’s earnings are significantly affected by its ability to properly originate, underwrite, and service loans. Community Capital could sustain losses if it incorrectly assesses the creditworthiness of its borrowers or fails to detect or respond to a deterioration in asset quality in a timely manner. Problems with asset quality could cause Community Capital’s interest income and net interest margin to decrease and its provisions for loan losses to increase, which could materially adversely affect its results of operations and financial condition.

The Banking Industry Is Highly Competitive.

The banking industry in Community Capital’s market area is highly competitive. Community Capital competes with many different financial and financial service institutions, including:

•	other commercial and savings banks and savings and loan associations;

•	credit unions;

•	finance companies;

•	mortgage companies;

•	brokerage and investment banking firms; and

•	asset-based non-bank lenders.

A substantial number of the commercial banks in Community Capital’s market area are branches or subsidiaries of much larger organizations affiliated with statewide, regional, or national banking companies, and as a result may have greater resources and lower cost of funds. Additionally, Community Capital faces competition from de novo community banks, including those with senior management who were previously with other local banks or those controlled by investor groups with strong local business and community ties.

These competitors aggressively solicit customers within their market area by advertising through direct mail, the electronic media, and other means. Many of these competitors have been in business longer than Community Capital and Abbeville Capital, and are substantially larger than either institution or the combined entity that will result from the merger. These competitors may offer services, such as international banking services, that Community Capital and Abbeville Capital can offer only through correspondents, if at all. Additionally, larger competitors have greater capital resources and, consequently, higher lending limits.

Changes in Economic Conditions Could Adversely Affect Community Capital’s Results of Operation and Financial Condition.

Community Capital’s profitability depends on the profitability of its bank subsidiary, whose operating results and asset quality may be significantly affected by national and local economic conditions. Community Capital makes loans primarily to borrowers who are located in South Carolina and secure these loans in substantial part with real estate collateral located in the area. Community Capital is subject to adverse changes in general economic conditions in the United States such as inflation, recession, and high levels of unemployment, consumer credit, and bankruptcies. Community Capital is also subject to unfavorable changes in economic conditions affecting its markets that may have a material adverse effect on its results of operations and financial condition. Such changes could result from numerous factors beyond Community Capital’s control, including a reduction in real estate values, business closings or layoffs, inclement weather, natural disasters, and adverse trends or events affecting various industry groups such as agriculture, real estate and real estate development, and construction.

While Community Capital’s asset quality ratios have not been significantly impacted by the prevailing economic slowdown in the national and local economies, it has seen an increase in bankruptcy filings, layoff announcements, and business closings in its market area. Considerable uncertainty continues regarding the economy and the potential for adverse effects from the continued threat of terrorism and other geo-political events. Therefore, there can be no assurance that a continuation or worsening of this slowdown will not ultimately have an adverse impact on Community Capital’s borrowers or Community Capital’s financial condition and results of operation.

Community Capital Relies Heavily on the Services of Key Personnel.

Community Capital depends on the services of William G. Stevens, its President and Chief Executive Officer. The loss of the services of Mr. Stevens could have a material adverse effect on its results of operations and financial condition.

Community Capital is also dependent on a number of other key officers who have important customer relationships or are instrumental to its operations. The loss of these individuals could have a material adverse effect on its results of operations and financial condition.

Community Capital Could be Adversely Affected by Government Regulation.

Community Capital is subject to extensive government regulation and supervision under various state and federal laws, rules, and regulations, including rules and regulations of the Board of Governors of the Federal Reserve, the FDIC, and the South Carolina State Board of Financial Institutions. These laws and regulations are designed primarily to protect depositors, borrowers, and the Bank Insurance Fund of the FDIC and to further certain social policies. Consequently, they may impose limitations on Community Capital that may not be in its shareholders’ best interests. Unlike Abbeville Capital, Community Capital has a class of stock registered with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934 and is therefore subject to extensive regulation by the Securities and Exchange Commission. Recently adopted federal securities laws and regulations have significantly increased the time and expense burdens on companies, like Community Capital, that are required to make periodic filings with the Securities and Exchange Commission. Many of the recently adopted rules have not yet gone fully into effect and the time and expense burdens are expected to increase. Such increased burdens could adversely affect the profitability of Community Capital. Community Capital is subject to changes in federal and state laws, regulations, governmental policies, capital requirements, and accounting principles. The effects of any such potential changes cannot be predicted, but they could have a material adverse effect on Community Capital’s results of operations and financial condition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement/prospectus, including the documents referred to and incorporated by reference herein, include certain forward-looking statements about the financial condition, results of operations and business of Community Capital, including the benefits of the proposed merger with Abbeville Capital, the expected impact of the proposed merger on Community Capital’s earnings per share, the receipt of regulatory approvals for the merger, and the anticipated tax consequences of the merger. Such forward-looking statements and information are based on management’s beliefs, assumptions, and expectations of our future economic performance, taking into account information currently available and are not guarantees of future performance. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and similar expressions identify forward-looking statements. Such statements reflect Community Capital’s current views of future events and are subject to certain risks, uncertainties, and assumptions that may cause actual results or outcomes to vary materially from management’s expectations.

Some of the important factors that could cause actual results of operation or financial condition to differ materially from expectations include, but are not limited to: (1) the challenges, costs, and complications associated with the continued development of our branches and our proposed plan to be the survivor of a merger with Abbeville Capital; (2) the potential that loan charge-offs may exceed the allowance for loan losses or that such allowance will be increased as a result of factors beyond our control; (3) our dependence on senior management; (4) competition from existing financial institutions operating in our market areas as well as the entry into such areas of new competitors with greater resources, broader branch networks, and more comprehensive services; (5) adverse conditions in the stock market, the public debt market, and other capital markets (including changes in interest rate conditions); (6) changes in deposit rates, the net interest margin, and funding sources; (7) inflation, interest rate, market, and monetary fluctuations; (8) risks inherent in making loans, including repayment risks and value of collateral; (9) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on our loan portfolio and allowance for loan losses; (10) fluctuations in consumer spending and saving habits; (11) the demand for our products and services; (12) technological changes, including without limitation our conversion to a new core processing system and outsourcing of our data processing functions on or about November 15, 2003 that may, among other items, require replacement or upgrades to our network components; (13) the challenges and uncertainties in the implementation of our expansion and development strategies; (14) the ability to increase market share; (15) the adequacy of expense projections and estimates of impairment loss; (16) the impact of changes in accounting policies by the Securities and Exchange Commission; (17) unanticipated regulatory or judicial proceedings; (18) the potential negative effects of future legislation affecting financial institutions (including without limitation laws concerning taxes, banking, securities, and insurance); (19) the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (20) the timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet; (21) the impact on our business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; (22) other factors described in this report and in other reports we have filed with the Securities and Exchange Commission; and (23) our success at managing the risks involved in the foregoing.

Factors that could affect the expected impact of the proposed merger include: (1) the possibility that the transaction does not close due to failure to receive required approvals or satisfy other conditions; (2) the ability of Community Capital to successfully integrate Abbeville Capital’s operations; and (3) the creditworthiness of Abbeville Capital’s borrowers and the ability to retain Abbeville Capital’s deposit and loan customer base following consummation of the transaction.

Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in the forward-looking statements. These and other material risk factors relating to the merger and Community Capital’s operations are more fully described in this proxy statement/prospectus under the caption “Risk Factors.”

SHAREHOLDER MEETING

Date, Place, Time and Purpose

Abbeville Capital is furnishing this proxy statement/prospectus to the holders of Abbeville Capital common stock as of the record date described below in connection with a proxy solicitation by the Board of Directors of Abbeville Capital, which will use the proxies at a special meeting of Abbeville Capital shareholders to be held at                                              ,                             , South Carolina, at                  p.m., local time, on                          , 2004.

At this meeting, holders of Abbeville Capital common stock will be asked to:

•	vote on a proposal to approve the merger agreement and related plan of merger, copies of which are attached to this proxy statement/prospectus as Appendix A; and

•	transact other business as may properly come before the shareholder meeting or any adjournments of the meeting.

Abbeville Capital’s board of directors is not aware of any other business to be considered at this shareholder meeting.

Record Date, Voting Rights, Required Vote and Revocability of Proxies

The Abbeville Capital board of directors fixed the close of business on                              , 2004 as the record date for determining the Abbeville Capital shareholders entitled to notice of and to vote at the shareholder meeting of Abbeville Capital shareholders. Only holders of Abbeville Capital common stock of record on the books of Abbeville Capital at the close of business on                              , 2004, have the right to receive notice of and to vote at the shareholder meeting. On the record date,                  shares of Abbeville Capital common stock were issued and outstanding and held by approximately                      holders of record. At the shareholder meeting, Abbeville Capital shareholders will have one vote for each share of Abbeville Capital common stock owned on the record date.

A quorum of Abbeville Capital shareholders is required to hold the shareholder meeting. A quorum will exist when the holders of a majority of the outstanding shares of Abbeville Capital common stock entitled to vote on the merger are present at the meeting. To determine whether a quorum is present, Abbeville Capital will count all shares of Abbeville Capital common stock present at the shareholder meeting either in person or by proxy, whether or not the shares are actually voted for any matter.

Approval of the merger agreement and related plan of merger will require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Abbeville Capital common stock.

Brokers who hold shares in their name for customers who are the beneficial owners of the shares may not vote those shares at the shareholder meeting or give a proxy to vote those shares at the shareholder meeting without specific instructions from their customers. Any abstentions, nonvoting shares, or “broker non-votes” will have the same effect as a vote against approval of the merger agreement and plan of merger.

Properly executed proxies that Abbeville Capital receives before the vote at the shareholder meeting that have not been revoked before the shareholder meeting will be voted in accordance with the instructions indicated on the proxies. Any proxy received with no instructions indicated will be voted FOR approval of the merger agreement and related plan of merger, and the proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the shareholder meeting.

If necessary, the proxy holder may vote in favor of a proposal to adjourn the shareholder meeting to permit further solicitation of proxies, unless a proxy instructed a vote against approval of the merger agreement and plan of merger. If you do not either return your signed proxy card or attend and vote in favor of the merger agreement and plan of merger at the shareholder meeting, the effect will be the same as a vote against the merger.

A shareholder of Abbeville Capital who has given a proxy may revoke it at any time prior to the Abbeville Capital shareholder meeting by:

•	giving written notice of revocation to the corporate secretary of Abbeville Capital;

•	properly submitting to Abbeville Capital a duly executed proxy bearing a later date; or

•	attending the Abbeville Capital shareholder meeting and voting in person.

All written notices of revocation and other communications with respect to revocation of proxies should be sent to:

Abbeville Capital Corporation

203 S. Main Street

Abbeville, South Carolina 29620

Telephone: (864) 366-9676

Attention: Corporate Secretary

As of the record date for the Abbeville Capital shareholder meeting, executive officers and directors of Abbeville Capital and their immediate family members and affiliated entities had voting power over                      outstanding shares of Abbeville Capital common stock, which constitutes             % of the outstanding shares of Abbeville Capital common stock and             % of the outstanding shares necessary to approve the merger. The affirmative vote of two-thirds of the shares of Abbeville Capital common stock outstanding as of the record date is required to approve the merger. It is expected that the executive officers and directors of Abbeville Capital will vote their shares in favor of the merger agreement and plan of merger, but they have not contractually agreed to do so. On the record date, Community Capital’s executive officers and directors owned                      shares of Abbeville Capital common stock. On the record date, Community Capital owned                      shares of Abbeville Capital common stock other than in a fiduciary capacity for others. This total of          shares constitutes             % of the outstanding shares necessary to approve the merger.

Representatives of Elliott Davis, LLC are expected to be present at the Abbeville Capital shareholder meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Solicitation of Proxies

Directors, officers, employees and agents of Abbeville Capital will solicit proxies, either by mail, in person, by telephone, or other means. They will receive no additional compensation for such services. Although Abbeville Capital does not currently expect to do so, it may engage one or more proxy solicitation firms to assist it in the delivery of proxy materials and solicitation of completed proxies. Abbeville Capital also may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Abbeville Capital common stock held of record by these persons. Abbeville Capital shall bear the cost of this proxy solicitation.

Dissenters’ Rights

Shareholders who vote against or abstain from voting on the merger and properly exercise their dissenters’ rights prior to and after the Abbeville Capital shareholder meeting will have the right to receive a cash payment equal to the fair value of their shares of Abbeville Capital common stock. To exercise these rights, shareholders must strictly comply with Article 13 of the South Carolina Business Corporation Act of 1988, a copy of which is attached as Appendix D to this proxy statement/prospectus and which is summarized below in “Dissenters’ Rights.” If you wish to exercise dissenters’ rights, please read this information carefully. You must take affirmative steps to preserve these rights.

Recommendation by Abbeville Capital’s Board of Directors

Abbeville Capital’s board of directors has unanimously adopted the merger agreement and related plan of merger, and it believes that completion of the merger is in the best interests of Abbeville Capital and its shareholders. Abbeville Capital’s board of directors unanimously recommends that you vote FOR approval of the merger agreement and the related plan of merger.

DESCRIPTION OF THE MERGER

The following describes material aspects of the merger. This description is not a complete description of all the terms and conditions of the merger agreement. This description is qualified in its entirety by the appendices attached to this proxy statement/prospectus, including the merger agreement and related plan of merger, copies of which are attached as Appendix A and incorporated by reference into this proxy statement/prospectus. You should read the appendices in their entirety.

The Merger

Abbeville Capital will be acquired by and merged into Community Capital, with Community Capital being the surviving corporation. The merger will be completed pursuant to the terms of the merger agreement and related plan of merger. Subsequent to the merger, Community Capital intends to merge The Bank of Abbeville, the banking subsidiary of Abbeville Capital, into Community Capital’s banking subsidiary, CapitalBank.

What Abbeville Capital Shareholders Will Receive in the Merger

Under the merger agreement and plan of merger, you will receive one of the following forms of payment of the merger consideration in exchange for each of your shares of Abbeville Capital common stock:

•	$63.13 of cash,

•	a number of shares of Community Capital common stock as determined by an exchange ratio described below under the heading “Possible Adjustment of Merger Consideration”; or

•	a combination of cash and shares of Community Capital common stock.

No fractional shares of Community Capital common stock will be issued in connection with the merger. Instead, cash will be paid in lieu of any fractional share of Community Capital common stock to which any Abbeville Capital shareholder would be entitled upon completion of the merger. The cash paid will be an amount equal to the shareholder’s fractional interest multiplied by the exchange ratio.

Community Capital common stock is listed on the American Stock Exchange under the trading symbol “CYL.” On August 15, 2003, which was the last trading day prior to the initial announcement of the merger, the price of Community Capital common stock closed at $17.10 per share, and on                     , 2004, the price of Community Capital common stock closed at $                    . The price of Community Capital common stock, however, may fluctuate before you receive the stock merger consideration after completion of the merger. Any fluctuation will change the value of the shares of Community Capital common stock that you receive in the merger.

Possible Adjustment of the Merger Consideration

The amount of Community Capital common stock and cash to be paid as merger consideration is subject to adjustment based on the trading value of Community Capital’s common stock prior to completion of the merger.

•	The exchange ratio will be 4.6419 shares of Community Capital common stock for each share of Abbeville Capital common stock if the average daily closing trading price per share of Community Capital common stock for the twenty consecutive trading days ending on the third trading day immediately preceding the merger is less than or equal to $13.60.

•	The exchange ratio will be 3.0946 shares of Community Capital common stock for each share of Abbeville Capital common stock if the average daily closing trading price per share of Community Capital common stock for this period is greater than or equal to $20.40.

•	If the average daily closing trading price per share of Community Capital common stock for this time period is between $13.60 and $20.40, the number of shares of Community Capital common stock exchangeable for each share of Abbeville Capital common stock will be determined by dividing $63.13 by the average daily trading price.

Allocation of the Merger Consideration

A maximum of 564,559 shares of Community Capital common stock and $7.5 million of cash will be issued and paid to the Abbeville Capital shareholders as merger consideration. Abbeville Capital shareholders are unlikely to elect this exact mix of merger consideration, in which case the exchange agent will allocate among the Abbeville Capital shareholders the stock and cash merger consideration pursuant to the allocation procedures. Accordingly, you probably will not receive a portion of the merger consideration in the form you elect. These allocations could result in, among other things, tax consequences that differ from those that would have resulted had you received the exact form of merger consideration you elect.

In order for the merger to qualify as a tax-free reorganization for federal tax purposes and to permit delivery of the requisite tax opinion pursuant to the merger agreement and plan of merger, the aggregate amount of cash (i) paid to all Abbeville Capital shareholders including dissenters, (ii) paid in lieu of fractional shares, and (iii) distributed by Abbeville Capital to the Abbeville Capital shareholders between August 18, 2003 and the date the merger is completed, cannot exceed 50% of the total fair market value of all of the shares of Community Capital common stock and cash delivered by Community Capital to Abbeville Capital’s shareholders. As a result, all elections by Abbeville Capital shareholders are subject to an additional adjustment by Community Capital to reduce the total amount of cash to be received in the merger to the extent necessary to preserve this reorganization status and not exceed the 50% threshold. If the tax-related adjustment were necessary, the amount of cash an Abbeville Capital shareholder would have received, after taking into account such holder’s election and any proration, will be reduced and the shareholder will receive additional Community Capital common stock instead. Whether the tax-related adjustment will be made, and the magnitude of the adjustment, if made, will be based on a number of factors, including the trading price per share of Community Capital common stock at the time the merger is completed (which may be different from the average daily ending trade price per share of Community Capital common stock used for calculating the exchange ratio), the amount of cash paid in lieu of fractional shares, the number of shares for which dissenters’ rights are exercised, and the amount of cash distributed to the Abbeville Capital shareholders by Abbeville Capital between August 18, 2003 and the date the merger is completed. Due to these limitations on the amount of stock and cash to be paid as merger consideration, we cannot ensure you will receive the form of merger consideration you elect.

Election of the Form of Payment of the Merger Consideration

Community Capital has appointed Registrar & Transfer Company as its exchange agent in connection with the merger. At the effective time of the merger, Community Capital will deposit with the exchange agent, for the benefit of Abbeville Capital shareholders, certificates representing shares of Community Capital common stock and cash to be issued or paid as merger consideration, subject to the allocation procedures described above in “Allocation of the Merger Consideration.”

In accordance with the allocation procedures, upon completion of the merger, Abbeville Capital shareholders will be entitled to elect to receive for each share of Abbeville Capital common stock either cash, shares of Community Capital common stock, or a combination of cash and shares of Community Capital common stock.

All shareholder elections must be made on the election form to be provided by Community Capital’s exchange agent. Upon completion of the merger, Community Capital’s exchange agent will provide the election forms to persons who are holders of Abbeville Capital common stock at the time the merger is completed. To be effective, an election form must be properly completed, accompanied by the stock certificate(s) in respect of which the election is being made, and received by the exchange agent no later than the election deadline specified in the election form. This election deadline will not be less than 20 business days after the form is mailed to Abbeville Capital shareholders.

Abbeville Capital shareholders should not deliver their stock certificates to Abbeville Capital, Community Capital, or Community Capital’s exchange agent until they receive the election form.

Community Capital will pay cash to Abbeville Capital shareholders in lieu of issuing any fractional shares of Community Capital common stock.

Abbeville Capital shareholders who wish to exercise dissenters’ rights must follow the procedures required by Article 13 of the South Carolina Business Corporation Act of 1988. See “Dissenters’ Rights.”

After Abbeville Capital shareholders surrender to the exchange agent their duly endorsed stock certificates representing Abbeville Capital common stock, the exchange agent will mail to those shareholders:

•	stock certificates representing the number of shares of Community Capital common stock to which they are entitled; and

•	one or more checks for the amount (without interest) to be paid in cash as merger consideration and in lieu of any fractional shares of Community Capital common stock and for the amount of all undelivered dividends or distributions (without interest) in respect of the shares of Community Capital common stock, if any, declared after completion of the merger.

Community Capital is not obligated to deliver the stock certificates or other consideration to any former Abbeville Capital shareholder until that shareholder has properly surrendered its Abbeville Capital stock certificates. Whenever a dividend or other distribution with a record date after the date on which the merger is completed is declared by Community Capital on its common stock, the declaration will include dividends or other distributions on all shares of Community Capital common stock that may be issued in connection with the merger. Community Capital, however, will not pay any dividend or other distribution that is payable to any former Abbeville Capital shareholder until the shareholder has properly surrendered its Abbeville Capital stock certificates.

If any Abbeville Capital shareholder’s stock certificate has been lost, stolen, or destroyed, Community Capital’s exchange agent will pay the merger consideration and such dividends or distributions only upon the shareholder’s submission of an affidavit claiming the certificate to be lost, stolen, or destroyed and the posting of a bond as indemnity against any claim that may be made with respect to the certificate.

At the time the merger becomes effective, the stock transfer books of Abbeville Capital will be closed, and no transfer of shares of Abbeville Capital common stock by any shareholder will be made or recognized. If certificates representing shares of Abbeville Capital common stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged, as applicable, for payment of the merger consideration and any undelivered dividends or distributions on Community Capital common stock declared after the merger.

Elections may be revoked or changed upon written notice to the exchange agent prior to the election deadline. If a shareholder revokes an election form and does not properly make a new election by the election deadline in respect of the shares of Abbeville Capital common stock covered by the revoked election form, it will be deemed that the holder did not make any election in respect of those shares. The exchange agent may use its reasonable discretion to determine whether any election, revocation, or change has been properly or timely made, and any good faith decisions of the exchange agent will be binding and conclusive. Neither Community Capital nor the exchange agent is under any obligation to notify any person of any defect in an election form.

Neither Abbeville Capital or Community Capital (or their respective boards of directors) nor their financial advisors make any recommendation as to whether you should choose Community Capital common stock or cash for your shares of Abbeville Capital common stock. You should consult with your own financial advisor about this decision.

Background of the Merger

In 1997, the board of directors of Community Capital began to discuss various strategic means of expanding its franchise. The board determined that the company could grow through branch acquisitions, whole bank acquisitions, or de novo branching, and that Community Capital would pursue opportunities as they arose. William G. Stevens, the Chief Executive Officer of Community Capital, has known members of the executive management team of Abbeville Capital socially and professionally for many years. Around 1997, Mr. Stevens informally discussed Community Capital’s general overall expansion ideas with Thomas D. Sherard, Jr., the Chief Executive Officer of Abbeville Capital, with no specific timetable or schedule.

On April 1, 1999, Mr. Sherard advised Mr. Stevens that Abbeville Capital had entered into a merger agreement between Abbeville Capital and FLAG Financial Corporation of La Grange, Georgia. Because in Community Capital’s opinion the FLAG offer was insufficient and because Community Capital had always had a vague interest in acquiring Abbeville Capital because of its close proximity, Community Capital’s board of directors decided to make a competing offer to acquire Abbeville Capital.

Community Capital engaged JC Bradford & Company as financial advisors, and on June 15, 1999 presented a proposed letter of intent to acquire Abbeville Capital for a proposed purchase price of $10,000,000. Abbeville Capital received additional unsolicited offers, but rejected all of them in favor of the then existing agreement with FLAG Financial. On the day of the called shareholders’ meeting to consider the proposed merger with FLAG Financial, the parties agreed to terminate the proposed merger prior to the vote.

Community Capital continued to have a friendly relationship with the management and board of directors of Abbeville Capital. Informally, from time to time Mr. Stevens reminded Mr. Sherard that if Abbeville Capital desired to sell at any time, then Community Capital would appreciate the opportunity to be considered as a potential acquirer.

In May 2001, Community Capital’s board of directors instructed Mr. Stevens to determine if Abbeville Capital had an interest in merger discussions. On August 22, 2001, Mr. Stevens met with Mr. Sherard to discuss the possibilities of merging the two companies. Mr. Sherard reported that Abbeville Capital was not soliciting acquisition proposals, but recognized that the board of directors had a responsibility to review and respond to offers as they were presented. During the summer of 2001, the two companies continued discussions and outlined their respective ideas as to the possible strategic directions of their respective companies.

On August 28, 2001, several representatives of both companies met to discuss various pricing models and alternatives, along with general ideas as to board membership and executive management. Both parties determined that they needed to meet with their respective boards before further discussions could continue.

On September 7, 2001, the board of directors of Community Capital had a special meeting and approved the general outline of the merger and instructed management to move forward with appropriate consultants and prepare an agreement for presentation to Abbeville Capital’s board of directors. The management of Community Capital prepared pro forma information reflecting a proposed purchase price of $12.68 million, of which 50% would be paid with the common stock of Community Capital and 50% in cash. This information was forwarded to Abbeville Capital’s board of directors in anticipation of their board meeting on September 14, 2001. The board of directors of Abbeville Capital on September 14, 2001 voted to discontinue all negotiations due to the uncertainty and turmoil in the United States as a result of the terrorist attacks that occurred on September 11, 2001.

On May 27, 2003, the board of directors of Community Capital determined that Community Capital should seek strategic growth through de novo branching as well as potential acquisitions of smaller banks in Community Capital’s geographic footprint. On June 25, 2003 Mr. Stevens met with Mr. Sherard to discuss the possibility of merging the two companies. During this discussion, Mr. Stevens and Mr. Sherard briefly discussed two times book value as a general discussion target price. A brief discussion on possible mix of the stock and cash percentages occurred, and Mr. Stevens suggested that each party consider a mix of 50 percent cash and 50 percent stock as the form of merger consideration.

Mr. Sherard agreed to inform the board of directors of Abbeville Capital. At a directors meeting on June 27, 2003, the board of directors of Abbeville Capital agreed to engage an investment banking company, and Mr. Sherard contacted The Orr Group.

Community Capital’s management selected Sterne Agee & Leach as investment bankers to represent Community Capital, subject to board approval, which was obtained on June 18, 2003.

On July 16, 2003, a representative of Sterne Agee & Leach met with the board of directors of Community Capital and presented a proposed model to be used if the transaction went forward. This model reflected a total purchase price of $13.6 million with a 50 percent cash and 50 percent stock mix. Management was instructed to forward the model to Abbeville Capital on July 17, 2003.

Around August 7, 2003, Mr. Sherard informed Mr. Stevens that the board of directors of Abbeville Capital would consider further discussions only if the price were at least $15 million. Community Capital’s management in conjunction with Sterne Agee & Leach prepared several models using up to 60 percent cash in the transaction to be presented to the board of directors of Community Capital.

At a special meeting of the Community Capital board of directors on August 4, 2003, these various models were discussed, and the board authorized Mr. Stevens to negotiate with Mr. Sherard a transaction of up to $15 million and a combination of cash and stock that would be permissible as a tax-free reorganization for federal tax purposes. On August 6, 2003, officers of Community Capital met with officers of Abbeville Capital to present the models. During that meeting Mr. Sherard offered his opinion that Abbeville Capital’s board of directors would probably accept a $15 million purchase price consisting of 50% stock and 50% cash.

On August 19, 2003, the board of directors of Abbeville Capital met and approved a letter of intent to enter into the transaction. Both parties made a joint announcement as to the letter of intent. A Form 8-K was filed by Community Capital on August 19, 2003 announcing the execution of the letter of intent on August 19, 2003.

On October 14, 2003, the board of directors of each company approved the definitive merger agreement. A Form 8-K was filed by Community Capital on October 16, 2003 announcing the execution of the merger agreement on October 15, 2003.

Community Capital’s Reasons for the Merger

Community Capital’s board of directors deliberated and approved the merger agreement and plan of merger at a meeting of the board held on October 15, 2003. In reaching its determination to approve and adopt the merger agreement and plan of merger, Community Capital’s board of directors consulted with Community Capital’s management and legal advisors and considered a number of factors. The following is a discussion of information and factors considered by Community Capital’s board of directors in reaching this determination. This discussion is not intended to be exhaustive, but includes the material factors considered by Community Capital’s board of directors. In the course of its deliberations with respect to the merger, Community Capital’s board of directors discussed the anticipated impact of the merger on Community Capital, Community Capital’s shareholders, and various other constituencies. Community Capital’s board of directors did not identify any material disadvantages expected to result from the merger during these discussions. In reaching its determination to approve the merger agreement and plan of merger, Community Capital’s board of directors did not assign any relative or specific weights to the factors considered in reaching such determination, and individual members of Community Capital’s board of directors may have given differing weights to different factors.

The Community Capital board of directors considered various factors, including the following, in helping to make its determination to vote in favor of the merger:

•	The fact that the merger represents a strategic expansion opportunity that allows Community Capital to gain significant market share in the city of Abbeville, South Carolina where Community Capital currently does not have full-service branch facilities;

•	The compatibility of the acquisition with Community Capital’s growth and de novo branching strategy;

•	Abbeville Capital’s attractive loan and deposit customer base;

•	The high quality of Abbeville Capital’s employees;

•	Abbeville Capital’s history of strong financial performance;

•	The financial attractiveness of the acquisition to Community Capital, including the expected lack of a material impact on 2004 earnings per share and the possible accretive impact on 2005 earnings per share; and

•	The opportunity to expand Community Capital’s shareholder base within the Abbeville community by offering shares of Community Capital common stock in exchange for Abbeville Capital common stock.

The Community Capital board of directors also reviewed the terms of the merger agreement and plan of merger, including the amount and form of consideration to be received by Abbeville Capital shareholders in the merger, as well as the general impact that the merger could be expected to have on the constituencies served by Community Capital, including its customers, employees, and communities.

Abbeville Capital’s Reasons for the Merger; Recommendation of the Board of Directors

In reaching its determination that the merger and the merger agreement and plan of merger are fair to, and in the best interest of, Abbeville Capital and its shareholders, Abbeville Capital’s board of directors consulted with its consultants and counsel, as well as with Abbeville Capital’s management, and considered a number of factors, including, without limitation, the following:

•	A review of Abbeville Capital’s current business, operations, earnings, and financial condition and reasonable expectations of future performance and operations;

•	The terms of the Community Capital’s offer, including both the amount and nature of the consideration proposed to be paid in comparison to other similar transactions occurring in the recent past within South Carolina;

•	The recent market performance of Community Capital common stock, as well as the recent earnings performance and dividend payment history of Community Capital;

•	The belief of the Abbeville Capital board of directors that the terms of the merger agreement and plan of merger are attractive in that the merger agreement and plan of merger allow Abbeville Capital’s shareholders to become shareholders in Community Capital or elect to receive a cash payment, or both within certain parameters;

•	The wide range of banking products and services Community Capital offers to its customers;

•	The belief of Abbeville Capital’s board of directors, based upon analysis of the anticipated financial effects of the merger, that upon consummation of the merger, Community Capital and its banking subsidiaries would remain well-capitalized institutions, the financial positions of which would be in excess of all applicable regulatory capital requirements;

•	The belief of Abbeville Capital’s board of directors that, in light of the reasons discussed above, Community Capital was an attractive choice as a long-term affiliation partner of Abbeville Capital; and

•	The expectation that the merger will generally be a tax-free transaction to Abbeville Capital shareholders who receive only Community Capital common stock by virtue of the merger. See “Expected Federal Tax Consequences of the Merger.”

Abbeville Capital’s board of directors did not assign any specific or relative weight to the foregoing factors in their considerations.

Based on a thorough evaluation of these factors, Abbeville Capital’s board of directors believes the merger is in the best interests of Abbeville Capital and the Abbeville Capital shareholders. Abbeville Capital’s board of directors unanimously recommends that Abbeville Capital shareholders vote “FOR” approval of the merger agreement and plan of merger.

Opinion of Abbeville Capital’s Financial Advisor

The board of directors of Abbeville Capital retained The Orr Group to act as financial advisor in connection with the merger and to render a written opinion to the board of directors of Abbeville Capital that the merger consideration (the “Merger Consideration”) to be received by the shareholders of Abbeville Capital as set forth in the merger agreement was fair, from a financial point of view, to the Abbeville Capital shareholders.

Pursuant to The Orr Group’s engagement agreement dated July 2, 2003, The Orr Group on October 14, 2003 rendered its oral opinion to the board of directors of Abbeville Capital as to the fairness, from a financial point of view, of the Merger Consideration to the stockholders of Abbeville Capital. The Orr Group subsequently confirmed its opinion in writing as of December 2, 2003, which is attached as Appendix B hereto and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by The Orr Group in connection with its opinion. Abbeville Capital’s stockholders are urged to read the opinion in its entirety.

The Orr Group, located in Winston-Salem, North Carolina, is an investment banking firm that specializes in providing investment banking advisory services to financial institutions. The Orr Group’s principals have over 75 years of combined banking experience and have been involved in numerous bank related mergers and acquisitions. No limitations were imposed by Abbeville Capital upon The Orr Group with respect to rendering its opinion.

The Orr Group’s opinion to Abbeville Capital’s board of directors is directed only to the Merger Consideration as defined in the merger agreement and does not address the fairness, from a financial point of view, of any change in the merger consideration that may be agreed upon by Abbeville Capital and Community Capital in the future. The Orr Group’s opinion does not constitute a recommendation to any stockholder of Abbeville Capital as to how such stockholder should vote at the Abbeville Capital Special Meeting of Shareholders.

In arriving at its opinion, The Orr Group, among other things:

(i)	Reviewed the merger agreement and certain related documents;

(ii)	Reviewed the historical and current financial position and results of operations of Abbeville Capital and Community Capital;

(iii)	Reviewed certain publicly available information concerning Abbeville Capital including Annual Reports for each of the years in the three year period ended December 31, 2002;

(iv)	Reviewed certain publicly available information concerning Community Capital including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2002;

(v)	Reviewed certain available financial forecasts concerning the business and operations of Abbeville Capital and Community Capital that were prepared by management of Abbeville Capital and Community Capital, respectively;

(vi)	Participated in discussions with certain officers and employees of Abbeville Capital to discuss the past and current business operations, financial condition and prospects of Abbeville Capital and Community Capital, as well as matters we believe relevant to our inquiry;

(vii)	Reviewed certain publicly available operating and financial information with respect to other companies that we believe to be comparable in certain respects to Abbeville Capital and Community Capital;

(viii)	Reviewed the current and historical relationships between the trading levels of Abbeville Capital’s common stock and Community Capital’s common stock and the historical and current market for the common stock of Abbeville Capital, Community Capital and other companies that we believe to be comparable in certain respects to Abbeville Capital or Community Capital;

(ix)	Reviewed the nature and terms of certain other acquisition transactions that we believe to be relevant; and

(x)	Performed such other reviews and analysis we have deemed appropriate.

In The Orr Group’s review and analysis, The Orr Group assumed and relied upon the accuracy and completeness of all of the financial and other information provided to The Orr Group or that was publicly available, and has not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, The Orr Group assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Abbeville Capital or Community Capital, as the case may be, and The Orr Group expresses no opinion with respect to such forecasts or the assumptions on which they are based. The Orr Group has not made or obtained, or assumed any responsibility for making or obtaining, any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of Abbeville Capital or Community Capital.

The Orr Group employed a variety of analyses, of which some are briefly summarized below. The analyses outlined below do not represent a complete description of the analyses performed by The Orr Group. The Orr Group believes that it is necessary to consider all analyses as a whole and that relying on a select number of the analyses, without considering the whole, could create a misunderstanding of the opinion derived from them. In addition, The Orr Group may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis should not be taken to be The Orr Group’s view of the entire analysis as a whole.

Selected Companies Analysis

The Orr Group compared the financial performance data of Abbeville Capital with a peer group of thirty-six publicly-traded banking companies that as of October 9, 2003 operated in the U.S., had total assets of equal to or less than $200 million, a return on average assets (ROAA) greater than 0.6%, and tangible common equity (TCE) between 6.5% and 13.5%. The peer group included the following:

Peer Group List (36 institutions)

Cecil Bancorp	MD	Madison Bancshares	FL

Muncy Bank Financial	PA	Parke Bank	NJ

Potomac Bancshares	WV	First Trust Bank	NC

Greer Bancshares	SC	MidCarolina Financial	NC

Cardinal Bankshares	VA	FNB Bancshares, Inc.	SC

Heritage Bankshares	VA	Guaranty Financial Corp	VA

Harford Bank	MD	Atlantic BancGroup	FL

Surrey Bancorp	NC	Patapsco Bancorp	MD

Bank of SC Corp	SC	Pioneer Bankshares	VA

Fulton Bancshares	PA	Allaire Community Bank	NJ

Bank of the James	VA	Boardwalk Bank	NJ

Citizens Financial Corp	WV	United Financial	NC

Waccamaw Bankshares	NC	Bank of Wilmington	NC

People's Community Capital	SC	United Financial Banking Cos	VA

Shore Financial Corp	VA	Easton Bancorp, Inc.	MD

Thomasville Bancshares	GA	Weststar Financial Services	NC

FNB Financial Corp	PA	Beach First National Bancshares	SC

The results of the analysis involve complex considerations of the selected companies and Abbeville Capital. The Orr Group compared performance indicators of Abbeville Capital with the median performance of the selected peer group. The performance indicators utilized by The Orr Group were for the quarter ending June 30, 2003. The comparison of indicators included the following:

Select Financial Data	Abbeveille Data	Peer Median
Assets (000s)	$69,975	$152,981
Tangible Equity (000s)	$7,705	$13,986
Loans to Deposits	71.7	86.8
Tangible Common Equity Ratio (TCE)	11.0	9.8
Tier 1 Ratio	15.9	12.2
Reserves to Loans	1.1	1.4
Net Charge Offs to Loans	0.1	0.1
Return on Average Assets (ROAA)	1.4	1.0
Return on Average Equity (ROAE)	13.5	9.8
Net Interest Margin (NIM)	4.1	4.1
Efficiency Ratio	56.6	62.8
Dividend Yield	0.00	0.90

Comparable Transaction Analysis

The Orr Group reviewed data of selected transactions involving pending and completed bank merger transactions that it deemed pertinent to an analysis of the merger. The transactions selected were mergers that were pending or completed from August, 2001 through October 9, 2003 and where the selling bank had assets between $50 million and $200 million and LTM ROAA’s greater than or equal to 1.0% and less than or equal to 2.0%. From these transactions, The Orr Group selected six groups for comparison purposes:

•	All National Comparables (55 transactions)

•	All National Comparables where the seller had a ROAA greater than 1.16% and less than 1.50% (26 transactions)

•	All National Comparables where the selling bank had assets between $50 million and $100 million (24 transactions)

•	All National Comparables where the seller had a TCE greater than 9.0% and less than 11.2% (21 transactions)

•	Regional Comparables (9 transactions)

•	A Select Group of Comparables (8 transactions)

The Orr Group compared the median pricing ratios of the comparable transactions to the pricing ratios of the merger. The pricing ratios included price to book, price to tangible book, price to earnings per share for the latest twelve months and the franchise premium to core deposit ratio. A summary of the analysis is included in the following table:

Median Statistics	Price to Book	Price to TBVPS	Price to LTM EPS	Price to Assets	Price to Deposits	Fran Prem to Core Dep	Target Assets
Abbeville - Community Capital	195.0	195.0	16.7	21.4	28.1	16.6	$69,975

All Comparables	180.9	195.2	17.5	17.4	20.7	11.4	$106,922

ROAA Comparables	193.1	200.8	16.3	17.9	21.0	13.1	$110,620

Size Comparables	176.9	177.2	19.3	17.6	21.1	12.3	$75,125

TCE Comparables	180.2	181.4	15.6	17.9	21.3	10.2	$109,304

Regional Comparables	186.8	190.6	18.7	20.4	24.1	15.2	$83,355

Select Comparables	164.1	164.1	16.1	18.2	21.0	10.2	$95,036

Discount Dividend Analysis

The Orr Group performed a dividend discount analysis to estimate a range of present values per share of Abbeville Capital’s common stock, assuming Abbeville Capital continued to operate as a stand-alone entity. The Orr Group discounted five years of estimated cash flows for Abbeville Capital based on projected growth rates and capital requirements. The Orr Group derived a range of terminal values by applying multiples ranging from 10 times to 12 times estimated forward net income for the terminal year 2007. The present value of the estimated excess cash flows and terminal value was calculated using discount rates ranging from 10% to 14%, which The Orr Group viewed as the appropriate range of discount rates for a company with Abbeville Capital’s risk characteristics. The analysis yielded a range of stand-alone, fully diluted values for Abbeville Capital’s stock of approximately $40.30 to $54.10, with a mid-point of $46.70. The Orr Group included the discount dividend analysis because it is a widely used valuation methodology; however the results of such methodology are highly dependent upon numerous assumptions.

Contribution Analysis

In its contribution analysis, The Orr Group compared the pro forma financial contribution of Abbeville Capital to the combined company, particularly in terms of earnings contribution, to the pro forma ownership of Abbeville Capital shareholders in the combined company’s shareholder base. The contribution analysis did not take into account any merger adjustments or cost savings as a result of the merger. The contribution analysis revealed that Abbeville Capital was contributing 15.1%, 14.8% and 14.5% of the 2004, 2005 and 2006 pro forma estimated net income respectively. This was compared to the pro forma ownership for Abbeville Capital shareholders of 17.7% in the combined company assuming the transaction was an all stock transaction. The actual ownership will be less due to the fact that part of the consideration will be in the form of cash.

Pro Forma Merger Analysis

The Orr Group analyzed the financial impact of the merger on the estimated earnings per share for Community Capital. Based on Community Capital’s common stock trading at $19.00 per share and with anticipated synergies, the merger would be accretive to Community Capital’s GAAP earnings per share in 2004.

No company or transaction used in the above analyses as a comparison is identical to Abbeville Capital, Community Capital or the merger. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial growth and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis in and of itself does not necessarily provide meaningful intercompany comparisons.

Pursuant to The Orr Group’s engagement agreement, Abbeville Capital agreed to pay The Orr Group a fee in the amount of $150,000 in connection with the proposed merger, of which $37,500 Abbeville Capital paid to The Orr Group upon execution of the merger agreement. The balance of the fee is due at the time the merger is consummated and is contingent upon the consummation of the merger. Further, Abbeville Capital has agreed to reimburse The Orr Group for legal and other reasonable expenses incurred in connection with its engagement and to indemnify The Orr Group and its affiliates, directors, agents, employees and controlling persons in connection with certain matters related to rendering its opinion, including liabilities under securities laws.

THE WRITTEN OPINION OF THE ORR GROUP TO ABBEVILLE CAPITAL IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE ABBEVILLE CAPITAL FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. ABBEVILLE CAPITAL STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY THE ORR GROUP IN CONNECTION WITH RENDERING ITS OPINION.

Effective Time of the Merger

Subject to the conditions to the obligations of the parties to complete the merger, the merger will become effective on the date and at the time of the filing of the articles of merger with the South Carolina Secretary of State. Abbeville Capital and Community Capital will use their reasonable efforts to cause all conditions and obligations to be performed or fulfilled by them so that the merger shall be consummated. Abbeville Capital and Community Capital anticipate that the merger will become effective in the first quarter of 2004. However, delays in completion of the merger could occur.

Conditions to Consummation of the Merger

Community Capital and Abbeville Capital are required to complete the merger only after the satisfaction of various conditions, which are set forth in Article IX of the merger agreement attached as Appendix A to this proxy statement/prospectus. These conditions include the following:

•	the shareholders of Abbeville Capital have approved the merger agreement and plan of merger;

•	dissenters’ rights have been perfected with respect to no more than 10% of the outstanding shares of Abbeville Capital common stock;

•	Community Capital and Abbeville Capital have received the required regulatory approvals for the merger and the merger of their banking subsidiaries, and these approvals are not conditioned or restricted in a manner (i) not reasonably anticipated as of the date the merger agreement was signed, and (ii) which, in the reasonable judgment of the board of directors of either of the parties, would so materially adversely impact the economic or business assumptions of the mergers that had the condition or requirement been known, such party would not, in its reasonable judgment, have entered into the merger agreement;

•	Community Capital and Abbeville Capital have received all other consents required to complete the merger or prevent any default under any contract or permit;

•	no order or any action has been taken by any court or governmental or regulatory authority of competent jurisdiction prohibiting or restricting the merger;

•	Community Capital and Abbeville Capital have received a written opinion of an acceptable tax advisor that the merger will qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;

•	the shares of Community Capital common stock to be issued in the merger are listed for trading on the American Stock Exchange, subject to official notice of issuance;

•	the representations and warranties of Abbeville Capital and Community Capital as set forth in the merger agreement are accurate as of the date of completion of the merger;

•	Abbeville Capital and Community Capital have performed and complied with all covenants and agreements made by them in the merger agreement; and

•	Mr. Sherard and Ms. Howie, current officers of Abbeville Capital, have executed and delivered their respective employment agreements substantially in the forms attached as exhibits to the merger agreement; the terms of these employment agreements are summarized below in “—Interests of Abbeville Capital’s Executive Officers and Directors in the Merger—Employment Agreements.”

The foregoing is a summary of the applicable closing conditions. You should refer to the merger agreement for a complete listing of the conditions to completion of the merger.

Abbeville Capital and Community Capital have agreed in the merger agreement to use their reasonable efforts to perform or fulfill all conditions and obligations required to be performed or fulfilled by them under the merger agreement so that the merger will be completed.

There are no assurances as to whether or when all of the conditions to the merger can or will be satisfied or waived. Except in limited circumstances, if all conditions for the merger have not been satisfied or waived on or before August 31, 2004, the board of directors of either Abbeville Capital or Community Capital Corporation may terminate the merger agreement and abandon the merger. See “— Waiver, Amendment and Termination of the Merger Agreement; Termination Fee.”

Regulatory Approvals of the Merger

Community Capital and Abbeville Capital have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the Federal Reserve Board, the Federal Deposit Insurance Company, and the South Carolina State Board of Financial Institutions. Community Capital filed applications with these regulatory bodies seeking such approval in                      2003. The merger cannot proceed in the absence of these regulatory approvals. Although Community Capital and Abbeville Capital expect to obtain these required regulatory approvals, there can be no assurance as to if and when they will be obtained.

The merger is subject to approval by the Federal Reserve Board pursuant to Section 3(a)(5) of the Bank Holding Company Act of 1956, as amended. Community Capital and Abbeville Capital received this approval on                     , 2004. For 30 days after Federal Reserve Board approval of the merger, the U.S. Department of Justice may challenge the merger on antitrust grounds.

The Federal Reserve Board could not have approved any transaction that:

•	would result in a monopoly;

•	would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or

•	may have the effect of substantially lessening competition in any part of the United States, tending to create a monopoly, or otherwise resulting in a restraint of trade, unless the Federal Reserve Board finds that the public interest created by the probable effect of the transaction in meeting the convenience and needs of the communities to be served clearly outweighs the anticompetitive effects of the proposed merger

In reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board also considers the financial condition, managerial resources, and future prospects of the companies and their subsidiary banks and the convenience and needs of the communities to be served. Consideration of financial condition generally focuses on capital adequacy and debt levels, and consideration of managerial resources includes a review of the competency, experience, and integrity of the officers, directors, and principal shareholders of the companies and their subsidiary banks.

The analysis of convenience and needs issues includes the parties’ performance under the Community Reinvestment Act of 1977, as amended. Under the Community Reinvestment Act, the Federal Reserve Board must take into account the record of performance of each of the parties to a merger and their subsidiaries in meeting the needs of the entire community, including the low- and moderate-income neighborhoods in which they operate. Each of Community Capital’s and Abbeville Capital’s subsidiary banks has a “satisfactory” rating under the Community Reinvestment Act.

As noted above, the merger may not be consummated until at least 30 days after Federal Reserve Board approval, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of Federal Reserve Board approval of the merger, unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently from the Federal Reserve Board, and, thus, the Department of Justice could possibly reach a different conclusion than the Federal Reserve Board regarding the merger’s competitive effects. Additionally, private persons or state attorneys general could file antitrust actions, irrespective of the approvals of the Federal Reserve Board or the Department of Justice.

In addition to approvals required for the merger, a condition to completion of the merger is that all approvals necessary for the merger of CapitalBank and The Bank of Abbeville be obtained. Specifically, the approvals of the South Carolina State Board of Financial Institutions and the Federal Deposit Insurance Corporation are required for the merger of the two banks. Although Community Capital and Abbeville Capital expect to obtain these required regulatory approvals, there can be no assurance as to if and when they will be obtained.

Waiver, Amendment and Termination of the Merger Agreement; Termination Fee

Before or at the time of completion of the merger, Abbeville Capital or Community Capital may waive any default in the performance of any term of the merger agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of that party’s obligations under the merger agreement. In addition, either party may waive any of the conditions precedent to its obligations under the merger agreement. No waiver or extension will be valid or permitted, however, if it would result in a violation of any law or governmental regulation. To be effective, a waiver must be in writing and signed by the waiving party. In addition, to the extent permitted by law, the parties to the merger agreement may amend the agreement by a writing signed by both parties.

At any time before completion of the merger, the boards of directors of Community Capital and Abbeville Capital may agree in writing to terminate the merger agreement. In addition, either Abbeville Capital’s board of directors or Community Capital’s board of directors may terminate the merger agreement in any of the following circumstances:

•	if any law, regulation, judgment, order, injunction, or decree makes it illegal for Abbeville Capital or Community Capital to complete the merger (unless the terminating party’s failure to fulfill its obligations under the merger agreement caused or resulted in a final order prohibiting completion of the merger), and any such judgment, order, injunction or decree has become final and non-appealable;

•	if the merger has not been completed by August 31, 2004, unless the terminating party’s failure to fulfill its obligations under the merger agreement caused or resulted in the failure of the merger to be completed by August 31, 2004;

•

if any representation or warranty of the other party contained in the merger agreement was untrue at the time of signing of the merger agreement or becomes untrue prior to completion of the merger or any covenant or agreement required to be performed by the other party prior to closing of the merger is breached in any material respect, in each case if the breach has not been cured by the earlier of 10 business days after notice of the breach is given to the other party or the closing date of the merger; or

•	if the Abbeville Capital shareholders fail to approve the merger agreement and related plan of merger.

Community Capital also may terminate the merger agreement if:

•	dissenters’ rights are perfected with respect to more than 10% of the outstanding shares of Abbeville Capital common stock;

•	Abbeville Capital’s board of directors fails to recommend, or withdraws, modifies, or qualifies, or fails to confirm, within five business days of Community Capital’s request, its recommendation of the merger for approval by its shareholders;

•	Abbeville Capital does not timely hold a shareholder meeting to vote on the merger;

•	a tender offer or exchange offer relating to securities of Abbeville Capital or any of its subsidiaries is made by a person unaffiliated with Abbeville Capital or its subsidiaries, and Abbeville Capital does not send a statement to the Abbeville Capital shareholders with 10 business days that Abbeville Capital’s board of directors recommends rejection of the tender or exchange offer; or

•	Abbeville Capital’s board of directors determines that another acquisition proposal constitutes a superior proposal to the merger from a financial point of view.

Abbeville Capital may terminate the merger agreement if its board of directors determines, based upon the advice of counsel, that another acquisition proposal constitutes a superior proposal to the merger, from a financial point of view, provided that Abbeville Capital may not terminate the merger agreement for this reason unless,

•	after giving Community Capital at least five business days notice to respond to the other acquisition proposal, the board of directors of Abbeville Capital believes, based upon the written advice of outside counsel, that the other acquisition proposal continues to constitute a superior proposal to the merger, from a financial point of view, and

•	Abbeville Capital thereafter executes a definitive, binding transaction agreement to consummate an acquisition transaction in furtherance of the other acquisition proposal.

Abbeville Capital has agreed to pay a termination fee to Community Capital of $450,000 plus the out-of-pocket expenses of Community Capital described in the merger agreement that is attached as Appendix A to this proxy statement/prospectus. This fee is payable by Abbeville Capital to Community Capital if either party terminates the merger agreement upon the determination, that another acquisition proposal involving Abbeville Capital or any of its subsidiaries constitutes a superior proposal to the merger, from a financial point of view, and Abbeville Capital then within one year enters into a definitive agreement for the consummation of the superior proposal. Alternatively, in the event Abbeville Capital or any of its subsidiaries receives another acquisition proposal and Abbeville Capital’s board of directors fails to recommend or continue recommending approval of the merger to Abbeville Capital’s shareholders, resulting in a failure to obtain the required shareholder approval, and within one year Abbeville Capital then enters into a definitive agreement for the consummation of the acquisition, Abbeville Capital has agreed to pay a fee of $450,000 to Community Capital, plus the out-of-pocket expenses of Community Capital described in the merger agreement that is attached as Appendix A to this proxy statement/prospectus.

Additionally, if the merger agreement is terminated by either Community Capital or Abbeville Capital due to a breach by the other party of any of its representations and warranties or, in any material respect, any of its covenants contained in the merger agreement, the terminating party will be entitled to reimbursement from the other party of its costs and expenses relating to the merger and entering into the merger agreement.

Conduct of Business of Abbeville Capital Pending the Merger

Before the merger becomes effective, the merger agreement requires Abbeville Capital and its subsidiaries to conduct their business only in the ordinary course substantially in the same manner as conducted at the time of signing of the merger agreement and, except in cases where Community Capital has given prior written consent, imposes specific limitations on the operations of Abbeville Capital during this period. The specific restrictions are listed in Article VII of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus.

Abbeville Capital also has agreed that neither it nor any of its affiliates or representatives will directly or indirectly solicit, initiate, or encourage any other proposal for the acquisition of Abbeville Capital or its subsidiaries or participate in any discussion or negotiations to facilitate such an acquisition proposal. Nevertheless, in the event that Abbeville Capital or any of its subsidiaries receives another acquisition proposal from an unaffiliated party and the board of directors of Abbeville Capital concludes that a reasonable likelihood exists that it constitutes a superior proposal to the merger, from a financial point of view, Abbeville Capital may, subject to a confidentiality agreement and provided that neither Abbeville Capital nor any of its representatives solicited, initiated, or encouraged the other proposal, furnish information in response to a request for information made in connection with the other proposal. It also may enter into negotiations in furtherance of the other proposal. However, Abbeville Capital can take these actions only if its board of directors has determined, based on the written advice of outside counsel, that failing to take the action would violate the board’s fiduciary duties. Unless the merger agreement has been terminated, the board of directors of Abbeville Capital must notify Community Capital immediately of any and all communications regarding or in anticipation of an acquisition proposal and of any acquisition proposal that is made. Additionally, unless the merger agreement has been terminated, Abbeville Capital will keep Community Capital promptly advised of all developments relating to any acquisition proposal or anticipated acquisition proposal.

Management and Operations of Community Capital after the Merger

The merger is not expected to change the present management team or board of directors of Community Capital or CapitalBank except as follows: Community Capital and CapitalBank have agreed to enter into an employment agreement with Thomas D. Sherard, Jr., the President of Abbeville Capital, at the time the merger is completed. Under this employment agreement, Mr. Sherard will serve as an Executive Vice President of CapitalBank. Also upon completion of the merger, Patricia P. Howie, who is currently an officer of Abbeville Capital, will enter into an employment agreement with Community Capital and CapitalBank. Ms. Howie will serve as a Senior Vice President of CapitalBank. The terms of these employment agreements are summarized below in “—Interests of Abbeville Capital’s Executive Officers and Directors in the Merger—Employment Agreements.”

After the merger is completed, Joseph L. Savitz, Jr., a current member of the board of directors of Abbeville Capital, is expected to be elected as a director of Community Capital. After his initial term of not less than two years, Mr. Savitz will be subject to the same nomination and election procedures as the other directors of the board.

Information concerning the current management of Community Capital is included under the heading “Information about Community Capital.” For additional information regarding the interests of Abbeville Capital’s management and directors in the merger, see “— Interests of Abbeville Capital’s Executive Officers and Directors in the Merger.”

Expected Dividend Policy of Community Capital Corporation after the Merger

Community Capital currently pays quarterly dividends at an annualized rate of $.48 per share of Community Capital common stock. Community Capital, however, may change this policy at any time, based upon business conditions, its financial condition and earnings, or other factors. Abbeville Capital currently pays annual dividends of $1.50 per share of Abbeville Capital common stock.

Interests of Abbeville Capital’s Executive Officers and Directors in the Merger

General. Abbeville Capital’s executive officers and directors have certain interests in the merger that are in addition to their interests as shareholders of Abbeville Capital generally, Abbeville Capital’s board of directors was aware of these interests and considered them, among other matters, in approving and recommending shareholder approval of the merger agreement and plan of merger.

Employment Agreements. At the time of completion of the merger, Thomas D. Sherard, Jr., the current President and a director of Abbeville Capital, will enter into a five-year employment agreement with Community Capital and CapitalBank providing for an initial annual salary of $90,891.69, and an initial grant of options to purchase 6,000 shares of Community Capital common stock. Mr. Sherard will serve as an Executive Vice President of CapitalBank. The employment agreement also provides that, to compensate Mr. Sherard for his services to Abbeville Capital in connection with the merger, Mr. Sherard is to receive a lump sum cash bonus of $70,000 no later than six months after the closing of the merger.

At the time of completion of the merger, Patricia P. Howie, currently an executive officer and a director of Abbeville Capital, will enter into a three-year employment agreement with Community Capital and CapitalBank providing for an initial annual salary of $70,011.18, and an initial grant of options to purchase 4,000 shares of Community Capital common stock. Ms. Howie will serve as a Senior Vice President of CapitalBank. Also, the employment agreement provides that, to compensate Ms. Howie for her services to Abbeville Capital in connection with the merger, Ms. Howie is to receive a lump sum cash bonus of $50,000 no later than six months after the closing of the merger.

Mr. Sherard and Ms. Howie will be entitled to participate in any and all employee benefit programs and compensation plans from time to time maintained by Community Capital and its subsidiaries and available to officers of CapitalBank. In addition, Mr. Sherard will be provided an automobile. Mr. Sherard and Ms. Howie will be entitled to paid vacation in accordance with CapitalBank’s policy for its executives.

Pursuant to their respective employment agreements with Community Capital and CapitalBank, Mr. Sherard and Ms. Howie will agree during the term of their respective employment agreements and for a period of one year after termination of their respective employment, not to compete with Community Capital or its subsidiaries within the counties of Abbeville and Anderson, South Carolina.

Mr. Sherard and Ms. Howie have entered into Salary Continuation Agreements with The Bank of Abbeville. Under these agreements, if Mr. Sherard or Ms. Howie dies prior to reaching age 65, Mr. Sherard or Ms. Howie estate will receive a lump sum payment of $8,360 or $8,347, respectively, based on accrual formulas calculated as of May 2004. As of May 2004, if Mr. Sherard or Ms. Howie are disabled or are terminated prior to reaching age 65 for reasons other than death, disability, cause, or a change in control, Mr. Sherard or Ms. Howie are entitled to annual payments of $2,739 and $2,378, respectively, for fifteen years following attaining age 65, respectively. The amount of these annual payments increases as years of service (and thus annual compensation) increase, with Mr. Sherard and Ms. Howie being entitled to annual installments of $53,300 and $40,000, respectively, beginning on June 2020 and June 2018, respectively. Following a change in control of The Bank of Abbeville, like that contemplated by the proposed merger of The Bank of Abbeville into CapitalBank, Mr. Sherard and Ms. Howie no longer need to wait until May 2020 or May 2018, respectively, to be vested in a larger amount. Instead, due to the change in control, Mr. Sherard and Ms. Howie are entitled to payments beginning at age 65 as follows: $53,300 per year for fifteen years for Mr. Sherard, and $40,000 per year for fifteen years for Ms. Howie.

Abbeville Capital Board of Directors. After the merger is completed, Joseph L. Savitz, Jr., a member of the board of directors of Abbeville Capital, is expected to be elected as a director of Community Capital. During fiscal year 2003, each of Community Capital’s directors received a fee of $100 for attending each regular and special board or committee meetings. Each of Community Capital’s directors is also a director of CapitalBank. During fiscal year 2003, each director of CapitalBank received a retainer fee of $300 per month. Community Capital, or CapitalBank, as applicable, also reimburses directors for out-of-pocket expenses reasonably incurred by them in the discharge of their duties as directors of Community Capital or of CapitalBank. For a more detailed understanding of how Community Capital’s directors are compensated, please see the “Compensation of Directors” information contained under the heading “Information About Community Capital.”

Directors and Officers Insurance. Community Capital also has agreed to maintain, for a period of at least three years after completion of the merger, Abbeville Capital’s existing directors’ and officers’ liability insurance policy or a comparable policy.

Interests of Community Capital’s Executive Officers and Directors in the Merger

On the record date, Community Capital’s executive officers and directors owned              shares of Abbeville Capital common stock. On the record date, Community Capital owned              shares of Abbeville Capital common stock, other than in a fiduciary capacity for others. This total of              shares constitutes         % of the outstanding shares of Abbeville Capital common stock and          % of the outstanding shares necessary to approve the merger.

Expected Federal Tax Consequences of the Merger

The following discussion summarizes the material anticipated United States federal income tax consequences of the merger to Abbeville Capital shareholders who hold their shares of Abbeville Capital common stock as capital assets. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger). In addition, this discussion does not address all of the federal income tax consequences that may be important to each taxpayer in light of its particular circumstances, nor does this discussion address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code, such as:

•	tax-exempt organizations;

•	financial institutions, insurance companies and broker-dealers or persons who have elected to use the mark-to-market method of accounting with respect to their securities holdings;

•	shareholders who hold their Abbeville Capital shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of Abbeville Capital shares and one or more other investments;

•	persons who acquired their Abbeville Capital shares through the exercise of employee stock options, through a benefit plan, or otherwise in a compensatory transaction;

•	shareholders who are not U.S. persons within the meaning of the Internal Revenue Code or that have a functional currency other than the U.S. dollar; or

•	shareholders who exercise their dissenters’ rights.

No information is provided in this document or the tax opinions referred to below with respect to the tax consequences, if any, of the merger under applicable foreign, state, local, and other tax laws. This discussion and the tax opinions are based upon the provisions of the Internal Revenue Code, applicable Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement/prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinions referred to below.

In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, Community Capital and Abbeville Capital have received an opinion of Elliott Davis, LLC attached as Appendix C to this proxy statement/prospectus, that, as of the date of such opinion, if certain factual circumstances exist, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Community Capital and Abbeville Capital will each be a party to that reorganization.

The opinion of Elliott Davis, LLC regarding the merger has relied on (1) representations and covenants made by Community Capital and Abbeville Capital, including those contained in certificates of officers of Community Capital and Abbeville Capital, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement and plan of merger. In addition, the opinion of Elliott Davis, LLC has assumed the absence of changes to the anticipated facts or changes in law between the date of this proxy statement/prospectus and the closing date. If any of those representations, covenants, or assumptions is inaccurate, the tax consequences of the merger could differ from those described in the opinion that Elliott Davis, LLC has delivered.

The opinion of Elliott Davis, LLC does not bind the Internal Revenue Service and does not preclude the IRS or the courts from adopting a contrary position. Community Capital and Abbeville Capital do not intend to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each Abbeville Capital shareholder would be required to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Community Capital common stock and the amount of cash received in the exchange and (ii) the shareholder’s adjusted tax basis in the Abbeville Capital stock surrendered for such consideration. Such gain or loss would be a capital gain or loss, provided that such shares of Abbeville Capital common stock were held as capital assets by the shareholder at the effective time of the merger. Such capital gain or loss recognized would be long-term capital gain or loss if the Abbeville Capital shareholder’s holding period for the Abbeville Capital common stock was more than one year. In such event, an Abbeville Capital shareholder’s total initial tax basis in the

Community Capital common stock received would be equal to its fair market value at the effective time of the merger, and the shareholder’s holding period for the Community Capital common stock would begin on the day after the merger.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, neither Community Capital nor Abbeville Capital will recognize any gain or loss as a result of the merger. The federal income tax consequences of the merger qualifying as a reorganization to a particular Abbeville Capital shareholder will vary depending primarily on whether the shareholder exchanges his or her Abbeville Capital common stock solely for Community Capital common stock (except for cash received instead of a fractional share of Community Capital common stock), solely for cash, or for a combination of Community Capital common stock and cash. In the event an Abbeville Capital shareholder makes an election to receive solely cash or a combination of Community Capital common stock and cash, such shareholder will not know the extent to which the shareholder’s elected form of merger consideration will be given effect. Regardless of whether an Abbeville Capital shareholder elects to receive Community Capital common stock, cash, or a combination of Community Capital common stock and cash, the federal income tax consequences to such shareholder will depend on the actual merger consideration received by the shareholder.

Abbeville Capital Shareholders Receiving Only Community Capital Common Stock. No gain or loss will be recognized by a holder of Abbeville Capital common stock as a result of the surrender of shares of Abbeville Capital common stock solely in exchange for shares of Community Capital common stock pursuant to the merger (except with respect to cash received instead of fractional shares of Community Capital common stock, as discussed below). The aggregate tax basis of the shares of Community Capital common stock received in the merger (including any fractional shares of Community Capital common stock deemed received) will be the same as the aggregate tax basis of the shares of Abbeville Capital common stock surrendered in exchange for the Community Capital common stock. The holding period of the shares of Community Capital common stock received (including any fractional shares of Community Capital common stock deemed received) will include the holding period of shares of Abbeville Capital common stock surrendered in exchange for the Community Capital common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger.

Abbeville Capital Shareholders Receiving Only Cash. A holder of Abbeville Capital common stock that does not receive any shares of Community Capital common stock pursuant to the merger (and is not treated as constructively owning, after the merger, Community Capital common stock held by certain family members and entities affiliated with the holder under the Internal Revenue Code) will generally recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Abbeville Capital common stock exchanged in the merger. Such gain or loss will be a capital gain or loss, provided that such shares of Abbeville Capital common stock were held as capital assets by the shareholder at the effective time of the merger. Such capital gain or loss will be a long-term capital gain or loss to the extent that, at the effective time of the merger, the holder has a holding period in such Abbeville Capital common stock of more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Abbeville Capital Shareholders Receiving Both Cash and Community Capital Common Stock. If a holder of Abbeville Capital common stock receives both Community Capital common stock and cash (other than cash in lieu of a fractional interest in Community Capital common stock) in the merger, that holder will recognize gain, if any, equal to the lesser of

•	the amount of cash received, or

•	the amount by which the sum of the amount of cash received and the fair market value at the effective time of the Community Capital common stock received exceeds the holder’s adjusted tax basis in the shares of Abbeville Capital common stock exchanged in the merger.

Any recognized gain could be taxed as a capital gain or a dividend. Such gain will generally be capital gain (provided that such shares of Abbeville Capital common stock were held as capital assets by the shareholder at the effective time of the merger), unless the holder’s exchange of Abbeville Capital common stock for cash and Community Capital common stock “has the effect of the distribution of a dividend” after giving effect to the constructive ownership rules of the Internal Revenue Code, in which case such gain might be treated as ordinary income. Any capital gain recognized generally will be long-term capital gain to the extent that, at the effective time of the merger, the holder has a holding period in the Abbeville Capital common stock exchanged in the merger of more than one year. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Abbeville Capital shareholder, Abbeville Capital shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

The aggregate tax basis of the shares of Community Capital common stock received in the merger (including any fractional shares of Community Capital common stock deemed received) will be the same as the aggregate tax basis of the shares of Abbeville Capital common stock surrendered in exchange for such Community Capital common stock in the merger, increased by the amount of gain recognized in the exchange (whether characterized as capital gain or a dividend) and reduced by the amount of cash received in the exchange. The holding period of the shares of Community Capital common stock received (including any fractional share of Community Capital common stock deemed received) will include the holding period of shares of Abbeville Capital common stock surrendered in exchange for the Community Capital common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger. An Abbeville Capital shareholder who receives a combination of Community Capital common stock and cash in exchange for his or her Abbeville Capital common stock will not be permitted to recognize any loss for federal income tax purposes.

Section 1.368-3 of the Treasury Regulations requires each shareholder who receives shares of Community Capital common stock shares pursuant to the merger to attach to his or her federal income tax return for the taxable year in which the merger occurs a complete statement of all facts pertinent to the non-recognition of gain or loss on the merger. Shareholders should consult their own tax advisors regarding this disclosure requirement.

An Abbeville Capital shareholder’s federal income tax consequences will also depend on whether his or her shares of Abbeville Capital common stock were purchased at different times at different prices. If they were, the Abbeville Capital shareholder could realize gain with respect to some of the shares of Abbeville Capital common stock and loss with respect to other shares. Such Abbeville Capital shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the Community Capital common stock received, but could not recognize loss with respect to those shares in which the Abbeville Capital shareholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the Community Capital common stock received. Any disallowed loss would be included in the adjusted basis of the Community Capital common stock. Such Abbeville Capital shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that shareholder.

Cash Instead of Fractional Shares. Holders of Abbeville Capital common stock who receive cash instead of a fractional share of Community Capital common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by Community Capital in exchange for the cash actually distributed instead of the fractional share, with such redemption qualifying as an exchange under Section 302 of the Internal Revenue Code. Accordingly, such holders will generally recognize gain or loss equal to the difference between the tax basis of the holder’s Abbeville Capital common stock allocable to that fractional share and the amount of cash received. The gain or loss generally will be capital gain or loss and long-term capital gain or loss if the Abbeville Capital stock exchanged has been held for more than one year.

Backup Withholding. A holder of Abbeville Capital common stock may be subject, under certain circumstances, to backup withholding at a rate of 30.5% with respect to the amount of cash, if any, received in the merger, including cash received instead of fractional shares, unless the holder provides proof of an applicable exemption or correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not additional tax and may be refunded or credited against the holder’s federal income tax liability, so long as the required information is furnished to the IRS.

THE PRECEDING SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. ACCORDINGLY, ABBEVILLE CAPITAL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS, AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

Accounting Treatment

Community Capital will account for the merger as a purchase transaction for accounting and financial reporting purposes. Under the purchase method, Community Capital will record at fair value the acquired assets and assumed liabilities of Abbeville Capital. To the extent the total purchase price exceeds the fair value of the net tangible and identifiable intangible assets acquired, Community Capital will record goodwill. Under current accounting standards, any goodwill will be included as an asset on Community Capital’s consolidated balance sheet after the merger is completed and will not be amortized against earnings. Thereafter, the goodwill will be evaluated at least annually to determine if there is any impairment in the value of the goodwill. Any impairment and resulting write-down of goodwill will be included in Community Capital’s consolidated results of operations for periods after the merger is completed. Financial statements of Community Capital issued after completion of the merger will reflect the impact of Abbeville Capital, but past periods shown will not be restated to reflect Abbeville Capital’s historical financial position or results of operations.

Expenses and Fees

The merger agreement provides that each of the parties will pay all of its own expenses in connection with the transactions contemplated by the merger agreement, except in situations where the merger agreement is terminated, as described above in “—Waiver, Amendment and Termination of the Merger Agreement; Termination Fee.”

DISSENTERS’ RIGHTS

Article 13 (entitled “Dissenters’ Rights”) of the South Carolina Business Corporation Act of 1988 sets forth the rights of Abbeville Capital shareholders who dissent from the merger. The following is a summary of the material terms of the statutory procedures to be followed by holders of Abbeville Capital common stock in order to dissent from the merger and perfect dissenters’ rights under the South Carolina Business Corporation Act of 1988, as amended (the “South Carolina Act”). The following summary does not purport to be a complete statement of the provisions of the South Carolina Act relating to the rights of dissenting shareholders and is qualified in its entirety by reference to Article 13 of the South Carolina Act, a copy of which is attached to this proxy statement/prospectus as Appendix D. If you intend to exercise your dissenters’ rights, you should review carefully Appendix D and consult with legal counsel so that you can be in strict compliance with Article 13 of the South Carolina Act. This proxy statement/prospectus does not grant any rights to dissenters that are in addition to or in any way modify the rights of dissenters under Article 13 of the South Carolina Act. The only rights of dissent for shareholders are those provided by Article 13 of the South Carolina Act.

If you elect to exercise a right to dissent and demand appraisal under Article 13, you must satisfy each of the following conditions:

•	Abbeville Capital must actually receive, before its shareholders’ vote on approval or disapproval of the merger agreement is taken, a written demand notice of your intent to demand payment for your shares if the merger is completed. This demand notice must be in addition to and separate from any proxy or vote against the merger. Neither voting against, abstaining from voting, nor failing to vote on the merger will constitute a demand notice within the meaning of the South Carolina Act; and

•	You must not vote in favor of the merger. A failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, or the return of a signed proxy that does not specify a vote against approval of the merger or direction to abstain, will constitute a waiver of your dissenters’ rights.

If the above requirements are not satisfied and the merger is completed, you will not be entitled to payment for your Abbeville Capital shares under the provisions of Article 13 of the South Carolina Act.

Any demand notices should be addressed to:

Abbeville Capital Corporation

203 S. Main Street

Abbeville, South Carolina 29620

Attention: Corporate Secretary

For purposes of this summary of dissenters’ rights, the term “corporation” refers to Abbeville Capital prior to completion of the merger or Community Capital as the surviving corporation upon completion of the merger.

The demand notice must be executed by the holder of record of shares of common stock as to which dissenters’ rights are to be exercised. A beneficial owner may assert dissenters’ rights only if it (i) notifies the corporation in writing of the name and address of the holder of record, if known to the beneficial owner, and (ii) dissents with respect to all shares of common stock of which it is the beneficial owner or over which it has the power to direct the vote. A record owner, such as a broker, who holds shares of common stock as a nominee for others may exercise dissenters’ rights with respect to the shares held for all or less than all beneficial owners of shares as to which it is the record owner, provided the record owner dissents with respect to all shares of common stock beneficially owned by any one person. In this case, the demand notice submitted by the broker, as record owner, must set forth the name and address of the shareholder who is objecting to the merger and demanding payment for its shares.

If the merger is approved by Abbeville Capital’s shareholders, the corporation will be required to mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who have satisfied the above requirements. The dissenters’ notice must be sent no later than 10 days after shareholder approval of the merger is obtained, and it must:

•	state where the payment demand described below must be sent and where and when certificates for shares of common stock must be deposited;

•	supply a form for demanding payment;

•	set a date by which the corporation must receive the payment demand (not fewer than 30 days nor more than 60 days after the dissenters’ notice is mailed); and

•	include a copy of Article 13 of the South Carolina Act.

A shareholder who receives a dissenters’ notice must demand payment (a “first demand for payment”) and deposit the shareholder’s share certificates in accordance with the terms of the dissenters’ notice. A shareholder who demands payment and deposits its share certificates retains all other rights of a shareholder until those rights are canceled or modified by the merger. A shareholder who does not demand payment or deposit its share certificates where required, each by the date set forth in the dissenters’ notice, is not entitled to payment for its shares under the South Carolina Act. As soon as the merger is completed, or within 60 days after receipt of a demand for payment, the corporation is required to pay each dissenting shareholder who complied with the requirements of Article 13 of the South Carolina Act the amount it estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by:

•	the most recent available balance sheet, income statement and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available interim financial statements, if any, of the corporation,

•	an explanation of how the fair value of the shares of Abbeville Capital common stock was determined;

•	an explanation of the interest calculation;

•	a statement of the dissenters’ right to demand payment (as described below); and

•	a copy of Article 13 of the South Carolina Act.

If the merger is not consummated within 60 days after the date set for demanding payment and depositing share certificates, Abbeville Capital must, pursuant to the South Carolina Business Act, return the deposited certificates. If the merger is consummated after returning the deposited certificates, Abbeville Capital must send a new dissenters’ notice and repeat the payment demand procedure.

A shareholder may notify the corporation in writing of the shareholder’s own estimate of the fair value of the shareholder’s shares of Abbeville Capital common stock and amount of interest due and demand payment (a “second demand for payment”) of the excess of the shareholder’s estimate of the fair value of the shareholder’s shares over the amount previously paid by the corporation if:

•	the shareholder believes that the amount paid is less than the fair value of the shares of Abbeville Capital common stock or that the interest was incorrectly calculated;

•	the corporation fails to make payment of its estimate of fair value to a shareholder within 60 days after its receipt of a demand for payment; or

•	the merger is not consummated and Abbeville Capital does not return the deposited certificates within 60 days after the date set for demanding payment.

A shareholder waives the right to make a second demand for payment unless the shareholder makes the demand in writing within 30 days of the date the corporation’s made or offered payment of its estimate of fair value. A shareholder who fails to make its second demand for payment within such 30-day period will be deemed to have withdrawn its dissent and demand for payment.

If a second demand for payment remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the second demand for payment, by filing a complaint with the South Carolina Circuit Court located in Greenwood County, South Carolina to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within such 60-day period, the corporation shall pay the dissenter whose second demand for payment remains unsettled the amount demanded. In such an appraisal proceeding, the court will determine all costs of the proceeding and assess the costs as it finds equitable. The proceeding is to be tried as in other civil actions. However, the dissenting shareholder will not have the right to a trial by jury. The court also may assess the fees and expenses of counsel and experts for the respective parties, in the amounts the court finds equitable, as follows:

•	against the corporation if the court finds that the corporation did not substantially comply with the procedures for the exercise of dissenters’ rights prescribed by Article 13; or

•	against the corporation or the dissenting shareholder(s), if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith.

If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders and that the fees for those services should not be assessed against the corporation, the court may award to the counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

The merger agreement provides that it is a condition to Community Capital’s obligation to complete the merger that dissenters’ rights shall not have been exercised with respect to more than 10% of Abbeville Capital’s common stock.

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

To the extent that you receive shares of Community Capital common stock in the merger, you will become subject to Community Capital’s articles of incorporation and bylaws instead of Abbeville Capital’s articles of incorporation and bylaws. References in this proxy statement/prospectus to Community Capital’s articles of incorporation are to its articles of incorporation, as amended, and its bylaws, as amended; and references to Abbeville Capital’s articles of incorporation and bylaws are to its articles of incorporation, as amended, and its amended and restated bylaws. Accordingly, as summarized below, differences exist between the rights of Abbeville Capital shareholders and those of Community Capital shareholders. Community Capital and Abbeville Capital are South Carolina corporations subject to the South Carolina Act. The following summary is general, is not intended to be a complete statement of all differences that may, under given situations, be material to shareholders, and is qualified in its entirety by reference to the South Carolina Act, Community Capital’s articles of incorporation and bylaws, and Abbeville Capital’s articles of incorporation and bylaws.

Antitakeover Provisions Generally

The provisions of Community Capital’s articles of incorporation and bylaws described below under the headings, “Authorized Capital Stock,” “Amendment of Articles of Incorporation and Bylaws,” “Election of Directors,” “Removal of Directors,” “Shareholder Nominations,” “Shareholder Proposals,” and “Mergers, Consolidations, and Sales of Assets,” “Consideration of Other Constituencies,” and the provisions of the South Carolina Act described under the headings “Control Share Acquisition Provisions,” “Business Combinations with Interested Shareholders,” and “Dissenters’ Rights,” are referred to herein as the “protective provisions.” In general, one purpose of the protective provisions is to assist Community Capital’s board of directors in playing a role in connection with attempts to acquire control of Community Capital, so that the board of directors can protect the interests of Community Capital and its shareholders as appropriate under the circumstances, including, if the board of directors determines that a sale of control is in the best interests of Community Capital and its shareholders, by enhancing the board of directors’ ability to maximize the value to be received by the shareholders upon a sale.

Although Community Capital’s management believes that the protective provisions are beneficial to Community Capital’s shareholders, the protective provisions also may tend to discourage some takeover bids. As a result, shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, Community Capital may be able to avoid those expenditures of time and money.

The protective provisions also may discourage open market purchases by a potential acquirer. Open market purchases could temporarily increase the market price of Community Capital common stock, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the protective provisions may decrease the market price of Community Capital common stock by making the stock less attractive to persons who invest in anticipation of price increases from potential acquisition attempts. The protective provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Community Capital by replacing the board of directors and management. Furthermore, the protective provisions may make it more difficult for Community Capital’s shareholders to replace the board of directors or management, even if a majority of the shareholders believes such replacement is in the best interests of Community Capital. As a result, the protective provisions may tend to perpetuate the incumbent board of directors and management.

Authorized Capital Stock

Community Capital. Community Capital’s authorized capital stock consists of 10,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of a special class of stock, par value $1.00 per share, the rights and preferences of which may be designated as the board of directors may determine. As of September 30, 2003, 3,440,899 shares of Community Capital common stock were outstanding and held of record by approximately 1,200 shareholders of record, and 74,471 shares were reserved for issuance under Community Capital’s stock option plans and dividend reinvestment plan. No shares of the special class of stock are outstanding. Community Capital’s shareholders do not have preemptive rights. Preemptive rights give shareholders the right to purchase additional shares of common stock upon subsequent issuances of common stock or of rights to purchase common stock.

The authorized but unissued shares of Community Capital common stock may be issued from time to time for adequate consideration consisting of any tangible or intangible property or benefit to Community Capital and for any valid corporate purpose, including stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash. Shares could be used to dilute the stock ownership of persons seeking to obtain control of Community Capital. In addition, the sale of a substantial number of shares of common stock to persons who have an understanding with Community Capital about the voting of the shares, or the distribution or declaration of a dividend of shares or the right to receive shares of common stock to current shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Community Capital.

In addition, Community Capital’s board may issue, without any action by Community Capital shareholders, shares of Community Capital’s special stock, in one or more series, with voting and other rights as the board of directors may determine from time to time. Among other potential uses, the board could use special stock to dilute the stock ownership of persons seeking to obtain control of Community Capital or in connection with a shareholder rights plan, as a defensive measure against unwanted takeover attempts.

Abbeville Capital. Abbeville Capital’s authorized capital stock consists of 1,000,000 shares of common stock, par value $5.00 per share. As of November 26, 2003, 237,615 shares of common stock were issued and outstanding and held of record by approximately 455 shareholders of record. Like Community Capital’s shareholders, Abbeville Capital’s shareholders do not have preemptive rights.

Abbeville Capital’s articles of incorporation do not authorize any preferred or special stock and thus do not provide its shareholders with this form of protection against hostile takeovers. However and similar to Community Capital, the authorized but unissued shares of Abbeville Capital common stock may be issued from time to time to dilute the stock ownership of persons seeking to obtain control of Abbeville Capital or to persons who have an understanding with Abbeville Capital about the voting of the shares or to current shareholders, which may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Abbeville Capital.

Amendment of Articles of Incorporation and Bylaws

Community Capital. The South Carolina Act provides that a corporation’s board of directors may adopt minor amendments to a corporation’s articles of incorporation without a shareholder vote. A corporation may make other amendments to its articles of incorporation if the board of directors recommends the amendment to the shareholders, and such amendment receives the requisite shareholder approval. Unless a corporation’s articles of incorporation provides otherwise, such amendments must be approved by two-thirds of all votes entitled to be cast on the matter, as well as two-thirds of the votes entitled to be cast on the matter within each voting group entitled to vote as a separate voting group on the amendment. Community Capital’s articles of incorporation do not alter the default provisions of the South Carolina Act except to require an affirmative vote of shareholders holding 80% of the stock entitled to vote thereon to amend provisions of its articles of incorporation relating to the following issues:

•	voting requirements to approve mergers, sales, exchanges of assets or stock, and nonjudicial dissolution of Community Capital;

•	provisions regarding the board’s powers to evaluate proposals for business combinations;

•	notice requirements for shareholder nominations of directors;

•	supermajority voting requirements for removal of directors without cause; and

•	provision of staggered terms for three classes of directors.

If 80% of the directors approve amendments pertaining to the articles of incorporation listed above, then only a two-thirds affirmative vote of shareholders is needed to approve the amendments.

Community Capital’s bylaws may be adopted, amended, or repealed by a majority vote of its board of directors unless: (a) shareholders in adopting, amending, or repealing a particular bylaw expressly provide that the board may not adopt, amend, or repeal that bylaw or any bylaw on that subject; (b) the bylaw fixes a supermajority shareholder quorum or voting requirement; (c) the bylaw fixes a supermajority director quorum or voting requirement if such requirement was originally adopted by the shareholders; or (d) the bylaw increases or decreases the size of the board by more than thirty percent the number of directors last approved by the shareholders. Community Capital’s bylaws may also be amended by a majority vote of shareholders.

Abbeville Capital. Abbeville Capital’s articles of incorporation do not alter the default provisions of the South Carolina Act. Abbeville Capital’s bylaws may be adopted, amended, or repealed by a majority vote of its board of directors unless: (a) shareholders in adopting, amending, or repealing a particular bylaw expressly provide that the board may not adopt, amend, or repeal that bylaw or any bylaw on that subject; (b) the bylaw fixes a supermajority shareholder quorum or voting requirement; (c) the bylaw fixes a supermajority director quorum or voting requirement if such requirement was originally adopted by the shareholders; (d) the bylaw provides for the management of Abbeville Capital otherwise than by its board or its executive committee; (e) the bylaw classifies or staggers the election of directors; or (f) the bylaw denies, limits, or impairs the power of shareholders to alter, amend, or repeal bylaws or adopt new bylaws. Abbeville Capital’s bylaws may also be amended by a majority vote of shareholders.

Election of Directors

Community Capital. The size of Community Capital’s board is currently fixed by the directors at fifteen directors and may be increased or decreased from time to time except that no decrease in the number of directors can shorten the term of any incumbent director. Additionally, the South Carolina Act only permits shareholders to increase or decrease the size of the board by more than thirty percent the number of directors last approved by the shareholders. The South Carolina Act and Community Capital’s bylaws also permit the board of directors to fill a vacancy on the board even if such vacancy results from an increase in the number of directors; provided, however, that no person may be elected to fill a vacancy created by such person’s removal pursuant to Community Capital’s bylaws. Because the Community Capital board may generally increase the number of directors and fill vacancies, it could elect directors friendly to management in the event of a non-negotiated takeover attempt. The Merger Agreement requires that the board increase the number of members from fifteen to sixteen and fill the vacancy by appointing Joseph L. Savitz, Jr.

Community Capital’s articles of incorporation also provide that, as long as the size of the board consists of nine or more members, the board is divided into three staggered classes, with each class as nearly equal in size as possible. Because approximately one-third of the members of a classified board of directors would be elected each year, two annual meetings would be necessary to change a majority of the members of the board. By potentially delaying the time within which an acquirer could obtain control of the board, the existence of a staggered board could discourage potential mergers, tender offers, or hostile takeover attempts.

Each Community Capital shareholder generally is entitled to one vote for each share of Community Capital stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of the holder’s shares multiplied by the number of directors to be elected. The shareholder has the right to cast all of the holder’s votes in favor of one candidate or to distribute its votes among any of the candidates. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, minority shareholders may possibly obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of a corporation’s voting stock have the ability to elect all of its directors. As a result, the remaining shareholders may not be able to elect any of the directors. The absence of cumulative voting, therefore, could make it more difficult for a shareholder who acquires less than a majority of the shares of common stock of a corporation to obtain representation on its board of directors.

Abbeville Capital. The size of Abbeville Capital’s board of directors is nine directors and may be increased or decreased from time to time within the range of eight and twelve directors by a majority of the board at a special or regular meeting, except that: (a) notice of the proposed increase or decrease must be given at least two days before the meeting, and (b) no decrease in the number of directors can shorten the term of any incumbent director. The South Carolina Act and Abbeville Capital’s bylaws also permit the board of directors to fill a vacancy on the board even if such vacancy results from an increase in the number of directors. This flexibility to increase board size and fill vacancies means that, like Community Capital, Abbeville Capital could elect directors friendly to management in the event of a non-negotiated takeover attempt. However, unlike Community Capital, Abbeville Capital’s articles of incorporation do not provide for the anti-takeover protective measure of a staggered board of directors.

Also unlike Community Capital, to be eligible for election as a director of Abbeville Capital, persons (other than those serving as directors as of August 25, 1997) must: (a) be a shareholder of Abbeville Capital owning unencumbered and unpledged shares in Abbeville Capital having an aggregate par value of at least five hundred dollars; (b) maintain his or her personal residence within a fifty mile radius of the main office of Abbeville Capital; (c) not be directly or indirectly interested as a ten percent or greater shareholder in any banking corporation, affiliate, or subsidiary thereof or bank holding company or other financial institution engaged in business in South Carolina; (d) not be a director, officer, agent, or employee of any other banking corporation, affiliate, or subsidiary thereof or bank holding company engaged in business in South Carolina; and (e) be of good moral character. Additionally, at age 75, a member of Abbeville Capital’s board must resign as a director.

Each Abbeville Capital shareholder is generally entitled to one vote for each share of Abbeville Capital common stock held. However, unlike Community Capital’s shareholders, Abbeville Capital shareholders are entitled to cumulate their votes for director.

Removal of Directors

Community Capital. A Community Capital director may be removed with or without cause. However, a director may only be removed without cause by the vote of the holders of eighty percent of the shares then entitled to vote, and a director may be removed with cause either by a vote of the holders of a majority of the shares then entitled to vote or by a majority vote of the directors at a meeting at which only the removal and replacement of the director in question shall be considered. Being able to remove directors for cause upon the requisite vote of directors eliminates delay and expenses associated with seeking shareholder approval.

Abbeville Capital. The shareholders of Abbeville Capital can remove any or all directors of Abbeville Capital with or without cause upon a vote of the holders of a majority of the shares then entitled to vote; provided, however, that an Abbeville Capital director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director’s removal. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director. A director may be removed by the shareholders only at a meeting called for the purpose of removing the director, and the meeting notice must state that at least one of the purposes of the meeting is removal of the director.

Record Date

Community Capital. For the purpose of determining shareholders entitled to vote at any meeting of shareholders, or entitled to receive dividends or other distributions, or in connection with any other proper purpose requiring a determination of shareholders, Community Capital’s board shall by resolution fix a record date that is not more than fifty and not less than ten days prior to the date on which the activity requiring such determination is to occur.

Abbeville Capital. In accordance with the South Carolina Act, Abbeville Capital’s record date may not be more than seventy days before the meeting or action requiring a determination of shareholders.

Indemnification

Community Capital. Under the South Carolina Act, Community Capital may indemnify a past or present director against liability incurred in a proceeding if (a) the director acted in good faith, (b) the director reasonably believed (i) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interest, and (ii) in all other cases, that his or her conduct was at least not opposed to its best interest, and (iii) in the case of any criminal proceedings, the director had no reasonable cause to believe his or her conduct was unlawful. Permitted indemnification in connection with a proceeding by or in the right of the company is limited under the South Carolina Act to reasonable expenses incurred in connection with the proceedings. The South Carolina Act requires Community Capital to indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director is a party as a Community Capital director against reasonable expenses incurred by the director in connection with the proceeding.

However, the South Carolina Act prohibits Community Capital from indemnifying a director (a) in connection with a proceeding by or in the right of Community Capital in which the director is adjudged liable to Community Capital, or (b) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director is adjudged liable on the basis that personal benefit was improperly received by the director.

Under the South Carolina Act, an officer is entitled to the benefit of the same mandatory indemnification provision applicable to directors, but in addition, a corporation may indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, provided by the corporation’s articles of incorporation, the corporation’s bylaws, general or specific action of the board of directors, or contract.

Community Capital’s articles of incorporation provide that every person who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the person, or a person of whom such person is the legal representative is or was a director or officer of Community Capital or is or was serving at the request of Community Capital, or for Community Capital’s benefit as a director or officer of another corporation, or as Community Capital’s representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to the South Carolina Act against all expenses, liabilities, and losses (including without limitation attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with the proceedings. This right of indemnification, which is also set forth in Community Capital’s bylaws, is provided as a contractual right that may be enforced in any manner desired by the person.

The South Carolina Act and Community Capital’s articles of incorporation and bylaws permit the company to maintain directors and officers liability insurance, which Community Capital does currently maintain.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Community Capital pursuant to the foregoing provisions, or otherwise, Community Capital has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Community Capital of expenses incurred or paid by a director, officer or controlling person of Community Capital in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Community Capital will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Abbeville Capital. Abbeville Capital’s bylaws permit and require indemnification in accordance with the South Carolina Act as outlined above, except that its bylaws do not permit the determination that indemnification is permissible to be made by a majority vote of a committee duly designated by the board, all as more specifically outlined in § 33-8-550(b) of the South Carolina Act.

Shareholder Nominations

Community Capital. Any nomination by shareholders of individuals for election to Community Capital’s board of directors must be made by delivering written notice of the nomination to the secretary of Community Capital at least thirty days but not more than sixty days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the affirmative vote of eighty percent of the directors.

Abbeville Capital. Abbeville Capital’s articles and bylaws do not contain any provisions regarding shareholder nominations for directors.

Shareholder Proposals

Community Capital. Community Capital’s bylaws require timely advance written notice of any proposals to be presented at an annual meeting of shareholders. For a notice to be timely, it must be received at Community Capital’s principal offices at least sixty days, but not more than ninety days, prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice must give: (a) a brief description of the business desired to be brought before the annual meeting (including the specific proposal(s) to be presented) and the reasons for conducting such business at the annual meeting; (b) the name and address, as they appear on Community Capital’s books, of the shareholder(s) proposing such business; (c) the class and number of shares that are held beneficially, but not held of record, by the proposing shareholder(s) as of the record date for the annual meeting, if such date has been made publicly available, or as of a date within ten days of the effective date of the notice by the proposing shareholder(s) if the record date has not been made publicly available, and (d) any interest of the proposing shareholder(s) in such business.

Abbeville Capital. Abbeville Capital’s articles of incorporation and bylaws do not provide for or restrict the submission of proposals by shareholders for any new business to be taken up at any annual or special meeting of shareholders.

Mergers, Consolidations, and Sales of Assets

Community Capital. Under the South Carolina Act, a plan of merger must generally be approved by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the plan regardless of the class or voting group to which the shares belong and two-thirds of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. A corporation’s articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of the votes entitled to be cast on the plan by each voting group entitled to vote separately on the plan.

Under the South Carolina Act, authorization of the sale, lease, exchange, or other disposition of all or substantially all of the property of a corporation, other than in the usual and regular course of business, or to voluntarily dissolve the corporation, requires the affirmative vote of at least two-thirds of all the votes entitled to be cast on the transaction. A corporation’s articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of all the votes entitled to be cast on the transaction.

Community Capital’s articles of incorporation alter the default rules of South Carolina law to require the affirmative vote of 80% of the outstanding stock of Community Capital entitled to vote for approval of the following actions (unless 80% of the directors of Community Capital have approved the action or unless the transactions are solely between Community Capital and another entity fifty percent or more of the voting equity interests of which is owned by Community Capital):

•	the merger, consolidation, or exchange of shares of Community Capital with any other corporation, partnership, trust, estate, or association;

•	the sale or exchange by Community Capital of all or a substantial part of its assets to or with any such entity;

•	the issuance or delivery by Community Capital of any stock or other Community Capital securities in exchange or payment for properties or assets of or securities issued by such entity, or any merger of any affiliate of Community Capital with or into such entity or any of its affiliates; or

•	the nonjudicial dissolution of Community Capital.

Abbeville Capital. Abbeville Capital’s articles of incorporation do not alter the default rules of the South Carolina Act respecting mergers, consolidations, or sales of assets.

Business Combinations With Interested Shareholders

Community Capital. Community Capital is also currently subject to the South Carolina business combination statute, which with a few exceptions, places restrictions on mergers, consolidations, sales of assets, liquidations, reclassifications or other similar kinds of transactions with or between a resident domestic corporation with shares registered under Section 12 of the

Exchange Act and any person who owns beneficially 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation. The statute prohibits specified “business combinations” with “interested shareholders” unless stated conditions are satisfied. An “interested shareholder” is any person (other than the corporation or any of its subsidiaries) that (i) beneficially owns 10% or more of the corporation’s outstanding voting shares or (ii) at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation’s outstanding shares and is an affiliate or associate of the corporation. Excluded from the statute’s coverage is any “business combination” with any person that beneficially owned in excess of 10% of the corporation’s voting shares prior to April 23, 1988.

Covered business combinations with interested shareholders or an affiliate or associate of an interested shareholder include, among other transactions:

•	merger of the corporation;

•	sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets having a value equal to 10% or more of the value of all assets of the corporation, the value of all outstanding shares of the corporation, or the earning power or net income of the corporation;

•	transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation; and

•	dissolution or liquidation of the corporation proposed by or under an arrangement with an interested shareholder or its affiliate or associate.

Covered business combinations are prohibited unless:

•	the board of directors of the corporation approved of the business combination before the interested shareholder became an interested shareholder;

•	a majority of shares not beneficially owned by the interested shareholder approved the combination; and

•	certain transactional requirements are met.

Covered business combinations are prohibited for two years after an interested shareholder becomes interested unless the board of directors of the corporation approved of the business combination before the interested party became interested.

Community Capital has not opted out of coverage of these South Carolina business combination provisions.

Abbeville Capital. Abbeville Capital is not subject to the South Carolina laws discussed above related to business combinations with interested shareholders.

Control Share Acquisition Provisions

Community Capital. The South Carolina control share acquisition law applies to several categories of South Carolina corporations, including any South Carolina corporation, such as Community Capital, that has a class of voting shares registered with the Securities Exchange Commission under Section 12 of the Exchange Act, has a principal place of business, its principal office or substantial assets in South Carolina, and has a specified shareholder presence in South Carolina. The control share law is designed to protect applicable companies from some types of acquisitions in which a person, entity, or group seeks to gain voting control.

Unless a corporation has opted out of the provisions of the South Carolina statute before the control share acquisition in question through an amendment to its articles of incorporation or bylaws, control shares of the corporation acquired in a control share acquisition have no voting rights unless and until granted by resolution approved by a majority of the shares of each voting group, excluding all “interested shares.” “Interested shares” are shares of the corporation voted by an acquiring person or a member of a group with respect to a control share acquisition, any officer of the corporation, or any employee of the corporation who is also a director of the corporation.

If authorized by such a corporation’s articles of incorporation or bylaws before a control share acquisition has occurred, control shares acquired in a control share acquisition may under some circumstances be subject to redemption by the corporation at the fair value thereof. Unless otherwise provided in such a corporation’s articles of incorporation or bylaws before a control share acquisition has occurred, if control shares acquired in a control share acquisition are accorded full voting rights that will constitute a majority or more of all voting power, all shareholders of the corporation have dissenters’ rights to receive fair value for their shares.

For purposes of the South Carolina control share acquisition law, “control shares” are shares, the acquisition of which would give a person, acting alone or with a group, the power to exercise one of the following amounts of voting power in an election of directors:

•	one-fifth or more but less than one-third of all voting power,

•	one-third or more but less than a majority of all voting power or

•	a majority or more of all voting power.

For purposes of the law, a “control share acquisition” means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Among certain other circumstances, a control share acquisition is deemed not to occur when the share acquisition is pursuant to a merger or plan of share exchange where the corporation is a party to the agreement of merger or plan of share exchange. Accordingly, the statute would not, by its terms, apply to the merger.

Community Capital has not opted out of coverage of these South Carolina control share acquisition provisions.

Abbeville Capital. Abbeville Capital is not subject to the South Carolina control share acquisition law.

Consideration of Other Constituencies

Community Capital. Community Capital’s articles of incorporation provide that the board of directors, when evaluating any proposed business combination with Community Capital, shall give due consideration to all relevant factors, including without limitation, the social, legal, environmental, and economic effects on the employees, customers, suppliers, and other constituencies of Community Capital, and of its subsidiary, on the communities and geographical areas in which Community Capital and its subsidiary operate or are located, and on any of the businesses and properties of Community Capital or any of its subsidiary, as well as such other factors as the directors deem relevant, and not only the consideration being offered in relation to the then current market price for Community Capital’s outstanding shares, but also in relation to the then current value of Community Capital in a freely-negotiated transaction and in relation to the board of directors’ estimate of the future value of Community Capital (including the unrealized value of its properties and assets) as an independent going concern.

Abbeville Capital. Abbeville Capital’s articles of incorporation do not address consideration of other constituencies in connection with evaluating business combinations.

Dissenters’ Rights

Community Capital. Under the South Carolina Act, shareholders of a corporation who do not consent to certain major corporate transactions, including a merger, may, under varying circumstances, be entitled to dissenters’ rights pursuant to which such shareholders may receive cash in the amount of the fair market value of their shares in place of the consideration which otherwise would have been received in the transaction. Unless the articles of incorporation or bylaws provides otherwise, such dissenters’ rights are not available in certain circumstances, including without limitation: (a) to shareholders of a surviving corporation if shareholder approval is not required, or (b) as to any class of stock which is listed either on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Because both of these exceptions are met for Community Capital, holders of Community Capital common stock do not have dissenters’ rights in connection with the merger.

Abbeville Capital. A summary of dissenters’ rights under the South Carolina Act is set forth under “Dissenters’ Rights,” and these statutory provisions are attached to this proxy statement/prospectus as Appendix D.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Community Capital

Community Capital common stock is listed for trading on the American Stock Exchange under the symbol “CYL.” As of September 30, 2003, Community Capital had approximately 1,200 holders of record representing approximately 2,400 beneficial owners. The following table sets forth the high and low sales prices for Community Capital common stock as reported on the American Stock Exchange, and cash dividends declared per share of Community Capital common stock, for the periods indicated:

		Stock Prices				Cash Dividends Per Share
Year	Quarter	High		Low
2004	First Quarter (through __________, 2004)	$		$		$

2003	First Quarter		$15.84		$13.91		$0.06
	Second Quarter		16.25		14.05		0.06
	Third Quarter		20.30		16.05		0.09
	Fourth Quarter		21.75		18.96		0.12

2002	First Quarter		$12.70		$11.25		$0.03
	Second Quarter		14.75		12.25		0.04
	Third Quarter		15.60		11.95		0.05
	Fourth Quarter		14.50		12.00		0.05

On                     , 2004 the closing price of Community Capital common stock was $         per share. On August 15, 2003, which was the last trading day prior to the public announcement of the merger, the closing price of Community Capital common stock was $17.10 per share and the trailing 20-trading day average closing price was $17.23 per share.

The holders of Community Capital common stock are entitled to receive dividends when and if declared by Community Capital’s board of directors out of funds legally available for the payment of dividends. Although Community Capital currently intends to continue to pay quarterly cash dividends on Community Capital common stock, there can be no assurance that Community Capital’s dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends after the merger will depend on business conditions, operating results, capital and reserve requirements, and Community Capital board’s consideration of other relevant factors. The principal source of funds for the payment of dividends by Community Capital is dividends from CapitalBank.

Abbeville Capital

There is no established public trading market for shares of Abbeville Capital common stock, which is inactively traded in private transactions. Therefore, reliable information is not available about the prices at which shares of Abbeville Capital common stock have been bought and sold. As of                     , 2004, Abbeville Capital common stock was held of record by                      persons. The following table sets forth the cash dividends declared per share of Abbeville Capital common stock, for the periods indicated:

Year	Quarter	Cash Dividends Per Share
2004	First Quarter (through ________, 2004)

2003	First Quarter	$1.50
	Second Quarter	0.00
	Third Quarter	0.00
	Fourth Quarter	0.75

2002	First Quarter	$1.15
	Second Quarter	0.00
	Third Quarter	0.00
	Fourth Quarter	0.00

Community Capital and Abbeville Capital are each legal entities separate and distinct from their subsidiaries, and their revenues depend in significant part on the payment of dividends from their respective subsidiary banks. Community Capital’s and Abbeville Capital’s subsidiary banks are subject to legal restrictions on the amount of dividends they are permitted to pay. See “Certain Regulatory Considerations.”

ABBEVILLE CAPITAL MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The following discussion should be read in conjunction with the preceding “Selected Financial Data” of Abbeville Capital and Abbeville Capital’s Financial Statements and the Notes thereto appearing on pages F-2 thorough F-27, as well as other information included in this proxy statement/prospectus. In addition to historical information, this discussion and analysis contains “forward-looking statements” relating to, without limitation, future economic performance, plans, and objectives of management for future operations, and projections of revenues and other financial items that are based on the beliefs of Abbeville Capital’s management, as well as assumptions made by and information currently available to Abbeville Capital’s management. The words “expect,” “estimate,” “anticipate,” and “believe,” as well as similar expressions, are intended to identify forward-looking statements. Abbeville Capital’s actual results may differ materially from the results discussed in the forward-looking statements, and Abbeville Capital’s operating performance each quarter is subject to various risks and uncertainties.

Abbeville Capital was organized in 1997 to serve as the holding company for the Bank of Abbeville (the “Bank”). Its corporate headquarters are currently located in Abbeville, South Carolina. The principal business of the Bank of Abbeville is to provide banking services to the community of Abbeville and the surrounding markets. The Bank of Abbeville is a state chartered bank, and its deposits are insured by the Federal Deposit Insurance Corporation.

Results of Operations

Comparison of the Nine Months Ended September 30, 2003 to Nine Months Ended September 30, 2002

For the nine months ended September 30, 2003, net interest income decreased $78,915, or 4.03%, to $1,878,675 as compared to $1,957,590 for the same period in 2002. The net interest margin realized on earning assets decreased to 3.80% for the nine months ended September 30, 2003 from 4.06% for the same period in 2002. The interest rate spread also decreased by 18 basis points to 3.53% at September 30, 2003 from 3.71% at September 30, 2002.

Net interest income decreased from $662,136 for the quarter ending September 30, 2002 to $616,483 for the quarter ending September 30, 2003. This represents a decrease of $45,653, or 6.89%. The net interest margin realized on earning assets decreased from 4.12% for the quarter ended September 30, 2002 to 3.74 % for the quarter ended September 30, 2003. The interest rate spread was 3.79 % at September 30, 2002 and 3.48 % at September 30, 2003. Decreases in net interest income resulted primarily from the maturity of investment securities and the investment of the proceeds in lower yielding instruments.

The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for loan losses at an adequate level. For the nine months ended September 30, 2003 and 2002, the provision charged to expense was $0 and $55,000, respectively. For the quarters ended September 30, 2003 and 2002, the provision charged to expense was $0 and $25,000, respectively. There were no additional provisions charged to earnings to increase the allowance for loan losses since our loan portfolio had minimal growth during the first nine months of 2003. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. Abbeville Capital maintains an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Management’s judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which it believes to be reasonable, but which may not prove to be accurate. Thus, there is a risk that chargeoffs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of Abbeville Capital’s net income and, possibly, its capital

Noninterest income during the nine months ended September 30, 2003 was $545,713, an increase of $102,818 from $442,895 during the comparable period in 2002. The increase is due primarily to increases in service charges on deposit accounts, earnings on the cash surrender value of life insurance, and gains realized on the sales of securities. Service charges increased $40,119 to $435,240 for the nine months ended September 30, 2003. Earnings on the cash value of life insurance during the nine months ended September 30, 2003 were $19,953. This amount was included in other income and resulted from our purchases of cash surrender life policies purchased during the third quarter of 2003. In addition, we recognized $21,376 in gains on sales of securities available for sale during the first nine months of 2003 as compared to $625 during the same period in 2002. For the quarter ended September 30, 2003, noninterest income increased $27,294, or 15.72%, from $173,633 for the same period in 2002. This increase was primarily due to the earnings on the cash value life insurance.

Total noninterest expense for the nine months ended September 30, 2003 was $1,490,960, or 8.73%, higher than the $1,371,286 amount for the nine months ended September 30, 2002. The largest increase was in salaries and employee benefits, which increased from $633,359 at September 30, 2002 to $716,005 for the nine months ended September 30, 2003. This increase was due to normal pay raises over the prior year and $7,593 in expense associated with a salary continuation plan implemented during the third quarter of 2003. Other operating expenses also increased $36,037 to $528,726 during the nine months ended September 30, 2003 as compared to the same period in 2002. This increase was due to normal increases in operating the Bank.

For the quarter ended September 30, 2003, noninterest expense increased $32,548, or 6.88%, over the same period in 2002. The largest increase between the quarters ended September 30, 2003 and September 30, 2002 was in salaries and employee benefits, which increased $36,070, or 16.93%. This increase was associated with normal pay raises and costs associated with the salary continuation plan.

The income tax provision for the nine months ended September 30, 2003 was $244,537 as compared to $262,886 for the same period in 2002. The effective tax rates were 26.19% and 26.98% during the nine months ended September 30, 2003 and September 30, 2002, respectively. The effective tax rates were 24.26% and 27.99% for the quarter ended September 30, 2003 and September 30, 2002, respectively.

The combination of the above factors resulted in net income for the nine months ended September 30, 2003 of $688,891 as compared to $711,313 for the same period in 2002. This represents a decrease of $22,422 or 3.15%. For the quarter ended September 30, 2003, net income was $236,330 or $6,988 lower than the $243,318 for the quarter ended September 30, 2002. The decrease in both periods is primarily a result of the decline in our net interest margin.

Comparison of Year Ended December 31, 2002 to Year Ended December 31, 2001

In 2002, net interest income was $2,602,881, compared to $2,335,811 for 2001, an increase of $267,070 or 11.43%. The declining interest rate environment resulted in decreased interest income in all categories of assets and decreased interest expense from all sources of funds. The improvement in the 2002 period was primarily attributable to an increase in our net interest margin. The average rate realized on interest-earning assets decreased to 6.36% in 2002 from 7.41% in 2001, while the average rate paid on interest-bearing liabilities decreased to 2.65% in 2002 from 4.20% in 2001.

The net interest spread and net interest margin were 3.71% and 4.04%, respectively, in 2002, compared to 3.21% and 3.71% in 2001.

The provision for loan losses is the charge to operating earnings that we feel is necessary to maintain the allowance for loan losses at an adequate level. For 2002 and 2001, the provision was $86,000 and $30,500, respectively. The allowance for loan losses was 1.01% and 1.03% at December 31, 2002 and 2001, respectively. Based on present information, we believe the allowance for loan losses is adequate at December 31, 2002 to meet presently known and inherent losses in the loan portfolio.

Total noninterest income in 2002 was $644,496, an increase of $237,048 compared to $407,448 in 2001. The largest increase was in service charges on deposit accounts which increased $218,444, or 63.32%, over the previous year. This increase was primarily a result of an increase in income from NSF charges. NSF charges increased $222,997 or 83.59% in 2002 as compared to 2001. This is a result of income generated from the new Automatic Overdraft Privilege Program implemented in April 2002. Other income also increased, up 48.80% from $39,998 in 2001 to $59,518 in 2002. The increase in other income was primarily related to an increase of $10,773 in checkcard income from 2001 to 2002.

Total noninterest expense in 2002 was $1,904,297, an increase of $271,798, or 16.65%, when compared to 2001. Salaries and benefits increased $56,400 to $861,522 in 2002 from $805,122 in 2001. The largest increase was in other operating expenses which increased from $578,599 in 2001 to $705,939 in 2002, an increase of $127,340 or 22.01%. This increase was related to the amortization of software costs and expenses associated with the new Automatic Overdraft Privilege Program. The Bank purchased new hardware and software in late 2001 for our core operating system, resulting in amortization for 2002 of $79,546 as compared to $15,624 in 2001. In addition, we implemented the Automatic Overdraft Privilege Program in April 2002 and incurred expenses in 2002 of $76,740, as compared to none in 2001. Furniture and equipment expense increased $79,571, or 54.08% to $226,701 in 2002. As mentioned, this increase was primarily as a result of additional depreciation on the new data processing hardware and an increase in annual maintenance contracts.

In 2002 and 2001, the effective income tax rate was 27.02% and 31.95%, respectively, and the income tax provision was $339,653 and $345,186, respectively.

The combination of the above factors resulted in net income of $917,427 in 2002 compared to $735,074 in 2001. This was an increase of $182,353 or 24.81% over the prior year. The increase in net interest income and noninterest income contributed to the increase in net income.

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000

In 2001, net interest income was $2,335,811, compared to $2,222,411 for 2000, an increase of $113,400 or 5.10%. The improvements in the 2001 period was primarily attributable to an increase in our volume of earning assets. The average rate realized on interest-earning assets decreased to 7.41% from 7.65%, while the average rate paid on interest-bearing liabilities decreased to 4.20% from 4.47% in 2001 and 2000, respectively.

The net interest spread and net interest margin were 3.21 % and 3.71%, respectively, in 2001, compared to 3.18 % and 3.72 % in 2000.

The provision for loan losses is the charge to operating earnings that we feel is necessary to maintain the allowance for loan losses at an adequate level. For 2001 and 2000, the provision was $30,500 and $80,000, respectively. The allowance for loan losses was 1.03% at December 31, 2001 and 2000.

Total noninterest income in 2001 was $407,448, an increase of $24,612 compared to $382,836 in 2000. The largest increase was in service charges on deposit accounts which increased $28,553, or 9.02%, over the previous year. This increase was primarily due to an increase in deposits over the two periods.

Total noninterest expense in 2001 was $1,632,499, an increase of $104,135, or 6.81%, when compared to 2000. The largest increase was in salaries and employee benefits, which increased $42,982, or 5.64%, to $805,122. This increase was a result of normal pay increases. Furniture and equipment expense and other operating expenses increased $15,513 and $33,861, respectively. These increases were primarily due to increased depreciation and amortization associated with our hardware and software upgrade in November 2001.

The provision for income taxes was $345,186 and $275,593 in 2001 and 2000, respectively. The effective income tax rate in 2001 and 2000 was 31.95% and 27.65%, respectively.

The combination of the above factors resulted in net income of $735,074 in 2001 compared to $721,290 in 2000. This was an increase of $13,784, or 1.91%, over the prior year. The increase in net interest income and noninterest income contributed to the increase in net income.

Net Interest Income

General

The largest component of Abbeville Capital’s net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on Abbeville Capital’s interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents Abbeville Capital’s net interest margin.

Average Balances, Income and Expenses, and Rates

	Year ended December 31,
	2002			2001
(Actual amounts)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets
Securities, taxable	$13,674,979	$688,940	5.04%	$13,234,554	$794,447	6.00%
Securities, nontaxable	8,023,819	372,047	4.64	7,812,087	367,783	4.71
Loans	37,022,181	2,933,494	7.92	35,850,446	3,277,267	9.14
Federal funds sold	5,371,341	83,993	1.56	5,714,857	206,245	3.61
Nonmarketable equity securities	276,956	12,811	4.63	270,964	16,680	6.16

Total earning assets	64,369,276	4,091,285	6.36	62,882,908	4,662,422	7.41
Cash and due from banks	1,954,861			1,889,930
Allowance for loan losses	(368,006)			(354,499)
Premises and equipment	1,223,109			1,080,605
Other assets	996,813			848,356

Total assets	$68,176,953			$66,347,300

Liabilities and Stockholders’ Equity
Interest bearing transaction accounts	$8,897,949	29,150	0.33%	8,923,411	55,072	0.62%
Money market	4,369,799	69,178	1.58	4,556,537	133,583	2.93
Savings accounts	3,134,019	19,319	0.62	2,779,463	44,063	1.59
Time deposits	30,989,524	1,130,562	3.65	30,214,985	1,704,608	5.64

Total interest bearing deposits	47,391,291	1,248,209	2.63	46,474,396	1,937,326	4.17

FHLB advances	3,000,000	182,604	6.09	3,000,000	182,604	6.09
Other short-term borrowings	5,691,279	57,591	1.01	5,886,229	206,681	3.51

Total other interest-bearing liabilities	8,691,279	240,195	2.76	8,886,229	389,285	4.38

Total interest-bearing liabilities	56,082,570	1,488,404	2.65	55,360,625	2,326,611	4.20
Non-interest deposits	4,415,622			4,184,642
Other liabilities	862,412			697,139
Stockholders’ equity	6,815,449			6,104,894

Total liabilities and equity	$68,176,053			$66,347,300

Net interest income/interest rate spread		$2,602,881	3.71%		$2,335,811	3.21%

Net interest margin			4.04%			3.71%

Average Balances, Income and Expenses and Rates

The previous table sets forth, for the periods indicated, certain information related to Abbeville Capital’s average balance sheet and our average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.

Analysis of Changes in Net Interest Income

The following tables set forth the effect that the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 2001 to 2002 and 2000 to 2001.

	2002 Compared With 2001
(Actual amounts)	Volume (1)	Variance Due to Rate (1)	Total
Earning Assets
Securities, taxable	$25,586	$(131,093)	$(105,507)
Securities, nontaxable	9,817	(5,553)	4,264
Loans	104,443	(448,216)	(343,773)
Federal funds sold	(11,702)	(110,550)	(122,252)
Nonmarketable equity securities	361	(4,230)	(3,869)

Total earning assets	128,505	(699,642)	(571,137)

Interest-Bearing Liabilities
Interest bearing transaction accounts	(1,040)	(24,882)	(25,922)
Money market	(5,260)	(59,145)	(64,405)
Savings accounts	5,395	(30,139)	(24,744)
Time deposits	42,570	(616,616)	(574,046)

Total deposits	41,665	(730,782)	(689,117)
FHLB advances	—	—	—
Other short-term borrowings	(6,624)	(142,465)	(149,090)

Total interest bearing liabilities	35,040	(873,247)	(838,207)

Net interest income	$93,465	$173,605	$267,070

(1)	Volume-rate changes have been allocated to each category based on the percentage of the total change.

	2001 Compared With 2000
(Actual amounts)	Volume (1)	Variance Due to Rate (1)	Total
Earning Assets
Securities, taxable	$(25,263)	$(59,791)	$(85,054)
Securities, nontaxable	(4,644)	21,065	16,421
Loans	204,669	(64,530)	140,139
Federal funds sold	55,018	(30,672)	24,346
Nonmarketable equity securities	—	(1,920)	(1,920)

Total earning assets	229,780	(135,848)	93,932

Interest-Bearing Liabilities
Interest bearing transaction accounts	2,210	(29,111)	(26,901)
Money market	25,863	(42,364)	(16,501)
Savings accounts	2,879	(28,882)	(26,003)
Time deposits	92,870	67,828	160,698

Total deposits	123,822	(32,529)	91,293
FHLB advances	—	—	—
Other short-term borrowings	8,101	(118,862)	(110,761)

Total interest bearing liabilities	131,923	(151,391)	(19,468)

Net interest income	$97,857	$15,543	$113,400

(1)	Volume-rate changes have been allocated to each category based on the percentage of the total change.

Interest Sensitivity

Abbeville Capital monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by Abbeville Capital is the measurement of Abbeville Capital’s interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

The following table sets forth Abbeville Capital’s interest rate sensitivity at December 31, 2002.

Interest Sensitivity Analysis

(Dollars in thousands)	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Non- Sensitive	Total
Assets
Earning Assets:
Loans (1)	$1,407	$2,050	$5,127	$8,584	$29,728	$38,312
Securities	279	500	—	779	20,281	21,060
Federal funds sold	5,034	—	—	5,034	—	5,034

Total earning assets	6,720	2,550	5,127	14,397	50,009	64,406

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	12,800	—	—	12,800	—	12,800
Savings deposits	3,042	—	—	3,042	—	3,042
Time deposits	3,802	3,973	15,589	23,364	9,541	32,905

Total interest-bearing deposits	19,644	3,973	15,589	39,206	9,541	48,747

FHLB advances	—	—	—	—	3,000	3,000
Securities sold under agreements to repurchase	3,993	—	—	3,993	—	3,993

Total interest-bearing liabilities	23,637	3,973	15,589	43,199	12,541	55,740

Period gap	$(16,917)	$(1,423)	$(10,462)	$(28,802)	$37,468

Cumulative gap	$(16,917)	$(18,340)	$(28,802)	$(28,802)	$8,666

Ratio of cumulative gap to total earning assets	(26.27)%	(28.48)%	(44.72)%	(44.72)%	13.46%

(1)	Excludes nonaccrual loans

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument’s ultimate maturity date. Time deposits with other banks are reflected at their scheduled maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give Abbeville Capital the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Securities sold under agreements to repurchase are reflected at the maturity date of each repurchase agreement, which ranges from one to thirty days. Advances from the Federal Home Loan Bank are reflected at their contractual maturity date.

Abbeville Capital generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. Abbeville Capital is cumulative liability-sensitive over the one month to twelve month time frame. However, Abbeville Capital’s gap analysis is not a precise indicator of its interest-sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on noncore deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of Abbeville Capital’s true interest-sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

Provision and Allowance for Loan Losses

Abbeville Capital has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, Abbeville Capital’s Board of Directors reviews and approves the appropriate level for Abbeville Capital’s allowance for loan losses based upon management’s recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. The objective of management has been to fund the allowance for loan losses at an amount based on our internal risk rating system.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on Abbeville Capital’s income statement, are made periodically to maintain the allowance at an appropriate level based on management’s analysis of the losses inherent in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

Abbeville Capital’s allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process of determining the amount of the allowance includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, charge-offs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of Abbeville Capital’s monitoring and analysis system are also reviewed periodically by the banking regulators and Abbeville Capital’s independent auditors.

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent losses in the loan portfolio. Management’s judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Bank does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

The following table sets forth certain information with respect to the Bank’s allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 2002, 2001 and 2000.

(Dollars in thousands)	2002	2001	2000
Total loans outstanding at end of period	$38,230	$36,347	$33,868

Average loans outstanding	$37,022	$35,850	$33,635

Balance of allowance for loan losses at beginning of period	$373	$350	$310
Loan losses:
Real estate - construction	—	—	—
Real estate - mortgage	—	5	—
Commercial and industrial	9	—	—
Consumer	77	10	50

Total loan losses	86	15	50

Recoveries of previous loan losses:
Real estate - construction	—	—	—
Real estate - mortgage	—	—	—
Commercial and industrial	5	—	1
Consumer	9	8	9

Total recoveries	14	8	10

Net loan losses	72	7	40
Provision for loan losses	86	30	80

Balance of allowance for loan losses at end of period	$387	$373	$350

Allowance for loan losses to period end loans	1.01%	1.03%	1.03%
Net charge-offs to average loans	0.19%	0.02%	0.12%

Nonperforming Assets

The following table sets forth the Bank’s nonperforming assets for the dates indicated.

	December 31,
(Dollars in thousands)	2002	2001	2000
Nonaccrual loans	$8	$12	$34
Restructured or impaired loans	—	—	—

Total nonperforming loans	8	12	34
Other real estate owned	22	38	44

Total nonperforming assets	$30	$50	$78

Loans 90 days or more past due and still accruing interest	$57	$92	$5
Nonperforming assets to period end loans and foreclosed property	0.08%	0.14%	0.23%

Accrual of interest is discontinued on a loan when management believes, after considering economic, business conditions, and collection efforts, that the borrower’s financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest, which has been accrued on the loan but remains unpaid, is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write down or charge-off of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if the Bank’s nonaccrual loans had been current in accordance with their original terms, is immaterial.

At December 31, 2002, the Bank reviewed its loan portfolio to identify any criticized or classified loans through its internal review mechanisms. The results of this internal review process are considered in determining management’s assessment of the adequacy of the allowance for loan losses. The overall objective of the Bank has been to maintain the allowance for loan losses at an amount based on the internal review mechanism.

Noninterest Income and Expense

Noninterest Income.

The largest component of noninterest income is service charges on deposit accounts, which totaled $563,427 in 2002, a 63.32% increase over the 2001 amount of $344,983. The $218,444 increase in service charges on deposit accounts is primarily attributable to the $222,997 increase in NSF charges. This increase was attributable to additional income generated from the Automatic Overdraft Privilege Program implemented in April 2002. Service charges during 2001 increased 9.02% from $316,430 in 2000. Other income increased during the years ended December 31, 2002, 2001 and 2000 as a result of increases in various deposit products such as checkcards.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2002, 2001 and 2000.

	December 31,
(Dollars in thousands)	2002	2001	2000
Service charges on deposit accounts	$563	$345	$316
Credit life insurance commissions	17	20	30
Other	64	42	37

Total noninterest income	$644	$407	$383

Noninterest Expense

Noninterest expense increased $271,798 or 16.65% to $1,904,297 in 2002 from $1,632,499 in 2001. Salaries and employee benefits increased $56,400, or 7.01%, from $805,122 in 2001, to $861,522 for 2002. Furniture and equipment expense increased $79,571 during 2002, to $226,701, from the 2001 amount of $147,130. This increase is partially attributable to an increase in depreciation expense from 2001 to 2002 resulting from the purchases of new data processing hardware. Other operating expenses increased $127,340, or 22.01%, to $705,939 in 2002 from $578,599 in 2001. The largest increase within this category was amortization expense for software, which increased $63,922 to $79,546 in 2002 from $15,624 during 2001. This was due to the software conversion during 2001. Abbeville Capital’s efficiency ratio was 58.65% in 2002, compared with 59.51% in 2001.

Noninterest expense increased $104,135 or 6.81% to $1,632,499 in 2001 from $1,528,364 in 2000. Salaries and employee benefits increased $42,982, or 5.64%, from $805,122 in 2000, to $762,140 for 2001. Furniture and equipment expense increased $15,513 during 2001, to $147,130, from the 2000 amount of $131,617. Other operating expenses increased $33,861, or 6.22%, to $578,599 in 2001 from $544,738 in 2000. Abbeville Capital’s efficiency ratio was 59.51% in 2001, compared with 58.44% in 2000.

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2002, 2001 and 2000.

(Dollars in thousands)	2002	2001	2000
Salaries and employee benefits	$862	$805	$762
Net occupancy and equipment expense	337	249	222
Stationery and printing expense	37	36	31
Postage and freight	50	42	37
Professional fees	47	78	60
Other	571	422	416

Total noninterest expense	$1,904	$1,632	$1,528

Efficiency ratio	58.65%	59.51%	58.44%

Assets and Liabilities

During the first nine months of 2003, total assets increased $1,893,060 or 2.71%, when compared to December 31, 2002. The primary source of growth in assets was the cash surrender value life insurance which totaled $1,517,679 at September 30, 2003. Federal funds sold increased $3,612,000 from December 31, 2002 to $8,646,000 at September 30, 2003. Total investment securities decreased $3,201,573 to $17,858,482 at September 30, 2003. Securities sold under agreements to repurchase increased $1,594,474 from $3,992,842 at December 31, 2002 to $5,587,316 at September 30, 2003.

Loans

Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance.

Abbeville Capital’s loan growth remained stable during the first nine months of 2003. Gross loans increased $250,373, or 0.65%, during the period. Balances within the major loans receivable categories as of September 30, 2003 and December 31, 2002 are as follows:

(Dollars in thousands)	September 30, 2003	December 31, 2002
Commercial and industrial	$3,357	$3,507
Real estate	20,116	20,782
Installment and consumer credit lines	14,553	13,626
All other loans	558	418

	$38,584	$38,333

Risk Elements in the Loan Portfolio

The following is a summary of risk elements in the loan portfolio:

	September 30, 2003	December 31, 2002
Loans: Nonaccrual loans	$—	8,330
Accruing loans more than 90 days past due	$2,793	$58,311

Activity in the Allowance for Loan Losses is as follows:

	September 30, 2003	December 31, 2002
Balance, January 1	$386,914	$373,410
Provision for loan losses for the period	—	86,000
Net loans (charged-off) for the period	(11,969)	(72,496)

Balance, end of period	$374,945	$386,914

Gross loans outstanding, end of period	$38,583,741	$38,333,368
Allowance for loan losses to loans outstanding	0.97%	1.01%

Loans averaged $37,022,181 in 2002 compared to $35,850,446 in 2001, an increase of $1,171,735, or 3.27%. At December 31, 2002, total loans were $38,333,368 compared to $36,366,359 at December 31, 2001.

The increase in loans during 2002 was primarily due to the steady growth of the Bank. The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights the Bank’s general emphasis on consumer and mortgage lending.

Composition of Loan Portfolio

	December 31,
	2002		2001
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Commercial and industrial	$3,507	9.15%	$1,392	3.83%
Real estate
Construction	708	1.85	—	—
Mortgage - residential	12,135	31.67	15,623	42.98
Mortgage - nonresidential	7,939	20.72	7,348	20.22
Consumer	13,626	35.56	11,581	31.86
Other	405	1.05	402	1.11

Total loans	38,320	100.00%	36,346	100.00%

Allowance for loan losses	387		373

Net loans	$37,933		$35,973

The Bank’s loan portfolio is largely comprised of real estate mortgage loans. At December 31, 2002, real estate mortgage loans totaled $20,781,801 and represented 54.24% of the total loan portfolio, compared to $22,971,009, or 63.20%, at December 31, 2001.

In the context of this discussion, a “real estate mortgage loan” is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the Bank’s market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

Residential mortgage loans decreased $3,488,705, or 22.33%, to $12,135,062 at December 31, 2002, from $15,623,767 at December 31, 2001. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, increased $591,777, or 8.05%, to $7,939,019 at December 31, 2002, from $7,347,242 at December 31, 2001.

Commercial and industrial loans increased $2,114,805, or 151.92%, to $3,506,849 at December 31, 2002, from $1,392,044 at December 31, 2001. The Bank continues to focus on real estate and consumer lending rather than commercial and industrial lending.

Consumer loans increased $2,045,265, or 17.66%, to $13,626,296 at December 31, 2002, from $11,581,031 at December 31, 2001. Consumer lending continues to be an important focus of the Bank’s loan portfolio.

The Bank of Abbeville has a single office located in Abbeville, SC and primarily lends to residents of the area and local businesses. The Bank does not engage in any foreign lending.

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Bank. The following table sets forth the Bank’s loans maturing within specified intervals at December 31, 2002.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

(Dollars in thousands)	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Commercial and industrial	$772	$2,139	$596	$3,507
Real estate	4,572	12,677	3,533	20,782
Consumer and other	3,248	8,589	2,194	14,031

	8,592	23,405	6,323	38,320

Loans maturing after one year with:
Fixed interest rates				$25,394
Floating interest rates				4,334

				$29,728

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

Investment Securities

The investment securities portfolio is a significant component of the Bank’s total earning assets. Investment securities decreased from $21,060,055 at December 31, 2002 to $17,858,482 at September 30, 2003. The decrease can be attributed to the maturities of several available-for-sale securities during the first nine months of the year. The proceeds from these maturities were reinvested in federal funds sold and used to purchase the cash surrender value life insurance policies. Abbeville Capital’s investment securities designated as available-for-sale at September 30, 2003 totaled $10,034,376. Held-to-maturity securities totaled $7,581,242 at September 30, 2003.

Total securities averaged $21,975,754 in 2002, compared to $21,317,605 in 2001. At December 31, 2002, the total securities portfolio was $21,060,055. All securities designated as available-for-sale were recorded at their estimated fair market value of $12,601,378 at December 31, 2002. Securities designated as held-to-maturity were recorded at their amortized cost and totaled $8,179,513 at December 31, 2002. Nonmarketable equity securities were recorded at cost and totaled $279,164 at December 31, 2002.

The following table sets forth the book value of the securities held by the Bank at the dates indicated.

Book Value of Securities

	December 31,
(Dollars in thousands)	2002	2001
Available-for-sale
U.S. Government agencies	$6,611	$6,571
Mortgage-backed securities	5,990	6,208
Held-to-maturity
Obligations of state and local governments	8,180	8,130
Nonmarketable equity securities	279	271

Total securities	$21,060	$21,180

The following table sets forth the scheduled maturities and average yields of available-for-sale and held-to-maturity securities held at December 31, 2002.

Investment Securities Maturity Distribution and Yields

	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years		Total
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Government agencies	$—	—	$3,568	4.80%	$1,516	4.54%	$1,527	5.97%	$6,611	4.98%
Mortgage-backed securities	—	—	—	—	1,846	4.21	4,144	5.98	5,990	5.80
Obligations of state and political subdivisions	500	4.75%	1,362	4.60	3,861	4.44	2,457	5.25	8,180	5.06

Total debt securities	$500	4.75%	$4,930	4.75%	$7,223	4.41%	$8,128	5.89%	$20,781	5.37%

Other attributes of the securities portfolio, including yields and maturities, are discussed above in “—Net Interest Income— Interest Sensitivity.”

Short-Term Investments

Short-term investments, which consist primarily of federal funds sold, averaged $5,371,341 in 2002, compared to $5,714,857 in 2001. At December 31, 2002, short-term investments totaled $5,034,000. These funds are an important source of the Bank’s liquidity. Federal funds are generally invested in an earning capacity on an overnight basis.

Deposits and Other Interest-Bearing Liabilities

At September 30, 2003, total deposits had increased by $195,006 or 0.37%, from December 31, 2002. The largest increases were in money market accounts and interest-bearing demand deposits, which increased $1,066,334 or 27.68% and $1,057,133 or 11.81%, respectively, from December 31, 2002 to September 30, 2003. These were offset by a decrease in time deposits of $2,265,003 or 6.88%. Expressed in percentages, noninterest-bearing demand deposits decreased 6.66% and interest-bearing accounts increased 0.99%.

Balances within the major deposit categories as of September 30, 2003 and December 31, 2002 are as follows:

(Dollars in thousands)	September 30, 2003	December 31, 2002
Noninterest-bearing demand deposits	$4,010	$4,296
Interest-bearing demand deposits	10,005	8,948
Money-market accounts	4,919	3,852
Savings deposits	3,665	3,040
Time deposits $100,000 and over	8,116	9,218
Other time deposits	22,523	23,687

	$53,238	$53,043

Average interest-bearing liabilities increased $721,945, or 1.30%, to $56,082,570 in 2002, from $55,360,625 in 2001. Average interest-bearing deposits increased $916,895, or 1.97%, to $47,391,291 in 2002, from $46,474,396 in 2001.

Average total deposits increased $1,147,875, or 2.27%, to $51,806,913 during 2002, from $50,659,038 during 2001. At December 31, 2002, total deposits were $53,042,865 compared to $50,619,635 a year earlier, an increase of 4.79%.

The following table sets forth the deposits of the Bank by category at the dates indicated.

Deposits

	December 31,
	2002		2001
(Dollars in thousands)	Amount	Percent of Deposits	Amount	Percent of Deposits
Demand deposit accounts	$13,244	24.97%	$12,464	24.62%
Money market accounts	3,852	7.26	5,191	10.25
Savings accounts	3,042	5.73	2,733	5.40
Time deposits less than $100,000	21,621	40.76	22,929	45.30
Time deposits of $100,000 or over	11,284	21.28	7,304	14.43

Time deposits	$53,043	100.00%	$50,620	100.00%

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Bank’s loan portfolio and other earning assets. The Bank’s core deposits increased $508,201 in 2002 due to the continued growth of the Bank.

Deposits, and particularly core deposits, have been the Bank’s primary source of funding and have enabled the Bank to meet successfully both its short-term and long-term liquidity needs. The Bank’s average loan-to-deposit ratio was 71.46% in 2002, and 70.77% in 2001. The maturity distribution of the Bank’s certificates of deposit $100,000 or more at December 31, 2002, is set forth in the following table:

Maturities of Certificates of Deposit of $100,000 or more

	Within Three Months	After Three Through Six Months	After Six Through Twelve Months	After Twelve Months	Total
Certificates of deposit of $100,00 or more	$3,296	$3,083	$2,925	$1,980	$11,284

Approximately 29.21% of the Bank’s time deposits over $100,000 had scheduled maturities within three months, and 56.53% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

Borrowed Funds

Securities sold under agreements to repurchase totaled $5,587,316 at September 30, 2003, an increase of $1,594,474 or 39.93% higher than the December 31, 2002 balance of $3,992,842. Securities sold under agreements to repurchase mature on a daily basis.

Borrowed funds consist of short-term borrowings in the form of securities sold under agreements to repurchase. Average short-term borrowings were $5,691,279 in 2002, compared to $5,886,229 in 2001. At December 31, 2002 the Bank had securities sold under agreements to repurchase totaling $3,992,842. The average balance in 2002 related mostly to securities sold under agreements to repurchase with several customers. These agreements are typically for one day periods. Although management may from time to time use short-term borrowings as a secondary funding source, core deposits will continue to be the Bank’s primary funding source.

Advances from the Federal Home Loan Bank

Advances from the Federal Home Loan Bank of Atlanta to us were $3,000,000 as of December 31, 2002. The advance bears a fixed rate of interest of 6.02% and matures November 4, 2004.

Capital

Abbeville Capital and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. For bank holding companies with less than $150 million in consolidated assets, such as the Bank’s, the requirements apply on a bank only basis. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on Abbeville Capital’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Abbeville Capital must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by the federal banking agencies to ensure capital adequacy require the bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The bank is also required to maintain capital at a minimum level based on total average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios at least 1% to 2% above the minimum.

The following table summarizes the capital ratios of the Bank and the regulatory minimum requirements at December 31, 2002 and 2001:

Analysis of Capital and Capital Ratios

	The Bank of Abbeville
	2002	2001
Tier 1 capital	$7,084	$6,432
Tier 2 capital	387	373

Total qualifying capital	$7,471	$6,805

Risk-adjusted total assets (including off-balance sheet exposures)	$43,583	$39,904

Tier 1 risk-based capital ratio	16.25%	16.12%
Total risk-based capital ratio	17.14	17.06
Tier 1 leverage ratio	10.42	9.46

Liquidity and Capital Resources

Liquidity needs are met by Abbeville Capital through scheduled maturities of loans and investments on the asset side and through pricing policies on the liability side for interest-bearing deposit accounts. The level of liquidity is measured by the loan-to-total borrowed funds ratio, which was at 62.38% at September 30, 2003 and 63.83% at December 31, 2002.

Securities available-for-sale, which totaled $10,034,376 at September 30, 2003, serves as a ready source of liquidity. Abbeville Capital also has lines of credit available with correspondent banks to purchase federal funds for periods from one to seven days. At September 30, 2003, unused lines of credit totaled $2,000,000. Abbeville Capital also has a borrowing arrangement where we can borrow up to 10% of the Bank’s total assets or approximately $7,000,000 at September 30, 2003. As of September 30, 2003, we had borrowed $3,000,000 under this arrangement.

Total shareholders’ equity increased from $7,478,172 at December 31, 2002 to $7,705,010 at September 30, 2003. The increase is due to net income for the period of $688,891, partially offset by dividends of $356,422. Shareholder’s equity was also decreased by the $105,630 decrease in the fair value of securities available-for-sale, net of deferred taxes.

The following table summarizes the Bank’s risk-based capital at September 30, 2003:

(Dollars in thousands)
Shareholders’ equity	$7,470
Less: unrealized gains on available-for-sale securities	(53)

Tier a capital	7,417
Plus: allowance for loan losses(1)	375

Total capital	$7,792

Risk-weighted assets	$44,833

Risk-based capital ratios
Total capital (to risk-weighted assets)	17.38%
Tier 1 capital (to risk-weighted assets)	16.54%
Tier 1 capital (to average assets)	10.56%

(1)	Limited to 1.25% if risk-weighted assets

Shareholders’ equity was increased by net income of $917,427 during the year ended December 31, 2002. Due to changes in the market rates of interest, the fair value of our securities available-for-sale increased, which had the effect of increasing shareholders’ equity by $97,073, net of the deferred taxes, when compared to December 31, 2001. Total equity was reduced by cash dividends paid which totaled $273,257.

For the near term, maturities and sales of securities available-for-sale are expected to be a primary source of liquidity as we deploy these funds into loans to achieve the desired mix of assets and liabilities. We also expect to build our deposit base. Advances from the Federal Home Loan Bank will also continue to serve as a funding source, at least for the near future. Short-term borrowings by the bank are not expected to be a primary source of liquidity for the near term; however, we have approximately $2,000,000 of unused lines of credit to purchase federal funds.

Critical Accounting Policies

Abbeville Capital has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2002 as filed on our annual report. Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgments and assumptions we make, actual results could differ from these judgments and estimates that could have a material impact on our carrying values of assets and liabilities and our results of operations.

Abbeville Capital believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a description of our processes and methodology for determining our allowance for loan losses

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as Abbeville Capital are primarily monetary in nature. Therefore, interest rates have a more significant effect on Abbeville Capital’s performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Regulatory Matters

Abbeville Capital is not aware of any current recommendations by regulatory authorities, which, if they were to be implemented, would have a material effect on liquidity, capital resources, or operations.

INFORMATION ABOUT ABBEVILLE CAPITAL

General

Abbeville Capital. Abbeville Capital is a South Carolina corporation formed in 1997 to serve as the holding company for The Bank of Abbeville. Abbeville Capital is a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. Abbeville Capital currently has no operations and conducts no business other than ownership and operation of The Bank of Abbeville, a state bank chartered under the laws of South Carolina, located in Abbeville, South Carolina. Abbeville Capital’s principal executive offices are located at 203 S. Main Street, Abbeville, South Carolina 29620, and its telephone number is (864) 366-9676.

For the year ended December 31, 2002, Abbeville Capital’s net income and diluted earnings per share totaled $917,000 and $3.86, respectively, compared to $735,000 and $3.09 per share, respectively, for the year ended December 31, 2001. At December 31, 2002, Abbeville Capital had total assets of $68,030,000, loans of $38,230,000, deposits of $53,043,000, and stockholders’ equity of $7,478,000 compared to total assets of $67,713,000, loans of $36,347,000, deposits of $50,620,000 and stockholders’ equity of $6,737,000 at December 31, 2001.

For the nine months ended September 30, 2003, Abbeville Capital’s net income and diluted earnings per share for the period were $689,000 and $2.90, respectively, compared to $711,000 and $2.99 per share, respectively, for the nine months ended September 30, 2002. At September 30, 2003, Abbeville Capital had total assets of $69,923,000, loans of $38,565,000, deposits of $53,238,000 and stockholders’ equity of $7,705,000.

Abbeville Capital does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for The Bank of Abbeville. The primary activities of Abbeville Capital are to provide assistance in the management and coordination of The Bank of Abbeville’s financial resources and to provide capital and public relations services for The Bank of Abbeville. The Bank of Abbeville has a board of directors separate from that of Abbeville Capital and operates under the day-to-day management of its own officers. The Bank of Abbeville formulates its own policies with respect to banking and business matters.

As a bank holding company, Abbeville Capital is subject to regulation by the Federal Reserve Board in accordance with the requirements set forth in the Bank Holding Company Act and by the rules and regulations promulgated under this Act by the Federal Reserve Board. See “Certain Regulatory Considerations” beginning of page 75 of the proxy statement/prospectus.

The Bank of Abbeville. The Bank of Abbeville is a South Carolina banking corporation with its main office in Abbeville, South Carolina. The bank was originally chartered in 1987 under the laws of South Carolina. As a South Carolina banking corporation, The Bank of Abbeville is subject to regulation by the South Carolina State Board of Financial Institutions and the FDIC. Some of the rules and regulations applicable to The Bank of Abbeville are summarized in “Certain Regulatory Considerations” beginning of page 75 of the proxy statement/prospectus.

The Bank of Abbeville provides a wide range of retail and commercial banking services. Deposit services include checking, savings, money market, time deposit, and individual retirement accounts. Loan services include various types of real estate, consumer, commercial, industrial, and agricultural loans. The Bank of Abbeville also provides direct deposit services, wire transfer facilities, ATMs, Internet banking, and debit cards (with access to local, state, and nationwide networks). Deposits of The Bank of Abbeville are insured by the FDIC. The majority of The Bank of Abbeville’s loan portfolio consists of real estate and commercial loans, while consumer deposits comprise the majority of its deposit base.

The Bank of Abbeville considers its primary market to be Abbeville and Anderson Counties, South Carolina. The Bank of Abbeville uses one location for its banking operations. The Bank of Abbeville owns the main office facility. The Bank of Abbeville’s management considers this facility to be adequate for the current operations of the bank.

Employees

Abbeville Capital is a bank holding company and primarily conducts its operations through its subsidiary, The Bank of Abbeville. Abbeville Capital employs two executive officers. However, these two employees also conduct the business of The Bank of Abbeville and therefore are compensated as employees of The Bank of Abbeville. As of November 26, 2003, The Bank of Abbeville had 22 full-time equivalent employees (including the two executive officers of Abbeville Capital), none of whom is represented by a collective bargaining agreement.

Certain Relationships and Related Transactions

The Bank of Abbeville has had, in the ordinary course of business, banking transactions with some of its officers and directors and with officers and directors of Abbeville Capital. All loan transactions with officers and directors of Abbeville Capital, its bank subsidiary, and their related and affiliated parties, have been in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other loan customers of Abbeville Capital and have not included more than the normal risk of collectibility associated with the Abbeville Capital’s other banking transactions or other unfavorable features.

Legal Proceedings

Abbeville Capital and The Bank of Abbeville are involved in routine legal proceedings occurring in the ordinary course of business that, in the aggregate, are not believed by management of these companies to be material to the consolidated financial condition and results of operation of Abbeville Capital.

Principal Shareholders and Management

The following table sets forth certain information known to Abbeville Capital regarding the beneficial ownership of its common stock as of November 14, 2003. Information is presented for (i) each shareholder who was the beneficial owner of more than five percent of our outstanding common stock; (ii) each of Abbeville Capital’s directors, each nominee for director, and each of Abbeville Capital’s executive officers, individually; and (iii) all of Abbeville Capital’s directors and executive officers, as a group. Except as otherwise specified in the notes to the following table, each of the individuals named in the table has indicated to Abbeville Capital that the individual has sole voting and investment power with respect to all shares of Abbeville Capital common stock reflected as being beneficially owned by that individual.

Name	Number of Shares Beneficially Owned		% of Common Stock Ownership
David J. Herron	500		*
Thomas E. Hite, Jr.	4,861	(1)	2.0%
Mark M. Horton	123		*
Patricia P. Howie	3,084		1.3%
Larry E. Jackson	100		*
Manning N. Lomax	100		*
Joseph L. Savitz, Jr.	8,646	(2)	3.6%
Thomas D. Sherard, Jr.	14,616	(3)	6.2%
Roland L. White	100		*

All directors and executive officers as a group (9 persons)	32,130		13.5%
Over 5% Shareholders
James S. Bradberry 2084 Flat Rock Road Abbeville, SC 29620	12,094		5.1%
Thomas D. Sherard, Jr. 203 South Main Street Abbeville, SC 29620	14,616	(3)	6.2%

*	Less than 1%

(1)	Includes 123 shares held with shared voting and dispositive power

(2)	Includes 4,000 shares held with shared voting and dispositive power

(3)	Includes 14,516 shares held with shared voting and dispositive power

Change in Accountants

Legislation and Securities Exchange Commission rules adopted in 2002 have significantly increased, and will continue to increase, the regulatory burdens on audit firms that audit the financial statements of companies that are subject to the reporting requirements of the Securities Exchange Act of 1934. Consequently, many smaller audit firms are deciding to limit their audit practice to companies that are not subject to the 1934 Act. Tourville, Simpson & Caskey, L.L.P., which served as Abbeville Capital’s principal independent accountant since 1992 is one such firm. Accordingly, effective January 2, 2003, Tourville, Simpson & Caskey, L.L.P. resigned as Abbeville Capital’s principal independent public accountant. The Board of Directors, upon recommendation of the Audit Committee, engaged Elliott Davis, LLC on January 2, 2003 to audit financial statements for the year ended December 31, 2002 and for the year ending December 31, 2003. We have not consulted Elliott Davis, LLC regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Tourville, Simpson & Caskey, L.L.P.’s reports on Abbeville Capital’s financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Abbeville Capital had no disagreements with Tourville, Simpson & Caskey, L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Tourville, Simpson & Caskey, L.L.P.’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in its reports.

Equity Compensation Plans

As of the record date for the Abbeville Capital shareholder meeting, 25,000 securities were available for future issuance under equity compensation plans approved by security holders, but no options, warrants, or other rights to acquire shares of Abbeville Capital common stock were outstanding pursuant to such plans. As of the record date for the Abbeville Capital shareholder meeting, no securities were available for future issuance under equity compensation plans not approved by security holders.

INFORMATION ABOUT COMMUNITY CAPITAL

General

Community Capital is a South Carolina corporation formed in 1988 as a bank holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended. Community Capital currently has no operations and conducts no business other than ownership and operation of CapitalBank, a state bank chartered under the laws of South Carolina, headquartered in Greenwood, South Carolina.

For the year ended December 31, 2002, Community Capital’s net income and diluted earnings per share totaled approximately $4,602,000 and $1.26, respectively, compared to approximately $4,478,000 and $1.26 per share, respectively, for the year ended December 31, 2001. At December 31, 2002, Community Capital had total assets of $380,765,000 loans of $288,842,000 deposits of $276,561,000 and stockholders’ equity of $44,408,000 compared to total assets of $340,682,000 loans of $248,390,000 deposits of $258,330,000 and stockholders’ equity of $39,273,000 at December 31, 2001. For a more detailed description of Community Capital and its business, please see the section of this document entitled “Where You Can Find More Information.”

On October 16, 2003, Community Capital announced its results of operations for the nine months ended September 30, 2003. Net income and diluted earnings per share for the period were approximately $3,976,000 and $1.08, respectively, compared to approximately $3,329,000 and $.91 per share, respectively, for the nine months ended September 30, 2002. At September 30, 2003, Community Capital had total assets of $394,847,000 loans of $308,884,000 deposits of $301,700,000 and stockholders’ equity of $44,616,000. At September 30, 2003, Community Capital Corporation had approximately 150 full-time employees.

Community Capital’s principal activities include the taking of demand and time deposits and the making of loans, secured and unsecured, to individuals, associations, partnerships, and corporations. The majority of Community Capital’s customers are individuals and small businesses. No material part of its business is dependent on a single customer or a few customers whose loss would have an adverse effect on its business. No material portion of Community Capital’s business is seasonal. Community Capital conducts its banking business from 13 offices located in Abbeville, Laurens, Newberry, Saluda, Greenville, Pickens, Greenwood, and Anderson counties in South Carolina.

Community Capital’s principal executive offices are located at 1401-C Highway 72, Post Office Box 218, Greenwood, South Carolina 29649, and its telephone number is (864) 941-8200.

Additional information with respect to Community Capital and its subsidiaries is included in the documents delivered with and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Directors of Community Capital

Set forth below is the age and certain biographical information with respect to each of Community Capital’s directors:

David P. Allred, MD, 64, has served as Community Capital’s Chairman of the Board since June 2001 and Chairman of the Board of CapitalBank since May 2001. He is a retired doctor of internal medicine who was in private practice in Saluda, North Carolina from April 1994 until April 1998 and was in private practice in Beaufort, South Carolina from July 1990 to December 1993. From September 1988 to July 1990, the Medical University of South Carolina employed him. From August 1971 through August 1988, he was in private medical practice in Greenwood, South Carolina. He has served as one of Community Capital’s directors since its inception in April 1988.

Harold Clinkscales, Jr., 50, has served as President and owner of Southern Burglar and Fire Alarm Company, Inc. since 1974. He has served as one of Community Capital’s directors since January 2000.

Patricia E. Hartung, 49, has served as the Executive Director of the Upper Savannah Council of Governments since March 1990 and served as its Assistant Director from August 1984 to March 1989. She has served as one of Community Capital’s directors since its inception in April 1988.

Wayne Q. Justesen, Jr., 57, has been employed by Greenwood Mills, Inc., a textile manufacturer, since 1978 and has served as Secretary and General Counsel of Greenwood Mills, Inc. since 1983. He has served as one of Community Capital’s directors since its inception in April 1988.

B. Marshall Keys, 52, has owned and operated Palmetto Insurance Associates, L.L.C. of Anderson in Belton, South Carolina for over six years. He has served as one of Community Capital’s directors since May 2000.

Clinton C. Lemon, Jr., 59, has served as Chairman and Chief Executive Officer of Southern Tank Transport in Harleyville, South Carolina since 1989. Mr. Lemon has served as one of Community Capital’s directors since March 1997.

Miles Loadholt, 60, has served as Senior Partner of Ness, Motley, Loadholt, Richardson & Poole since 1968. He has served as one of Community Capital’s directors since May 1999.

Thomas C. Lynch, Jr., 67, served as a pharmacist and President of Lynch Drug Company, a retail pharmacy in Clemson, South Carolina, from 1963 until its sale to Eckerd Drug, Inc. in January 1997. Mr. Lynch has served as one of Community Capital’s directors since June 1995.

H. Edward Munnerlyn, 60, has served as President and owner of Munnerlyn Company, a corporate apparel and uniforms company, since January 1989. Prior to 1989 he was employed by Greenwood Mills, Inc., for twenty years and was Executive Vice President when he left Greenwood Mills, Inc. in 1988. He has served as one of Community Capital’s directors since its inception in April 1988 and is the Chairman of the Audit Committee of the Board of Directors.

George B. Park, 53, has served as President and Chief Executive Officer of Otis S. Twilley Seed Company, Inc., a mail order seed company, since August 1993 and as President and owner of GeoSeed, a seed distribution company, since August 1993. Prior to 2002, Mr. Park also served as Interim Chief Executive Officer and Managing Director of K. Sahin Zaden, B.V., a flower seed breeding and production company. Prior to 1989, he was co-owner, Vice President and Corporate Secretary of George W. Park Seed Company. He has served as one of Community Capital’s directors since its inception in April 1988.

George D. Rodgers, 59, has been the owner of Palmetto Insurance Associates, L.L.C. of Anderson and its predecessor in Clemson, South Carolina since 1985. Mr. Rodgers has served as one of Community Capital’s directors since June 1995.

Charles J. Rogers, 70, has served as Community Capital’s Chairman Emeritus since April 2001 and served as Community Capital’s Chairman of the Board of Directors from January 1989 through June 2001. He served as Chairman of the Board of Directors of Community Capital’s wholly owned bank subsidiary, CapitalBank, from January 2001 through May 2001. He has served as President of The Organizational Paths Company, a consulting firm for organizational strategies, since July 1993. Mr. Rogers served as team leader of the Greenwood Plant of the Monsanto Chemical Company from 1982 until June 1993. He has served as one of Community Capital’s directors since its inception in April 1988. Mr. Rogers served on the Management Committee of Innova Communications, LLC, a South Carolina limited liability company that filed for bankruptcy with the United States Bankruptcy Court for the District of South Carolina as of May 9, 2001, from June 2000 until he resigned in December 2001. The Order confirming Innova’s Plan of Reorganization was entered on May 8, 2002, and the Final Decree was entered on January 3, 2003.

Thomas E. Skelton, Ph.D., 72, served as Professor of Entomology at Clemson University from 1969 until his retirement on June 30, 1997. He served as the head of the Clemson University Entomology Department from June 1992 through June 1995 and as Interim Dean of the College of Agriculture, Forestry and Life Sciences from July 1995 through August 1996. Dr. Skelton is General Partner of SVT Properties and co-owner of Skelton Properties, both of which are real estate investment companies. Dr. Skelton has served as one of Community Capital’s directors since June 1995.

William G. Stevens, 58, has served as Community Capital’s President and Chief Executive Officer and as one of its directors since its inception in April 1988, and has also served as President and Chief Executive Officer of CapitalBank from 1989 until May 1998 and from January 1, 2001 until the present. NCNB National Bank of South Carolina (formerly Bankers Trust) employed Mr. Stevens for eighteen years prior to 1987.

Lex D. Walters, Ph.D., 65, has served as President of Piedmont Technical College since 1968. He has served as one of Community Capital’s directors since its inception in April 1988.

Executive Officers

The following individuals constitute Community Capital’s executive officers:

Name	Age	Offices Held
William G. Stevens	58	President and Chief Executive Officer
R. Wesley Brewer	35	Chief Financial Officer, Executive Vice President and Secretary

Mr. Brewer has served as Community Capital’s Chief Financial Officer, Executive Vice President, and Secretary since July 1, 2000, and he has also served as the Chief Financial Officer, Senior Vice President, and Secretary of CapitalBank since January 1, 2001. He served as Community Capital’s Controller, and Controller of its subsidiaries, from 1997 until 2000. The Federal Deposit Insurance Corporation employed Mr. Brewer for five years prior to 1997.

Compensation of Officers

The following table summarizes for each of the indicated years the compensation earned by Community Capital’s President and Chief Executive Officer and by each of Community Capital’s other executive officers whose annual compensation from Community Capital for all services provided to such subsidiaries or Community Capital during any of the indicated years exceeded $100,000.

Summary Compensation Table

	Annual Compensation			Long Term Compensation Awards	All Other Compensation
Name and Principal Position	Year	Salary	Bonus	Shares of Common Stock Underlying Options
William G Stevens	2002	$216,372	$56,615	-0-	$5,627
President and Chief Executive	2001	211,762	30,000	6,825	5,467
Officer	2000	208,819	-0-	5,512	9,379

R. Wesley Brewer	2002	$100,518	$33,025	5,000	$5,612
Chief Financial Officer, Executive	2001	89,601	23,000	3,150	4,385
Vice President and Secretary	2000	79,074	-0-	2,756	3,771

In the above-listed chart, amounts included under the heading “Salary” for Mr. Stevens in 2002, 2001, and 2000 include aggregate director compensation of $6,500, $5,900, and $3,000 respectively. Amounts included under the heading “All Other Compensation” for Mr. Stevens and Mr. Brewer in 2002 include (i) $675 and $432, respectively, of premiums for life insurance provided by Community Capital for the benefit of each officer, and (ii) $4,952 and $5,180, respectively, in Community Capital’s contributions to its 401(k) plan for the account of each officer. The share amounts under the heading “Long-Term Compensation Awards” have been adjusted to reflect the impact of a stock dividend in 2000 and 2001.

Option Grants

The following table sets forth certain information with respect to options to purchase Community Capital’s common stock granted from January 1, 2003 through September 30, 2003 to the officers included in the Summary Compensation Table above. Community Capital granted no stock appreciation rights to any of its executive officers or other employees.

Option Grants In Last Fiscal Year

Name	Number of Securities Underlying Options Granted	% of Total Options Granted To Employees in 2003	Exercise or Base Price per Share	Expiration Date	Potential at Assumed annual Rates of Stock Price Appreciation for Option Term
					5%	10%
William G. Stevens	8,000	11.19%	$14.30	1/15/08	31,606.61	71,945.54
R. Wesley Brewer	6,000	8.39%	$14.30	1/15/08	23,704.96	53,959.16

Option Values

The following table sets forth certain information with respect to unexercised options to purchase Community Capital’s common stock held at September 30, 2003 by the officers included in the Summary Compensation Table above.

September 30, 2003 Option Values

	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 9/30/03 (1)		Value of Unexercised In-the-Money Options at 9/30/03 (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
William G. Stevens	67,962	$614,551.84	-0-	8,000	$-0-	$40,000.00
R. Wesley Brewer	1,157	3,147.04	13,111	6,000	$129,246.35	$30,000.00

(1)	Amount represents shares of Community Capital common stock, as adjusted for the payment of stock dividends.

(2)	The value amount in the table has been calculated on the basis of the $19.30 per share closing price of Community Capital common stock on September 30, 2003 as reported on the American Stock Exchange.

Employment Contracts, Termination of Employment, and Change-in-Control Arrangements

Community Capital and CapitalBank (f/k/a Greenwood Bank & Trust) have entered into a Split Dollar Agreement with William G. Stevens as of November 16, 1998. This agreement is summarized below, but this summary is qualified in its entirety by reference to the Split Dollar Agreement, a copy of which is available from Community Capital or from its public filing of a Form 10-K with the Securities Exchange Commission as of March 31, 2002. Under the Split Dollar Agreement, Mr. Stevens is the owner of a life insurance policy, the premiums of which shall be paid by Community Capital. If the proceeds of the policy become payable by reason of Mr. Stevens’s death, Community Capital has a right to receive the proceeds in an amount equal to the total death benefit payments under the policy less $2,580,000, which shall be Mr. Stevens’s death benefit. Either Mr. Stevens or Community Capital may terminate the Split Dollar Agreement, subject to certain provisions, by giving the other party prior written notice. In the event of a change in control in Community Capital, the Split Dollar Agreement becomes nonterminable by Community Capital or its successor.

Community Capital has entered into an Employment Agreement with R. Wesley Brewer as of June 28, 2000. This agreement is summarized below, but this summary is qualified in its entirety by reference to the Employment Agreement, a copy of which is available from Community Capital or from its public filing of a Form 10-Q with the Securities and Exchange Commission as of August 14, 2000. Under the Employment Agreement, Mr. Brewer is given duties and authority typical of a chief financial officer, and Community Capital is obligated to pay him an annual salary, which shall be reviewed each anniversary of the date of the Employment Agreement. In addition, Community Capital shall provide other benefits (e.g. health, dental, life, and disability insurance; participation in pension plans; and paid leave), if any, that are reasonably comparable to Community Capital’s other senior executives. Mr. Brewer’s agreement has a term of three years. Community Capital may terminate Mr. Brewer’s employment for “cause,” as defined in the Employment Agreement, and Mr. Brewer may, with or without cause, terminate the Employment Agreement upon sixty days prior written notice to Community Capital. All compensation shall be discontinued and forfeited as of the effective date of such termination.

CapitalBank has also entered into a Split Dollar Agreement with R. Wesley Brewer as of October 17, 2002. This agreement is summarized below, but this summary is qualified in its entirety by reference to the Split Dollar Agreement, a copy of which is available from Community Capital or from its public filing of a Form 10-Q with the Securities Exchange Commission as of November 13, 2002. Under the Split Dollar Agreement, as long as Mr. Brewer continues to be employed by Community Capital until the earliest of August 31st following his sixty-second birthday, the date of termination of employment on account of disability, or the date of a change of control, he has the right to designate a beneficiary of any remaining death proceeds of an insurance policy owned by CapitalBank on his life. The remaining proceeds are those proceeds remaining following the payout to CapitalBank of death proceeds equal to the greater of: (a) the cash surrender value of the policy; (b) the aggregate premiums paid on the policy by CapitalBank less any outstanding indebtedness to the insurer; or (c) the total death proceeds less the split dollar amount, which is fifty percent of the difference between the total policy death proceeds and the policy cash surrender value at the date of Mr. Brewer’s death.

CapitalBank has also entered into Salary Continuation Agreements with R. Wesley Brewer and William G. Stevens as of October 17, 2002. These agreements are summarized below, but this summary is qualified in its entirety by reference to the Salary Continuation Agreements, a copy of which are available from Community Capital or from its public filing of a Form 10-Q with the Securities Exchange Commission as of November 13, 2002. Under the Salary Continuation Agreements, upon the retirement of Mr. Brewer or Mr. Stevens or CapitalBank’s change in control, CapitalBank is obligated to pay Mr. Brewer and Mr. Stevens forty percent and forty-nine and forty-five one hundredths percent, respectively, of their average annual compensation, calculated by combining their total annual base salary paid plus bonus earned within a period of time specified in the Salary Continuation Agreements. CapitalBank is obligated to make these percentage payments annually in twelve equal monthly installments for twenty-one years following Mr. Brewer’s attaining the age of sixty-two and eighteen years following Mr. Stevens’s attaining the age of sixty-five. Based on Mr. Brewer’s and Mr. Stevens’s compensation as of September 30, 2003, the annual payment for retirement or change in control would currently be $149,346 and $171,593, respectively. In the event of death or disability, CapitalBank is obligated to pay Mr. Brewer and Mr. Stevens, in lieu of any other benefit under the Salary Continuation Agreements, a lump sum benefit within ninety days of the death or termination of employment, respectively. If Mr. Brewer died or was terminated as a result of a disability as of December 31, 2002, the lump sum payment due him or his beneficiaries would have been $0 and $4,815, respectively. If Mr. Stevens died or was terminated as a result of disability as of December 31, 2002, the lump sum payment due him or his beneficiaries would have been $0 and $103,671, respectively. In the event of termination of employment for reasons other than death, disability, retirement, change in control, or termination for cause, Community Capital is obligated to pay annually Mr. Brewer and Mr. Stevens an amount tied to their annual compensation in twelve equal monthly installments for twenty-one years following Mr. Brewer’s attaining the age of sixty-two and eighteen years following Mr. Stevens’s attaining the age of sixty-five (the “Other Termination Payments”). These Other Termination Payments vest ten percent for each year of service with CapitalBank (or its predecessor), which means that as of the date hereof Mr. Stevens’s is already fully vested while Mr. Brewer is only sixty percent vested. Based on Mr. Brewer’s and Mr. Stevens’s compensation as of September 30, 2003, the annual Other Termination Payments would currently be $2,556 and $20,098, respectively. As discussed more fully above and in the Salary Continuation Agreements, the above-described benefits are determined primarily by average final compensation, but not by years of service.

Compensation of Directors

Since January 2003, each of Community Capital’s directors receives a fee of $100 for attending each regular and special board or committee meetings. Its Chairman of the Board receives a retainer fee of $500 per month. The Chairmen of Community Capital’s Audit and Compensation Committees receive a retainer fee of $200 per month. The Chairmen of its Nominating, Board Governance, and Capital Committees receive a retainer fee of $50 per month. Each of Community Capital’s directors is also a director of CapitalBank. Since January 2003, each director of CapitalBank receives a retainer fee of $300 per month, except for the Chairman of the Board, who receives a retainer fee of $500 per month. The Chairmen of CapitalBank’s Asset/Liability and Wealth Management Committee receive a retainer fee of $50 per month, and the Chairman of CapitalBank’s Loan Committee receives a retainer fee $200 per month. Community Capital, or CapitalBank, as applicable, also reimburses directors for out-of-pocket expenses reasonably incurred by them in the discharge of their duties as directors of Community Capital or of CapitalBank.

Certain Relationships And Related Transactions

CapitalBank, in the ordinary course of its business, makes loans to and has other transactions with Community Capital’s directors and officers and their associates (“Affiliated Persons”). All loans, other extensions of credit, and other transactions between Affiliated Persons and CapitalBank or Community Capital are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and do not involve more than the normal risk of collectibility or present other unfavorable features. CapitalBank expects to continue to enter into transactions in the ordinary course of business on similar terms with such Affiliated Persons. The aggregate dollar amounts of such loans outstanding to Affiliated Persons of CapitalBank were approximately $1,225,965 at September 30, 2003.

Community Capital purchases various types of insurance from Palmetto Insurance Associates, L.L.C. of Anderson, a South Carolina limited liability company owned in part by two of its directors. Community Capital paid insurance premiums to such company in the amounts of $139,000, $65,000, and $75,000 in 2002, 2001, and 2000, respectively. Community Capital believes that the terms of its policies with such company are no more or less favorable to Community Capital than similar policies that would be obtainable through arms’ length negotiations with companies not owned in whole or in part by related parties. Indeed, the charges for the majority of such insurance coverages are determined by competitive bids.

Security Ownership Of Certain Beneficial Owners

The following table sets forth certain information known to Community Capital regarding the beneficial ownership of its common stock as of September 30, 2003. Information is presented for each shareholder who was the beneficial owner of more than five percent of Community Capital outstanding common stock. The shareholder named in the table has indicated in its Schedule 13D filed with the Securities and Exchange Commission as of September 30, 2003 that such shareholder shares voting and dispositive power with respect to all shares of Community Capital common stock reflected as being beneficially owned by that shareholder with Tontine Management, L.L.C., the general partner of such shareholder, and Jeffrey L. Gendell, the managing member of such general partner. We are relying upon information set forth in the above-described Schedule 13D and do not know or have reason to believe that such information is not complete or accurate or that a statement or amendment should have been filed and was not.

Name and Address	Number of Shares Beneficially Owned (1)	Percentage (1)
Tontine Financial Partners, L.P., 200 Park Avenue, Suite 3900, New York, NY 10166	241,175	7.01%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Community Capital common stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days as of September 30, 2003, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage ownership is based on 3,440,899 shares outstanding on September 30, 2003.

Security Ownership Of Management

The following table sets forth certain information known to Community Capital regarding the beneficial ownership of its common stock as of September 30, 2003. Information is presented for (i) each of Community Capital’s directors, each nominee for director, and each of Community Capital’s executive officers, individually, and (ii) all of Community Capital’s directors and executive officers, as a group. Except as otherwise specified in the notes to the following table, each of the shareholders named in the table has indicated to Community Capital that such shareholder has sole voting and investment power with respect to all shares of Community Capital common stock reflected as being beneficially owned by that shareholder.

Name	Number of Shares Beneficially Owned (1)		Percentage (1)
William G. Stevens	85,387	(2)	2.48%
George B. Park	84,643	(3)	2.46
Lex D. Walters	76,862	(4)	2.23
David P. Allred, MD	71,729	(5)	2.08
Charles J. Rogers	62,961	(6)	1.83
Miles Loadholt	46,191		1.34
Wayne Q. Justesen, Jr.	37,887	(7)	1.10
Thomas C. Lynch, Jr.	36,158	(8)	1.05
Clinton C. Lemon, Jr.	30,304	(9)	*
Harold Clinkscales, Jr.	21,933	(10)	*
Thomas E. Skelton, PhD	18,180	(11)	*
Patricia C. Edmonds	16,774	(12)	*
R. Wesley Brewer	15,153	(13)	*
B. Marshall Keys	14,832	(14)	*
H. Edward Munnerlyn	14,526	(15)	*
George D. Rodgers	8,987	(16)	*
All directors and executive officers as a group (16 persons)	642,501		18.45%

*	Amount represents less than 1.0%.

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Community Capital common stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days as of September 30, 2003, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Percentage ownership is based on 3,440,899 shares outstanding on September 30, 2003.

(2)	Includes 10,261 shares held by Mr. Stevens’ wife.

(3)	Includes 1,575 shares issuable pursuant to currently exercisable stock options.

(4)	Includes 6,823 shares held by Mr. Walters’ wife.

(5)	Includes 5,359 shares held by Dr. Allred’s wife.

(6)	Includes 6,881 shares issuable pursuant to currently exercisable stock options, 118 shares held jointly with Mr. Rogers’ wife, and 2,180 shares held by Mr. Rogers’ wife.

(7)	Includes 378 shares held by Mr. Justesen as custodian for two of Mr. Justesen’s sons.

(8)	Includes 26,027 shares held jointly with Mr. Lynch’s wife.

(9)	Includes 4,884 shares issuable pursuant to currently exercisable stock options, 1,403 shares held in the C. Calhoun Lemon, Sr. 1972 Trust, and 2,107 shares held in the C. Calhoun Lemon, Sr. Trust A.

(10)	Includes 7,217 shares held by Mr. Clinkscales as custodian for Mr. Clinkscales’ daughters.

(11)	Includes 2,551 shares held jointly with Dr. Skelton’s wife.

(12)	Includes 1,480 shares issuable pursuant to currently exercisable stock options.

(13)	Includes 13,111 shares issuable pursuant to currently exercisable stock options.

(14)	Includes 3,229 shares issuable pursuant to currently exercisable stock options, 1,765 shares held in a family trust, and 525 shares held in the name of Mr. Keys’ business.

(15)	Includes 3,228 shares issuable pursuant to currently exercisable stock options, 807 shares held by Mr. Munnerlyn’s wife, and 6,191 shares held by Mr. Munnerlyn’s son.

(16)	Includes 1,655 shares issuable pursuant to currently exercisable stock options and 344 shares in an IRA for Mr. Rodgers’ wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires Community Capital’s directors and executive officers to file reports of holdings and transactions in its securities with the Securities and Exchange Commission. On the basis of Community Capital’s records and other information, Community Capital believes that all filing requirements under Section 16(a) of the 1934 Act applicable to its officers and directors were satisfied with respect to Community Capital fiscal year ended December 31, 2002 except Harold

Clinkscales, who inadvertently failed to file three reports relating to five transactions, two of which related to small acquisitions by his children and three of which related to small gifts to Mr. Clinkscales children from a non-affiliate and a gift by Mr. Clinkscales to a non-affiliate. Mr. Clinkscales corrected these omissions by filing a Form 5 on January 16, 2003.

RESALES OF COMMUNITY CAPITAL COMMON STOCK

All shares of Community Capital common stock received by holders of Abbeville Capital common stock will be freely transferable upon completion of the merger by those Abbeville Capital shareholders not deemed to be “affiliates” of Abbeville Capital under federal securities laws. “Affiliates” generally are defined as persons or entities who control, are controlled by, or are under common control with Abbeville Capital at the time of the Abbeville Capital shareholder meeting. Generally, executive officers, directors, and 10% or greater shareholders of an entity and certain of their family members and related interests are considered that entity’s affiliates.

Rule 145 promulgated under the Securities Act of 1933, as amended, restricts the sale of Community Capital common stock received in the merger by affiliates of Abbeville Capital. Under the rule, during the one-year period following the consummation of the merger, affiliates of Abbeville Capital may resell publicly Community Capital common stock received by them in the merger within limitations as to the amount of Community Capital common stock sold in any three-month period and as to the manner of sale, as provided in Rule 144 promulgated under the Securities Act of 1933. After the one-year period, affiliates of Abbeville Capital who are not affiliates of Community Capital (and who have not been affiliates for at least three months) may resell their shares without any restrictions on amounts sold or the manner of sale. Additionally, for a period of two years after completion of the merger, Rule 145 requires that, with respect to the resale of Community Capital common stock received in the merger by affiliates of Abbeville Capital at the time the merger is completed, Community Capital shall have filed all the reports required to be filed by it under the Securities Exchange Act of 1934, as amended, during the 12 months preceding the sale. These affiliates also will be permitted to resell Community Capital common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or an available exemption from the Securities Act registration requirements.

Abbeville Capital has agreed to use its reasonable best efforts to cause each person or entity that is an affiliate for purposes of complying with Rule 145 under the Securities Act of 1933 to enter into a written agreement relating to such restrictions on sale or other transfer.

Additionally, shareholders of Abbeville Capital who become affiliates of Community Capital will be subject to the above-described volume and manner of sale limitations on the resale of Community Capital stock, whether obtained in connection with the merger or otherwise, for as long as they remain affiliates of Community Capital and for an additional three months thereafter.

CERTAIN REGULATORY CONSIDERATIONS

Community Capital, Abbeville Capital, CapitalBank, and The Bank of Abbeville are subject to an extensive collection of state and federal banking laws and regulations that impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of each entity’s operations. These regulations are generally intended to provide protections for depositors and borrowers of CapitalBank and The Bank of Abbeville, rather than for the shareholders of each bank’s holding company. Each of the entities is also affected by government monetary policy and by regulatory measures affecting the banking industry in general. The actions of the Federal Reserve System affect the money supply and, in general, the lending abilities of CapitalBank and The Bank of Abbeville because decisions relating to money supply increase or decrease the cost and availability of funds to the banks. Additionally, the Federal Reserve System regulates the availability of bank credit in order to combat recession and curb inflationary pressures in the economy by open market operations in United States government securities, changes in the discount rate on member bank borrowings, changes in the reserve requirements against bank deposits, and limitations on interest rates that banks may pay on time and savings deposits.

The following discussion sets forth some of the regulatory requirements applicable to bank holding companies and banks and provides certain specific information related to Community Capital and Abbeville Capital and their subsidiaries. These summaries are qualified in their entirety by reference to the applicable statutes and regulations. Additional information is available in the Annual Report of Community Capital on Form 10-K for the fiscal year ended December 31, 2002. See “Where You Can Find More Information.” Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of all four entities.

Bank Holding Company Regulation Generally

Community Capital and Abbeville Capital are bank holding companies within the meaning of the Bank Holding Company Act of 1956, as amended, and the South Carolina Banking and Branching Efficiency Act of 1996, as amended. As bank holding companies subject to such Acts, Community Capital and Abbeville Capital are required to register with the Board of Governors of the Federal Reserve System and the South Carolina State Board of Financial Institutions. Community Capital and Abbeville Capital must also file with both agencies annual reports and other information regarding their respective business operations and those of their subsidiaries. Community Capital and Abbeville Capital are also subject to periodic examinations by these agencies. The regulatory requirements to which the holding companies are subject also set forth various conditions regarding the eligibility and qualifications of their directors and officers.

The Federal Reserve Board, pursuant to regulation and published policy statements, has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve Board policy, Community Capital or Abbeville Capital may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve Board policy, the respective holding company may not deem it advisable to provide such assistance. Under Federal Bank Holding Company Act of 1956, as amended, the Federal Reserve Board may also require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board’s determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

The Bank Holding Company Act also limits the types of businesses and operations in which a bank holding company and its subsidiaries, other than banking subsidiaries, may engage. In general, permissible activities are limited to the business of banking and activities found by the Federal Reserve Board to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve Board considers whether the performance of an activity can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition, or gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices). For example, the Federal Reserve Board has deemed permissible: making, acquiring, or servicing loans; leasing personal property; providing certain investment or financial advice; performing certain data processing services; acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions by the bank holding company; and certain limited insurance underwriting activities.

Generally, bank holding companies must obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board. However, despite prior approval, the Federal Reserve Board has the power to order a holding company or its subsidiaries to terminate any activity, or terminate its ownership or control of a subsidiary, when the Federal Reserve Board has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that holding company.

Interstate and Intrastate Banking and Branching

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve Board approval, to acquire banking organizations in any other state. As such, all existing regional compacts and substantially all regional limitations on interstate acquisitions of banking organizations have been eliminated. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 also removed substantially all of the existing prohibitions on interstate branching by banks. A bank operating in any state is now entitled to establish one or more branches within any other state without, as formerly required, the establishment of a separate banking structure within the other state.

The South Carolina Banking and Branching Efficiency Act of 1996, as amended, permits the acquisition of South Carolina banks and bank holding companies by, and mergers with, out-of-state banks and bank holding companies with the prior approval of the South Carolina State Board of Financial Institutions. The South Carolina Banking and Branching Efficiency Act of 1996, as amended also permits South Carolina state banks, with prior approval of the South Carolina State Board of Financial Institutions, to operate branches outside the State of South Carolina.

Although the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and the South Carolina Banking and Branching Efficiency Act of 1996 have the potential to increase the number of competitors in the marketplace of CapitalBank and The Bank of Abbeville, we cannot predict the actual impact of such legislation on the competitive positions of such banks.

Gramm-Leach Bliley Act

The Gramm-Leach-Bliley Act (popularly referred to as the Financial Services Modernization Act of 1999 prior to enactment) became effective March 11, 2000. The Gramm-Leach-Bliley Act accomplished a variety of purposes, including facilitating the affiliation among banks, securities firms, and insurance companies and providing privacy protections for customers. Specifically, the Gramm-Leach-Bliley Act (a) amends the Banking Act of 1933 (the Glass-Steagall Act) to repeal the prohibitions against affiliation of any Federal Reserve member bank, such as CapitalBank and The Bank of Abbeville, with an entity engaged principally in securities activities, and to repeal the prohibitions against simultaneous service by any officer, director, or employee of a securities firm as an officer, director, or employee of any member bank; (b) amends the Federal Bank Holding Company Act of 1956, as amended, to permit bank holding companies to own shares in non-banking organizations whose activities have been determined by the Federal Reserve System to be permissible for bank holding companies; (c) creates a new type of bank, wholesale financial institutions (also referred to as “woofies”), that are regulated by the Federal Bank Holding Company Act of 1956, as amended, and are not able to accept insured deposits, potentially giving holding companies with woofies greater flexibility to engage in non-financial investments; (d) subject to specified exemptions, pre-empts state anti-affiliation laws restricting transactions among insured depository institutions, wholesale financial institutions, insurance concerns, and national banks; (e) amends the Federal Bank Holding Company Act of 1956, as amended, and the Federal Deposit Insurance Act to mandate public meetings concerning proposed large bank mergers and acquisitions; (f) amends the Electronic Fund Transfer Act to mandate certain fee disclosures related to electronic fund transfer services; and (g) imposes certain obligations on financial institutions to protect the privacy and confidentiality of customer nonpublic personal information, including the requirements that financial institutions establish standards for safeguards to protect privacy and confidentiality, provide the standards to customers at the time of establishing the customer relationship and annually during the continuation of the relationship, condition disclosure of the private information to nonaffiliated third parties on the giving of specific disclosures to consumers, and giving consumers the opportunity to prevent such disclosure to third parties.

Although the Gramm-Leach-Bliley Act has the potential to mix commerce and banking and increase the abilities of Community Capital, Abbeville Capital, CapitalBank, and The Bank of Abbeville to diversify into a variety of areas, we cannot predict the actual impact of such legislation on these four entities.

Sarbanes-Oxley Act of 2002

On July 30, 2002, the Sarbanes-Oxley Act of 2002 was signed into law. It mandated sweeping reforms and implemented a number of requirements for public companies like Community Capital. Among the reforms and new requirements are the following:

•	Creation of the Public Company Accounting Oversight Board to oversee audits of public companies.

•	Implementation of a variety of requirements designed to ensure greater auditor independence, including the prohibition of certain services that auditors had traditionally provided to clients.

•	Implementation of a variety of requirements regarding audit committees, including that they be entirely independent; that they establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and that issuers disclose whether at least one member of the committee is a “financial expert.”

•	Requirement that changes in equity ownership by directors, officers, and 10% stockholders be reported more promptly, generally by the end of the second business day following the trade (subject to limited exceptions).

•	Requirement that CEOs and CFOs certify that the financial information in each annual and quarterly report fairly presents in all material respects the financial condition and results of operations of the issuer as of, and for, the periods presented in the report, and establish and maintain internal controls designed to ensure discovery of material information.

•	Implementation of rules relating to disclosure of all material off-balance sheet transactions and obligations and regarding the presentation of pro-forma financial information in any press release or other public disclosure that was “non-GAAP.”

•	Requirement that issuers disclose whether they have adopted a code of ethics for senior executives and any waivers or changes in the code.

•	Requirement that CEOs and CFOs disgorge incentive compensation and profits from their sales of company securities after restatement of financial information.

•	Prohibition against directors and executive officers from transacting in company equity securities received in connection with employment during any pension fund blackout of such equity.

•	Requirement that SEC review each issuer’s periodic reports at least once every three years.

•	Acceleration of the time schedule during which Forms 10-K and 10-Q and 8-K must be filed for certain issuers and expansion of the items reportable under Form 8-K.

•	Issuance of new requirements regarding the obligations of attorneys to report evidence of a material violation of securities law or breach of fiduciary duty to the issuer’s chief legal counsel or chief executive officer and ultimately to the Board of Directors.

•	Adoption of new rules regarding statutes of limitation and penalties with respect to securities law violations.

Though the Sarbanes-Oxley Act will have a meaningful impact on Community Capital’s operations, we do not believe that Community Capital will be affected by Sarbanes-Oxley in ways that are materially different or more onerous than other public companies of similar size and nature.

FIRREA

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 established two insurance funds under the jurisdiction of the FDIC: the Savings Association Fund and the Bank Insurance Fund. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 also imposed, with certain exceptions, a “cross guaranty” on the part of commonly controlled depository institutions such as CapitalBank and The Bank of Abbeville. Under this provision, if one depository institution subsidiary of a multi-bank holding company fails or requires FDIC assistance, the FDIC may assess a commonly controlled depository institution for the estimated losses suffered by the FDIC. The FDIC’s claim is junior to the claims of nonaffiliated depositors, holders of secured liabilities, general creditors, and subordinated creditors, but is superior to the claims of shareholders.

Reserve Requirements

CapitalBank and The Bank of Abbeville are members of the Federal Deposit Insurance Corporation, which currently insures the deposits of each member bank to a maximum of $100,000 per depositor through its Bank Insurance Fund. For this depositor protection, each bank pays a semi-annual statutory assessment and is subject to the rules and regulations of the Federal Deposit Insurance Corporation. The federal banking laws require all insured banks, including CapitalBank and The Bank of Abbeville, to maintain reserves against their checking and transaction accounts (primarily checking accounts, NOW and Super NOW checking accounts). Because reserves must generally be maintained in cash or in non-interest bearing accounts, the effect of the reserve requirements is to increase the respective bank’s cost of funds.

Loan Restrictions

Each of the state banks is also subject to Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, investments in or certain other transactions with affiliates. In addition, limits are placed on the amount of advances to third parties collateralized by the securities or obligations of affiliates. Most of these loans and certain other transactions must be secured in prescribed amounts.

The state banks are also subject to Section 23B of the Federal Reserve Act, which prohibits an institution from engaging in transactions (including extensions of credit) with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliates.

In addition, neither CapitalBank nor The Bank of Abbeville may engage in certain “tie-in” or “tying” arrangements in connection with any extension of credit or the providing of any property or service. Tying is generally defined as any arrangement in which a bank requires a customer who wants one service, such as credit, to buy other products or services from the bank or its affiliates as a condition of receiving the first service.

Restrictions on the Payment of Dividends

Community Capital and Abbeville Capital each depend primarily on dividends from their subsidiary banks for cash flow to pay dividends to their shareholders. State and federal statutes and regulations limit the payment of dividends by these subsidiary banks, as well as the payment of dividends by Community Capital and Abbeville Capital to their shareholders. For example, South Carolina state business corporation law requires that dividends may be paid only if such payment would not render the companies insolvent or unable to meet their obligations as they come due. Additionally, all dividends of the state subsidiary banks must be paid out of the respective undivided profits then on hand, after deducting expenses, including losses and bad debts. As members of the Federal Reserve System, CapitalBank and The Bank of Abbeville may not declare a dividend on their respective shares of common stock until their respective surplus equals their respective stated capital, unless there has been transferred to surplus no less than one-tenth of their respective net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). Each bank subsidiary must obtain the approval of the Federal Reserve Board if the total of all dividends declared by it in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. The payment of dividends also may be affected or limited by other federal and state regulatory restrictions and factors, such as the requirement to maintain adequate capital in accordance with other state and federal regulatory guidelines.

Capital Adequacy

The Federal Deposit Insurance Corporation Improvement Act required federal banking agencies to broaden the scope of regulatory corrective action taken with respect to depository institutions that do not meet minimum capital and related requirements and to take such actions promptly in order to minimize losses to the Federal Deposit Insurance Corporation. In connection with this Act, federal banking agencies established capital measures (including both a leverage measure and a risk-based capital measure) and specified for each capital measure the levels at which depository institutions will be considered well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized. If an institution becomes classified as undercapitalized, the appropriate federal banking agency will require the institution to submit an acceptable capital restoration plan and can suspend or greatly limit the institution’s ability to effect numerous actions including capital distributions, acquisitions of assets, the establishment of new branches, and the entry into new lines of business.

Specifically, bank regulators assign a risk weight to each category of assets based generally on the perceived credit risk of the asset class. The risk weights are then multiplied by the corresponding asset balances to determine a “risk-weighted” asset base. The minimum ratio of total risk-based capital to risk-weighted assets is 8.0%. At least half of the risk-based capital must consist of Tier 1 capital, which is comprised of common equity, retained earnings, and certain types of preferred stock and excludes goodwill and various intangible assets. The remainder, or Tier 2 capital, may consist of a limited amount of subordinated debt, certain hybrid capital instruments, and other debt securities, preferred stock, and an allowance for loan losses not to exceed 1.25% of risk-weighted assets. The leverage ratio is a company’s Tier 1 capital divided by its adjusted total assets. The leverage ratio requires a 3.0% Tier 1 capital to adjusted average asset ratio for institutions with the highest regulatory rating of 1. All other institutions must maintain a leverage ratio of 4.0% to 5.0%.

As of December 31, 2002, Community Capital, Abbeville Capital, and their banking subsidiaries exceeded their respective fully phased-in minimum requirements.

Other Regulations

The status of Community Capital and Abbeville Capital as registered bank holding companies under the Bank Holding Company Act does not exempt them from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws. Each of the entities is under the jurisdiction of the Securities and Exchange Commission and of state securities commissions for matters relating to the offer and sale of their respective securities. Interest and certain other charges collected or contracted for by the subsidiary banks are also subject to state usury laws and certain federal laws concerning interest rates.

The loan operations of the state banks are subject to certain federal laws applicable to credit transactions, such as: the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Community Reinvestment Act of 1977, requiring financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low- and moderate-income borrowers; the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves; the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit; the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; the Fair Housing Act, prohibiting discriminatory practices relative to real estate-related transactions, including the financing of housing; and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of the state banks also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; the Truth in Savings Act, requiring depository institutions to disclose the terms of deposit accounts to consumers; and the Expedited Funds Availability Act, requiring financial institutions to make deposited funds available according to specified time schedules and to disclose funds.

Enforcement Authority

The Federal Reserve Board has enforcement authority over bank holding companies and non-banking subsidiaries to forestall activities that represent unsafe or unsound practices or constitute violations of law. It may exercise these powers by issuing cease-and-desist orders or through other actions. The Federal Reserve Board may also assess civil penalties against companies or individuals who violate the Bank Holding Company Act or related regulations in amounts up to $1 million for each day’s violation. The Federal Reserve Board can also require a bank holding company to divest ownership or control of a non-banking subsidiary or require such subsidiary to terminate its non-banking activities. Certain violations may also result in criminal penalties.

The Federal Deposit Insurance Corporation possesses comparable authority under the Federal Deposit Insurance Act, the Federal Deposit Insurance Corporation Improvements Act, and other statutes. In addition, the Federal Deposit Insurance Corporation can terminate insurance of accounts, after notice and hearing, upon a finding that the insured institution is or has engaged in any unsafe or unsound practice that has not been corrected, is in an unsafe and unsound condition to continue operations, or has violated any applicable law, regulation, rule, or order of, or condition imposed by, the appropriate supervisors.

DESCRIPTION OF COMMUNITY CAPITAL COMMON STOCK

Community Capital’s articles of incorporation currently authorizes the issuance of 10,000,000 shares of Community Capital common stock, $1 par value per share. As of September 30, 2003, 3,440,899 shares of Community Capital common stock were outstanding, and 74,471 shares were reserved for issuance under Community Capital’s stock option plans and dividend reinvestment plan. The capital stock of Community Capital does not represent or constitute a deposit account and is not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund, or any governmental agency.

Shares of Community Capital common stock may be issued at such time or times and for such consideration as Community Capital’s board of directors may deem advisable, subject to such limitations as may be set forth in the laws of the State of South Carolina, Community Capital’s articles of incorporation or bylaws, or the rules of the American Stock Exchange.

The holders of Community Capital common stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by Community Capital’s board of directors out of funds legally available for the payment of dividends. The ability of Community Capital to pay dividends is affected by the ability of its subsidiary bank to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. On September 30, 2003, under such requirements and guidelines, Community Capital’s subsidiary bank had approximately $6 million of funds legally available for the payment of dividends. See “Certain Regulatory Considerations” beginning on page 75 of this proxy statement/prospectus.

In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of Community Capital, the holders of Community Capital common stock will be entitled to receive all of the remaining assets of Community Capital, of whatever kind, available for distribution to stockholders ratably in proportion to the amount of Community Capital common stock held. Community Capital’s board may distribute in kind to the holders of Community Capital common stock the remaining assets of Community Capital or may sell, transfer, or otherwise dispose of all or any part of the remaining assets to any other person or entity and receive payment therefor in cash, stock, or obligations of another person or entity, and may sell all or any part of the consideration so received and distribute any balance in kind to holders of Community Capital common stock. Neither the merger or consolidation of Community Capital into any other corporation, nor the merger of any other corporation into Community Capital, nor any purchase or redemption of shares of stock of Community Capital of any class, will be deemed to be a dissolution, liquidation, or winding-up of Community Capital for purposes of this paragraph.

For a further description of Community Capital common stock, see “Effect of the Merger on Rights of Shareholders” beginning on page 40 of this proxy statement/prospectus.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Abbeville Capital board of directors knows of no matters that will be presented for consideration at the Abbeville Capital shareholder meeting other than as described in this proxy statement/prospectus. However, if any other matters properly come before the Abbeville Capital shareholder meeting or any adjournment of the meeting and are voted on, each proxy card received by Abbeville Capital will be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by the proxy as to any additional matters. However, no proxy holder will vote a proxy in favor of adjournment of the shareholder meeting if that proxy instructed a vote against approval of the merger agreement and plan of merger.

WHERE YOU CAN FIND MORE INFORMATION

Community Capital files annual, quarterly, and current reports, proxy and information statements, and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room at the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

Important business and financial information about Community Capital is included in documents that are delivered with this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus. The following documents are incorporated by reference into this proxy statement/prospectus:

•	Community Capital’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Community Capital’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003; and

•	Community Capital’s Current Reports on Form 8-K dated January 7, 2003, March 25, 2003, April 18, 2003, May 22, 2003, July 17, 2003, August 19, 2003, August 22, 2003, August 27, 2003, and October 16, 2003.

Additionally, the Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the Form 10-Q for the period ended September 30, 2003 for Community Capital referenced above are delivered with this proxy statement/prospectus.

Community Capital also incorporates by reference into this proxy statement/prospectus additional documents filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after September 30, 2003 through the date of final adjournment of the Abbeville Capital shareholder meeting.

Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this proxy statement/prospectus or in any subsequently filed document that also is, or is deemed to be, incorporated by reference into this proxy statement/prospectus modifies or supersedes a prior statement.

You may obtain copies of the information incorporated by reference into this proxy statement/prospectus upon written or oral request. The section entitled “Other Information About the Parties” contains information about how requests for information should be made.

All information contained in this proxy statement/prospectus, delivered with the proxy statement/prospectus, or incorporated by reference into this proxy statement/prospectus with respect to CapitalBank was supplied by Community Capital and with respect to The Bank of Abbeville was supplied by Abbeville Capital.

LEGAL MATTERS

Nexsen, Pruet, Jacobs & Pollard, LLC, Columbia, South Carolina will pass upon certain legal matters relating to the issuance of Community Capital common stock as merger consideration.

EXPERTS

The consolidated financial statements of Community Capital incorporated by reference into this proxy statement/prospectus from Community Capital’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Elliott Davis, LLC, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The consolidated financial statements of Community Capital incorporated by reference into this proxy statement/prospectus from Community Capital’s Annual Report on Form 10-K for the years ended December 31, 2001, 2000, 1999, and 1998 have been audited by Tourville, Simpson & Caskey, L.L.P, independent auditors, as stated in their reports, which are incorporated by reference herein. As Tourville, Simpson & Caskey, L.L.P. ceased operations on December 31, 2002, their reports have not been reissued.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors

Abbeville Capital Corporation

Abbeville, South Carolina

We have audited the accompanying consolidated balance sheet of Abbeville Capital Corporation and subsidiary as of December 31, 2002, and the related consolidated statement of income, changes in shareholders’ equity and comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Abbeville Capital Corporation and subsidiary as of December 31, 2001 and for the two years then ended, were audited by other auditors whose report dated February 28, 2002, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Abbeville Capital Corporation and subsidiary as of December 31, 2002, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, LLC

Columbia, South Carolina

January 24, 2003

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Abbeville Capital Corporation

Abbeville, South Carolina

We have audited the accompanying consolidated balance sheets of Abbeville Capital Corporation and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Abbeville Capital Corporation and subsidiary as of December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Columbia, South Carolina

February 28, 2002

Tourville, Simpson & Caskey, LLP ceased operations on December 31, 2002; therefore the above financial statements were not reissued.

ABBEVILLE CAPITAL CORPORATION

Consolidated Balance Sheets

	December 31,
	2002	2001
Assets:
Cash and cash equivalents:
Cash and due from banks	$1,823,466	$1,877,511
Federal funds sold	5,034,000	6,242,329

Total cash and cash equivalents	6,857,466	8,119,840

Investment securities:
Securities available-for-sale	12,601,378	12,779,629
Securities held-to-maturity (estimated market value:
2002 - $8,569,359; 2001 - $8,208,558)	8,179,513	8,129,728
Nonmarketable equity securities	279,164	270,964

Total investment securities	21,060,055	21,180,321

Loans receivable	38,333,368	36,366,359
Less unearned income	(13,166)	(19,666)
Less allowance for loan losses	(386,914)	(373,410)

Loans, net	37,933,288	35,973,283
Premises, furniture, and equipment, net	1,297,578	1,453,686
Accrued interest receivable	539,673	559,457
Other assets	341,522	426,267

Total assets	$68,029,582	$67,712,854

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$4,296,002	$3,997,731
Interest-bearing transaction accounts	12,799,856	13,657,726
Savings	3,041,844	2,732,645
Time deposits $100,000 and over	11,284,076	7,302,816
Other time deposits	21,621,087	22,928,717

Total deposits	53,042,865	50,619,635

Securities sold under agreements to repurchase	3,992,842	6,990,518
Advance from the Federal Home Loan Bank	3,000,000	3,000,000
Accrued interest payable	191,404	219,621
Other liabilities	324,299	146,151

Total liabilities	60,551,410	60,975,925

(Commitments and contingencies - Notes 4 and 10)
Shareholders’ equity:
Common stock, $5.00 par value, 1,000,000 shares authorized; 237,615 shares issued and outstanding	1,188,075	1,188,075
Capital surplus	1,931,925	1,931,925
Retained earnings	4,199,759	3,555,589
Accumulated other comprehensive income	158,413	61,340

Total shareholders’ equity	7,478,172	6,736,929

Total liabilities and shareholders’ equity	$68,029,582	$67,712,854

The accompanying notes are an integral part of the consolidated financial statements.

ABBEVILLE CAPITAL CORPORATION

Consolidated Statements of Income

	Years ended December 31,
	2002	2001	2000
Interest income:
Loans, including fees	$2,933,494	$3,277,267	$3,137,129
Investment securities:
Taxable	688,940	794,447	879,501
Tax-exempt	372,047	367,783	351,361
Federal funds sold	83,993	206,245	181,899
Nonmarketable equity securities	12,811	16,680	18,600

Total	4,091,285	4,662,422	4,568,490

Interest expense:
Time deposits $100,000 and over	295,273	424,842	344,379
Other deposits	952,936	1,512,484	1,501,655
Securities sold under agreements to repurchase	57,591	206,681	316,594
Federal funds purchased	—	—	847
Advance from the Federal Home Loan Bank	182,604	182,604	182,604

Total	1,488,404	2,326,611	2,346,079

Net interest income	2,602,881	2,335,811	2,222,411
Provision for loan losses	86,000	30,500	80,000

Net interest income after provision for loan losses	2,516,881	2,305,311	2,142,411

Noninterest income:
Service charges on deposit accounts	563,427	344,983	316,430
Gains (losses) on sales of securities available-for-sale	625	—	(10,075)
Commissions from sale of mutual funds	4,423	1,987	7,681
Credit life insurance commissions	16,503	20,480	29,622
Other	59,518	39,998	38,908

Total	644,496	407,448	382,836

Noninterest expenses:
Salaries and employee benefits	861,522	805,122	762,140
Net occupancy	110,135	101,648	89,869
Furniture and equipment	226,701	147,130	131,617
Other operating	705,939	578,599	544,738

Total	1,904,297	1,632,499	1,528,364

Income before income taxes	1,257,080	1,080,260	996,883
Income tax provision	339,653	345,186	275,593

Net income	$917,427	$735,074	$721,290

Earnings per share
Basic	$3.86	$3.09	$3.04

The accompanying notes are an integral part of the consolidated financial statements.

ABBEVILLE CAPITAL CORPORATION

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

Years ended December 31, 2002, 2001 and 2000

	Common Stock		Capital Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Total
	Shares	Amount
Balance, December 31, 1999	237,615	$1,188,075	$1,931,925	$2,538,813	$(334,535)	$5,324,278

Net income				721,290		721,290
Other comprehensive income, net of tax expense of $93,267					158,809	158,809

Comprehensive income						880,099

Cash dividends declared $.81 per share				(201,973)		(201,973)

Balance, December 31, 2000	237,615	1,188,075	1,931,925	3,058,130	(175,726)	6,002,404
Net income				735,074		735,074
Other comprehensive income, net of tax expense of $139,230					237,066	237,066

Comprehensive income						972,140
Cash dividends declared ($1.00 per share)				(237,615)		(237,615)

Balance, December 31, 2001	237,615	1,188,075	1,931,925	3,555,589	61,340	6,736,929

Net income				917,427		917,427
Other comprehensive income, net of tax expense of $57,011					97,073	97,073

Comprehensive income						1,014,500
Cash dividends declared ($1.15 per share)				(273,257)		(273,257)

Balance, December 31, 2002	237,615	$1,188,075	$1,931,925	$4,199,759	$158,413	$7,478,172

The accompanying notes are an integral part of the consolidated financial statements.

ABBEVILLE CAPITAL CORPORATION

Consolidated Statements of Cash Flows

	Years ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income	$917,427	$735,074	$721,290
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	86,000	30,500	80,000
Depreciation and amortization expense	139,349	96,033	81,625
Discount (accretion) and premium amortization, net	(4,057)	(9,471)	(470)
Amortization of deferred loan costs	(6,500)	44,366	35,157
(Gain) loss on sale of securities available-for-sale	(625)	—	10,075
Deferred income tax provision (benefit)	10,375	(12,034)	(20,465)
Decrease (increase) in accrued interest receivable	19,784	(19,160)	(29,576)
(Decrease) increase in accrued interest payable	(28,217)	(79,433)	57,532
Decrease (increase) in other assets	74,371	(216,252)	(38,548)
Increase (decrease) in other liabilities	121,138	(71,494)	97,632

Net cash provided by operating activities	1,329,045	498,129	994,252

Cash flows from investing activities:
Purchases of securities available-for-sale	(6,046,943)	(8,769,188)	(967,772)
Maturities of securities available-for-sale	5,879,746	10,050,344	1,254,365
Proceeds from sales of securities available-for-sale	500,625	—	586,266
Purchases of securities held-to-maturity	(323,198)	(1,074,623)	(593,620)
Maturities of securities held-to-maturity	277,000	865,000	—
Net increase in loans to customers	(2,039,505)	(2,530,061)	(1,948,370)
Purchase of premises, furniture and equipment	(28,241)	(370,917)	(113,538)
Proceeds from sales of premises, furniture and equipment	45,000	—	—
Purchase of nonmarketable equity securities	(8,200)	—	(14,100)

Net cash used by investing activities	(1,743,716)	(1,829,445)	(1,796,769)

Cash flows from financing activities:
Net increase (decrease) in demand deposits, interest-bearing transaction accounts and savings accounts	(250,400)	825,056	951,969
Net increase in time deposits	2,673,630	1,703,446	2,541,674
Net increase (decrease) in securities sold under agreements to repurchase	(2,997,676)	1,162,609	(427,114)
Cash dividends paid	(273,257)	(237,615)	(201,973)

Net cash provided (used) by financing activities	(847,703)	3,453,496	2,864,556

Net increase (decrease) in cash and cash equivalents	(1,262,374)	2,122,180	2,062,039
Cash and cash equivalents, beginning of year	8,119,840	5,997,660	3,935,621

Cash and cash equivalents, end of year	$6,857,466	$8,119,840	$5,997,660

The accompanying notes are an integral part of the consolidated financial statements.

ABBEVILLE CAPITAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation - Abbeville Capital Corporation, (the Company), and its subsidiary, The Bank of Abbeville (the Bank), provide commercial banking services to domestic markets, principally in Abbeville County, South Carolina. The Company was incorporated on July 1, 1997. The Bank was incorporated on May 1, 1987, and commenced business on May 15, 1987. The Bank is a state chartered bank, and its deposits are insured by the Federal Deposit Insurance Corporation. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Management’s Estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Investment Securities - Investment securities available-for-sale by the Company include all obligations of United States government agencies and corporations. Management does not actively trade securities classified as available-for-sale but intends to hold these securities for an indefinite period of time and may sell them prior to maturity to achieve certain objectives. These securities are carried at amortized cost and adjusted to their estimated fair value. The unrealized gain or loss is recorded in shareholders’ equity net of the deferred tax effects. Reductions in fair value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis in the security. The adjusted cost basis of securities available-for-sale is determined by specific identification and is used in computing the realized gain or loss upon sale.

Investment securities held-to-maturity are those securities which management has the intent and the Company has the ability to hold until maturity. The Company’s policy is to hold to maturity all obligations of counties and municipalities within the state of South Carolina. Securities held-to-maturity are carried at cost and adjusted for amortization of premiums and accretion of discounts, both computed by the straight-line method. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of securities held-to-maturity is determined by specific identification and is used in computing the realized gain or loss upon sale.

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of the Company’s investments in the stock of the Federal Home Loan Bank. The stock has no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to secure the borrowings. The investment in Federal Home Loan Bank stock

ABBEVILLE CAPITAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

was $197,300 and $189,100 at December 31, 2002 and 2001. Dividends received on Federal Home Loan Bank stock are included in interest from nonmarketable equity securities.

The cost of the Company’s investment in the stock of an unrelated financial institution is also included in nonmarketable equity securities. The Company owns less than five percent of the outstanding shares of this institution, and the stock has no quoted market value and no ready market exists. At December 31, 2002 and 2001, the investment in the stock of the unrelated financial institution was $81,864. Dividends received are included in interest from nonmarketable equity securities.

Loans Receivable - Loans receivable are stated at their unpaid principal balance. Interest income on a limited number of installment loans is computed using the sum-of-the-months digits method, the results of which do not vary materially from the level yield method. Interest income on all other loans is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or a loan is 90 days past due, the accrual of interest income is generally discontinued unless the estimated net realizable value of the collateral is sufficient to assure collection of the principal balance and accrued interest. When interest accruals are discontinued, income in the current year is reversed and interest income accrued in prior years is charged to the allowance for loan losses.

Impairment of a loan is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or fair value of the collateral if the loan is collateral dependent. When management determines that a loan is impaired, the difference between the Company’s recorded investment in the related loan and the present value of the expected future cash flows or the fair value of the collateral, is charged to bad debt expense with a corresponding entry to the allowance account. The accrual of interest is discontinued on an impaired loan when management determines that the borrower may be unable to meet payments as they become due.

Loan Fees and Costs - Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized to income over the contractual lives of the related loans or commitments using the straight line method.

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent losses in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers’ ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries of loans previously charged off are added to the allowance.

Premises, Furniture and Equipment - Premises, furniture and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the following estimated useful lives: buildings - 40 years, furniture, and equipment - 5 to 10 years, computer software - 3 years. The cost of assets sold or otherwise disposed of and the related allowance for depreciation are eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

Income Taxes - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities, principally the allowance for loan losses and depreciable premises and equipment.

ABBEVILLE CAPITAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation - The Bank has stock-based employee compensation plans which are further described in Note 12. The Bank has not granted any options under these plans. If options are granted, the Bank plans to account for the plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations.

Earnings Per Share Amounts - Earnings per share (basic) is computed by dividing net income by the weighted-average number of shares outstanding for the period. Diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. The dilutive effect of options outstanding under the Company’s stock option plan are reflected in diluted earnings per share by the application of the treasury stock method. See Note 14.

Comprehensive Income - Accounting principles generally require that recognized income, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

	For the years ended December 31,
	2002	2001	2000
Unrealized gains on available-for-sale securities	$154,709	$376,296	$262,151
Reclassification adjustment for gains realized in net income	(625)	—	(10,075)

Net unrealized gains on securities	154,084	376,296	252,076
Tax effect	(57,011)	(139,230)	(93,267)

Net-of-tax amount	$97,073	$237,066	$158,809

Statements of Cash Flows - For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

During 2002, 2001 and 2000 interest paid on deposits and short-term borrowings totaled $1,516,621, $2,406,044 and $2,288,547, respectively. Income tax payments of $301,196, $334,938 and $216,000 were made during 2002, 2001 and 2000, respectively.

Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from

ABBEVILLE CAPITAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

banks. Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions. Although the Company’s loan portfolio is diversified, a substantial portion of its borrowers’ ability to honor the terms of their loans is dependent on business and economic conditions in Abbeville County and surrounding areas. Management does not believe credit risk is associated with obligations of the United States, its agencies or corporations. The Company has invested in obligations of state and political subdivisions, substantially all within the state of South Carolina. Management believes that the credit risk associated with these securities is limited due to the diversity of the portfolio. The Company places its deposits and correspondent accounts with and sells federal funds to high credit quality financial institutions. By policy, time deposits are limited to amounts insured by the FDIC. Management believes credit risk associated with correspondent accounts is not significant.

Recent Accounting Pronouncements - In October 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 147, Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which brings all business combinations involving financial institutions, except mutual financial institutions, into the scope of SFAS No. 141, Business Combinations. This statement requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangibles of financial institutions. SFAS No. 147 was effective upon issuance and had no impact on the Company’s financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted this standard effective December 31, 2002.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Reclassifications - Certain captions and amounts in the 2001 financial statements were reclassified to conform with the 2002 presentation.

NOTE 2 - CASH AND DUE FROM BANKS

The banking subsidiary is required by regulation to maintain average cash reserve balances with the Federal Reserve Bank computed as a percentage of deposits. At December 31, 2002 and 2001, the required cash reserve balances were approximately $189,000 and $170,000, respectively. These requirements were satisfied by vault cash.

ABBEVILLE CAPITAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES

The amortized costs and estimated fair values of securities available-for-sale were:

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
December 31, 2002
U.S. Government agencies and corporations	$6,494,724	$116,223	$—	$6,610,947
Mortgage-backed securities	5,855,108	135,323	—	5,990,431

Total	$12,349,832	$251,546	$—	$12,601,378

December 31, 2001
U.S. Government agencies and corporations	$6,495,364	$76,431	$1	$6,571,794
Mortgage-backed securities	6,186,899	44,767	23,831	6,207,835

Total	$12,682,263	$121,198	$23,832	$12,779,629

The amortized costs and estimated fair values of securities held-to-maturity were:

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
December 31, 2002
Obligations of state and local governments	$8,179,513	$389,846	$—	$8,569,359

December 31, 2001
Obligations of state and local governments	$8,129,728	$133,906	$55,076	$8,208,558

At December 31, 2002 and 2001, investment securities having amortized costs of $13,053,752, and $12,965,642, respectively, and estimated fair value of $13,501,396 and $13,084,160, respectively, were pledged as collateral to secure public deposits and securities sold under agreements to repurchase and for other purposes as required and permitted by law.

Sales of securities available-for-sale in 2002 were $500,625, resulting in gross realized gains of $625. There were no sales of securities available-for-sale in 2001. Sales of securities available-for-sale in 2000 were $586,266, resulting in gross realized losses of $10,075. There were no sales of securities held-to-maturity in 2002, 2001 or 2000.

ABBEVILLE CAPITAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES (continued)

The following is a summary of maturities of securities available-for-sale and held-to-maturity as of December 31, 2002. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities Available-For-Sale		Securities Held-To-Maturity
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
December 31, 2002
Due in one year or less	$—	$—	$500,034	$503,595
Due after one year but within five years	3,498,048	3,567,935	1,362,120	1,432,511
Due after five years but within ten years	1,500,000	1,516,449	3,861,441	4,032,608
Due after ten years	1,496,676	1,526,563	2,455,918	2,600,645

	6,494,724	6,610,947	8,179,513	8,569,359
Mortgage-backed securities	5,855,108	5,990,431	—	—

Total	$12,349,832	$12,601,378	$8,179,513	$8,569,359

NOTE 4 - LOANS

Major classifications of loans receivable are summarized as follows:

	December 31,
	2002	2001
Commercial and industrial	$3,506,849	$1,392,043
Real estate	20,781,801	22,971,009
Installment and consumer credit lines	13,626,296	11,581,031
All other loans	418,422	422,276

Total gross loans	$38,333,368	$36,366,359

Transactions in the allowance for loan losses are summarized below:

	For the years ended December 31,
	2002	2001	2000
Balance, beginning of year	$373,410	$349,578	$310,246
Provision charged to operations	86,000	30,500	80,000
Recoveries on loans previously charged-off	13,735	8,262	9,468
Loans charged-off	(86,231)	(14,930)	(50,136)

Balance, end of year	$386,914	$373,410	$349,578

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due, including accrued interest at the contractual interest rate for the period of delay, are expected to be collected. At December 31, 2002 and 2001, management has determined that no impairment on loans existed.

ABBEVILLE CAPITAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 4 - LOANS (continued)

At December 31, 2002 and 2001, the Company had nonaccrual loans of approximately $8,330 and $11,518, respectively, for which impairment had not been recognized. The additional interest income, which would have been recognized into earnings if the Company’s nonaccrual loans had been current in accordance with their original terms, is immaterial for all years presented. Loans ninety days or more past due and still accruing interest were $58,311 and $83,842 at December 31, 2002 and 2001, respectively.

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. Total loans and commitments outstanding to these parties at December 31, 2002 and 2001 were $797,054 and $558,288, respectively.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The Company’s exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities.

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The following table summarizes the Company’s off-balance-sheet financial instruments whose contract amounts represent credit risk:

	December 31,
	2002	2001
Commitments to extend credit	$2,648,779	$3,205,077
Standby letters of credit	35,000	—

NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

	December 31,
	2002	2001
Land	$270,813	$315,814
Building and land improvements	964,880	964,880
Furniture and equipment	1,221,594	1,189,338
Construction in progress	3,187	7,202

Total	2,460,474	2,477,234
Less, accumulated depreciation	1,162,896	1,023,548

Premises and equipment, net	$1,297,578	$1,453,686

ABBEVILLE CAPITAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 6 - DEPOSITS

At December 31, 2002, the scheduled maturities of certificates of deposit are as follows:

Maturing In	Amount
2003	$8,706,794
2004	21,840,091
2005	2,358,278

Total	$32,905,163

Overdrawn deposit accounts in the amount of $71,532 and $19,635 were classified as loans as of December 31, 2002 and 2001, respectively.

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company sold securities under agreements to repurchase which mature within one day. The amounts outstanding at December 31, 2002 and 2001 were $3,992,842 and $6,990,518, respectively. During 2002, the average amount of securities sold under agreements to repurchase was $5,662,902 and the maximum amount outstanding at any month-end during 2002 was $12,814,579. As of December 31, 2002, the par values and market values of the securities pledged to collaterize the repurchase agreements were $9,909,215 and $10,186,365, respectively. The securities underlying the agreements are held by a third-party custodian.

NOTE 8 - UNUSED LINE OF CREDIT

At December 31, 2002, the Company had an unused line of credit to purchase federal funds from other financial institutions totaling $2,000,000. Under the terms of the agreement, the Company may borrow at mutually agreed-upon rates for one to fourteen day periods. No federal funds were purchased during 2002 or 2001.

NOTE 9 - ADVANCE FROM THE FEDERAL HOME LOAN BANK

As of December 31, 2002, advances from the Federal Home Loan Bank were $3,000,000, at a fixed rate of interest at 6.02%, maturing on November 4, 2004.

As collateral, the Company had pledged first mortgage loans on one to four family residential loans aggregating $10,203,099 at December 31, 2002. In addition, the Company’s Federal Home Loan Bank stock is pledged to secure the borrowings.

ABBEVILLE CAPITAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 10 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2002, management and legal counsel were not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

NOTE 11 - SHAREHOLDERS’ EQUITY

Restriction of Payment of Dividends - The ability of the Company to pay cash dividends to shareholders is dependent upon receiving cash in the form of dividends from its banking subsidiary. However, certain restrictions exist regarding the ability of the subsidiary to transfer funds in the form of cash dividends to the Company. State chartered banks are authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the State Board of Financial Institutions (Board) or the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last examination conducted by the State or Federal regulatory authority. Otherwise, the Bank must file an income and expense report and obtain the specific approval of the Board.

Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

NOTE 12 - STOCK OPTION PLANS

During 1997, the Company approved the terms of the Company’s Incentive Stock Option Plan of 1997 and Director Non-Qualified Stock Option Plan of 1997, which received shareholders approval on August 25, 1997. These plans provide for the granting of statutory incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as well as nonstatutory stock options. Stock options are issuable only to employees and directors of the Company and its subsidiaries. The per-share exercise price of options granted may not be less than the fair market value of a share on the date of grant. Options are exercisable on the date of grant and can be exercised within ten years from date of grant. Any options that expire unexercised or are canceled become available for issuance. No options shall be granted under this plan after September 1, 2007.

The Incentive Stock Option Plan of 1997 and Director Non-Qualified Stock Option Plan of 1997 provide for the granting of 17,000 and 8,000 options of the Company’s common stock, respectively. These amounts shall be proportionately and appropriately adjusted in the event of any merger, consolidation, stock dividend, or split-up.

As of December 31, 2002, no options had been granted under either plan.

NOTE 13 - RETIREMENT PLAN

The Company sponsors a tax deferred retirement savings plan (the Plan) under Section 401(k) of the Internal Revenue Code covering substantially all employees. Regular employees of the Company who are 21 years or older, work at least 1,000 hours per year, and who have completed one or more years of service are eligible to participate in the retirement savings plan. The Company may make discretionary nonelective contributions to the Plan based on Company earnings.

Participants may make elective contributions to the Plan with the Company matching 100% of the participant’s contributions up to 4% of eligible employee compensation. Participants are fully vested in both their contributions and the Company’s contributions upon participation.

Retirement plan expense was $27,121, $24,377 and $22,884 for the years ended December 31, 2002, 2001 and 2000, respectively. The Company’s policy is to fund retirement plan contributions as accrued.

ABBEVILLE CAPITAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 14 - EARNINGS PER SHARE

Net income per share - basic is computed by dividing net income by the weighted-average number of common shares outstanding. Net income per share - diluted is computed by dividing net income by the weighted-average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options. There were no dilutive common share equivalents outstanding during 2002, 2001 or 2000; therefore, basic earnings per share and diluted earnings per share were the same.

	For the years ended December 31,
	2002	2001	2000
Net income available to common shareholders	$917,427	$735,074	$721,290

Average common shares outstanding	237,615	237,615	237,615

Basic earnings per share	$3.86	$3.09	$3.04

NOTE 15 - INCOME TAXES

Income tax expense is summarized as follows:

	For the years ended December 31,
	2002	2001	2000
Currently payable:
Federal	$246,315	$313,162	$265,991
State	37,695	44,059	30,067

Total current	284,010	357,221	296,058

Deferred:
Federal	122,832	117,286	67,657
State	(10,178)	9,909	5,145

Total deferred	112,654	127,195	72,802

Total income tax expense	$396,664	$484,416	$368,860

Income tax expense is allocated as follows:
To continuing operations	$339,653	$345,186	$275,593
To shareholders’ equity	57,011	139,230	93,267

Total	$396,664	$484,416	$368,860

ABBEVILLE CAPITAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 15 - INCOME TAXES (continued)

The components of the net deferred tax asset (liability) were as follows:

	December 31,
	2002	2001
Deferred tax assets:
Allowance for loan losses	$110,925	$122,850
Other real estate owned	11,800	7,279
Net operating loss – state	6,219	6,287

Total gross deferred tax assets	128,944	136,416
Less, valuation allowance	(6,188)	(6,287)

Total net deferred tax assets	122,756	130,129

Deferred tax liabilities:
Unrealized gain on securities available-for-sale	93,036	36,025
Accelerated depreciation	82,148	42,308
Net capitalized loan costs	9,169	739

Total deferred tax liabilities	184,353	79,072

Net deferred tax asset (liability)	$(61,597)	$51,057

Deferred tax assets represent the future tax benefit of deductible differences, and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax asset to its net realizable value. At December 31, 2002 and 2001, management established valuation allowances of $6,188 and $6,287, respectively.

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

	For the years ended December 31,
	2002	2001	2000
Tax expense at statutory rate	$427,408	$367,288	$341,634
State income tax, net of federal income tax benefit	43,222	28,151	23,528
Tax-exempt interest income	(126,495)	(126,256)	(121,659)
Disallowed interest expense	11,912	19,544	21,691
Other, net	(16,394)	56,459	10,399

Total	$339,653	$345,186	$275,593

NOTE 16 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

ABBEVILLE CAPITAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 16 - REGULATORY MATTERS (continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk-weights ranging from 0% to 100%. Tier 1 capital of the Bank consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Bank’s Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 2002, the most recent notification from the Bank’s primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank’s category.

The following table summarizes the capital ratios and regulatory minimum requirements of the Bank.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2002
Total capital (to risk-weighted assets)	$7,471	17.14%	$3,487	8.00%	$4,358	10.00%
Tier 1 capital (to risk-weighted assets)	7,084	16.25	1,743	4.00	2,615	6.00
Tier 1 capital (to average assets)	7,084	10.42	2,720	4.00	3,400	5.00

December 31, 2001
Total capital (to risk-weighted assets)	$6,806	17.06%	$2,895	8.00%	$3,619	10.00%
Tier 1 capital (to risk-weighted assets)	6,432	16.12	1,448	4.00	2,171	6.00
Tier 1 capital (to average assets)	6,432	9.46	2,497	4.00	3,121	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Federal Reserve guidelines apply to bank holding companies with less than $150,000,000 in consolidated assets on a bank only basis with exceptions that do not apply to the Company.

ABBEVILLE CAPITAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 17 - ABBEVILLE CAPITAL CORPORATION (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Abbeville Capital Corporation (Parent Company Only).

Condensed Balance Sheets

	December 31,
	2002	2001
Assets
Cash	$88,179	$38,715
Investment in banking subsidiary	7,239,353	6,493,437
Premises and equipment	148,329	193,329
Other assets	2,311	11,448

Total assets	$7,478,172	$6,736,929

Liabilities and shareholders’ equity
Shareholders’ equity	$7,478,172	$6,736,929

Total liabilities and shareholders’ equity	$7,478,172	$6,736,929

Condensed Statements of Income

	For the years ended December 31,
	2002	2001	2000
Income
Dividends from banking subsidiary	$273,257	$237,615	$201,973
Rental income	4,680	2,970	4,140

Total income	277,937	240,585	206,113
Expenses	12,200	19,405	18,688

Income before income taxes and equity in undistributed earnings of banking subsidiary	265,737	221,180	187,425
Income tax benefit	(2,846)	(5,335)	4,707
Equity in undistributed earnings of banking subsidiary	648,844	508,559	529,158

Net income	$917,427	$735,074	$721,290

ABBEVILLE CAPITAL CORPORATION

Notes to Consolidated Financial Statements

NOTE 17 - ABBEVILLE CAPITAL CORPORATION (PARENT COMPANY ONLY) (continued)

Condensed Statements of Cash Flows

	For the years ended December 31,
	2002	2001	2000
Cash flows from operating activities
Net income	$917,427	$735,074	$721,290
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of banking subsidiary	(648,844)	(508,559)	(529,156)
Decrease in other assets	9,138	12,934	29,059

Net cash provided by operating activities	277,721	239,449	221,193

Cash flows from investing activities
Proceeds from sales of premises, furniture and equipment	45,000	—	—

Net cash provided by investing activities	45,000	—	—

Cash flows from financing activities
Cash dividends paid	(273,257)	(237,615)	(201,973)

Net cash used by financing activities	(273,257)	(237,615)	(201,973)

Increase in cash	49,464	1,834	19,220
Cash and cash equivalents, beginning of year	38,715	36,881	17,661

Cash and cash equivalents, ending of year	$88,179	$38,715	$36,881

ABBEVILLE CAPITAL CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,
	2003	2002
Assets
Cash and cash equivalents:
Cash and due from banks	$1,880,678	$2,506,914
Federal funds sold	8,646,000	4,554,927

Total cash and cash equivalents	10,526,678	7,061,841

Investment securities:
Securities available-for-sale	10,034,376	13,067,527
Securities held-to-maturity	7,581,242	8,179,023
Nonmarketable equity securities	242,864	279,164

Total investment securities	17,858,482	21,525,714

Loans receivable	38,583,741	38,338,295
Less unearned income	(18,725)	(12,859)
Less allowance for loan losses	(374,945)	(371,773)

Loans, net	38,190,071	37,953,663
Premises, furniture and equipment, net	1,246,276	1,329,097
Accrued interest receivable	325,170	441,040
Cash surrender value life insurance	1,517,679	—
Other assets	258,286	311,066

Total assets	$69,922,642	$68,622,421

Liabilities
Deposits:
Non-interest bearing demand deposits	$4,009,811	$3,991,044
Interest bearing demand deposits	10,004,817	9,269,756
Money market accounts	4,918,506	3,830,850
Savings	3,664,577	3,186,701
Time deposits of $100,000 and over	8,116,613	9,182,318
Other time deposits	22,523,547	23,312,602

Total deposits	53,237,871	52,773,271

Securities sold under agreements to repurchase	5,587,316	5,097,875
Advances from Federal Home Loan Bank	3,000,000	3,000,000
Accrued interest payable	122,436	163,435
Other liabilities	270,009	306,948

Total liabilities	62,217,632	61,341,529

Shareholders’ equity
Common stock, $5.00 par value; 1,000,000 shares authorized; 237,615 shares issued and outstanding	1,188,075	1,188,075
Capital surplus	1,931,925	1,931,925
Retained earnings	4,532,227	3,993,645
Accumulated other comprehensive income	52,783	167,247

Total shareholders’ equity	7,705,010	7,280,892

Total liabilities and shareholders’ equity	$69,922,642	$68,622,421

See notes to condensed consolidated financial statements

ABBEVILLE CAPITAL CORPORATION

Condensed Consolidated Statements of Income

(Unaudited)

	For the Nine Months Ended September 30,		For the Three Months Ended September 30,
	2003	2002	2003	2002
Interest income
Loans, including fees	$2,159,540	$2,199,110	$710,167	$740,773
Investment securities:
Taxable	328,523	535,615	92,288	163,289
Nontaxable	267,268	277,677	86,895	92,521
Federal funds sold	76,371	69,869	24,348	19,032
Nonmarketable equity securities	8,117	9,701	2,389	5,772

Total	2,839,819	3,091,972	916,087	1,021,387

Interest expense
Time deposits	179,824	220,488	51,976	72,463
Other deposits	622,664	728,256	195,415	226,382
Securities sold under agreements to repurchase	21,703	48,685	6,562	14,755
Advances from Federal Home Loan Bank	136,953	136,953	45,651	45,651

Total	961,144	1,134,382	299,604	359,251

Net interest income	1,878,675	1,957,590	616,483	662,136
Provision for loan losses	—	55,000	—	25,000

Net interest income after provision for loan losses	1,878,675	1,902,590	616,483	637,136

Noninterest income
Service charges on deposit accounts	435,240	395,121	153,168	151,838
Gain on sale of securities available-for-sale	21,376	625	—	—
Credit life insurance commissions	14,426	13,950	7,317	4,903
Commissions from sales of mutual funds	7,191	246	3,036	5
Other	67,480	32,953	37,406	16,887

Total	545,713	442,895	200,927	173,633

Noninterest expenses
Salaries and employee benefits	716,005	633,359	249,182	213,112
Net occupancy	80,230	77,810	28,865	31,892
Furniture and equipment	165,999	167,428	53,410	54,800
Other operating	528,726	492,689	173,945	173,050

Total	1,490,960	1,371,286	505,402	472,854

Income before income taxes	933,428	974,199	312,008	337,915
Income tax provision	244,537	262,886	75,678	94,597

Net income	$688,891	$711,313	$236,330	$243,318

Earnings per share:
Basic	$2.90	$2.99	$1.00	$1.02

See notes to condensed consolidated financial statements.

ABBEVILLE CAPITAL CORPORATION

Condensed Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

Nine months ended September 30, 2003 and 2002

(Unaudited)

	Common Stock		Capital surplus	Retained earnings	Accumulated other comprehensive income	Total
	Shares	Amount
Balance, December 31, 2001	237,615	$1,188,075	$1,931,925	$3,555,589	$61,340	$6,736,929
Net income				711,313		711,313
Other comprehensive income, net of tax expense of $ 62,200						105,907

Comprehensive income						817,220
Cash dividends declared ($1.15 per share)				(273,257)		(273,257)

Balance, September 30, 2002	237,615	$1,188,075	$1,931,925	$3,993,645	$167,247	$7,280,892

Balance, December 31, 2002	237,615	$1,188,075	$1,931,925	$4,199,758	$158,413	$7,478,171
Net income				688,891		688,891
Other comprehensive income, net of tax benefit of $ 62,037						(105,630)

Comprehensive income						583,261
Cash dividends declared ($1.50 per share)				(356,422)		(356,422)

Balance, September 30, 2003	237,615	$1,188,075	$1,931,925	$4,532,227	$52,783	$7,705,010

See notes to condensed consolidated financial statements.

ABBEVILLE CAPITAL CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net income	$688,891	$711,313
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	—	55,000
Depreciation and amortization	100,984	103,192
Discount (accretion) and premium amortization, net	5,257	(4,224)
Amortization of deferred loan costs	(30,870)	(31,652)
Gain on sale of securities available for sale	(21,376)	(625)
Deferred income tax benefit	—	(26,880)
Decrease in accrued interest receivable	214,503	118,417
Decrease in accrued interest payable	(68,968)	(56,186)
Increase in other assets	(151,764)	(124,951)
Increase in other liabilities	242,698	410,631

Net cash provided (used) by operating activities	979,355	1,154,035

Cash flows from investing activities:
Purchase of securities available-for-sale	(4,189,820)	(5,526,962)
Maturities of securities available-for-sale	5,984,078	4,907,806
Proceeds from sale of securities available-for-sale	619,515	500,625
Purchases of securities held-to-maturity	—	(322,708)
Maturities of securities held-to-maturity	600,000	277,000
Net increase in loans to customers	(225,913)	(2,003,728)
Purchases of premises, furniture and equipment	(52,868)	(23,603)
Proceeds from disposal of premises, furniture and equipment	3,186	—
Purchase of nonmarketable equity securities	—	(8,200)
Proceeds from sales of nonmarketable equity securities	36,300	—
Purchase of cash surrender value life insurance	(1,517,679)	—

Net cash provided (used) by investing activities	1,256,799	(2,199,770)

Cash flows from financing activities:
Net increase (decrease) in demand deposits, interest-bearing transaction accounts and savings accounts	2,460,009	(109,751)
Net increase (decrease) in time deposits	(2,265,003)	2,263,387
Net increase (decrease) in securities sold under agreements to repurchase	1,594,474	(1,892,643)
Cash dividends paid	(356,422)	(273,257)

Net cash provided (used) by financing activities	1,433,058	(12,264)

Net increase (decrease) in cash and cash equivalents	3,669,212	(1,057,999)
Cash and cash equivalents, beginning of period	6,857,466	8,119,840

Cash and cash equivalents, end of period	$10,526,678	$7,061,841

See notes to condensed consolidated financial statements.

ABBEVILLE CAPITAL CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with the requirements for interim financial statements and, accordingly, they are condensed and omit disclosures, which would substantially duplicate those contained in the most recent annual report to shareholders. The financial statements as of September 30, 2003 and 2002 and for the interim periods then ended are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The financial information as of December 31, 2002 and 2001 has been derived from the audited financial statements as of that date. For further information, refer to the financial statements and the notes included in Abbeville Capital Corporation’s 2002 Annual Report.

NOTE 2 - MERGER WITH COMMUNITY CAPITAL CORPORATION

On August 19, 2003, Abbeville Capital Corporation signed a Letter of Intent to an acquisition by Community Capital Corporation. On October 15, 2003, a definitive merger agreement was approved by the Board of Directors of both companies. The total transaction price is valued at $15 million and is anticipated that 50 percent of the merger consideration will be in cash and 50 percent in Community Capital Corporation stock. The merger is subject to regulatory approval and the shareholders of Abbeville Capital Corporation. The transaction is expected to close in the first quarter of 2004.

NOTE 3 - COMPREHENSIVE INCOME

Comprehensive income includes net income and other comprehensive income, which is defined as nonowner related transactions in equity. The following table sets forth the amounts of other comprehensive income included in equity along with the related tax effect for the three and nine month periods ended September 30, 2003 and 2002.

		For the Nine Months Ended September 30, 2003
	Pre-tax Amount	(Expense) Benefit	Net-of-tax Amount
Unrealized gains on securities:
Unrealized holding gains arising during the period	$(146,291)	$54,128	$(92,163)
Plus: reclassification adjustment for gains realized in net income	(21,376)	7,909	(13,467)

Net unrealized gains on securities	(167,667)	62,037	(105,630)

Other comprehensive income	$(167,667)	$62,037	$(105,630)

		For the Nine Months Ended September 30, 2002
	Pre-tax Amount	(Expense) Benefit	Net-of-tax Amount
Unrealized gains on securities:
Unrealized holding gains arising during the period	$168,732	$(62,432)	$106,300
Plus: reclassification adjustment for gains realized in net income	(625)	232	(393)

Net unrealized gains on securities	168,107	(62,200)	105,907

Other comprehensive income	$168,107	$(62,200)	$105,907

ABBEVILLE CAPITAL CORPORATION

Notes to Condensed Consolidated Financial Statements

(Unaudited)

NOTE 3 - COMPREHENSIVE INCOME (continued)

		For the Three Months Ended September 30, 2003
	Pre-tax Amount	(Expense) Benefit	Net-of-tax Amount
Unrealized gains on securities:
Unrealized holding gains arising during the period	$(72,448)	$26,806	$(45,642)
Plus: reclassification adjustment for gains realized in net income	—	—	—

Net unrealized gains on securities	(72,448)	26,806	(45,642)

Other comprehensive income	$(72,448)	$26,806	$(45,642)

		For the Three Months Ended September 30, 2002
	Pre-tax Amount	(Expense) Benefit	Net-of-tax Amount
Unrealized gains on securities:
Unrealized holding gains arising during the period	$84,106	$(31,120)	$52,986
Plus: reclassification adjustment for gains realized in net income	—	—	—

Net unrealized gains on securities	84,106	(31,120)	52,986

Other comprehensive income	$84,106	$(31,120)	$52,986

Accumulated other comprehensive income consists solely of the unrealized gain on securities available for sale, net of the deferred tax effects.

APPENDIX A

MERGER AGREEMENT

THIS MERGER AGREEMENT (this “Agreement”) is dated as of the 15th day of October, 2003, by and between COMMUNITY CAPITAL CORPORATION, a South Carolina corporation and a holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the “Buyer”); and ABBEVILLE CAPITAL CORPORATION, a South Carolina corporation and a holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the “Company”).

Background Statement

The Buyer and the Company desire to effect a merger pursuant to which the Company will merge into the Buyer, with the Buyer being the surviving corporation (the “Holding Company Merger”). In consideration of the Holding Company Merger, the shareholders of the Company will receive shares of common stock of the Buyer and/or cash. It is intended that the Holding Company Merger qualify as a tax-free reorganization under Section 368 of the Code (as defined below). Subsequent to the Holding Company Merger, it is expected that the Buyer Bank and the Company Bank (each, as hereinafter defined) will effect a merger pursuant to which the Company Bank will merge into the Buyer Bank, with the Buyer Bank being the surviving corporation (the “Bank Merger”).

Statement of Agreement

In consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means any offer or proposal by any Person concerning any tender or exchange offer, proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving the Company or any of its subsidiaries or any divisions of any of the foregoing, or any proposal or offer to acquire in any manner, directly or indirectly, a 10% or more equity interest in, or 10% or more of the assets, business or deposits of, the Company or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

“Acquisition Transaction” means the consummation of any merger, share exchange, recapitalization, consolidation or other business combination involving the Company or any of its subsidiaries or any divisions of the foregoing, or the acquisition in any manner, directly or indirectly, of a 10% or more equity interest in, or 10% or more of the assets, business or deposits of, the Company or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, each of the Persons that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person, and shall be deemed to include the directors and executive officers of a corporate Person. For the purpose of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, as used with respect to the Company, the term “Affiliates” includes its subsidiaries.

“Agreement” means this Merger Agreement.

“Assets” means all of the assets, properties, businesses and rights of a Person of every kind, nature, character and description, whether real, Personal or mixed, tangible or intangible, accrued or contingent, whether or not carried on any books and records of such Person, whether or not owned in such Person’s name and wherever located.

“Average Closing Price” means with respect to the Buyer’s Stock, the average of the daily closing sales price thereof on the American Stock Exchange during the 20 consecutive trading day period ending three trading days prior to the Effective Time, as reported in The Wall Street Journal (or, if not reported thereby, any other authoritative source).

“Bank Holding Company Act” means the Bank Holding Company Act of 1956, as amended.

“Bank Merger” has the meaning given to it in the Background Statement hereof.

“Benefit Plans” means all pension, retirement, profit-sharing, deferred compensation, stock option, stock purchase, employee stock ownership, restricted stock, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including without limitation “employee benefit plans” as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, a Person or any of its subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday in the State of South Carolina.

“Buyer” has the meaning given to it in the introductory paragraph hereof.

“Buyer Bank” means CapitalBank, a South Carolina bank and a wholly owned subsidiary of the Buyer.

“Buyer Financial Statements” means, with respect to the Buyer and its subsidiaries, the consolidated audited statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2002, 2001 and 2000 and consolidated audited balance sheets as of December 31, 2002, 2001 and 2000, as well as the interim unaudited consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the completed fiscal quarters since December 31, 2002 and the consolidated interim balance sheets as of each such quarter.

“Buyer Parties” means the Buyer and the Buyer Bank.

“Buyer SEC Reports” has the meaning given to it in Section 6.4.

“Buyer’s Stock” means the common stock of Buyer, $1.00 par value, transactions in which are quoted on the American Stock Exchange.

“Cash Consideration” has the meaning given to it in Section 2.3.

“Cash Election Shares” has the meaning given to it in Section 2.3(a).

“Closing” means the closing of the Holding Company Merger, as identified more specifically in Article IV.

“Closing Date” has the meaning given to it in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

“Company” has the meaning given to it in the introductory paragraph hereof.

“Company Bank” means The Bank of Abbeville, a South Carolina bank and a wholly owned subsidiary of the Company.

“Company Contracts” has the meaning given to it in Section 5.14.

“Company Financial Statements” means, with respect to the Company and its subsidiaries, the consolidated audited statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2002, 2001 and 2000 and consolidated audited balance sheets as of December 31, 2002, 2001 and 2000, as well as the interim unaudited consolidated statements of statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for each of the completed fiscal quarters since December 31, 2002 and the consolidated interim balance sheets as of each such quarter.

“Company Parties” means the Company and the Company Bank.

“Company Shares” has the meaning given to it in Section 2.2.

“Confidentiality Agreement” has the meaning given to it in Section 8.4.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person given or granted with respect to any Contract, Law, Order, or Permit.

“Contract” means any agreement, warranty, indenture, mortgage, guaranty, lease, license or other contract, agreement, arrangement, commitment or understanding, written or oral, to which a Person is a party.

“Costs” means the legal, accounting, investment banking, printing, mailing and other out-of-pocket fees and expenses incurred by the Company Parties or Buyer Parties, as the case may be, in connection with this Agreement and the transactions contemplated herein.

“Default” means (i) any breach or violation of or default under any Contract, Order or Permit (including any noncompliance with restrictions on assignment, where assignment is defined to include a change of control of the parties to this Agreement or any of their subsidiaries or the merger or consolidation of any of them with another Person), (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute such a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

“Dissenting Shares” has the meaning given to it in Section 2.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Plan” means any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Effective Time” has the meaning given to it in Section 2.1(f).

“Election Deadline” has the meaning given to it in Section 2.4.

“Election Form” has the meaning given to it in Section 2.4.

“Environmental Assessment” means any and all soil and groundwater tests, surveys, environmental assessments and other inspections, tests and inquiries conducted by the Buyer or any agent of the Buyer and related to the Real Property of the Company and its subsidiaries.

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, permit, directive, license, approval, guidance, interpretation, order or other legal requirement relating to the protection of human health or the environment, including but not limited to any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment. Without limiting the foregoing, each of the following is an Environmental Law: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.) (“RCRA”), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) (“OSHA”), as such laws and regulations have been or are in the future amended or supplemented, and each similar federal, state or local statute, and each rule and regulation promulgated under such federal, state and local laws.

“Environmental Survey” has the meaning given to it in Section 8.3.

“Exchange Agent” has the meaning given to it in Section 2.5.

“Exchange Ratio” has the meaning given to it in Section 2.3(b).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person’s prior financial practice.

“Governmental Authority” means any nation, province or state, or any political subdivision thereof, and any agency, department, natural Person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government, including Regulatory Authorities.

“HSB” means Haynsworth Sinkler Boyd, P.A., a South Carolina professional corporation.

“Hazardous Material” means any substance or material that either is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law or is otherwise regulated under any Environmental Law, or the presence of which in some quantity requires investigation, notification or remediation under any Environmental Law.

“Holding Company Merger” has the meaning given to it in the Background Statement hereof.

“Holding Company Plan of Merger” has the meaning given to it in Section 2.1(a).

“Howie Employment Agreement” means the Employment Agreement to be entered into at or prior to Closing between the Buyer Bank and Patricia P. Howie, substantially in the form attached hereto as Exhibit B.

“Interim Distributions” has the meaning given to it in Section 7.1(a)(xviii).

“Knapp Employment Agreement” means the Employment Agreement to be entered into at or prior to Closing between the Buyer Bank and C. William Knapp, Jr., substantially in the form attached hereto as Exhibit C.

“Knowledge of the Buyer Parties” means the actual personal knowledge of any of the directors and executive officers of the Buyer and the Buyer Bank.

“Knowledge of the Company Parties” means the actual personal knowledge of any of the directors and executive officers of the Company and the Company Bank.

“Law” means any code, law, ordinance, rule, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, business or operations promulgated, interpreted or enforced by any Governmental Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, asserted, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

“Lien” means, whether contractual or statutory, any conditional sale agreement, participation or repurchase agreement, assignment, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) easements, restrictions of record and title exceptions that could not reasonably be expected to have a Material Adverse Effect, and (iii) pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” means any action, arbitration, cause of action, complaint, criminal prosecution, governmental investigation of which the Person being investigated has been notified, hearing, or administrative or other proceeding, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loan Collateral” means all of the assets, properties, businesses and rights of every kind, nature, character and description, whether real, Personal, or mixed, tangible or intangible, accrued or contingent, owned by whomever and wherever located, in which the Company or any of its subsidiaries has taken a security interest with respect to, on which the Company or any of it subsidiaries has placed a Lien with respect to, or which is otherwise used to secure, any loan made by the Company or any of its subsidiaries or any note, account, or other receivable payable to the Company or any of its subsidiaries.

“Mailing Date” has the meaning given to it in Section 2.4.

“Market Value” of the Buyer’s Stock on any date shall be the closing price of such stock as quoted on the American Stock Exchange (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source), or if such date is not a trading day, on the last trading day preceding that date.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, however, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Person shall mean an event, change, or occurrence that, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Person and its subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement or to consummate the Mergers or the other transactions contemplated by this Agreement, provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a party to this Agreement (or any of its subsidiaries) taken with the prior informed consent of the other party hereto in contemplation of the transactions contemplated hereby, and (d) the Mergers (and the reasonable expenses incurred in connection therewith) and compliance with the provisions of this Agreement on the operating performance of the Buyer Parties or the Company Parties.

“Merger Consideration” has the meaning given to it in Section 2.3.

“Mergers” means the Holding Company Merger together with the Bank Merger.

“Mixed Consideration” has the meaning given to it in Section 2.3.

“Mixed Election” has the meaning given to it in Section 2.3.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, or Governmental Authority.

“Participation Facility” shall mean any facility or property in which the Person in question or any of its subsidiaries participates in the management (including but not limited to participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Pension Plan” means any ERISA Plan that also is a “defined benefit plan” (as defined in Section 414(j) of the Code or Section 3(35) of ERISA).

“Permit” means any approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right given by a Governmental Authority to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” means a corporation, a limited liability company, an association, a joint venture, a partnership, an organization, a business, an individual, a trust, a Governmental Authority or any other legal entity.

“Proxy Statement” has the meaning given to it in Section 5.17.

“Real Property” means all of the land, buildings, premises, or other real property in which a Person has ownership or possessory rights, whether by title, lease or otherwise (including banking facilities and any foreclosed properties). Notwithstanding the foregoing, “Real Property,” as used with respect to any of the Company and its subsidiaries, does not include any Loan Collateral not yet foreclosed and conveyed to the Company or one of its subsidiaries as of the date with respect to which the term “Real Property” is being used.

“Registration Statement” has the meaning given to it in Section 5.17.

“Regulatory Authorities” means, collectively, the Federal Trade Commission; the United States Department of Justice; the Federal Reserve Board; the South Carolina State Board of Financial Institutions; the FDIC, the National Association of Securities Dealers, Inc.; the SEC; and all other regulatory agencies having jurisdiction over the parties hereto and their respective subsidiaries.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

“SEC” means the Securities and Exchange Commission.

“Securities Documents” means all forms, proxy statements, registration statements, reports, schedules and other documents filed or required to be filed by a Person or any of its subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisors Act of 1940, the Trust Indenture Act of 1939, each as amended, and the rules and regulations of any Governmental Authority promulgated under each.

“Shareholder Meeting” has the meaning given to it in Section 5.17.

“Sherard Employment Agreement” means the Employment Agreement to be entered into at or prior to Closing between the Buyer Bank and Thomas D. Sherard, Jr., substantially in the form attached hereto as Exhibit D.

“Stock Adjustment” has the meaning given to it in Section 2.3.

“Stock Consideration” has the meaning given to in Section 2.3.

“Stock Election” has the meaning given to it in Section 2.3.

“Stock Election Shares” has the meaning given to it in Section 2.3.

“Superior Proposal” means a bona fide written unsolicited Acquisition Proposal (including a new or solicited proposal received by the Company or any of its subsidiaries after execution of this Agreement from a party whose initial contact with the Company may have been solicited prior to the execution of this Agreement) that the Company’s board of directors concludes in good faith to be more favorable from a financial point of view to the Company’s shareholders than the Holding Company Merger and the other transactions contemplated hereby, (i) based on the advice of its financial advisors (which shall be reasonably acceptable to the Buyer, but which shall include HSB in any event), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), and (iii) after taking into account all legal (with the advice of outside counsel reasonably acceptable to the Buyer, but which shall include HSB in any event), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Law.

“Surviving Bank” has the meaning given to it in Section 3.1.

“Surviving Holding Company” has the meaning given to it in Section 2.1.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including without limitation income, gross receipts, excise, property, estate, sales, use, value added, transfer, license, payroll, franchise, ad valorem, withholding, Social Security and unemployment taxes, as well as any interest, penalties and other additions to such taxes, charges, fees, levies or other assessments.

“Tax Return” means any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

“Taxable Period” shall mean any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or Tax is required to be paid.

ARTICLE II

THE HOLDING COMPANY MERGER;

CONVERSION AND EXCHANGE OF COMPANY SHARES

2.1 The Holding Company Merger.

(a) The Merger. On the terms and subject to the conditions of this Agreement, the Plan of Merger in respect of the Holding Company Merger, which shall be substantially in the form attached hereto as Exhibit A (the “Holding Company Plan of Merger”), and applicable

South Carolina Law, the Company shall merge into the Buyer, the separate existence of the Company shall cease, and the Buyer shall be the surviving corporation (the “Surviving Holding Company”).

(b) Governing Documents. The articles of incorporation of the Buyer in effect at the Effective Time shall be the articles of incorporation of the Surviving Holding Company until further amended in accordance with applicable Law. The bylaws of the Buyer in effect at such Effective Time shall be the bylaws of the Surviving Holding Company until further amended in accordance with applicable Law.

(c) Directors and Officers. Subject to Section 7.2(b), from and after the Effective Time, until successors or additional directors are duly elected or appointed in accordance with applicable Law, (i) the directors of the Buyer at the Effective Time shall be the directors of the Surviving Holding Company, and (ii) the officers of the Buyer at the Effective Time shall be the officers of the Surviving Holding Company.

(d) Headquarters. The headquarters of the Surviving Holding Company and the Surviving Bank after the Merger, unless and until relocated by the Buyer, shall be Greenwood, South Carolina.

(e) Approval. The parties hereto shall take and cause to be taken all action necessary to approve and authorize (i) this Agreement and the other documents contemplated hereby (including without limitation the Holding Company Plan of Merger) and (ii) the Holding Company Merger and the other transactions contemplated hereby.

(f) Effective Time. The Holding Company Merger shall become effective on the date and at the time of filing of the related Articles of Merger, containing the Holding Company Plan of Merger, in the form required by and executed in accordance with applicable South Carolina Law, or at such other time specified therein. The date and time when the Holding Company Merger shall become effective is herein referred to as the “Effective Time.”

(g) Filing of Articles of Merger. At the Closing, the Company shall cause the Articles of Merger in respect of the Holding Company Merger, containing the Holding Company Plan of Merger, to be executed and filed with the Secretary of State of South Carolina, as required by applicable South Carolina Law, and shall take any and all other actions and do any and all other things to cause the Holding Company Merger to become effective as contemplated hereby.

2.2 Company Shares.

(a) Each share of the Company’s capital stock (the “Company Shares”), $5.00 par value per share, issued and outstanding shall, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, be canceled and converted at the Effective Time into the right to receive the Merger Consideration (as defined below) in accordance with this Article II.

(b) Each Company Share, by virtue of the Holding Company Merger and without any action on the part of the holder thereof, shall at the Effective Time no longer be outstanding, shall be canceled and retired and shall cease to exist, and each holder of certificates representing any such Company Shares shall thereafter cease to have any rights with respect to such shares, except for the right to receive the Merger Consideration.

(c) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Holding Company of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Company Shares are presented to the Surviving Holding Company, they shall be canceled, and exchanged and converted into the Merger Consideration as provided for herein.

2.3 Merger Consideration.

(a) At the Effective Time, subject to Sections 2.4, 2.5 and 2.6 and assuming that 237,615 Company Shares are outstanding at the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), shall, by virtue of the Holding Company Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive, at the election of the holder, either (i) $63.13 in cash, without interest (the “Cash Consideration,” with such election referred to as a “Cash Election”), (ii) a number of shares of the Buyer’s Stock equal to the Exchange Ratio (the “Stock Consideration”, with such election referred to as a “Stock Election”) or (iii) a combination of 50% of such consideration in cash and 50% of such consideration in shares of Buyer’s Stock (the “Mixed Consideration”, with such election referred to as a “Mixed Election”). Company Shares as to which no election has been made are referred to herein as “No Election Shares” and shall receive the mix of Merger Consideration specified in Section 2.4 below. For purposes of this Agreement, Cash Consideration, Stock Consideration and any combination thereof shall be collectively referred to herein as “Merger Consideration.” Company Shares as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Company Shares as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” All Dissenting Shares will be deemed Cash Election Shares for purposes of determining the Cash Consideration available for distribution to other shareholders.

(b) For purposes of this Agreement, the “Exchange Ratio” shall be equal (rounded to the nearest ten-thousandth) to (x) 4.6419, if the Average Closing Price is less than or equal to $13.60, (y) 3.0946, if the Average Closing Price is greater than or equal to $20.40, or (z) if the Average Closing Price is between $13.60 and $20.40, the result obtained by dividing $63.13 by the Average Closing Price.

(c) (i) In the event that the sum of (x) the number of Cash Election Shares plus (y) 50.0% of the number of No Election Shares exceeds (z) 50.0% of the total number of issued and outstanding Company Shares, then the holders of Cash Election Shares will receive a combination of cash and shares of Buyer’s Stock to be determined as follows: (A) the number of Cash Election Shares which shall be converted into the right to receive the Cash Consideration shall equal the amount obtained by multiplying (I) the number of Company Shares covered by such Cash Election by (II) a fraction of which the numerator shall be the cash required to be made available by Buyer (pursuant to clause (iii) below) and the denominator of which shall be $63.13 multiplied by the number of Cash Election

Shares; and (B) the balance of such Cash Election Shares shall be converted into the right to receive Stock Consideration.

(ii) In the event the foregoing clause (i) is not applicable, each holder of Company Shares (A) that makes a Stock Election will receive the Stock Consideration, (B) that makes a Cash Election will receive the Cash Consideration or (C) that makes a Mixed Election will receive the combination of Buyer’s Stock and cash set forth in such election.

(iii) For purposes of this Section, the amount of cash required to be made available by Buyer shall be equal to the difference between (A) the amount obtained by multiplying (I) $63.13 by (II) 50% of the number of outstanding Company Shares, minus (B) the amount of Cash Consideration attributable to the Dissenting Shares, minus (C) the amount of Cash Consideration required to be paid to No Election Shares. For purposes of this Section, the number of shares of Buyer’s Stock required to be made available by Buyer shall be equal to the difference between (A) the number of shares obtained by multiplying (I) the Exchange Ratio by (II) the number of outstanding Company Shares for which a Stock Election has been made, minus (B) the amount of Stock Consideration required to be paid to No Election Shares. Regardless of the applicability of clauses (i) or (ii) above, each No Election Share shall be converted in the Merger into the right to receive 50% Stock Consideration and 50% Cash Consideration. Notwithstanding anything contained herein, the aggregate amount of cash to be paid as Merger Consideration, plus any cash paid in lieu of fractional shares pursuant to Section 2.3(d) and any cash paid for Dissenting Shares shall not exceed $7,500,000, subject to the effect of any adjustment made as provided in this Article.

(d) No fractional shares of the Buyer’s Stock shall be issued or delivered in connection with the Holding Company Merger. In lieu of the issuance of any such fractional share, Buyer shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Buyer’s Stock an amount in cash equal to the product of (x) the Average Closing Price, times (y) the fraction of a share of Buyer’s Stock which such holder would otherwise be entitled to receive pursuant to this Article.

(e) In the event the Buyer changes the number of shares of the Buyer’s Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock (each a “Stock Adjustment”) and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the amount of the Buyer’s Stock to be exchanged for Company Shares in connection with the Holding Company Merger shall be equitably adjusted to reflect such change.

(f) Notwithstanding any other provision contained in this Agreement, it is intended that the Holding Company Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code. In order that the Holding Company Merger will not fail to satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as of the Effective Time, Buyer

may, but shall not be obligated to, increase the Stock Consideration and decrease the Cash Consideration proportionally (i) so that the Stock Consideration measured at Market Value will represent at least 50% of the value of the aggregate Merger Consideration payable to the shareholders of the Company; (ii) the Cash Consideration is reduced by the aggregate amount of the Interim Distributions, cash paid in lieu of fractional shares pursuant to Section 2.3(d), and cash paid for Dissenting Shares; and/or (iii) any other reason the Buyer, in its sole discretion, determines is necessary to cause the Holding Company Merger to qualify as a tax-free reorganization under Section 368(a) of the Code. Upon any such adjustment, the components of the Mixed Consideration and the Stock Consideration set forth in Section 2.3(a) shall be equitably and proportionately adjusted to reflect the increase in the number of shares of the Buyer’s Stock being paid, and the decrease in the amount of cash being paid, as Merger Consideration to each shareholder of the Company.

2.4 Election and Allocation Procedures.

(a) Election.

(i) An election form (“Election Form”) together with the other transmittal materials described in Section 2.6 shall be mailed as soon as reasonably practicable after the Effective Time to each holder of Company Shares of record at the Effective Time. Such date of mailing shall be referred to hereinafter as the “Mailing Date.” Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instruction) of Company Shares to elect to receive the Mixed Consideration, the Stock Consideration or the Cash Consideration with respect to all or any of such holder’s (or beneficial owner’s) Company Shares.

(ii) Any Company Share with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before a date after the Effective Time to be agreed upon by the parties hereto (which date will be set forth on the Election Form), but in any event not earlier than the 20th Business Day after the Mailing Date (such deadline, the “Election Deadline”) shall be deemed to be No Election Shares.

(b) Allocation. As soon as reasonably practicable after the Effective Time, the Buyer shall cause the Exchange Agent to allocate the Merger Consideration among the holders of Company Shares in accordance with the terms of this Agreement.

2.5 Closing Payment. At the Effective Time, the Buyer shall deposit with an exchange and transfer agent selected by the Buyer (the “Exchange Agent”), for the benefit of the holders of Company Shares, (i) a certificate or certificates representing the aggregate number of shares of the Buyer’s Stock comprising the Merger Consideration, and (ii) an aggregate amount of cash comprising the Merger Consideration and in lieu of any fractional shares, to be issued and paid as the Merger Consideration in accordance with the provisions of this Agreement. The Exchange Agent shall deliver the Merger Consideration in accordance with the procedures set forth in Section 2.6 below. The Exchange Agent shall invest any cash so deposited as instructed by the Buyer and any interest resulting from such investment shall be paid to the Buyer. The

Buyer shall not be obligated to pay any of the Merger Consideration to any holder of Company Shares until such holder surrenders the certificates representing such holder’s Company Shares.

2.6 Exchange Procedures.

(a) After the Effective Time, the Buyer shall cause the Exchange Agent to mail to the shareholders of the Company of record at the Effective Time, the Election Form, as required under Section 2.4 and other appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing Company Shares prior to the Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of Company Shares issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the number of shares of the Buyer’s Stock and the cash to which such holder is entitled hereunder (including any cash payments to which such holder is entitled hereunder in respect of rights to receive fractional shares). The Exchange Agent shall not be obligated to deliver any of such payments in cash or stock until such holder surrenders the certificate(s) representing such holder’s Company Shares. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require.

(b) Any portion of the Merger Consideration that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be paid to Buyer. Any shareholders of the Company who have not theretofore complied with this Article shall thereafter look only to Buyer for payment of their portion of the Cash Consideration and their shares of Buyer’s Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Buyer’s Stock deliverable in respect of each share of Company Shares such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Buyer, Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Law.

(c) To the extent permitted by applicable Law, former shareholders of record of the Company shall be entitled to vote after the Merger Consideration has been allocated pursuant to the provisions of this Article at any meeting of the Buyer’s stockholders the number of whole shares of the Buyer’s Stock into which their respective Company Shares are converted pursuant to the Holding Company Merger, regardless of whether such holders have exchanged their certificates representing such Company Shares for certificates representing the Buyer’s Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by the Buyer on the Buyer’s Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of the Buyer’s Stock issuable pursuant to this Agreement, but beginning at the Effective Time, no dividend or other distribution payable to the holders of record of the Buyer’s Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing any of the Company Shares issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in this Section 2.6. However, upon surrender of such certificate(s), both the certificate(s) representing the shares of the Buyer’s Stock to which such holder is entitled and any such undelivered dividends (without any interest) shall be delivered and paid with respect to each share represented by such certificates.

2.7 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Holding Company Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with South Carolina Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of South Carolina Law, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under South Carolina Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.6 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares. The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any shares of Company Shares, attempted withdrawals of such demands for appraisal or any other instruments served pursuant to South Carolina Law and received by the Company relating to shareholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under South Carolina Law consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of the Buyer, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for appraisal or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with South Carolina Law.

2.8 No Company Stock Options.

(a) At the Effective Time, no options to acquire Company Shares shall be then outstanding and unexercised.

(b) The Company shall cause all of its stock option plans (if any) to be terminated no later than immediately prior to the Effective Time.

ARTICLE III

THE BANK MERGER

3.1 The Bank Merger. After the consummation of the Holding Company Merger, it is expected that the Company Bank shall merge and combine into the Buyer Bank, the separate existence of the Company Bank shall cease, and the Buyer Bank shall be the surviving corporation (the “Surviving Bank”). The date and time when the Bank Merger shall become effective shall be determined by the Buyer in its sole.

3.2 Company Bank Offices. After the consummation of the Bank Merger, the offices and branches of the Surviving Bank shall become offices and branches of the Buyer Bank.

ARTICLE IV

THE CLOSING

4.1 Closing. The Closing of the Holding Company Merger shall take place at the offices of Nexsen Pruet Jacobs & Pollard, LLC in Columbia, South Carolina as soon as reasonably practical after all conditions to Closing have been met, or on such other date or at such other location as the Buyer and the Company may mutually agree (such date, the “Closing Date”). At the Closing, the parties hereto will execute, deliver and file all documents necessary to effect the transactions contemplated to occur at Closing herein, including the Articles of Merger in respect of the Holding Company Merger.

4.2 Deliveries by the Company. At or by the Closing, the Company shall have caused the following documents to be executed and delivered:

(a) the agreements, opinions, certificates, instruments and other documents contemplated in Section 9.3;

(b) the Sherard Employment Agreement, Howie Employment Agreement and the Knapp Employment Agreement; and

(c) all other documents, certificates and instruments required hereunder to be delivered to the Buyer, or as may reasonably be requested by the Buyer at or prior to the Closing.

4.3 Deliveries by the Buyer. At or by the Closing, the Buyer shall have caused the following documents to be executed and delivered:

(a) the agreements, opinions, certificates, instruments and other documents contemplated in Section 9.2;

(b) the Sherard Employment Agreement, Howie Employment Agreement and the Knapp Employment Agreement; and

(c) all other documents, certificates and instruments required hereunder to be delivered to the Company, or as may reasonably be requested by the Company at or prior to the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company’s Disclosure Schedule, the Company represents and warrants to the Buyer that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

5.1 Organization; Standing and Power.

(a) The Company is a South Carolina corporation and a bank holding company registered with the Federal Reserve Board under the Bank Holding Company Act, and the Company Bank is a bank chartered under South Carolina Law. The Company Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and subject to dollar limits under such Act, all deposits in the Company Bank are fully insured by the FDIC to the extent permitted by Law.

(b) Each of the Company and its subsidiaries (i) is a corporation or a bank duly organized or chartered, validly existing and in good standing under the Laws of the State of South Carolina, (ii) has the corporate or other applicable power and authority to carry on, its businesses as now conducted and to own, lease and operate its Assets, and (iii) is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where the failure to do so will not cause a Material Adverse Effect on the Company.

5.2 Authority; No Conflicts.

(a) Subject to required regulatory and shareholder approvals, the Company has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Company’s obligations under this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company. This Agreement represents a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company Parties of the transactions contemplated hereby, nor compliance by the Company Parties with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the articles of incorporation, bylaws or any other similar governing document of either Company Party, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Company or any of its subsidiaries under, any Contract or Permit of the Company or any of its subsidiaries, or (iii) subject to obtaining the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to the Company or any of its subsidiaries or any of their Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws and banking Regulatory Authorities, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Company and the Company Bank of the Mergers and the other transactions contemplated in this Agreement.

5.3 Capital Stock.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of common stock, $5.00 par value per share, of which 237,615 shares are issued and outstanding as of the date of this Agreement, and except for such 237,615 shares of common stock, there are no shares of capital stock or other equity securities of the Company outstanding. The authorized capital stock of the Company Bank consists of 1,000,000 shares of common stock, $5.00 par value per share, of which 248,761 shares are issued and outstanding as of the date of this Agreement and are owned and held by the Company, and except for such 248,761 shares of common stock, there are no shares of capital stock or other equity securities of the Company Bank outstanding. Section 5.3 of the Company’s Disclosure Schedule lists all of the Company’s direct and indirect subsidiaries other than the Company Bank as of the date of this Agreement. The Company or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of each such subsidiary, if any.

(b) All of the issued and outstanding shares of capital stock of the Company and its subsidiaries are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of the Company or any of its subsidiaries has been issued in violation of any preemptive rights of the current or past shareholders of such Persons.

(c) There are no outstanding Rights to acquire directly or indirectly any shares of the capital stock of the Company or the Company Bank. No equity securities of the Company or any subsidiary of the Company are or may become required to be issued by reason of any Rights, and there are no Contracts by which the Company or any subsidiary of the Company is bound to issue additional shares of its capital stock or Rights or by which the Company or any of its subsidiaries is or may be bound to transfer any shares of the capital stock of the Company or any subsidiary of the Company. There are no equity securities reserved for any of the foregoing purposes, and there are no Contracts relating to the rights of the Company or any of its subsidiaries to vote or to dispose of any shares of the capital stock of any subsidiary of the Company.

5.4 SEC Filings; Company Financial Statements.

(a) Neither the Company nor any of the Company’s subsidiaries is, or has ever been, required to file any forms, reports, or other documents with the SEC.

(b) Each of the Company Financial Statements (including, in each case, any related notes) was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements were or are subject to normal and recurring year-end adjustments), and fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates and the related consolidated income, comprehensive income and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).

5.5 Absence of Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any Liabilities that are Material, either individually or in the aggregate, except Liabilities that are accrued or reserved against in the consolidated balance sheet of the Company as of December 31, 2002, included in the Company Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2002. Neither the Company nor any of its subsidiaries has incurred or paid any Liabilities that are Material, either individually or in the aggregate, since December 31, 2002, except for Liabilities incurred or paid in the ordinary course of business consistent with past business practice. To the Knowledge of the Company Parties, no facts or circumstances exist that could reasonably be expected to serve as the basis for any other Liabilities of the Company or any of its subsidiaries that are Material, either individually or in the aggregate.

5.6 Absence of Certain Changes or Events. Since December 31, 2002, (i) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on the Company, and (ii) each of the Company and its subsidiaries has conducted in all Material respects its respective businesses as now conducted in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

5.7 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of any of Company and its subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2002, and all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except to the extent reserved against in the Company Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) None of the Company or its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the Company or its subsidiaries for the period or periods through and including the date of the respective Company Financial Statements has been made and is reflected on such Company Financial Statements.

(d) Each of the Company and its subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(e) None of the Company and its subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Code.

(f) There are no Liens with respect to Taxes upon any of the Assets of the Company and its subsidiaries.

(g) There has not been an ownership change, as defined in Code Section 382(g), of the Company and its subsidiaries that occurred during any Taxable Period in which any of the Company and its subsidiaries has incurred a net operating loss that carries over to another Taxable Period.

(h) Neither the Company nor any of its subsidiaries has filed any consent under Section 341(f) of the Code concerning collapsible corporations.

(i) Neither the Company nor any of its subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

5.8 Assets. Each of the Company and its subsidiaries have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for Liens to secure public deposits, repurchase agreements and borrowings from the Federal Home Loan Bank in the ordinary course of business consistent with past practice. All tangible properties used in the businesses of the Company and its subsidiaries are in good condition in all Material respects, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with each of their past practices. All Assets held under leases or subleases by any of the Company and its subsidiaries are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Each of the Company and its subsidiaries currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the Company or its subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be increased in any Material respect. The Assets of the Company and its subsidiaries include all Assets required to operate in all Material respects their businesses taken as a whole as presently conducted.

5.9 Securities Portfolio and Investments. All securities owned by the Company or any of its subsidiaries (whether owned of record or beneficially) are held free and clear of all Liens that would impair the ability of the owner thereof to dispose freely of any such security and/or otherwise to realize the benefits of ownership thereof at any time, except for those Liens to secure public deposits, repurchase agreements and borrowings from the Federal Home Loan Bank, in the ordinary course of business consistent with past practice. There are no voting trusts or other agreements or undertakings to which the Company or any of its subsidiaries is a party with respect to the voting of any such securities. Except for fluctuations in the market values of United States Treasury and agency, mortgage-backed or municipal securities, since December 31, 2002, there has been no significant deterioration or Material adverse change in the quality, or any Material decrease in the value, of the securities portfolio of the Company and its subsidiaries, taken as a whole.

5.10 Environmental Matters.

(a) Each of the Company and its subsidiaries, its Participation Facilities, and its Loan Collateral are, and have been, in compliance in all Material respects with all Environmental Laws.

(b) There is no Litigation pending or, to the Knowledge of the Company Parties, threatened before any court, Governmental Authority, or other forum in which any of the Company and its subsidiaries or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by the Company or any of its subsidiaries or any of its Participation Facilities.

(c) There is no Litigation pending or, to the Knowledge of the Company Parties, threatened before any court, Governmental Authority, or other forum in which any Loan Collateral (or the Company or any of its subsidiaries in respect of such Loan Collateral) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving Loan Collateral.

(d) To the Knowledge of the Company Parties, no facts exist that provide a reasonable basis for any Litigation of a type described in subsections (b) or (c).

(e) During and, to the Knowledge of the Company Parties, prior to, the period of (i) any of the Company’s or its subsidiaries’ ownership or operation of any of their respective current properties, (ii) any of the Company’s or its subsidiaries’ participation in the management of any Participation Facility, or (iii) any of the Company’s or subsidiaries’ holding of a security interest in Loan Collateral, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties.

5.11 Compliance with Laws. Each of the Company and its subsidiaries has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business in all Material respects, and there has occurred no Default under any such Permit that could have a Material Adverse Effect on the Company. None of the Company or its subsidiaries: (i) is in violation, in any Material respect, of any Laws, Orders, or Permits applicable to its business or employees conducting its business; and (ii) has received any notification or communication from any Governmental Authority or any Regulatory Authority or the staff thereof (a) asserting that any of the Company and its subsidiaries is not in compliance with any of the Laws or Orders that such Governmental Authority or Regulatory Authority enforces, (b) threatening to revoke any Permits, or (iii) requiring the Company or any of its subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any board or directors resolution or similar undertaking that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

5.12 Labor Relations. Neither the Company nor any of its subsidiaries is the subject of any Litigation asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is any of them a party to or bound by any collective bargaining Contract, with a labor union or labor organization, nor is there any strike or other labor dispute involving any of them pending or, to the Knowledge of the Company Parties, threatened, nor, to the Knowledge of the Company Parties, is there any activity involving any of the Company’s or its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

5.13 Employee Benefit Plans.

(a) The Company has made available to the Buyer prior to the execution of this Agreement correct and complete copies in each case of all Company Benefits Plans.

(b) All Company Benefit Plans are in compliance in all Material respects with the applicable terms of ERISA, the Code, and any other applicable Laws.

(c) Neither the Company nor any of its subsidiaries has an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

(d) Each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, ever maintained by the Company or its subsidiaries that was intended to qualify under Section 401(a) of the Code and with respect to which the Company or any of its subsidiaries has any Liability, is disclosed as such in Section 5.13 of the Company’s Disclosure Schedule.

(e) The Company has made available to the Buyer prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Company Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Company Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1997, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Company Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any modifications thereto.

(f) Each Company ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Company Parties, there is no circumstance that will or could reasonably be expected to result in revocation of any such favorable determination letter. Each trust created under any Company ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Code and the Company is not aware of any circumstance that will or could reasonably be expected to result in revocation of such exemption. With respect to each such Company Benefit Plan, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Code or to any Tax under Section 511 of the Code. There is no Litigation pending or, to the Knowledge of the Company Parties, threatened relating to any Company ERISA Plan.

(g) Neither the Company nor any of its subsidiaries has engaged in a transaction with respect to any Company Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject the Company or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company or any of its subsidiaries nor, to the Knowledge of the Company Parties, any administrator or fiduciary of any Company Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, that could subject the Company or any of its subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Company Benefit Plans has been made to employees of the Company or any of its subsidiaries that is not in accordance with the written or otherwise preexisting terms and provisions of such plans.

(h) Neither the Company nor any of its subsidiaries maintains or has ever maintained a Pension Plan.

(i) Neither the Company nor any of its subsidiaries has any obligation for retiree health and retiree life benefits under any of the Company Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any payment (including without limitation severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of the Company or it subsidiaries from the Company or any of its subsidiaries under any Company Benefit Plan or otherwise, (ii) increase any benefit otherwise payable under any Company Benefit Plan, or (iii) result in any acceleration of the time of any payment or vesting of any benefit.

5.14 Contracts. None of the Company or its subsidiaries, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by the Company or its subsidiaries or the guarantee by the Company or its subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances to depository institution subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-KSB filed by the Company with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.8 and 5.13(a) of this Agreement, the “Company Contracts”). With respect to each Company Contract: (i) the Contract is in full force and effect; (ii) none of the Company or its subsidiaries is in Default in any Material respect thereunder; (iii) neither the Company nor any of its subsidiaries has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of the Company Parties, in Default in any respect, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of the Company and its subsidiaries for money borrowed (not including deposit Liabilities) is prepayable at any time without penalty or premium.

5.15 Legal Proceedings. There is no Litigation pending, or, to the Knowledge of the Company Parties, threatened against the Company or any of its subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other Governmental Authorities, or arbitrators outstanding against any the Company or its subsidiaries. There is no Litigation to which the Company or any of its subsidiaries is a party that names the Company or any of its subsidiaries as a defendant or cross-defendant and where the maximum exposure is estimated to be $25,000 or more.

5.16 Reports. Each of the Company and its subsidiaries has timely filed all Material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

5.17 Registration Statement; Proxy Statement. Subject to the accuracy of the representations contained in Section 6.13, the information supplied by the Company or its subsidiaries for inclusion in the registration statement on Form S-4 (or on such other form as may be appropriate) (the “Registration Statement”) covering the offering of shares of the Buyer’s Stock to be issued pursuant to this Agreement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied by or on behalf of the Company and its subsidiaries for inclusion in the proxy statement/prospectus to be sent to the shareholders of the Company to consider at a special meeting (the “Shareholder Meeting”) to vote on the Holding Company Merger (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement”) will not, on the date the Proxy Statement is first mailed to shareholders, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Company or its subsidiaries or any of their Affiliates should be discovered by the Company or its subsidiaries that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company will promptly inform the Buyer. The Proxy Statement shall comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder. Notwithstanding the foregoing, neither the Company nor any of its subsidiaries makes any representation or warranty with respect to any information supplied by the Buyer or any of its subsidiaries that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement.

5.18 Accounting, Tax, and Regulatory Matters. None of the Company or its subsidiaries or any Affiliate thereof has taken or agreed to take any action, that could not reasonably be expected to (i) prevent the Holding Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (ii) impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.

5.19 [Reserved]

5.20 Charter Provisions. Each of the Company and the Company Bank has taken all action so that the entering into of this Agreement and the consummation of the Mergers and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the articles of incorporation, bylaws, or other governing instruments of either of the Company Parties or restrict or impair the ability of the Buyer or any of its subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, the capital stock of the Company or any of its subsidiaries that may be directly or indirectly acquired or controlled by it.

5.21 Records. Complete and accurate copies of the articles of incorporation, bylaws, or other governing instruments of either of the Company Parties have been made available to the Buyer. The stock book of each such Person contains, in all Material respects, complete and accurate records of the record share ownership of the issued and outstanding shares of stock thereof.

5.22 Certain Regulated Businesses. Neither the Company nor any of its subsidiaries is an “investment company” as defined in the Investment Company Act of 1940, as amended, nor is it a “public utility holding company” as defined in the Public Utility Holding Company Act of 1935, as amended.

5.23 Commissions. Except for The Orr Group, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees from the Company or any of its subsidiaries in connection with the transactions contemplated hereby by reason of any action taken by the Company or any of its subsidiaries or, to the Knowledge of the Company Parties, any of the Company’s shareholders.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as set forth on the Buyer’s Disclosure Schedule, the Buyer represents and warrants to the Company that the statements contained in this Article VI are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

6.1 Organization; Standing and Power.

(a) The Buyer is South Carolina corporation and a bank holding company registered with the Federal Reserve Board under the Bank Holding Company Act. The Buyer Bank is a bank chartered under South Carolina Law. The Buyer Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and subject to dollar limits under such Act, all deposits in the Buyer Bank are fully insured by the FDIC to the extent permitted by Law.

(b) Each of the Buyer and its subsidiaries (i) is a corporation or a bank duly organized or chartered, validly existing and in good standing under the Laws of the State of South Carolina, (ii) has the corporate or other applicable power and authority to carry on its businesses as now conducted and to own, lease and operate its Assets, and (iii) is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except where the failure to do so will not cause a Material Adverse Effect on the Buyer.

6.2 Authority; No Conflicts.

(a) Subject to required regulatory approvals, the Buyer has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of and performance of its obligations under this Agreement and the other documents contemplated hereby, and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Buyer. This Agreement represents a legal, valid, and binding obligation of the Buyer, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief and other equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

(b) Neither the execution and delivery of this Agreement by the Buyer, nor the consummation by the Buyer Parties of the transactions contemplated hereby, nor compliance by the Buyer Parties with any of the provisions hereof will (i) conflict with or result in a breach of any provision of any Buyer Party’s articles of incorporation or bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of the Buyer or any of its subsidiaries under, any Contract or Permit of the Buyer or any of its subsidiaries, or (iii) subject to obtaining the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to the Buyer Parties or any of their respective Assets.

(c) Other than in connection or compliance with the provisions of the Securities Laws and banking Regulatory Authorities, no notice to, filing with, or Consent of, any Governmental Authority is necessary for the consummation by the Buyer and the Buyer Bank of the Mergers and the other transactions contemplated in this Agreement.

6.3 Buyer’s Stock.

(a) The authorized capital stock of the Buyer consists of 10,000,000 shares of common stock, $1.00 par value per share, of which 3,442,405 shares are issued and outstanding as of the date of this Agreement, and 2,000,000 shares of “blank check” preferred stock of which no shares are outstanding. The authorized capital stock of the Buyer Bank consists of 10,000,000 shares of common stock, $5.00 par value per share, of which 400,000 shares are issued and outstanding as of the date of this Agreement. The Buyer owns all of the issued and outstanding shares of capital stock of the Buyer Bank, and no shares of capital stock of the Buyer Bank are owned by any other Person. Section 6.3 of the Buyer’s Disclosure Schedule lists all of the Buyer’s direct and indirect subsidiaries other than the Buyer Bank as of the date of this Agreement. The Buyer or one of its subsidiaries owns all of the issued and outstanding shares of capital stock of each such subsidiary.

(b) All of the issued and outstanding shares of capital stock of the Buyer and its subsidiaries are duly and validly issued and outstanding and are fully paid and nonassessable. Shares of the Buyer’s Stock to be issued hereunder are duly authorized and, upon issuance, will be validly issued and outstanding and fully paid and nonassessable, free and clear of any Liens, pledges or encumbrances. None of the outstanding shares of capital stock of the Buyer or any of its subsidiaries has been issued in violation of any preemptive rights of the current or past stockholders of such Persons, and none of the shares of the Buyer’s Stock to be issued pursuant to this Agreement will be issued in violation of any preemptive rights of the current or past stockholders of the Buyer.

6.4 SEC Filings; Buyer Financial Statements.

(a) The Buyer has filed all forms, reports, and documents required to be filed by the Buyer with the SEC since December 31, 1999 (collectively, the “Buyer SEC Reports”). The Buyer SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in light of the circumstances under which they were made, not misleading. None of the Buyer’s subsidiaries is required to file any forms, reports, or other documents with the SEC.

(b) Each of the Buyer Financial Statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present in all material respects the consolidated financial position of the Buyer and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be Material in amount or effect (except as may be indicated in such financial statements or notes thereto).

6.5 Absence of Undisclosed Liabilities. Neither the Buyer nor any of its subsidiaries has any Liabilities that are Material, either individually or in the aggregate, except Liabilities that are accrued or reserved against in the consolidated balance sheets of the Buyer as of December 31, 2002, included in the Buyer Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2002. Neither the Buyer nor any of its subsidiaries has incurred or paid any Liabilities that are Material, either individually or in the aggregate, since December 31, 2002, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice. No facts or circumstances exist that could reasonably be expected to serve as the basis for any other Liabilities of the Buyer or any of its subsidiaries that are Material, either individually or in the aggregate.

6.6 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of any of Buyer and its subsidiaries have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2002, and all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except to the extent reserved against in the Buyer Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

(b) None of the Buyer or its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the Buyer or its subsidiaries for the period or periods through and including the date of the respective Buyer Financial Statements has been made and is reflected on such Buyer Financial Statements.

(d) There are no Liens with respect to Taxes upon any of the Assets of the Buyer and its subsidiaries.

6.7 Absence of Certain Changes or Events. Since December 31, 2002, (i) there have been no events, changes, or occurrences that have had, or could reasonably be expected to have, a Material Adverse Effect on the Buyer, and (ii) each of the Buyer and its subsidiaries has conducted in all Material respects its respective businesses as now conducted in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

6.8 Compliance with Laws. Each of the Buyer and its subsidiaries has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business in all Material respects, and there has occurred no Default under any such Permit that could have a Material Adverse Effect on the Buyer. None of the Buyer or its subsidiaries: (i) is in violation in any Material respect of any Laws, Orders, or Permits applicable to its business or employees conducting its business; and (ii) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (a) asserting that any of the Buyer and its subsidiaries is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (b) threatening to revoke any Permits, or (c) requiring the Buyer or any of its subsidiaries (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any board or directors resolution or similar undertaking that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

6.9 Securities Portfolio. Except for fluctuations in the market values of United States Treasury and agency, mortgage-backed or municipal securities, since December 31, 2002, there has been no significant deterioration or Material adverse change in the quality, or any Material decrease in the value, of the securities portfolio of the Buyer and its subsidiaries, taken as a whole.

6.10 Employee Benefit Plans.

(a) All Buyer Benefit Plans are in compliance in all Material respects with the applicable terms of ERISA, the Code, and any other applicable Laws.

(b) Each Buyer ERISA Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and, to the Knowledge of the Buyer Parties, there is no circumstance that will or could reasonably be expected to result in revocation of any such favorable determination letter. Each trust created under any Buyer ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Code and the Buyer is not aware of any circumstance that will or could reasonably be expected to result in revocation of such exemption. With respect to each such Buyer Benefit Plan, no event has occurred that will or could reasonably be expected to give rise to a loss of any intended Tax consequences under the Code or to any Tax under Section 511 of the Code. There is no Litigation pending or, to the Knowledge of the Buyer Parties, threatened relating to any Buyer ERISA Plan.

(c) Neither the Buyer nor any of its subsidiaries has engaged in a transaction with respect to any Buyer Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject the Buyer or any of its subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Buyer or any of its subsidiaries nor, to the Knowledge of the Buyer Parties, any administrator or fiduciary of any Buyer Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, that could subject the Buyer or any of its subsidiaries to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of the Buyer Benefit Plans has been made to employees of the Buyer or any of its subsidiaries that is not in accordance with the written or otherwise preexisting terms and provisions of such plans.

6.11 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of the Buyer Parties, threatened against the Buyer or any of its subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any the Buyer or its subsidiaries. There is no Litigation as of the date of this Agreement to which the Buyer or any of its subsidiaries is a party and that names the Buyer or any of its subsidiaries as a defendant or cross-defendant and where the maximum exposure is estimated to be $25,000 or more.

6.12 Reports. Since December 31, 1997, or the date of organization if later, each of the Buyer and its subsidiaries has timely filed all Material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

6.13 Registration Statement; Proxy Statement. Subject to the accuracy of the representations contained in Section 5.17, the information supplied by the Buyer or its subsidiaries for inclusion in the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading. The information supplied by the Buyer or its subsidiaries for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to shareholders, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a Material fact or omit to state any Material fact necessary to make the statements therein, in light of circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Buyer or its subsidiaries or any of their Affiliates should be discovered by the Buyer or its subsidiaries that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Buyer will promptly inform the Company. The Proxy Statement shall comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Buyer makes no representations or warranties with respect to any information supplied by the Company and its subsidiaries that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement.

6.14 Accounting, Tax, and Regulatory Matters. None of the Buyer or it subsidiaries or any Affiliate thereof has taken or agreed to take any action, that could reasonably be expected to (i) prevent the Holding Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.

6.15 Commissions. No broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees from the Buyer or any of its subsidiaries in connection with the transactions contemplated hereby by reason of any action taken by the Buyer or any of its subsidiaries or, to the Knowledge of the Buyer Parties, any of the Buyer’s shareholders.

ARTICLE VII

COVENANTS

7.1 Covenants of the Company.

(a) Ordinary Conduct of Business. Except as otherwise expressly permitted by this Agreement, the Company will, and will cause its subsidiaries (including the Company Bank) to, from the date of this Agreement to the Closing, conduct its business in the ordinary course in substantially the same manner as presently conducted and make reasonable commercial efforts consistent with past practices to preserve its relationships with other Persons. Additionally, except as otherwise contemplated by this Agreement or as set forth on Section 7.1(a) of the Company’s Disclosure Schedule, the Company will not, and it will not permit its subsidiaries (including the Company Bank) to do any of the following without the prior written consent of the Buyer:

(i) end its governing documents;

(ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock or stock options or other equity equivalents of any class or any other of its securities (other than the issuance of any Company Shares pursuant to the exercise of options set forth on Section 5.3 of the Company’s Disclosure Schedule), or amend any of the terms of any securities outstanding as of the date hereof;

(iii) (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (C) redeem or otherwise acquire any of its securities (other than the acceptance of any Company Shares as payment of the exercise price in connection with the exercise of options set forth on Section 5.3 of the Company’s Disclosure Schedule);

(iv) (A) incur or assume any long-term debt or issue any debt securities other than in the ordinary course of business consistent with past practice or, except under existing lines of credit and in amounts not Material to it, incur or assume any short-term debt other than in the ordinary course of business, (B) other than in the ordinary course of business consistent with past practice assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course and consistent with past practice up to an amount per loan relationship of $1.0 million, pledge or otherwise encumber shares of its capital stock, or (D) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon, other than Liens permitted by the proviso clause in the definition of Liens and Liens created or existing in the ordinary course of business consistent with past practice.

(v) except as required by Law or as contemplated herein, adopt or amend any Benefit Plan other than usual and customary renewals;

(vi) grant to any director or executive officer or employee any stock options or increase in his or her compensation (except in the ordinary course of business consistent with past practice) or pay or agree to pay to any such Person, other than in the ordinary course of business consistent with past practice, any bonus, severance or termination payment, specifically including any such payment that becomes payable upon the termination of such Person by it after the Closing;

(vii) enter into or amend any employment Contract (including any termination agreement);

(viii) sell, dispose of, acquire or lease any Assets outside the ordinary course of business, or that in the aggregate are Material to it, or acquire any Person (or division thereof), any equity interest therein or the assets thereof outside the ordinary course of business consistent with past practice;

(ix) except as required by GAAP or regulatory authorities, change or modify any of the accounting principles or practices used by it or revalue in any Material respect any of its Assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(x) enter into, cancel or modify any Contract (other than loans, advances, capital contributions, certificates of deposit or investments permitted by Section 7.1(a)(iv)) other than in the ordinary course of business consistent with past practice, but not in any event involving an amount in excess of $25,000 of payments in any twelve-month period per Contract, or enter into or amend any Contract with respect to any of the foregoing;

(xi) make or authorize to make any capital expenditure or expenditures other than in the ordinary course of business consistent with past practice, but not in any event involving an aggregate amount in excess of $25,000;

(xii) make or authorize to make any charitable contributions or pledges to make contributions other than in the ordinary course of business consistent with past practice,

but not in any event involving an amount per contribution or pledge in excess of $5,000 or $15,000 in the aggregate.

(xiii) pay, discharge or satisfy, cancel, waive or modify any Liabilities, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in or contemplated by the Company Financial Statements, or incurred in the ordinary course of business consistent with past practices;

(xiv) settle or compromise any Material pending or threatened Litigation relating to the transactions contemplated hereby;

(xv) take, or agree in writing or otherwise to take, any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or result in any of the conditions set forth in this Agreement not being satisfied;

(xvi) make any election with respect to Taxes without the prior consent of the Buyer;

(xvii) agree, whether in writing or otherwise, to do any of the foregoing; or

(xviii) during the period commencing on August 18, 2003 and ending at the Effective Time, the Company shall not (A) declare, set aside or pay any dividends or make any distributions with respect to its capital stock which in the aggregate exceed $178,000 (collectively the “Interim Distributions”), or (B) redeem, purchase or otherwise acquire any Company Shares.

(b) Consents. The Company will exercise its best efforts to obtain such Consents as may be necessary or desirable for the consummation of the transactions contemplated hereby from the appropriate parties to those Contracts listed on Section 5.2 of the Company’s Disclosure Schedule such that such Contracts shall survive the Mergers and not be breached thereby.

(c) Acquisition Proposals.

(i) The Company shall not, and shall not permit any of its subsidiaries or any of the respective Affiliates, representatives, advisers or agents of the Company and its subsidiaries to, directly or indirectly, (x) take any action to solicit, initiate or encourage any Acquisition Proposal, or (y) participate in any discussions or negotiations with or encourage any effort or attempt by any other Person or take any other action to facilitate an Acquisition Proposal. From and after the date hereof, the Company shall, and shall cause its subsidiaries and the Affiliates, representatives, advisers and agents of the Company and its subsidiaries to, cease doing any of the foregoing.

(ii) Notwithstanding the foregoing, in the event of the receipt by the Company or any of its subsidiaries of an Acquisition Proposal and (x) the Company’s board of directors concludes in good faith that there is a reasonably likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (y) neither the Company nor any of its subsidiaries or any of the respective Affiliates, representatives, advisers or agents of the Company and its subsidiaries solicited, initiated or encouraged such Acquisition Proposal, the Company may furnish to any party information and access in response to a request for information or access made incident to such Acquisition Proposal and may participate in discussions and negotiate with such party concerning its Acquisition Proposal to the extent that the Company’s board of directors shall have determined, based upon the written advice of outside counsel reasonably acceptable to the Buyer (which shall include HSB in any event), that failing to take such action would violate the directors’ fiduciary duties under applicable Law; provided, however, that prior to providing any nonpublic information permitted to be provided by this subsection (ii), the Company and its subsidiaries shall have entered into a confidentiality agreement with such third.

(iii) Unless this Agreement has been terminated in accordance with the provisions hereof, the board of directors of the Company shall notify the Buyer immediately of any and all communications regarding or in anticipation of an Acquisition Proposal and of any Acquisition Proposals that are made, and shall in such notice indicate in reasonable detail, to the extent reasonably possible, the identity of the offeror and the terms and conditions of such Acquisition Proposal and shall keep the Buyer promptly advised of all developments relating thereto or that could culminate in the board of directors withdrawing, modifying or amending its recommendation of the Holding Company Merger and the other transactions contemplated by this Agreement. Unless this Agreement has been terminated, neither the Company nor any of its subsidiaries shall waive or modify any provisions contained in any confidentiality agreement entered into relating to a possible acquisition (whether by merger, stock purchase, asset purchase or otherwise) or recapitalization of the Company or any of its subsidiaries.

(d) Shareholder Approval. The Company shall, at the earliest practicable date, hold the Shareholder Meeting. In connection with the Shareholder Meeting, the Company’s board of directors shall recommend to the Company’s shareholders approval of the Holding Company Merger; provided, however, that in the event of the receipt by the Company or any of its subsidiaries of an Acquisition Proposal and (x) the Company’s board of directors has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal, (y) neither the Company nor any of its subsidiaries or any of the respective Affiliates, representatives, advisers or agents of the Company and its subsidiaries solicited, initiated or encouraged such Acquisition Proposal, and (z) the Company’s board of directors shall have determined in good faith, based upon the written advice of outside counsel reasonably acceptable to the Buyer, that continuing to recommend the Holding Company Merger to the Company’s shareholders would violate the directors’ fiduciary duties under applicable Law, then in submitting the Holding Company Merger to the Company’s shareholders for a vote, the Company’s board of directors may submit the Holding Company Merger without recommendation, in which event the Company’s board of directors may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement (or an appropriate amendment or supplement thereto, to the extent required by Law); provided, further, however, that the Company may not take any actions under this sentence until after giving the Buyer at least five Business Days notice to respond to such Acquisition Proposal (and after giving the Buyer at least five Business Days notice of the latest Material terms and conditions comprising such Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by the Buyer.

7.2 Covenants of the Buyer.

(a) Reservation of Shares of the Buyer’s Stock. The Buyer shall reserve for issuance a sufficient number of shares of the Buyer’s Stock to cover the issuances of such stock required hereby.

(b) Director. As soon as reasonably practicable after the Effective Time, the Buyer shall use its reasonable best efforts to cause Joseph L. Savitz, Jr., (or if Mr. Savitz is unable to serve as of the Effective Time, one other member of the Company’s board of directors, designated to the Buyer by the Company in writing on or before the Effective Time), to be elected or appointed as a member of the board of directors of the Buyer, to serve until the scheduled annual meeting of the stockholders of the Buyer to be held not less than 2 years after the Effective Time, subject to and conditioned upon any necessary regulatory requirements. Thereafter, such individual shall be subject to the same nomination and election procedures as the other directors of the Buyer.

(c) Employees.

(i) Except as covered by the Sherard Employment Agreement, Howie Employment Agreement and Knapp Employment Agreement, any and all of the Company Parties’ employees will be employed by the Buyer or the Buyer Bank on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such individual or to obligate the Buyer or any Affiliate thereof to employ any such individual for any specific period of time or in any specific position or to restrict the Buyer’s or any of its Affiliates’ right to terminate the employment of any such individual at any time and for any reason satisfactory to it.

(ii) Such Company Parties’ employees who continue employment with the Buyer or any of its subsidiaries will be eligible for benefits consistent with those of existing employees of the Buyer Bank, with credit for past service with the Company or the Company Bank for purposes of participation, eligibility and vesting (including with respect to any amounts to be contributed by the Buyer or any of its subsidiaries or amounts that will vest under any Buyer Benefit Plan, but not including the calculation of any other benefit accrual); provided, however, that any such continuing employee will not be subject to any exclusion or penalty for pre-existing conditions that were covered under the Company’s or any of its subsidiaries’ medical plans as of the Closing Date or any waiting period relating to coverage under the Buyer’s or any of its subsidiaries’ medical plans. There shall be no waiting periods applicable to any such Company employees to participate in such benefits (including applicable insurance benefits).

(d) Directors and Officers Insurance. The Buyer shall maintain, or shall cause the Company Bank or Buyer Bank to maintain, in effect for three years from the Closing Date, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided, however, that Buyer may substitute therefor policies of at least the same coverage containing terms and conditions that are no less favorable to the insured with respect to matters occurring prior to the Effective Time.

7.3 Covenants of All Parties to the Agreement.

(a) Reorganization for Tax Purposes. Each of the parties hereto undertakes and agrees to use its reasonable efforts to cause the Holding Company Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that it will not intentionally take any action that would cause the Holding Company Merger to fail to so qualify; provided however, that this Section shall not be deemed to limit Buyer’s discretion as provided in Section 2.3 to determine whether to adjust the amount of Buyer’s Stock and cash delivered as Merger Consideration so that the Holding Company Merger will qualify as a tax free reorganization under Section 368(a) of the Code.

(b) Notification. Each party hereto agrees to notify promptly the other party hereto of any event, fact, or other circumstance arising after the date hereof that would have caused any representation or warranty herein, including, in the case of the Company, any information on any schedule hereto, to be untrue or misleading had such event, fact, or circumstance arisen prior to the execution of this Agreement. The parties hereto will exercise their reasonable best efforts to ensure that no such events, facts, or other circumstances occur, come to pass, or become true.

(c) Consummation of Agreement. Subject to Section 7.1(c), the parties hereto each agree to use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by them under this Agreement so that the transactions contemplated hereby shall be consummated; provided however, that this Section shall not be deemed to limit Buyer’s discretion as provided in Section 2.3 to determine whether to adjust the amount of Buyer’s Stock and cash delivered as Merger Consideration so that the Holding Company Merger will qualify as a tax free reorganization under Section 368(a) of the Code. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of the Company Parties or the Buyer Parties, that would Materially delay or prevent fulfillment of the conditions upon the obligations of either party hereto to consummate the transactions contemplated by this Agreement, each party will notify the other of any such event and, subject to Section 7.1(c), the parties will use their reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible. Subject to Section 7.1(c), each party hereto shall use its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement and to assist in the procuring or providing of all documents that must be procured or provided pursuant to the provisions hereof. Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 7.1(c), neither of the parties hereto will take any action that would (i) Materially affect or delay receipt of the approvals contemplated in Section 9.1(b) from the Regulatory Authorities, or (ii) Materially adversely affect or delay its ability to perform its covenants and agreements made pursuant to this Agreement.

(d) Corporate Action. Subject to the terms and conditions hereof (including Section 7.1(c)), each of the parties hereto shall, and each of them shall cause their subsidiaries to, take all corporate action, including the Company’s recommendation of the Holding Company Merger by its board of directors to its shareholders, and use each of their best efforts to cause all requisite shareholder action to be taken, necessary to consummate and give effect to the Mergers.

(e) Maintenance of Corporate Existence. Each of the parties hereto shall, and each of them shall cause their Affiliates to, maintain in full force and effect each their respective corporate or legal existences.

(f) Applications and Reports. The Buyer shall prepare and file as soon as reasonably practical after the date of this Agreement, and the Company shall cooperate in the preparation and, where appropriate, filing of, all applications, reports and statements with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

(g) Registration Statement and Proxy Statement. As soon as reasonably practicable after the execution of the Agreement and after the furnishing by the Company and the Company Bank of all information required to be contained therein, the Buyer shall file with the SEC the Registration Statement, which shall contain the Proxy Statement. As soon as reasonably practicable after all consents contemplated by Section 9.1(b) have been obtained, the Buyer and the Company shall prepare, and the Company shall deliver by mail to the holders of record of the Company Shares, the Proxy Statement. The Buyer and the Company shall each use their reasonable best efforts to cause the Proxy Statement to comply in all Material respects with the requirements of the Securities Laws and the rules and regulations thereunder. Subject to Section 7.1(c), the Proxy Statement shall include the recommendation of the board of directors of the Company in favor of the Holding Company Merger. The Buyer and the Company shall each use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

(h) Affiliate Agreements. Not less than 45 days prior to the Effective Time, the Company shall deliver to the Buyer a letter identifying all Persons who, in the judgment of the Company, may be deemed an “affiliate” of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date of delivery thereof. The Company shall use reasonable best efforts to cause each Person identified on such list to deliver to the Buyer not less than 10 days prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit E.

(i) Closing. Subject to the terms and conditions hereof (including Section 7.1(c), the parties hereto shall use their reasonable best efforts to consummate the Closing within 30 days after all conditions to the Closing have been satisfied.

ARTICLE VIII

DISCLOSURE OF ADDITIONAL INFORMATION

8.1 Access to Information. Prior to the Closing Date, the parties hereto shall, and shall cause each of their subsidiaries to:

(a) give the other and its authorized representatives reasonable access, during normal business hours and upon reasonable notice, to its books, records, offices and other facilities and properties; and

(b) furnish the other with such financial and operating data and other information with respect to its business, condition (financial or otherwise) and properties, as it may reasonably request.

8.2 Access to Premises. Prior to Closing, the Company shall, and shall cause its subsidiaries to, give the Buyer and its authorized representatives reasonable access to all of the Company’s and its subsidiaries’ Real Property for the purpose of inspecting such property.

8.3 Environmental Survey. At its option, the Buyer may cause to be conducted Phase I environmental assessments of the Real Property of the Company and its subsidiaries, whether owned or leased, or any portion thereof, together with such other studies, testing and intrusive sampling and analyses as the Buyer shall deem necessary or desirable (collectively, the “Environmental Survey”). Subject to any rights Buyer may have under Section 10.2, the costs of the Environmental Survey shall be paid by the Buyer.

8.4 Confidentiality. The parties hereto acknowledge that each of the Buyer and the Company have previously executed an agreement (the “Confidentiality Agreement”) dated June 26, 2003 in contemplation of negotiations regarding the Mergers and agree that such agreements shall continue in full force and effect in accordance with their terms.

8.5 Publicity. Without the prior consent of the other party hereto, neither party hereto shall issue any news release or other public announcement or disclosure, or any general public announcement to its employees, suppliers or customers, regarding this Agreement or the transactions contemplated hereby, except as may be required by Law, but in which case the disclosing party shall provide the other party hereto with reasonable advance notice of the timing and substance of any such disclosure.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Mutual Conditions. The respective obligations of each party hereto to perform this Agreement and consummate the Holding Company Merger and the other transactions contemplated at Closing hereby are subject to the satisfaction of the following conditions, unless waived by both parties hereto pursuant to Section 11.4 of this Agreement:

(a) Adverse Proceedings. Neither the Company, the Company Bank, the Buyer, the Buyer Bank, nor any shareholder or stockholder of any of the foregoing shall be subject to any Order that enjoins or prohibits the consummation of this Agreement or the Mergers, and no Governmental Authority shall have instituted a suit or proceeding that is then pending and seeks to enjoin or prohibit the transactions contemplated hereby. Any party who is subject to any such Order or the subject of any such Litigation shall take any reasonable steps within that party’s control to cause any such Order to be modified so as to permit the Closing and to cause any such Litigation to be dismissed.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Mergers shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No such Consent obtained from any Regulatory Authority shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) not reasonably anticipated as of the date of this Agreement that in the reasonable judgment of the board of directors of the Buyer or the Company would so Materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(c) Consents and Approvals. Each party hereto shall have obtained any and all Consents required for consummation of the Mergers or for the preventing of any Default under any Contract or Permit of such Person, including those Consents listed on Section 5.2 of the Company’s Disclosure Schedule.

(d) Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending such effectiveness shall have been initiated or, to the Knowledge of the Buyer Parties, threatened by the SEC.

(e) Approval. The Company’s shareholders shall have approved this Agreement and the Holding Company Merger in accordance with applicable Law.

(f) Tax Opinion. On the basis of facts, representations and assumptions that shall be consistent with the state of facts existing at the Closing Date, the Buyer and the Company shall have received an opinion of an acceptable tax advisor reasonably acceptable in form and substance to each of them dated as of the Closing Date, substantially to the effect that, for federal income tax purposes: (i) the Holding Company Merger, when consummated in accordance with the terms hereof, will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (ii) the Buyer and the Company each will be a party to that reorganization within the meaning of Section 368(b) of the Code. Each of the Buyer and the Company shall provide a letter or certificate to the tax advisor setting forth the facts, assumptions, and representations on which such tax advisor may rely in rendering its opinion.

(g) Blue Sky Approvals. The Buyer shall have received all state securities or “Blue Sky” Permits or other authorizations or confirmations as to the availability of exemptions from “Blue Sky” registration requirements as may be necessary, and no stop orders or proceedings shall be pending, or to the Knowledge of the Buyer Parties or the Company Parties, threatened by a state “Blue Sky” administrator to suspend the effectiveness of any registration statement filed therewith with respect to the offering of the Buyer’s Stock in the Holding Company Merger.

(h) American Stock Exchange Listing. As of the Effective Time, the Buyer shall have satisfied all requirements in order for the shares of the Buyer’s Stock to be issued to shareholders of the Company in connection with the Holding Company Merger to be qualified for listing on the American Stock Exchange as of the Effective Time.

9.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by the Company pursuant to Section 11.4 of this Agreement:

(a) All representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date). The Buyer shall have performed and complied with all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) All documents and agreements required to have been executed and delivered by the Buyer to the Company at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

(c) The Company shall have received from The Orr Group, a letter, dated not more than three Business Days prior to the Proxy Statement, stating that the Merger Consideration is fair, from a financial point of view, to the holders of the Company’s Shares.

(d) The Company shall have received an opinion of Nexsen Pruet Jacobs & Pollard, LLC, counsel to the Buyer, dated as of the Closing Date, in form and substance reasonably acceptable to the Company.

(e) As of the Closing Date, the Company shall have received the following documents with respect to the Buyer:

(i) a true and complete copy of its articles of incorporation and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;

(ii) a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iii) a certificate from its Secretary or an Assistant Secretary certifying that its articles of incorporation have not been amended since the date of the certificate described in subsection (i) above and that nothing has occurred since such date that would adversely affect its existence;

(iv) a true and complete copy of the resolutions of its board of directors authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and

(v) a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

(f) The Exchange Agent shall have delivered to the Company a certificate, dated as of the Closing Date, to the effect that the Exchange Agent has received from the Buyer appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of shares of Buyer’s Stock in exchange for all of the Company Shares and to the effect that the Exchange Agent has received a sufficient amount of cash to pay in exchange for all of the Company Shares and has appropriate instructions and authorization to deliver the cash Merger Consideration as required by this Agreement.

9.3 Conditions to the Obligations of the Buyer. The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment of the following conditions, unless waived by the Buyer pursuant to Section 11.4 of this Agreement:

(a) All representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as though made as of such date (except for representations and warranties that are made as of a specific date). The Company shall have performed and complied with all covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing.

(b) Holders of Company Shares representing no more than ten percent (10%) of the issued and outstanding Company Shares immediately prior to the Effective Time shall have exercised dissenters’ or similar rights with respect to the Holding Company Merger.

(c) All documents and agreements required to have been executed and delivered by the Company or any third party to the Buyer at or prior to the Closing shall have been so executed and delivered, whether or not such documents have been or will be executed and delivered by the other parties contemplated thereby.

(d) The Buyer shall have received a legal opinion from HSB, counsel to the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer.

(e) As of the Closing Date, the Buyer shall have received the following documents with respect to each of the Company and its subsidiaries (including the Company Bank):

(i) a certificate of its corporate existence issued by the jurisdiction of its incorporation as of a recent date and a certificate of existence or authority as a foreign corporation issued as of a recent date by each of the jurisdictions in which it is qualified to do business as a foreign corporation;

(ii) a true and complete copy of its articles of incorporation and all amendments thereto, certified by the jurisdiction of its incorporation as of a recent date;

(iii) a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iv) a certificate from its Secretary or an Assistant Secretary certifying that its articles of incorporation have not been amended since the date of the certificate described in subsection (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (i) above that would adversely affect its existence;

(v) with respect to the Company only, a true and complete copy of the resolutions of its board of directors and shareholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary; and

(vi) with respect to the Company only, a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

ARTICLE X

TERMINATION

10.1 Termination. The obligations of the parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Company and the Buyer;

(b) by either the Buyer or the Company, if there shall be any Law that makes consummation of this Agreement illegal or otherwise prohibited or if any Order enjoining the Company or its shareholders, the Company Bank, the Buyer or its stockholders, or the Buyer Bank from consummating this Agreement is entered and such Order shall become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the party whose failure to fulfill its obligations hereunder shall have been the cause of or resulted in such Order;

(c) by either the Buyer or the Company, if the Effective Time shall not have occurred on or before August 31, 2004, provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to the party whose failure to fulfill its obligations hereunder shall have been the cause of or resulted in the failure of the Effective Time to occur on or before August 31, 2004;

(d) At any time on or prior to the Closing Date:

(i) by the Buyer in writing, if the Company (i) has breached any covenant or agreement contained herein in any Material respect or (ii) any representation or warranty contained herein becomes untrue, in either case such that the condition contained in Section 9.3(a) would not be satisfied and in either case if such breach has not been cured by the earlier of 10 Business Days after the date on which the Buyer gives written notice of such breach to the Company or the Closing Date; or

(ii) by the Company in writing, if the Buyer (i) has breached any covenant or agreement contained herein in any Material respect or (ii) any representation or warranty contained herein becomes untrue, in either case such that the condition contained in Section 9.2(a) would not be satisfied and in either case if such breach has not been cured by the earlier of 10 Business Days after the date on which the Company gives written notice of such breach to the Buyer or the Closing Date;

(e) by either the Company or the Buyer if: the approval of the Company’s shareholders required for the consummation of the Holding Company Merger shall not have been obtained by reason of the failure to obtain the required vote upon the taking of such vote at a duly held meeting of the Company’s shareholders or at any adjournment thereof;

(f) by the Buyer prior to the Shareholder Meeting, if:

(i) (a) the Company’s board of directors shall have failed to recommend the Holding Company Merger to its shareholders at the time of giving of notice of the Shareholder Meeting, (b) withdrawn its recommendation of the Holding Company Merger to its shareholders, (c) modified or qualified its recommendation of the Holding Company Merger in any manner adverse to the consummation of the Holding Company Merger, or (d) failed to confirm its recommendation of the Holding Company Merger within five Business Days of the Buyer’s request to do so (or resolved or proposed to take any of the foregoing actions); or

(ii) the Company shall have breached its obligation under this Agreement by reason of a failure to timely call and hold the Shareholder Meeting in accordance with Section 7.1(b); or

(iii) a tender or exchange offer relating to securities of the Company or any of its subsidiaries shall have been commenced by a Person who is not an Affiliate of the Company or its subsidiaries, and the Company shall not have sent to its shareholders within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement that the Company’s board of directors recommends rejection of such tender or exchange offer;

(g) by the Company, if (i) the board of directors of the Company shall have determined, based upon the written advice of outside counsel reasonably acceptable to the Buyer (which shall include HSB in any event), that an Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 10.1(g) unless, after giving the Buyer at least five Business Days notice to respond to such Acquisition Proposal (and after giving the Buyer notice of the latest Material terms and conditions comprising such Acquisition Proposal), and then taking into account any amendment or modification to this Agreement proposed by the Buyer, the Company’s board of directors believes, based upon the written advice of outside counsel reasonably acceptable to the Buyer (which shall include HSB in any event), that such Acquisition Proposal constitutes a Superior Proposal, and (ii) the Company thereafter executes a definitive, binding transaction agreement to consummate an Acquisition Transaction in furtherance of such Acquisition Proposal; or

(h) by the Buyer, in the event (i) the board of directors of the Company shall have determined that an Acquisition Proposal constitutes a Superior Proposal, or (ii) holders of Company Shares representing more than ten percent (10%) of the issued and outstanding Company Shares immediately prior to the Effective Time exercised dissenters’ or similar rights with respect to the Holding Company Merger.

10.2 Procedure and Effect of Termination. (a) In the event of a termination contemplated hereby by either party pursuant to Section 10.1, the party seeking to terminate this Agreement shall give prompt written notice thereof to the other party, and the transactions contemplated hereby shall be abandoned, without further action by either party hereto. In such event:

(i) the parties hereto shall continue to be bound by (a) their obligations of confidentiality set forth in the Confidentiality Agreement, and all copies of the information provided by the a party hereto to the other party will be returned or destroyed immediately upon its request therefor, (b) the provisions set forth in Section 8.5 relating to publicity, and (c) the provisions set forth in Section 11.1 relating to expenses;

(ii) all filings, applications and other submissions relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the Person to which made; and

(iii) if the termination is pursuant to Section 10.1(d) or Section 10.1(f), the terminating party shall be entitled to seek any remedy to which such party may be entitled at law or in equity for the violation or breach of any agreement, covenant, representation or warranty contained in this Agreement.

10.3 Termination Fee; Expenses.

(a) If this Agreement is terminated (i) pursuant to Section 10.1(g), or (ii) pursuant to Section 10.1(h)(i) and the Company, within one year after receipt by the Buyer of notice of termination in accordance with Section 10.2(a) above, executes a definitive, binding transaction agreement to consummate an Acquisition Transaction in furtherance of such Acquisition Proposal, the Company shall pay to the Buyer, within one Business Day following the later of such termination or the execution of such definitive agreement, the sum of Four Hundred Fifty Thousand and No/100 ($450,000.00) Dollars, plus an amount equal to the Buyer’s Costs

(b) (i) If the Company or any of its subsidiaries receives an Acquisition Proposal and the Company’s board of directors fails to recommend or continue recommending approval of the Holding Company Merger to the Company’s shareholders or amends or withdraws its recommendation of the Holding Company Merger to the Company’s shareholders, (ii) the Company’s shareholders do not approve the Holding Company Merger at the Shareholder Meeting, and (iii) the Company within one year after the date of the Shareholder Meeting executes a definitive, binding transaction agreement to consummate an Acquisition Transaction, the Company shall pay to the Buyer, within one Business Day following execution o such definitive agreement, the sum of Four Hundred Fifty Thousand and No/100 ($450,000.00) Dollars, plus an amount equal to the Buyer’s Costs (less the amount, if any, paid by the Company pursuant to Section 10.3(a)).

(c) If this Agreement is terminated by the Company pursuant to Section 10.1(d)(ii), the Buyer shall reimburse the Company’s Costs within one Business Day of the date of termination.

(d) If this Agreement is terminated by the Buyer pursuant to Section 10.1(d)(i), the Company shall reimburse the Buyer’s Costs within one Business Day of the date of termination.

(e) All amounts payable pursuant to this Section 10.3 shall be payable by wire transfer of immediately available funds to an account designated by the recipient.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1 Expenses. Except as provided in Section 10.3, whether or not the transactions contemplated hereby are consummated, (i) the Buyer shall pay all costs and expenses incurred by it and the Buyer Bank in connection with this Agreement and the Mergers and (ii) the Company shall pay all costs and expenses incurred by it and the Company Bank in connection with this Agreement and the Mergers.

11.2 Survival of Representations. The representations and warranties made by the parties hereto will not survive the Closing, and no party shall make or be entitled to make any claim based upon such representations and warranties after the Closing Date. No warranty or representation shall be deemed to be waived or otherwise diminished as a result of any due diligence investigation by the party to whom the warranty or representation was made or as a result of any actual or constructive knowledge by such party with respect to any facts, circumstances or claims or by the actual or constructive knowledge of such party that any warranty or representation is false at the time of signing or Closing.

11.3 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of both parties hereto.

11.4 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of the Buyer Parties, on one hand, and the Company Parties, on the other, to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the Buyer or the Company, as applicable, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of either party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.4.

11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission, one Business Day after sending by a reputable national over-night courier service or three Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties in the manner provided below:

(a)	Any notice to any of the Company shall be delivered to the following addresses:

Abbeville Capital Corporation
203 S. Main Street
Abbeville, South Carolina 29620
Attention: Thomas D. Sherard, Jr.
Telephone: (864) 366-9676
Facsimile: (864) 366-9679

with a copy to:

Haynsworth Sinkler Boyd, P.A.
P.O. Box 11889
Columbia, South Carolina 29211
Attention: George S. King, Jr.
Telephone: (803) 540-7818
Facsimile: (803) 765-1243

(b)	Any notice to the Buyer shall be delivered to the following addresses:

Community Capital Corporation
1402-C Highway 72
Greenwood, South Carolina 29649
Attention: William G. Stevens
Telephone: (864) 941-8200
Facsimile: (864) 941-8283

with a copy to:

Nexsen Pruet Jacobs & Pollard, LLC
1441 Main Street, Suite 1500
Post Office Box 2426
Columbia, South Carolina 29201
Attention: Julian Hennig III
Telephone: (803) 771-8900
Facsimile: (803) 253-8277

Either party may change the address to which notice is to be given by notice given in the manner set forth above.

11.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party.

11.7 Separable Provisions. If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect.

11.8 Governing Law. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the State of South Carolina.

11.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

11.11 Entire Agreement. This Agreement, including the agreements and documents that are Schedules and Exhibits hereto, embodies the entire agreement and understanding of the parties with respect of the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated hereby and subject matter hereof, including but not limited to that certain Letter of Intent dated August 18, 2003, by and among Buyer, Buyer Bank, Company and Company Bank.

[SIGNATURE PAGE ATTACHED HERETO]

IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first above written.

BUYER: COMMUNITY CAPITAL CORPORATION

By:	/s/ WILLIAM G. STEVENS

William G. Stevens
Title:	President and Chief Executive Officer

COMPANY: ABBEVILLE CAPITAL CORPORATION

By:	/s/ THOMAS D. SHERARD, JR.

Thomas D. Sherard, Jr.
Title:	President

SCHEDULE OF EXHIBITS TO MERGER AGREEMENT

EXHIBIT A	Holding Company Plan of Merger

EXHIBIT B	Howie Employment Agreement [omitted]

EXHIBIT C	Knapp Employment Agreement [omitted]

EXHIBIT D	Sherard Employment Agreement [omitted]

EXHIBIT E	Form of Affiliate Agreement

EXHIBIT A

PLAN OF MERGER

OF

ABBEVILLE CAPITAL CORPORATION

INTO

COMMUNITY CAPITAL CORPORATION

                                , 2004

This document constitutes the plan of merger (the “Plan”) for a merger (the “Merger”) between COMMUNITY CAPITAL CORPORATION, a South Carolina corporation (“CCC”), and ABBEVILLE CAPITAL CORPORATION, a South Carolina corporation (“ACC”). CCC and ACC are hereinafter collectively called the “Constituent Companies.”

BACKGROUND

A. ACC is a corporation duly organized and existing under the laws of the State of South Carolina with authorized capital of 1,000,000 shares $5.00 par value common stock (“ACC Common Stock”), of which 248,761 shares are issued and outstanding (the “ACC Shares”).

B. CCC is a corporation duly organized and existing under the laws of the State of South Carolina with authorized capital of 10,000,000 shares of $1.00 par value common stock (“CCC Common Stock”), of which                          shares are issued and outstanding, and 2,000,000 shares of “blank check” preferred stock of which no shares are issued and outstanding.

C. This Plan shall be part of that certain definitive Merger Agreement, dated October 15, 2004, by and between CCC and ACC (the “Agreement”), setting forth the respective rights and obligations of such parties in connection with the adoption and implementation of this Plan. This Plan is made, executed and delivered pursuant to the Agreement, and is subject to all the terms, provisions and conditions thereof. To the extent of any conflict between the terms hereof and thereof, the terms of the Agreement shall be controlling. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement unless the context clearly requires otherwise.

D. The Merger shall be implemented as provided herein upon the approval of the Board of Directors of each Constituent Company, and the owners of record of at least two-thirds of the outstanding shares of ACC.

E. The parties intend that the transactions contemplated hereby will qualify as a tax-free merger of ACC with and into CCC in a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

TERMS OF MERGER

1. The Merger. On and subject to the terms and conditions of the Agreement and this Plan, at the Effective Time ACC shall be merged with and into CCC, the separate corporate existence of ACC shall thereupon cease, and CCC shall be the surviving corporation in the Merger (the “Surviving Corporation”). The Surviving Corporation shall, from and after the Effective Date, possess all the rights, privileges, powers and franchises of whatsoever nature and description, as well as a public or private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, tangible and intangible, real, personal and mixed, and debts due to either of the Constituent Corporations on whatever account as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interests shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. All rights of creditors and all liens upon the property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any claim existing or action or proceeding, whether civil, criminal or administrative, pending by or against either Constituent Corporation may be prosecuted to judgment or decree as if the Merger had not taken place, or the Surviving Corporation may be substituted in such action or proceeding. The foregoing shall not limit the effects of the Merger as set forth in Section 33-11-106 of the South Carolina Business Corporation Act of 1988, as amended (the “Act”).

2. Effective Time. At the Closing, CCC shall cause Articles of Merger (the “Articles of Merger”), to be duly executed and filed with the Secretary of State of the State of South Carolina as provided under the Act. The Merger shall become effective on the time and date specified in the Articles of Merger.

3. Consideration for Merger.

(a) At the Effective Time, subject to Sections 4, 5 and 6 below, and assuming that 237,615 shares of ACC Common Stock are outstanding at the Effective Time, each share of ACC Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive, at the election of the holder, either (i) $63.13 in cash, without interest (the “Cash Consideration,” with such election referred to as a “Cash Election”), (ii) a number of shares of the CCC Common Stock equal to the Exchange Ratio (the “Stock Consideration”, with such election referred to as a “Stock Election”) or (iii) a combination of 50% of such consideration in cash and 50% of such consideration in shares of CCC Common Stock (the “Mixed Consideration”, with such election referred to as a “Mixed Election”). Shares of ACC Common Stock as to which no election has been made are referred to herein as “No Election Shares” and shall receive the mix of Merger Consideration specified in Section 4 below. For purposes of this Plan, Cash Consideration, Stock

Consideration and any combination thereof shall be collectively referred to herein as “Merger Consideration.” Company Shares as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Company Shares as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” All Dissenting Shares will be deemed Cash Election Shares for purposes of determining the Cash Consideration available for distribution to other shareholders.

(b) For purposes of this Agreement, the “Exchange Ratio” shall be equal (rounded to the nearest ten-thousandth) to (x) 4.6419, if the Average Closing Price is less than or equal to $13.60, (y) 3.0946, if the Average Closing Price is greater than or equal to $20.40, or (z) if the Average Closing Price is between $13.60 and $20.40, the result obtained by dividing $63.13 by the Average Closing Price.

(c) (i) In the event that the sum of (x) the number of Cash Election Shares plus (y) 50.0% of the number of No Election Shares exceeds (z) 50.0% of the total number of issued and outstanding shares of ACC Common Stock, then the holders of Cash Election Shares will receive a combination of cash and shares of CCC Common Stock to be determined as follows: (A) the number of Cash Election Shares which shall be converted into the right to receive the Cash Consideration shall equal the amount obtained by multiplying (I) the number of shares of ACC Common Stock covered by such Cash Election by (II) a fraction of which the numerator shall be the cash required to be made available by CCC (pursuant to clause (iii) below) and the denominator of which shall be $63.13 multiplied by the number of Cash Election Shares; and (B) the balance of such Cash Election Shares shall be converted into the right to receive Stock Consideration.

(ii) In the event the foregoing clause (i) is not applicable, each holder of shares of ACC Common Stock (A) that makes a Stock Election will receive the Stock Consideration, (B) that makes a Cash Election will receive the Cash Consideration or (C) that makes a Mixed Election will receive the combination of CCC Common Stock and cash set forth in such election.

(iii) The amount of cash required to be made available by CCC shall be equal to the difference between (A) the amount obtained by multiplying (I) $63.13 by (II) 50% of the number of outstanding shares of ACC Common Stock, minus (B) the amount of Cash Consideration attributable to the Dissenting Shares, minus (C) the amount of Cash Consideration required to be paid to No Election Shares. The number of shares of CCC Common Stock required to be made available by CCC shall be equal to the difference between (A) the number of shares obtained by multiplying (I) the Exchange Ratio by (II) the number of outstanding shares of ACC Common Stock for which a Stock Election has been made, minus (B) the amount of Stock Consideration required to be paid to No Election Shares. Regardless of the applicability of clauses (i) or (ii) above, each No Election Share shall be converted in the Merger into the right to receive 50% Stock Consideration and 50% Cash Consideration. Notwithstanding anything contained herein, the aggregate amount of cash to be paid as Merger Consideration, plus any cash paid in lieu of fractional shares and any cash paid for Dissenting Shares shall not exceed $7,500,000, subject to the effect of any adjustment made as provided in this Plan.

(d) No fractional shares of the CCC Common Stock shall be issued or delivered in connection with the Merger. In lieu of the issuance of any such fractional share, CCC shall pay to each former stockholder of ACC who otherwise would be entitled to receive a fractional share of CCC Common Stock an amount in cash equal to the product of (x) the Average Closing Price, times (y) the fraction of a share of CCC Common Stock which such holder would otherwise be entitled to receive pursuant to this Plan.

(e) In the event CCC changes the number of shares of CCC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock (each a “Stock Adjustment”) and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the amount of CCC Common Stock to be exchanged for ACC Common Stock in connection with the Merger shall be equitably adjusted to reflect such change.

(f) Notwithstanding any other provision contained in this Plan, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and that this Plan shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code. In order that the Merger will not fail to satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as of the Effective Time, CCC may, but shall not be obligated to, increase the Stock Consideration and decrease the Cash Consideration proportionally (i) so that the Stock Consideration measured at Market Value will represent at least 50% of the value of the aggregate Merger Consideration payable to the shareholders of ACC; (ii) the Cash Consideration is reduced by the aggregate amount of the Interim Distributions, cash paid in lieu of fractional shares, and cash paid for Dissenting Shares; and/or (iii) any other reason the CCC, in its sole discretion, determines is necessary to cause the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code. Upon any such adjustment, the components of the Mixed Consideration and the Stock Consideration set forth in Section 3 shall be equitably and proportionately adjusted to reflect the increase in the number of shares of CCC Common Stock being paid, and the decrease in the amount of cash being paid, as Merger Consideration to each shareholder of ACC.

4. Election and Allocation Procedures.

(a) Election.

(i) An election form (“Election Form”) together with the other transmittal materials described in Section 6 shall be mailed as soon as reasonably practicable after the Effective Time to each holder of ACC Common Stock of record at the Effective Time. Such date of mailing shall be referred to hereinafter as the “Mailing Date.” Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instruction) of ACC Common Stock to elect to receive the Mixed Consideration, the Stock

Consideration or the Cash Consideration with respect to all or any of such holder’s (or beneficial owner’s) ACC Common Stock.

(ii) Any share of ACC Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before a date after the Effective Time to be agreed upon by the parties hereto (which date will be set forth on the Election Form), but in any event not earlier than the 20th Business Day after the Mailing Date (such deadline, the “Election Deadline”) shall be deemed to be No Election Shares.

(b) Allocation. As soon as reasonably practicable after the Effective Time, CCC shall cause the Exchange Agent to allocate the Merger Consideration among the holders of ACC Common Stock in accordance with the terms of this Plan.

5. Closing Payment. At the Effective Time, CCC shall deposit with an exchange and transfer agent selected by CCC (the “Exchange Agent”), for the benefit of the holders of ACC Common Stock, (i) a certificate or certificates representing the aggregate number of shares of CCC Common Stock comprising the Merger Consideration, and (ii) an aggregate amount of cash comprising the Merger Consideration and in lieu of any fractional shares, to be issued and paid as the Merger Consideration in accordance with the provisions of this Plan and the Agreement. The Exchange Agent shall deliver the Merger Consideration in accordance with the procedures set forth in Section 6 below. The Exchange Agent shall invest any cash so deposited as instructed by CCC and any interest resulting from such investment shall be paid to CCC. CCC shall not be obligated to pay any of the Merger Consideration to any holder of ACC Common Stock until such holder surrenders the certificates representing such holder’s shares of ACC Common Stock.

6. Exchange Procedures.

(a) After the Effective Time, CCC shall cause the Exchange Agent to mail to the shareholders of ACC of record at the Effective Time, the Election Form, as required under Section 4 and other appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing shares of ACC Common Stock prior to the Effective Time shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of ACC Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the number of shares of CCC Common Stock and the cash to which such holder is entitled hereunder (including any cash payments to which such holder is entitled hereunder in respect of rights to receive fractional shares). The Exchange Agent shall not be obligated to deliver any of such payments in cash or stock until such holder surrenders the certificate(s) representing such holder’s shares of ACC Common Stock. The certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require.

(b) Any portion of the Merger Consideration that remains unclaimed by the shareholders of ACC for six months after the Effective Time shall be paid to CCC. Any shareholders of ACC who have not theretofore complied with this Plan shall thereafter look only to CCC for payment of their portion of the Cash Consideration and their shares of CCC Common

Stock, cash in lieu of fractional shares and unpaid dividends and distributions on CCC Common Stock deliverable in respect of each share of ACC Common Stock such stockholder holds as determined pursuant to this Plan and the Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of CCC, ACC, the Exchange Agent or any other person shall be liable to any former holder of shares of ACC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Law.

(c) To the extent permitted by applicable Law, former shareholders of record of ACC shall be entitled to vote after the Merger Consideration has been allocated pursuant to the provisions of this Plan at any meeting of CCC’s stockholders the number of whole shares of CCC Common Stock into which their respective shares of ACC Common Stock are converted pursuant to the Merger, regardless of whether such holders have exchanged their certificates representing such CCC Common Stock for certificates representing ACC Common Stock in accordance with the provisions of this Plan and the Agreement. Whenever a dividend or other distribution is declared by CCC on CCC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of CCC Common Stock issuable pursuant to this Plan and the Agreement, but beginning at the Effective Time, no dividend or other distribution payable to the holders of record of ACC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing any shares of CCC Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in this Plan and the Agreement. However, upon surrender of such certificate(s), both the certificate(s) representing the shares of CCC Common Stock to which such holder is entitled and any such undelivered dividends (without any interest) shall be delivered and paid with respect to each share represented by such certificates.

7. Dissenting Shares. Notwithstanding any other provision of this Plan to the contrary, shares of ACC Common Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with South Carolina Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of South Carolina Law, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under South Carolina Law shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 6 of the certificate or certificates that, immediately prior to the Effective Time, evidenced such shares.

8. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of CCC shall continue to be the Articles of Incorporation and Bylaws of CCC from and after the Effective Time.

9. Directors and Officers. The directors and officers of CCC immediately prior to the Effective Time shall continue to be the directors and officers, respectively, of CCC from and after the Effective Time.

10. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, affidavits of corporate name change, bills of sale, assignments, assurances or any other actions or things may be necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, affidavits of corporate name change, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Plan of Merger to be effective as of the              day of                             , 2004.

COMMUNITY CAPITAL CORPORATION

By:

Its:

(SEAL)

ABBEVILLE CAPITAL CORPORATION

By:

Its:

(SEAL)

EXHIBIT E

Community Capital Corporation

1402-C Highway 72

Greenwood, SC 29649

                    , 2004

Ladies and Gentlemen:

I have been advised that, as of the date of this letter, I may be deemed to be an “affiliate” of Abbeville Capital Corporation, a South Carolina corporation (the “ACC”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), although nothing contained herein should be construed as an admission of such fact or as a waiver of any rights I may have to object to any claim that I am an affiliate. I have been further advised that, pursuant to the terms of the Merger Agreement dated as of October       , 2003 (the “Merger Agreement”) by and among Community Capital Corporation, a South Carolina corporation (“CCC”), and ACC, ACC will be merged with and into CCC (the “Merger”) and that, as a result of the Merger, I may receive shares of CCC common stock in exchange for shares of ACC common stock owned by me, all as more specifically described in the Merger Agreement.

I hereby represent, warrant, and covenant to CCC that in the event I receive any CCC common stock as a result of the Merger:

1. General Acknowledgments. I have carefully read this letter and discussed its requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of CCC common stock to the extent I believed necessary with my counsel or counsel for ACC. I acknowledge and understand that my execution and delivery of this letter agreement to CCC is a material inducement to CCC to enter into the Merger Agreement, and I agree that I will materially benefit from the Merger Agreement. I acknowledge and understand that the representations, warranties, and covenants by me set forth herein shall be relied upon by CCC and its affiliates and counsel and that substantial losses and damages may be incurred by these persons if my representations, warranties, or covenants are breached.

2. Beneficial Ownership of ACC Common Stock. I am the beneficial owner of shares of ACC (the “Shares”) as set forth below my signature hereto. The Shares are free and clear of any liens, claims, options, pledges, rights of first refusal, co-sale rights, charges or other encumbrances. There are no options, warrants, calls, commitments, or agreements of any character, written or oral, to which I am a party or by which I am bound obligating me to issue, deliver, sell, repurchase, or redeem, or cause to be issued, delivered, sold, repurchased, or redeemed, any Shares or obligating me to grant or enter into any such option, warrant, call, right, or commitment. I have the sole right to transfer the Shares. I understand and agree that the Shares and any and all shares of ACC or CCC acquired by me subsequent to this letter agreement shall be subject to the terms and conditions of this letter agreement as if held by me as of the date hereof.

3. Compliance with the Act and the Rules and Regulations. I have been advised that the issuance of CCC common stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of ACC I may be deemed to have been an affiliate of ACC, I may not sell, transfer, or otherwise dispose of CCC common stock issued to me in the Merger unless (i) such sale, transfer, or other disposition is made pursuant to an effective registration statement under the Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (iii) in the opinion of counsel reasonably acceptable to CCC, such sale, transfer or other disposition is otherwise exempt from registration under the Act; or (iv) an authorized representative of the Commission shall have rendered written advice to me to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, with respect to the proposed disposition if consummated.

4. No Resale Registration Rights. I understand and agree that CCC is under no obligation to register the resale, transfer, or other disposition of CCC common stock held by me or on my behalf under the Act.

5. Stop Transfer Instructions and Legend on My CCC Shares. I also understand that stop transfer instructions will be given to CCC’s transfer agent with respect to shares of CCC common stock issued to me and that there will be placed on the certificates for such shares of CCC common stock issued to me, or any substitutions therefore, a legend stating in substance:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED                         , 2004 BETWEEN THE REGISTERED HOLDER HEREOF AND COMMUNITY CAPITAL CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF COMMUNITY CAPITAL CORPORATION.”

6. Legend on My Transferee’s CCC Shares. I also understand that unless the transfer by me of my CCC common stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, CCC reserves the right to put the following legend on the certificates issued to my transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION

THEREOF WITHIN THE MEANING OF THE ACT AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT.”

7. Removal of Legends. I understand that the legends set forth in paragraphs 5 and 6 above shall be removed by delivery of substitute certificates without such legend if I deliver to CCC a copy of a letter from the staff of the Commission, or, if reasonably requested by CCC, an opinion of counsel in form and substance reasonably satisfactory to CCC, to the effect that such legend is not required for purposes of the Act.

8. Miscellaneous. I agree that if I breach the representations, warranties, or covenants contained in this letter, CCC shall be entitled to the remedy of specific performance of this Agreement and to temporary and permanent injunctive relief to enforce the provisions of this Agreement, without the posting of any bond. This provision with respect to injunctive relief shall not, however, diminish the right of CCC to any other remedy to which it may be entitled, at law or in equity, in addition to injunctive relief. This letter agreement is to be governed by the laws of South Carolina, and I consent to exclusive jurisdiction and venue, subject to proper service of process, in South Carolina. In the event of the invalidity of any term of this Agreement, all terms shall be considered severable, and the balance of this Agreement shall remain in effect.

9. Current Public Information. At all times during the two year period after the consummation of the Merger, CCC shall cause the current public information requirement of Rule 144(c) promulgated by the Commission under the Act to be met.

Very truly yours,

Print Name:
Notice Address:
ACC Shares Beneficially Owned:

Accepted and agreed to this day of , 2004 by COMMUNITY CAPITAL CORPORATION

By:
Print Name:
Title:

APPENDIX B

FAIRNESS OPINION OF THE ORR GROUP

THE ORR GROUP

December 2, 2003

Abbeville Capital Corporation

P.O. Box 400

Abbeville, SC 29620

Members of the Board:

Abbeville Capital Corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Community Capital Corporation (“Community”) as of October 15, 2003, whereby the Company will merge with and into Community (the “Merger”).

You have requested our opinion, as investment bankers, with respect to the fairness, from a financial point of view, to the holders of the common stock (the “Stockholders”) of the Company of the consideration to be paid in the Merger as defined in the Merger Agreement (the “Merger Consideration”). Our opinion is as of the date hereof.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered, reviewed and analyzed financial and other information and materials that we have deemed appropriate under the circumstances, and among other things:

(i)	Reviewed the Merger Agreement and certain related documents;

(ii)	Reviewed the historical and current financial position and results of operations of the Company and Community;

(iii)	Reviewed certain publicly available information concerning the Company including Annual Reports for each of the years in the three year period ended December 31, 2002;

(iv)	Reviewed certain publicly available information concerning Community including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2002;

(v)	Reviewed certain available financial forecasts concerning the business and operations of the Company that were prepared by management of the Company;

(vi)	Participated in discussions with certain officers and employees of the Company and Community to discuss the past and current business operations, financial condition and prospects of the Company and Community, as well as matters we believe relevant to our inquiry;

(vii)	Reviewed certain publicly available operating and financial information with respect to other companies that we believe to be comparable in certain respects to the Company and Abbeville;

(viii)	Reviewed the current and historical relationships between the trading levels of the Company’s common stock and Community’s common stock and the historical and current market for the common stock of the Company, Community and other companies that we believe to be comparable in certain respects to the Company or Community;

(ix)	Reviewed the nature and terms of certain other acquisition transactions that we believe to be relevant; and

(x)	Performed such other reviews and analyses we have deemed appropriate.

B-1

Board of Directors

December 2, 2003

In our review and analysis, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us, or that is publicly available, and have not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company or Community, as the case may be, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets, including properties and facilities, or liabilities of the Company or Community.

Our opinion is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion expressed below does not imply any conclusion as to the likely trading range for any common stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and factors that generally influence the price of securities. Our opinion does not address the Company’s underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration and does not constitute a recommendation concerning how holders of the Company’s common stock should vote with respect to the Agreement. The Orr Group will receive a fee from the Company for delivery of this fairness opinion.

In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger no restrictions will be imposed that would have a material adverse affect on the contemplated benefits of the Merger to the Company following the Merger.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Stockholders from a financial point of view.

Very truly yours,

/s/ The Orr Group

B-2

APPENDIX C

TAX OPINION OF ELLIOTT DAVIS, LLC

December 2, 2003

Community Capital Corporation

1402-C Highway 72

Greenwood, South Carolina 29649

Abbeville Capital Corporation

203 South Main Street

Abbeville, South Carolina 29620

Re:	Proposed Merger of Abbeville Capital Corporation with and into Community Capital Corporation

Ladies and Gentlemen:

At your request, we have acted as accountants to Community Capital Corporation, a corporation organized under the laws of South Carolina and a holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (“CCC”), in connection with the proposed merger (the “Merger”) of Abbeville Capital Corporation, a corporation organized under the laws of South Carolina and a holding company registered with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (“ACC”), with and into CCC. The Merger will be effected pursuant to the Merger Agreement by and between Community Capital Corporation and Abbeville Capital Corporation dated October 15, 2003, together with the exhibits attached thereto will be referred to as “the Agreement.” CCC has requested our opinion with respect to certain federal income tax consequences of the Merger.

In rendering this opinion, we have examined (1) the Internal Revenue Code of 1986 as amended (the “Code”) and the Treasury Regulations promulgated thereunder (the “Regulations”), (2) judicial decisions interpreting the Code and Regulations, and (3) rulings and other documents issued by the Internal Revenue Service interpreting the Code and Regulations. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition will have the respective meanings specified for such terms in the Agreement.

In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including (1) the Agreement; (2) the Registration Statement; and (3) such additional documents as we have deemed relevant. In our examination of such documents, we have assumed that all documents delivered to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through certificates provided by the management of CCC and the management of ACC. Where such certificates are based on legal advice received from other counsel, we have assumed such legal advice to be correct in all respects; where such certificates have been limited to the “knowledge” (or other similar qualifying language) of the officer making such certification, we have assumed such knowledge to be correct in all respects.

Structure of the Transaction

In connection with the Merger, the following will occur pursuant to the Agreement:

1. Subject to the terms and conditions of the Agreement, at the Effective Time, ACC will be merged with and into CCC in accordance with the provisions of Section 33-11-101 of the Code of Laws of South Carolina, 1976, as amended (the “South Carolina Code”), and with the effect provided in Section 33-11-106 of the South Carolina Code. CCC will be the surviving corporation of the Merger and will continue to be governed by the laws of the State of South Carolina. The Merger will be consummated pursuant to the terms of the Agreement, which has been approved and adopted by the boards of directors of CCC and ACC.

2. Subject to the terms and conditions of the Agreement, at the Effective Time, each share of ACC Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares), shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive, at the election of the holder, either (i) $63.13 in cash, without interest (the “Cash Consideration,” with such election referred to as a “Cash Election”), (ii) a number of shares of the CCC Common Stock equal to the Exchange Ratio (the “Stock Consideration”, with such election referred to as a “Stock Election”) or (iii) a combination of 50% of such consideration in cash and 50% of such consideration in shares of CCC Common Stock (the “Mixed Consideration”, with such election referred to as a “Mixed Election”). Shares of ACC Common Stock as to which no election has been made are referred to herein as “No Election Shares” and shall receive the mix of Merger Consideration specified in Paragraph 6 below. For purposes of this Plan, Cash Consideration, Stock Consideration and any combination thereof shall be collectively referred to herein as “Merger Consideration.” Company Shares as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Company Shares as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” All Dissenting Shares will be deemed Cash Election Shares for purposes of determining the Cash Consideration available for distribution to other shareholders.

3. For purposes of the Agreement, the “Exchange Ratio” shall be equal (rounded to the nearest ten-thousandth) to (x) 4.6419, if the Average Closing Price is less than or equal to $13.60, (y) 3.0946, if the Average Closing Price is greater than or equal to $20.40, or (z) if the Average Closing Price is between $13.60 and $20.40, the result obtained by dividing $63.13 by the Average Closing Price.

4. In the event that the sum of (x) the number of Cash Election Shares plus (y) 50.0% of the number of No Election Shares exceeds (z) 50.0% of the total number of issued and outstanding shares of ACC Common Stock, then the holders of Cash Election Shares will receive a combination of cash and shares of CCC Common Stock to be determined as follows: (A) the number of Cash Election Shares which shall be converted into the right to receive the Cash Consideration shall equal the amount obtained by multiplying (I) the number of shares of ACC Common Stock covered by such Cash Election by (II) a fraction of which the numerator shall be the cash required to be made available by CCC (pursuant to Paragraph 6. below) and the denominator of which shall be $63.13 multiplied by the number of Cash Election Shares; and (B) the balance of such Cash Election Shares shall be converted into the right to receive Stock Consideration.

5. In the event the foregoing Paragraph 4 is not applicable, each holder of shares of ACC Common Stock (A) that makes a Stock Election will receive the Stock Consideration, (B) that makes a Cash Election will receive the Cash Consideration or (C) that makes a Mixed Election will receive the combination of CCC Common Stock and cash set forth in such election.

6. The amount of cash required to be made available by CCC shall be equal to the difference between (A) the amount obtained by multiplying (I) $63.13 by (II) 50% of the number of outstanding shares of ACC Common Stock, minus (B) the amount of Cash Consideration attributable to the Dissenting Shares, minus (C) the amount of Cash Consideration required to be paid to No Election Shares. The number of shares of CCC Common Stock required to be made available by CCC shall be equal to the difference between (A) the number of shares obtained by multiplying (I) the Exchange Ratio by (II) the number of outstanding shares of ACC Common Stock for which a Stock Election has been made, minus (B) the amount of Stock Consideration required to be paid to No Election Shares. Regardless of the applicability of Paragraphs 4 & 5 above, each No Election Share shall be converted in the Merger into the right to receive 50% Stock Consideration and 50% Cash Consideration. Notwithstanding anything contained in the Agreement, the aggregate amount of cash to be paid as Merger Consideration, plus any cash paid in lieu of fractional shares and any cash paid for Dissenting Shares shall not exceed $7,500,000, subject to the effect of any adjustment made as provided in the Agreement.

7. No fractional shares of the CCC Common Stock shall be issued or delivered in connection with the Merger. In lieu of the issuance of any such fractional share, CCC shall pay to each former stockholder of ACC who otherwise would be entitled to receive a fractional share of CCC Common Stock an amount in cash equal to the product of (x) the Average Closing Price, times (y) the fraction of a share of CCC Common Stock which such holder would otherwise be entitled to receive pursuant to the Agreement.

8. In the event CCC changes the number of shares of CCC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock (each a “Stock Adjustment”) and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the amount of CCC Common Stock to be exchanged for ACC Common Stock in connection with the Merger shall be equitably adjusted to reflect such change.

9. Notwithstanding any other provision contained in the Agreement, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and that the Agreement shall constitute a “plan of reorganization” for the purposes of Section 368 of the Code. In order that the Merger will not fail to satisfy the continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as of the Effective Time, CCC may, but shall not be obligated to, increase the Stock Consideration and decrease the Cash Consideration proportionally (i) so that the Stock Consideration measured at Market Value will represent at least 50% of the value of the aggregate Merger Consideration payable to the shareholders of ACC; (ii) the Cash Consideration is reduced by the aggregate amount of the Interim Distributions, cash paid in lieu of fractional shares, and cash paid for Dissenting Shares; and/or (iii) any other reason the CCC, in its sole discretion, determines is necessary to cause the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code. Upon any such adjustment, the components of the Mixed Consideration and the Stock Consideration set forth in Paragraph 2 above shall be equitably and proportionately adjusted to reflect the increase in the number of shares of CCC Common Stock being paid, and the decrease in the amount of cash being paid, as Merger Consideration to each shareholder of ACC.

Assumptions

We have assumed that the following statements are true on the date hereof and will be true as of the Effective Time:

1. The Merger will be consummated in exact accordance with the Agreement and the Agreement represents the entire understanding of CCC and ACC with respect to the Merger.

2. CCC has no plan or intention to sell or otherwise dispose of any of the assets of ACC acquired in the transaction, except for dispositions made in the ordinary course of business.

3. During the five-year period ending at the Effective Time, except for (i) the Cash Consideration described in paragraph 2 under Structure of Transaction, (ii) cash paid to dissenting holders of ACC Common Stock as described in paragraph 6 under Structure of Transaction, (iii) cash paid as part of the Interim Distribution as described in paragraph 9 under Structure of Transaction and (iv) cash paid in lieu of fractional shares as described in paragraph 7 under Structure of Transaction, either directly or through any transaction, agreement, or arrangement with any other person, (a) ACC has not redeemed (and will not redeem) any ACC common stock and has not made (and will not make) any extraordinary distributions (other than regular, normal dividend distributions made pursuant to ACC’s historic paying practice) with respect thereto and (b) the persons that are related to ACC within the meaning of Treasury Regulation section 1.368-1(e)(3) (determined without regard to Treasury Regulation section 1.368-1(e)(3)(i)(A)), have not acquired (and will not acquire) ACC common stock from any holder thereof with consideration other than either ACC common stock from any holder thereof with consideration other than either ACC stock or CCC stock as of the Effective Time.

4. Except for (i) the Cash Consideration described in paragraph 2 under Structure of Transaction, (ii) cash paid to dissenting holders of ACC Common Stock as described in paragraph 6 under Structure of Transaction and (iii) cash paid in lieu of fractional shares as described in paragraph 7 under Structure of Transaction, there is no plan or intention on the part of CCC, any CCC Company, or any other person related to CCC (as defined in Treasury Regulation section 1.368-1(e)(3)), to acquire, during the five-year period beginning at the Effective Time, with consideration other than CCC stock, CCC Common Stock furnished in exchange for ACC Common Stock in the Merger, either directly or through any transaction, agreement, or arrangement with any other person.

5. Following the Merger, CCC will continue the historic business of ACC or use a significant portion of ACC’s historic assets in a business.

6. The liabilities of ACC assumed by CCC and the liabilities to which the transferred assets of ACC are subject were incurred by ACC in the ordinary course of its business. No liabilities of any person other than ACC will be assumed by CCC in the Merger, and none of the shares of ACC to be surrendered in exchange for Merger Consideration in the Merger will be subject to any liabilities.

7. CCC, ACC and the shareholders of ACC will each pay their respective expenses incurred in connection with the Merger.

8. There is no intercorporate indebtedness existing between CCC (or any CCC Company) and ACC (or any ACC Company) that was issued, acquired or will be settled at a discount.

9. Neither ACC (or any ACC Company) nor CCC (or any CCC Company) is an investment company as defined in Code Section 368(a)(2)(F).

10. Neither CCC, any CCC Company, nor any other person related (as defined in Treasury Regulation section 1.368-1(e)(3)) to CCC, has any plan or intention to reacquire any of its common stock issued under the Agreement.

11. Neither ACC nor any ACC Company is under the jurisdiction of a court in a case under Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

12. The payment of cash in lieu of fractional shares of CCC Common Stock made by CCC to ACC shareholders is solely for the purpose of avoiding the expense and inconvenience to CCC of issuing fractional shares and does not represent separately bargained-for consideration.

13. None of the compensation received by any shareholder-employee of ACC or any Affiliate of ACC pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his shares of CCC stock. None of the shares of common stock of CCC received by any shareholder-employee of ACC or any Affiliate of ACC pursuant to the Merger are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any shareholder-employee of ACC pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s length for similar services.

14. Each holder of ACC Common Stock is a resident individual of the United States or a United States corporation, partnership or other entity.

Opinions

Based solely on the information submitted and the assumptions set forth above and assuming that the Merger will take place as described in the Agreement and that the representations made by CCC and ACC are true and correct at the time of the consummation of the Merger, we are of the opinion that the Merger will be a reorganization for federal income tax purposes within the meaning of Code Section 368(a)(1)(A), and CCC and ACC will each be “a party to a reorganization” within the meaning of Code Section 368(b).

The opinions expressed herein are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the day on which the Merger is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents is, or later becomes, inaccurate or if any of the statements set out herein is, or later becomes, inaccurate. Our opinions do not address the various state, local or foreign tax consequences that may result from the Merger, and no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth in this opinion.

The opinion is being provided solely for the benefit of ACC, CCC and their respective shareholders. No other person or party is entitled to rely on this opinion.

We consent to be named in the Registration Statement as accountants in connection with the offering described in the Registration Statement, and in the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours truly,

/S/ Elliott Davis, LLC

APPENDIX D

SOUTH CAROLINA BUSINESS CORPORATION ACT OF 1988

CHAPTER 13.

DISSENTERS’ RIGHTS

ARTICLE 1.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3)	“Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1)	consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2)	consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3)	consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4)	an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i)	alters or abolishes a preferential right of the shares;

(ii)	creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii)	alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv)	excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v)	reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

(5)	in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

(6)	any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(B) Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2.

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

SECTION 33-13-200. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1)	state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2)	inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3)

supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4)	set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5)	be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders’ payment demand.

(a) A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1)	the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)	a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3)	an explanation of how the interest was calculated;

(4)	a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5)	a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1)	dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2)	corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3)	corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3.

JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2)	against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under the South Carolina Act, Community Capital may indemnify a past or present director against liability incurred in a proceeding if (a) the director acted in good faith, (b) the director reasonably believed (i) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interest, and (ii) in all other cases, that his or her conduct was at least not opposed to its best interest, and (iii) in the case of any criminal proceedings, the director had no reasonable cause to believe his or her conduct was unlawful. Permitted indemnification in connection with a proceeding by or in the right of the company is limited under the South Carolina Act to reasonable expenses incurred in connection with the proceedings. The South Carolina Act requires Community Capital to indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director is a party as a Community Capital director against reasonable expenses incurred by the director in connection with the proceeding.

However, the South Carolina Act prohibits Community Capital to indemnify a director (a) in connection with a proceeding by or in the right of Community Capital in which the director is adjudged liable to Community Capital, or (b) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director is adjudged liable on the basis that personal benefit was improperly received by the director.

Under the South Carolina Act, an officer is entitled to the benefit of the same mandatory indemnification provision applicable to directors, but in addition, a corporation may indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, provided by the corporation’s articles of incorporation, the corporation’s bylaws, general or specific action of the board of directors, or contract.

Community Capital’s articles of incorporation provide that every person who was or is a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the person, or a person of whom such person is the legal representative is or was a director or officer of Community Capital or is or was serving at the request of Community Capital, or for Community Capital’s benefit as a director or officer of another corporation, or as Community Capital’s representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under and pursuant to the South Carolina Act against all expenses, liabilities, and losses (including without limitation attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with the proceedings. This right of indemnification, which is also set forth in Community Capital’s bylaws, is provided as a contractual right that may be enforced in any manner desired by the person.

The South Carolina Act and Community Capital’s articles of incorporation and bylaws permit the company to maintain directors and officers liability insurance, which Community Capital does currently maintain.

Item 21. Exhibits and Financial Statement Schedules.

The following exhibits are filed herein or have been, as noted, previously filed:

EXHIBIT NO.	DESCRIPTION

2.1	Merger Agreement dated as of October 15, 2003 between Community Capital Corporation and Abbeville Capital Corporation, (included as Appendix A to the Proxy Statement/Prospectus included as part of this Registration Statement).

3.1*	Articles of Incorporation of Registrant

3.2*	Articles of Amendment to Articles of Incorporation of Registrant (re: Change of Name).

3.3*	Bylaws of Registrant.

3.4	Amendment to Bylaws dated as of January 16, 2002 (Incorporated by reference to Exhibit of the same number filed in connection with the Registrant’s Form 10-K for the fiscal year ended December 31, 2002).

3.5	Amendment to Bylaws dated as of September 18, 2002 (Incorporated by reference to Exhibit 3.4 filed in connection with the Registrant’s 10-Q for the quarter ended September 30, 2002 and filed on November 13, 2002).

4.1	Form of Common Stock Certificate. (The rights of security holders of the Registrant are set forth in the Registrant’s Articles of Incorporation and Bylaws included as Exhibits 3.1 through 3.5). (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s Registration Statement on Form S-2 initially filed on December 20, 1996 (File No. 333-18457).

5.1*	Opinion of Nexsen Pruet Jacobs & Pollard, LLC, regarding legality of common stock.

8.1*	Opinion of Elliott Davis, LLC, regarding federal income tax consequences of the merger, (included as Appendix C to the Proxy Statement/Prospectus included as part of this Registration Statement).

10.3*	Registrant’s Executive Supplemental Income Plan (Summary) and form of Executive Supplemental Income Agreement.

10.4*	Registrant’s Management Incentive Compensation Plans (Summary).

10.6*	Lease Agreement With Options dated June 11, 1996 between Robert C. Coleman and the Registrant (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s Registration Statement on Form S-2 initially filed on December 20, 1996 (File No. 333-18457).

10.18	1997 Stock Incentive Plan, as amended (Incorporated by reference to Registrant’s Definitive Proxy Statement for Annual Meeting of Shareholders held on May 26, 1999).

10.19	Employment Agreement dated June 30, 2000 between Community Capital Corporation and Ralph Wesley Brewer (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s Form 10-Q for the quarter ended June 30, 2000 and filed on August 14, 2000).

10.21	Salary Continuation Agreement between CapitalBank and William G. Stevens dated October 17, 2002 (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s 10-Q for the quarter ended September 30, 2002 and filed on November 13, 2002).

10.22	Salary Continuation Agreement between CapitalBank and Ralph W. Brewer dated October 17, 2002 (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s 10-Q for the quarter ended September 30, 2002 and filed on November 13, 2002).

10.23	Split Dollar Agreement between CapitalBank and Ralph W. Brewer dated October 17, 2002 (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s 10-Q for the quarter ended September 30, 2002 and filed on November 13, 2002).

10.24	Salary Continuation Agreement between CapitalBank and Helen A. Austin dated October 17, 2002 (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s 10-Q for the quarter ended September 30, 2002 and filed on November 13, 2002).

10.25	Split Dollar Agreement between CapitalBank and Helen A. Austin dated October 17, 2002 (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s 10-Q for the quarter ended September 30, 2002 and filed on November 13, 2002).

10.26	Salary Continuation Agreement between CapitalBank and James A. Lollis dated October 17, 2002 (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s 10-Q for the quarter ended September 30, 2002 and filed on November 13, 2002).

10.27	Split Dollar Agreement between CapitalBank and James A. Lollis dated October 17, 2002 (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s 10-Q for the quarter ended September 30, 2002 and filed on November 13, 2002).

10.28	Salary Continuation between CapitalBank and Taylor T. Stokes dated October 17, 2002 (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s 10-Q for the quarter ended September 30, 2002 and filed on November 13, 2002).

10.29	Split Dollar Agreement CapitalBank and Taylor T. Stokes dated October 17, 2002 (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s 10-Q for the quarter ended September 30, 2002 and filed on November 13, 2002).

10.30	Salary Continuation Agreement between CapitalBank and Walter G. Stevens dated October 17, 2002 (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s 10-Q for the quarter ended September 30, 2002 and filed on November 13, 2002).

10.31	Split Dollar Agreement between CapitalBank and Walter G. Stevens dated October 17, 2002 (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s 10-Q for the quarter ended September 30, 2002 and filed on November 13, 2002).

10.32	Salary Continuation Agreement between CapitalBank and Sonja Hazel Hughes dated October 17, 2002 (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s 10-Q for the quarter ended September 30, 2002 and filed on November 13, 2002).

10.33	Salary Continuation Agreement between CapitalBank and Steve O. White dated October 17, 2002 (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s 10-Q for the quarter ended September 30, 2002 and filed on November 13, 2002).

10.34	Split Dollar Agreement between Greenwood Bank & Trust and William G. Stevens dated November 16, 1998 (Incorporated by reference to Exhibit of the same number filed in connection with the Registrant’s Form 10-K for the fiscal year ended December 31, 2002).

10.35	Split Dollar Agreement between Greenwood Bank & Trust and Steve White dated November 16, 1998 (Incorporated by reference to Exhibit of the same number filed in connection with the Registrant’s Form 10-K for the fiscal year ended December 31, 2002).

10.36	Split Dollar Agreement between Greenwood Bank & Trust and S. Hazel Hughes dated November 16, 1998 (Incorporated by reference to Exhibit of the same number filed in connection with the Registrant’s Form 10-K for the fiscal year ended December 31, 2002).

10.37	Marketing Agreement dated May 21, 2003, by and between CapitalBank and Benefit Coordinators, Inc. (Incorporated by reference to Exhibit of the same number filed in connection with the Registrant’s Form 8-K filed on May 22, 2003.).

10.38	Letter of Intent dated August 18, 2003 by and among Community Capital Corporation, Abbeville Capital Corporation and The Bank of Abbeville. (Incorporated by reference to Exhibit of the same number filed in connection with the Registrant’s Form 8-K filed on August 19, 2003).

13.1	Form 10-Q for period ending September 30, 2003 (Incorporated by reference to such filing filed as of November 12, 2003).

16.1	Letter re: Change in Certifying Accountant (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s 8-K filed on January 7, 2003).

21.1	Subsidiaries of the Registrant (Incorporated by reference to the Exhibit of the same number filed in connection with the Registrant’s 10-K for the fiscal year ended December 31, 2001 and filed on March 28, 2002).

23.1*	Consent of Nexsen Pruet Jacobs & Pollard, LLC (included in Exhibit 5.1).

23.2*	Consent of Elliott Davis, LLC.

23.3*	Consent of Tourville & Associates, L.L.C.

23.4*	Consent of The Orr Group.

23.5*	Consent of Joseph L. Savitz, Jr. to becoming a director of Community Capital Corporation.

24.1*	Powers of Attorney of Directors.

99.1*	Form of Revocable Proxy of Abbeville Capital Corporation shareholders.

*	Filed with this registration statement.

Item 22. Undertakings.

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	The undersigned registrant hereby undertakes:

(1)	That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(E)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenwood, state of South Carolina, on December 2, 2003.

COMMUNITY CAPITAL CORPORATION

Dated: December 2, 2003	By:	/s/ WILLIAM G. STEVENS

William G. Stevens President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM G. STEVENS William G. Stevens	President, Chief Executive Officer, and Director	December 2, 2003

/s/ R. WESLEY BREWER R. Wesley Brewer	Chief Financial Officer, Executive Vice President, and Secretary	December 2, 2003

* Patricia E. Hartung	Assistant Secretary and Director	December 2, 2003

* David P. Allred	Director	December 2, 2003

* Harold Clinkscales, Jr.	Director	December 2, 2003

* Wayne Q. Justesen, Jr.	Director	December 2, 2003

* B. Marshall Keys	Director	December 2, 2003

* Clinton C. Lemon, Jr.	Director	December 2, 2003

* Miles Loadholt	Director	December 2, 2003

* Thomas C. Lynch, Jr.	Director	December 2, 2003

* H. Edward Munnerlyn	Director	December 2, 2003

* George B. Park	Director	December 2, 2003

* George D. Rodgers	Director	December 2, 2003

* Charles J. Rogers	Director	December 2, 2003

* Thomas E. Skelton, Ph.D.	Director	December 2, 2003

* Lex D. Walters	Director	December 2, 2003

*By:	/s/ WILLIAM G. STEVENS	December 2, 2003

(William G. Stevens) (As Attorney-in-Fact for each of the persons indicated)